                                               Filed pursuant to Rule 424(b)(3)
                                               File No. 333-46168

                                 [AQUILA LOGO]
                             175 CROSSING BOULEVARD
                        FRAMINGHAM, MASSACHUSETTS 01702

                               September 28, 2000

Dear Common Stockholder:

     We cordially invite you to attend a special meeting of the common stockholders of Aquila Biopharmaceuticals, Inc. at our headquarters at 175 Crossing Boulevard, Framingham, Massachusetts 01702 on November 15, 2000, at 4:00 p.m., local time.

     At the meeting, we will ask you to vote on a proposal to adopt a merger agreement with Antigenics Inc. that will cause Aquila to become a wholly owned subsidiary of Antigenics. In the merger, each one of your shares of Aquila common stock will be converted into 0.2898 of a share of Antigenics common stock. You will receive cash for any fractional share of Antigenics common stock that you would otherwise be entitled to receive.

     Antigenics common stock is quoted on the Nasdaq National Market under the trading symbol "AGEN," and on September 28, 2000, its closing price was $15.313 per share.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF AQUILA AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

     ACCOMPANYING THIS LETTER IS A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND A PROXY STATEMENT/ PROSPECTUS. WE ENCOURAGE YOU TO READ THE ENTIRE PROXY STATEMENT/PROSPECTUS AND TO CONSIDER CAREFULLY THE MATTERS DISCUSSED UNDER "RISK FACTORS" ON PAGE 8 BEFORE VOTING.

     Whether or not you plan to attend the meeting, please complete, sign, date and return your proxy in the enclosed envelope. YOUR VOTE IS VERY IMPORTANT.

                                          Sincerely,

                                          /s/ ALISON TAUNTON-RIGBY, PH.D.
                                          --------------------------------------
                                          Alison Taunton-Rigby, Ph.D.
                                          President and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OR THE ANTIGENICS COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THE PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THIS PROXY STATEMENT/PROSPECTUS IS DATED SEPTEMBER 28, 2000
     AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT OCTOBER 4, 2000.

                                 [AQUILA LOGO]
                             175 CROSSING BOULEVARD
                        FRAMINGHAM, MASSACHUSETTS 01702

                            ------------------------

                NOTICE OF SPECIAL MEETING OF COMMON STOCKHOLDERS
                  TO BE HELD ON NOVEMBER 15, 2000 AT 4:00 P.M.

                            ------------------------

To the Stockholders of Aquila Biopharmaceuticals, Inc.:

     We will hold a special meeting of the stockholders of Aquila
Biopharmaceuticals, Inc. at our headquarters at 175 Crossing Boulevard, Framingham, Massachusetts, on November 15, 2000, at 4:00 p.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to adopt the merger agreement among Antigenics Inc., St. Marks Acquisition Corp. and Aquila. In the merger, Aquila will become a wholly owned subsidiary of Antigenics, and all outstanding shares of Aquila common stock will be converted into the right to receive 0.2898 of a share of Antigenics common stock.

          2. To transact such other business as may properly be brought before the special meeting or any adjournment of it by the Aquila board of directors.

     We cannot complete the merger unless a majority of the shares outstanding on September 27, 2000, the record date for the special meeting, affirmatively adopt the merger agreement. Only stockholders who owned shares of Aquila common stock at the close of business on September 27, 2000 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.

     For more information about the merger, please review the accompanying proxy statement/prospectus and the merger agreement attached as Annex A.

                                          By Order of the Board of Directors,

                                          /s/ JANE V. HAWKES
                                          --------------------------------------
                                          Secretary

Framingham, Massachusetts
September 28, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Antigenics and Aquila from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents, which are incorporated by reference in this proxy statement/prospectus, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

              ANTIGENICS INC.                         AQUILA BIOPHARMACEUTICALS, INC.
        630 FIFTH AVENUE, SUITE 2100                       175 CROSSING BOULEVARD
          NEW YORK, NEW YORK 10111                    FRAMINGHAM, MASSACHUSETTS 01702
               (212) 332-4774                                  (508) 766-2700

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY OCTOBER 30, 2000 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

     See "Where You Can Find More Information" beginning on page 106.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Questions & Answers About The Merger........................      iii
Summary.....................................................        1
Selected Unaudited Pro Forma Consolidated Financial Data....        5
Comparative Per Share Data..................................        6
Comparative Stock Prices and Dividends......................        7
Risk Factors................................................        8
Special Note Regarding Forward-Looking Statements...........       20
The Aquila Special Meeting..................................       21
Business Of Antigenics......................................       23
Antigenics Selected Historical Financial Data...............       37
Antigenics Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................       39
Business of Aquila..........................................       43
Aquila Selected Historical Financial Data...................       58
Aquila Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................       59
Background and Reasons For the Merger.......................       64
  Background................................................       64
  Aquila's Reasons For The Merger...........................       65
  Fairness Opinion of Aquila's Financial Advisor............       66
  Antigenics' Reasons for the Merger........................       70
  Potential Conflicts and Interests of Aquila Management in
     the Merger.............................................       70
The Merger and the Merger Agreement.........................       72
  General Description of the Merger.........................       72
  Effective Time............................................       72
  Merger Consideration for Aquila Stock and Exchange
     Ratio..................................................       72
  No Fractional Shares......................................       72
  Exchange of Aquila Stock Certificates.....................       72
  Treatment of Aquila Stock Options and Warrants............       73
  Treatment of Aquila Benefits and Stock Purchase Plans and
     Other Employee Matters.................................       73
  Accounting Treatment......................................       74
  Material United States Federal Income Tax Consequences of
     the Merger.............................................       74
  Covenants Under the Merger Agreement......................       75
  Representations and Warranties............................       77
  Conditions to the Merger..................................       78
  Termination of the Merger Agreement.......................       79
  Termination Fees and Expenses.............................       79
  Payment of Expenses.......................................       80
  Amendments and Waivers....................................       80
  No Relief from Liability for Willful Breach...............       80
  Appraisal or Dissenters' Rights...........................       80
  Nasdaq Listing of Antigenics Stock........................       81
  Delisting of Aquila Stock.................................       81
  Resales of Antigenics Stock by Aquila Affiliates..........       81
  Regulatory Matters........................................       81
Unaudited Pro Forma Condensed Consolidated Financial
  Information...............................................       82

                                                               PAGE
                                                               ----
Management After the Merger.................................       87
Certain Relationships and Related Transactions..............       92
Stock Ownership of Directors, Executive Officers and
  Principal Stockholders....................................       93
Description of Antigenics Capital Stock.....................       96
Comparison of Rights of Antigenics and Aquila
  Stockholders..............................................       98
Legal Matters...............................................      106
Experts.....................................................      106
Future Aquila Stockholder Proposals.........................      106
Other Matters...............................................      106
Where You Can Find More Information.........................      106
Index To Financial Statements...............................      F-1
ANNEXES
Agreement and Plan of Merger................................  Annex A
Opinion of Adams, Harkness & Hill...........................  Annex B

NOTE REGARDING TRADEMARKS

     Oncophage(R) is a registered trademark of Antigenics Inc.

     Stimulon(R), Quilimmune(TM), Quilimmune-P(TM), Quilimmune-M(TM), Quilvax(TM)and Quilvax-FeLV(TM) are trademarks of Aquila Biopharmaceuticals, Inc.

     Leucogen(R) is a registered trademark of Virbac, S.A.

     AIDSVAX(R) is a registered trademark of Vaxgen, Inc.

                      QUESTIONS & ANSWERS ABOUT THE MERGER

Q: WHAT DO I NEED TO DO NOW?

A: Carefully read and consider the information contained in this proxy statement/prospectus. Then, please complete, sign and date your proxy and return it as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy, your shares will be voted as you indicate in your proxy. If you sign and send in your proxy, but do not indicate how you want to vote, we will count your proxy as a vote FOR adoption of the merger agreement. If you abstain from voting or do not vote, it will have the effect of a vote against the merger agreement.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy dated after the date of your original proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Aquila at 175 Crossing Boulevard, Framingham, Massachusetts. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must also vote at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. Follow the information provided to you by your broker. Without instructions, your broker will not vote your shares, which will have the effect of a vote against the merger.

Q: SHOULD I SEND IN MY AQUILA STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. If approved by the Aquila stockholders, we expect to complete the merger during the fourth quarter of 2000.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: You should call Annette Nealon at (508) 766-2714 with any questions about the merger.

   You can also obtain additional information about Antigenics and Aquila from documents each of us files with the SEC by following the instructions in the section entitled "Where You Can Find More Information" on pages 106-107 of this proxy statement/prospectus.

                                    SUMMARY

     This summary highlights what we believe is the most important information about the merger. Nonetheless, to more fully understand the transaction, you should read this entire proxy statement/prospectus, including the materials attached as annexes, as well as the other documents to which we have referred you. See "Where You Can Find More Information" on pages 106-107. The page references in parentheses will direct you to a more detailed description of each topic presented in this summary.

                                 THE COMPANIES

ANTIGENICS (SEE PAGES 23-36)

     The principal executive offices of Antigenics, a Delaware corporation, are located at 630 Fifth Avenue, New York, New York 10111 and its telephone number at these offices is (212) 332-4774.

     Antigenics is a biotechnology company engaged in the discovery and development of novel immunotherapeutic drugs for the treatment of life threatening and chronic medical conditions.

AQUILA (SEE PAGES 43-57)

     The principal offices of Aquila, a Delaware corporation, are located at 175 Crossing Boulevard, Framingham, Massachusetts 01702 and its telephone number at these offices is (508) 766-2700.

     Aquila is a biotechnology company engaged in the discovery, development and commercialization of products to prevent, treat or control infectious diseases, autoimmune disorders and cancers.

                                   THE MERGER

SUMMARY OF THE TRANSACTION (SEE PAGES 72-81)

     In the proposed merger, St. Marks Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Antigenics, will be merged into Aquila. Aquila will be the surviving corporation and the name of the surviving corporation will be Aquila Biopharmaceuticals, Inc.

     The proposed merger will occur following adoption of the merger agreement by the Aquila stockholders and satisfaction or waiver of all other conditions to the merger. The merger agreement is attached as Annex A. We encourage you to read it because it is the legal document that governs the merger.

WHAT THE HOLDERS OF AQUILA COMMON STOCK WILL RECEIVE IN THE MERGER (SEE PAGES 72-74)

     In the proposed merger, Aquila common stockholders will receive Antigenics common stock, which is referred to in this proxy statement/prospectus as "Antigenics stock." When we complete the merger, each outstanding share of Aquila common stock, which is referred to in this proxy statement/prospectus as "Aquila stock," will convert into a right to receive 0.2898 of a share of Antigenics stock. Antigenics will not issue any fractional shares of Antigenics stock in the merger. Instead, Aquila stockholders will receive cash for fractional shares.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES 74-75)

     We intend that the merger qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code. If the merger does qualify as a reorganization, no gain or loss will be recognized by Aquila, Antigenics or the merger subsidiary by reason of the merger. In addition, you will not recognize gain or loss on the exchange of your shares of Aquila stock for shares of Antigenics stock, except for any cash you receive instead of fractional shares.

     BECAUSE THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON EACH AQUILA STOCKHOLDER'S PARTICULAR CIRCUMSTANCES, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE 80)

     Aquila stockholders do not have appraisal or dissenters' rights in connection with the merger.

AQUILA'S REASONS FOR THE MERGER (SEE PAGE 65)

     The Aquila board concluded that the merger was in the best interests of Aquila and its stockholders. In reaching its decision, the board considered, among other things, its belief that:

     - the merger should provide the opportunity for Aquila stockholders to participate in a better capitalized company in a transaction which is not expected to result in recognition of taxable gain;

     - the programs and technologies of Aquila and Antigenics are highly complementary;

     - the merger should enhance the opportunity for Aquila's programs and technologies to lead to commercially successful products;

     - the merger should provide access to significant additional resources and capabilities; and

     - the expanded infrastructure and expertise that Antigenics offers will bring greater value to Aquila stockholders as a result of the merger.

FAIRNESS OPINION OF ADAMS, HARKNESS & HILL (SEE PAGES 66-70)

     In deciding to approve the merger, the Aquila board considered an opinion from its financial advisor, Adams, Harkness & Hill. On August 18, 2000, Adams, Harkness & Hill delivered its written opinion to the Aquila board, that as of that date and based on and subject to the matters set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Aquila stockholders. The full text of this written opinion is attached as Annex B to this proxy statement/prospectus. We encourage you to read this opinion carefully in its entirety. The opinion of Adams, Harkness & Hill is directed to the Aquila board and is not a recommendation to any stockholder on how to vote on the merger or the merger agreement.

ANTIGENICS REASONS FOR THE MERGER (SEE PAGE 70)

     In reaching its decision to approve the merger, the Antigenics board considered, among other things, the benefits of:

     - the positive effect on Antigenics' ability to produce effective therapies from acquiring Aquila's technology, including its patent estate;

     - the expansion of Antigenics' product pipeline; and

     - access to Aquila's scientists.

                              THE SPECIAL MEETING

DATE AND PURPOSE (SEE PAGES 21-22)

     A special meeting of Aquila stockholders will be held at Aquila's headquarters at 175 Crossing Boulevard, Framingham, Massachusetts on November 15, 2000 at 4:00 p.m., local time.

RECORD DATE; VOTING RIGHTS (SEE PAGE 21)

     If you owned shares of Aquila stock as of the close of business on September 27, 2000, the record date for the special meeting, you may vote on the adoption of the merger agreement.

     On that date, there were 8,630,200 shares of Aquila stock outstanding. Aquila stockholders will have one vote at the meeting for each share of common stock they owned on the record date.

QUORUM; REQUIRED VOTES (SEE PAGE 21)

     The holders of a majority of the outstanding shares of Aquila stock must be present, in person or by proxy, at the Aquila special meeting for there to be a quorum. To approve the merger, holders of a majority of the outstanding shares of Aquila stock must vote to adopt the merger agreement. If you fail to vote or abstain from voting, it will have the effect of a vote against the merger. A broker who holds Aquila stock as your nominee will not have authority to vote your shares unless you provide the broker with voting instructions.

     On the record date, directors and officers of Antigenics as a group owned no shares of Aquila stock, and directors and officers of Aquila as a group owned approximately 8.3% of the outstanding shares of Aquila stock.

RECOMMENDATION OF THE AQUILA BOARD (SEE PAGE 21)

     AQUILA'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF AQUILA STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER.

                           OTHER SELECTED INFORMATION

POTENTIAL CONFLICTS OF INTEREST OF OFFICERS AND DIRECTORS (SEE PAGES 70-71)

     The officers and directors of Aquila may have interests in the merger that are different from, or in addition to, those of Aquila stockholders. The Aquila and Antigenics boards were aware of these interests and considered them in approving the merger agreement.

     On the record date, directors and officers of Aquila as a group owned approximately 8.3% of the outstanding shares of Aquila stock.

TREATMENT OF STOCK OPTIONS AND WARRANTS (SEE PAGE 73)

     Each option and warrant to purchase shares of Aquila stock outstanding after the merger will be assumed by Antigenics and will become an option or warrant, as the case may be, to acquire Antigenics stock. Antigenics will adjust the number of shares issuable upon exercise and the exercise prices to reflect the merger's exchange ratio.

EMPLOYEE MATTERS (SEE PAGES 73-74)

     Antigenics has agreed to give credit under its employee benefit plans to Aquila employees who remain with the company after the merger. Antigenics has also agreed to assume Aquila's employment, severance and other compensation agreements.

ACCOUNTING TREATMENT (SEE PAGE 74)

     Antigenics expects to account for the merger under the purchase method of accounting, which means the assets and liabilities of Aquila, including its intangible assets, will be recorded on Antigenics' books at their fair market values. The results of operations and cash flows of Aquila will be included in Antigenics' financial statements prospectively as of the closing of the merger.

REGULATORY APPROVALS (SEE PAGE 81)

     United States antitrust laws prohibit Antigenics and Aquila from completing the merger until we have furnished information and materials about the companies and the merger to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired. We have filed the required forms with these government agencies. We are not aware of any other governmental or regulatory approvals required for closing the merger other than compliance with federal securities laws.

CONDITIONS TO THE MERGER (SEE PAGES 78-79)

     We must satisfy the following conditions before completing the merger:

     - Aquila stockholders must adopt the merger agreement;

     - the registration statement of which this proxy statement/prospectus is a part must have been declared effective and must not be the subject of any stop order or related proceeding;

     - we must obtain regulatory approvals; and

     - we must receive legal opinions that the merger will be a reorganization for U.S. federal tax purposes.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 79)

     We can mutually terminate the merger agreement without completing the merger. Either Antigenics or Aquila may terminate the agreement if the merger is not completed by February 15, 2001, and under other circumstances, including failure to obtain required stockholder approval.

TERMINATION FEES AND EXPENSES (SEE PAGES 79-80)

     If Aquila or Antigenics terminates the merger agreement under circumstances involving an alternative acquisition proposal made to or by Aquila or through a tender or exchange offer, Aquila may be required to pay a termination fee of up to $1,200,000 to Antigenics or to reimburse up to $600,000 of out-of-pockets expenses.

     If we do not complete the merger, each party otherwise generally will pay its own expenses. If we complete the merger, the combined company will be responsible for unpaid expenses.

COMPARATIVE STOCKHOLDER RIGHTS (SEE PAGES 98-105)

     When we complete the merger, Aquila stockholders will hold shares of Antigenics stock. Their rights will be governed by Antigenics' charter and by-laws.

COMPARATIVE STOCK PRICE INFORMATION (SEE PAGE 6)

     Antigenics stock and Aquila stock are quoted on the Nasdaq National Market. The following table presents the market value of Antigenics stock (on a historical basis) and the market value of Aquila stock (on a historical and equivalent per share basis) as of August 18, 2000, the last business day before we publicly announced the merger agreement.

                              ANTIGENICS STOCK                 AQUILA STOCK           EQUIVALENT PER
                       ------------------------------    -------------------------    SHARE VALUE OF
                         HIGH        LOW      CLOSING    HIGH      LOW     CLOSING     AQUILA STOCK
                       --------    -------    -------    -----    -----    -------    --------------
August 18, 2000......  $15.9375    $15.375    $15.875    $4.50    $4.25    $4.375         $4.60

     You are encouraged to obtain current market quotations for Antigenics stock and Aquila stock.

            SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following selected unaudited pro forma consolidated financial data present the consolidated financial data of Antigenics and Aquila after giving effect to the merger, assuming the merger had been effective for the periods indicated. The selected unaudited pro forma consolidated financial data for the year ended December 31, 1999 and as of June 30, 2000 and for the six months then ended were derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of operations, including the notes, which are contained in this proxy statement/prospectus. You should read the selected unaudited pro forma condensed consolidated financial data in conjunction with the historical financial statements of both Antigenics and Aquila, which are contained in this proxy statement/prospectus. We have presented the selected unaudited pro forma condensed consolidated financial data for illustration purposes only. This data does not necessarily show what the operating results or financial position would have been if the merger had been completed, nor does it indicate the future operating results or financial position of the combined enterprise.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                                YEAR ENDED        SIX MONTHS ENDED
                                                               DECEMBER 31,           JUNE 30,
                                                                   1999                 2000
                                                              ---------------    -------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.....................................................     $  2,068             $  2,677
Cost of sales...............................................         (858)                (377)
Research and development....................................      (19,352)             (11,756)
General and administration..................................      (10,038)              (5,400)
                                                                 --------             --------
Operating loss..............................................      (28,180)             (14,856)
                                                                 --------             --------
Interest income.............................................        1,558                3,000
Other, net..................................................         (561)                 213
                                                                 --------             --------
Loss before nonrecurring charges directly attributable to
  the acquisition...........................................     $(27,183)            $(11,643)
                                                                 ========             ========
Loss before nonrecurring charges directly attributable to
  the acquisition per common share, basic and diluted.......     $  (1.32)            $  (0.44)
                                                                 ========             ========
Weighted average number of common shares, outstanding, basic
  and diluted...............................................       20,626               26,366
                                                                 ========             ========

SELECTED UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DATA:

                                                              JUNE 30, 2000
                                                              --------------
                                                              (IN THOUSANDS)
Cash, cash equivalents and marketable securities............     $112,471
Total current assets........................................      115,918
Total assets................................................      139,795
Total current liabilities...................................        9,384
Long-term debt, less current portion........................        3,732
Stockholders' equity........................................      126,679

                           COMPARATIVE PER SHARE DATA

     We are providing the following comparative per share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with each of our historical financial statements and unaudited pro forma condensed consolidated financial statements and the related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma consolidated per share data presented below reflects the purchase method of accounting for business combinations. The results may have been different if our companies had always been consolidated.

     Both Antigenics and Aquila have fiscal years ending on December 31. The Aquila pro forma equivalent per share data equals the exchange ratio of 0.2898 multiplied by the Antigenics pro forma consolidated per share data. The pro forma per share data are not necessarily indicative of the results that would have occurred if the merger had been completed on the dates indicated or the results that will occur after the merger. See "Selected Unaudited Pro Forma Consolidated Financial Data."

                                                                                       AQUILA
                                                         ANTIGENICS           ------------------------
                                                   -----------------------                  PRO FORMA
                                                                 PRO FORMA                  EQUIVALENT
                                                   HISTORICAL    PER SHARE    HISTORICAL    PER SHARE
                                                   ----------    ---------    ----------    ----------
Loss per share:
  Year ended December 31, 1999...................    $(1.00)      $(1.32)       $(1.11)       $(0.38)
  Six Months ended June 30, 2000.................     (0.39)       (0.44)        (0.24)        (0.13)
Dividends per share:
  Year ended December 31, 1999...................        --           --            --            --
  Six months ended June 30, 2000.................        --           --            --            --
Book value per share at June 30, 2000............      4.47         4.64          1.29          1.34

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     Antigenics stock has been quoted on the Nasdaq National Market under the trading symbol "AGEN" since February 4, 2000; prior to that date there was no public trading market for the stock. Aquila stock is quoted on the Nasdaq National Market under the trading symbol "AQLA." The following table sets forth, for the periods indicated, the high and low closing prices per share of Antigenics stock and Aquila stock as reported on the Nasdaq National Market.

                                                        ANTIGENICS STOCK       AQUILA STOCK
                                                       ------------------    -----------------
                                                        HIGH        LOW       HIGH       LOW
                                                       -------    -------    -------    ------
CALENDAR QUARTER 1998
  First Quarter......................................  $     *    $     *    $ 9.000    $3.875
  Second Quarter.....................................  $     *    $     *    $ 7.375    $4.000
  Third Quarter......................................  $     *    $     *    $ 4.500    $2.453
  Fourth Quarter.....................................  $     *    $     *    $ 4.313    $2.063
CALENDAR QUARTER 1999
  First Quarter......................................  $     *    $     *    $ 4.500    $2.063
  Second Quarter.....................................  $     *    $     *    $ 2.875    $1.563
  Third Quarter......................................  $     *    $     *    $ 2.563    $1.625
  Fourth Quarter.....................................  $     *    $     *    $ 3.750    $1.063
CALENDAR QUARTER 2000
  First Quarter......................................  $71.500    $18.250    $11.375    $2.250
  Second Quarter.....................................  $22.500    $10.000    $ 6.000    $1.875
  Third Quarter (through September 27, 2000).........  $21.750    $13.500    $ 7.625    $2.563

RECENT CLOSING PRICES

     The following table sets forth the high, low and closing sales prices per share of Antigenics stock and Aquila stock as reported on the Nasdaq National Market on August 18, 2000, the last trading day before our public announcement of the merger agreement, and on September 28, 2000, the last practicable trading day before the date of this document.

                                          ANTIGENICS STOCK                  AQUILA STOCK
                                    -----------------------------    ---------------------------
                                     HIGH        LOW      CLOSING     HIGH      LOW      CLOSING
                                    -------    -------    -------    ------    ------    -------
August 18, 2000...................  $15.938    $15.375    $15.875    $4.500    $4.250    $4.375
September 28, 2000................  $15.688    $12.750    $15.313    $4.313    $3.500    $4.188

     The market price of Antigenics stock is likely to fluctuate prior to the merger. You should obtain current market quotations. We cannot predict the future prices for Antigenics stock, or on which markets it will be traded in the future.

DIVIDEND INFORMATION

     No cash dividends have ever been paid or declared on the shares of Antigenics stock or on the Aquila stock. Antigenics does not intend to pay cash dividends on its common stock in the foreseeable future. Antigenics' present intention is to retain its earnings to finance the growth and development of its business. Any future payment of dividends on Antigenics stock will be at the board's discretion and will depend upon, among other things, Antigenics' earnings, financial condition, capital requirements, level of indebtedness and other factors that Antigenics' board deems relevant.

NUMBER OF STOCKHOLDERS AND NUMBER OF SHARES OUTSTANDING

     As of September 27, 2000 there were 229 stockholders of Antigenics of record who held an aggregate of 24,808,035 shares of Antigenics stock.

     As of September 27, 2000, there were 4,548 holders of record who held an aggregate of 8,630,200 shares of Aquila stock.

                                  RISK FACTORS

     In addition to the other information included in this proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote on the merger proposal. You should keep these risk factors in mind when you read forward-looking statements.

                          RISKS RELATING TO THE MERGER

THE EXCHANGE RATIO FOR AQUILA STOCK IN THE MERGER IS FIXED AND WILL NOT BE ADJUSTED IF THERE IS ANY CHANGE IN THE PRICE OF ANTIGENICS STOCK.

     In the merger, each share of Aquila stock will be exchanged for 0.2898 of a share of Antigenics stock. This exchange ratio is fixed and will not be adjusted as a result of any change in the price of Antigenics stock. The market value of Antigenics stock on and after the closing date of the merger may vary significantly from the prices on the date of execution of the merger agreement, the date of this proxy statement/prospectus or the date on which you vote on the merger. Any change in the price of Antigenics stock will affect the value of the consideration that Aquila stockholders receive in the merger. The price of Antigenics stock can be volatile and the price at the time that the merger is completed may be lower than its price on the date of this document or the date of the Aquila special meeting. On August 18, 2000, the date of the execution of the merger, the closing price of Antigenics stock was $15.875 per share. On September 28, 2000, the last practicable trading day before the date of this document, the closing price of Antigenics stock was $15.313 per share. You are encouraged to obtain current market quotations for Antigenics stock.

ANTIGENICS FACES DIFFERENT MARKET RISKS FROM THOSE FACED BY AQUILA, AND THESE RISKS MAY CAUSE THE VALUE OF THE SHARES OF ANTIGENICS STOCK ISSUED TO YOU TO DECLINE.

     In the merger you will receive shares of Antigenics stock. Antigenics stock has recently experienced extreme fluctuations in price and volume. The business, strategy and financial condition of Antigenics are somewhat different from that of Aquila. Antigenics' results of operations, as well as the price of Antigenics stock, will be affected by various factors different from those affecting Aquila's results of operations and its common stock price. Future events that may not have affected the price of Aquila stock may cause the price of Antigenics stock to fall.

     For a description of and other information about Antigenics stock and the differences between Antigenics stock and Aquila stock, see "Comparative Per Share Data" on page 6, "Comparative Stock Prices and Dividends" on page 7, and "Comparison of Rights of Antigenics and Aquila Stockholders" on pages 98-105.

ANTIGENICS AND AQUILA MAY NOT SUCCESSFULLY INTEGRATE OPERATIONS, AND THE INTEGRATION OF THE BUSINESSES MAY BE COSTLY.

     After the merger, Antigenics and Aquila, each of which previously operated independently, will have to integrate operations. The integration will require significant efforts from each company, including coordinating research and development efforts. Aquila personnel may leave because of the merger. Aquila collaborators, customers, distributors or suppliers may terminate their arrangements with Aquila or demand new arrangements. Integrating our operations may distract management's attention from the day-to-day business of the combined company. If Antigenics is unable to successfully integrate the operations of the two companies or if this integration process costs more than expected, Antigenics' future results will be negatively impacted.

THE TERMINATION FEE AND THE RESTRICTIONS ON SOLICITATION CONTAINED IN THE MERGER AGREEMENT MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE AQUILA.

     Until the completion of the merger, and with some exceptions, Aquila is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Antigenics. In addition, Aquila agreed to pay a termination fee to Antigenics in specified circumstances, including where a third party acquires or seeks to acquire Aquila. These provisions could discourage other companies from trying to acquire Aquila even though those other companies might be willing to offer greater value to Aquila stockholders than Antigenics has offered in the merger. The payment of the termination fee could also have a material adverse effect on Aquila's financial condition.

OFFICERS AND DIRECTORS OF AQUILA HAVE CONFLICTS OF INTEREST THAT MAY HAVE INFLUENCED THEIR DECISIONS REGARDING THE MERGER.

     You should be aware of potential conflicts of interest, and the benefits available to officers and directors of Aquila when considering the Aquila board's recommendation of the merger. The officers and directors of Aquila have interests in the merger that are in addition to, or different from, their interests as Aquila stockholders. The Aquila board was aware of these conflicts of interest when it approved the merger. These interests include the right of Aquila's officers and directors to:

     - accelerated vesting of their stock options upon consummation of the merger;

     - receipt of severance benefits under employee retention agreements in the event they are terminated by Antigenics after the merger; and

     - indemnification and insurance coverage with respect to acts and omissions in their capacities as officers and directors of Aquila.

     For a more detailed discussion of potential conflicts of interests of Aquila management, see "Background and Reasons for the Merger -- Potential Conflicts of Interests of Aquila Management in the Merger" on pages 70-71 of this proxy statement/prospectus.

                          RISKS RELATING TO ANTIGENICS

     In the merger, Antigenics will issue shares of Antigenics stock in exchange for Aquila stock. Accordingly, before voting on the merger, you should carefully consider the following factors affecting the business of Antigenics. These risks could result in material adverse consequences to Antigenics' business, financial condition, operating results or cash flows. This could cause the trading price of Antigenics stock to decline.

ANTIGENICS DOES NOT CURRENTLY GENERATE ANY REVENUE, AND CANNOT GUARANTEE THAT IT WILL EVER COMMERCIALIZE ANY OF ITS THERAPEUTIC VACCINES AND GENERATE REVENUE IN THE FUTURE.

    Antigenics must receive separate regulatory approval for each of its immunotherapeutics in each indication before it can sell them commercially in the United States or internationally.

     To obtain regulatory approvals, Antigenics must, among other requirements, complete clinical trials demonstrating that a particular therapeutic vaccine is safe and effective. Because Oncophage is its only therapeutic vaccine in clinical trials, any delays or difficulties Antigenics encounters in these clinical trials may have a significant adverse impact on its operations and cause its stock price to decline significantly. Antigenics has limited clinical data. Future clinical trials may not show that Oncophage is safe and effective. In addition, Antigenics or the United States Food and Drug Administration, commonly known as the FDA, might delay or halt the clinical trials of Oncophage for various reasons, including:

     - Oncophage may not appear to be more effective than current therapies;

     - Oncophage may have unforeseen adverse side effects;

     - the time required to determine whether Oncophage is effective may be longer than expected;

     - patients may die during a clinical trial because their disease is too advanced or because they experience medical problems that may not be related to Oncophage;

     - sufficient number of patients may not enroll in the trials; or

     - Antigenics may not be able to produce sufficient quantities of Oncophage to complete the trials.

     Antigenics relies on third party clinical investigators to conduct its clinical trials. As a result, Antigenics may encounter delays outside of its control.

     The process of obtaining and maintaining regulatory approvals for new therapeutic products is lengthy, expensive and uncertain. It also can vary substantially, based on the type, complexity and novelty of the product involved. To date, the FDA and foreign regulatory agencies have approved only a limited number of cancer therapeutic vaccines for commercial sale. Furthermore, the FDA and foreign regulatory agencies have relatively little experience with autologous therapies. This lack of experience may lengthen the regulatory review process for Oncophage, increase Antigenics' development costs and delay or prevent commercialization. In addition, problems encountered with other companies' therapeutic vaccine products may slow the regulatory review of Antigenics' therapeutic vaccines. The FDA may not consider Oncophage to be an appropriate candidate for fast track designation should Antigenics choose to seek it. Accordingly, Oncophage or any of Antigenics' other future drug candidates could take a significantly longer time to gain regulatory approval than Antigenics expects or may never gain approval.

    Because development of Antigenics' therapeutic vaccines for infectious diseases and autoimmune disorders will involve a lengthy and complex process, Antigenics is not certain it will be able to develop any marketable therapeutic vaccines for these indications.

     Antigenics has not completed the preclinical development of its therapeutic vaccines for any infectious disease or autoimmune disorder. Antigenics will need to conduct extensive additional research and preclinical and clinical testing of these immunotherapeutics prior to commercialization. This development process takes several years and often fails to yield commercial products. Regulatory authorities may not permit human testing of these immunotherapeutics and, even if they permit human testing, Antigenics may not demonstrate that an immunotherapeutic is safe and effective.

    Even if some of Antigenics' therapeutic vaccines receive regulatory approval, those therapeutic vaccines may still face subsequent regulatory difficulties.

     If Antigenics receives regulatory approval to sell any of its therapeutic vaccines, the FDA or a comparable foreign regulatory agency may, nevertheless, limit the categories of patients who can use that therapeutic vaccine. In addition, regulatory agencies subject a marketed product, its manufacturer and the manufacturer's facilities to continual review and periodic inspections. Furthermore, the FDA or foreign regulatory agencies may require expensive post-approval trials. If Antigenics discovers previously unknown problems with a product or its manufacturing and laboratory facility, a regulatory agency may impose restrictions on that product or on Antigenics, including requiring Antigenics to withdraw the product from the market. If Antigenics fails to comply with applicable regulatory approval requirements, a regulatory agency may:

     - send Antigenics warning letters;

     - impose fines and other civil penalties on Antigenics;

     - suspend Antigenics' regulatory approvals;

     - refuse to approve pending applications or supplements to approved applications filed by Antigenics;

     - refuse to permit exports of Antigenics' products from the United States;

     - require Antigenics to recall products;

     - seize Antigenics' products;

     - impose restrictions on Antigenics' operations; or

     - criminally prosecute Antigenics.

ANTIGENICS MAY ENCOUNTER MANUFACTURING PROBLEMS THAT LIMIT ITS ABILITY TO SUCCESSFULLY COMMERCIALIZE ITS THERAPEUTIC VACCINES.

    If Antigenics is unable to purify heat shock proteins from some cancer types, the size of its potential market would decrease.

     Antigenics' ability to successfully commercialize a therapeutic vaccine for a particular cancer type depends on its ability to purify heat shock proteins from that type of cancer. Based on Antigenics' clinical trials conducted to date, in renal cell carcinoma, it has been able to manufacture Oncophage from 98% of the tumors delivered to its manufacturing facility; for melanoma, 86%; for colorectal carcinoma, 100%; for gastric cancer, 70%; and for pancreatic cancer, 30%. The relatively low rate for pancreatic cancer is due to the abundance of proteases in pancreatic tissue. Proteases are enzymes that break down proteins. These proteases degrade the heat shock proteins during the purification process. Antigenics may encounter this problem or similar problems with other types of cancers as the company expands its research. If Antigenics cannot overcome these problems, the number of cancer types that its therapeutic vaccines could treat would be limited.

    Delays in obtaining regulatory approval of Antigenics' manufacturing facility and disruptions in its manufacturing process may delay or disrupt the company's commercialization efforts.

     Before Antigenics can begin commercially manufacturing its therapeutic vaccines, it must obtain regulatory approval of its manufacturing facility and process. Manufacturing of the company's therapeutic vaccines must comply with the FDA's current Good Manufacturing Practices requirements, commonly known as cGMP, and foreign regulatory requirements. The cGMP requirements govern quality control and documentation policies and procedures. In complying with cGMP and foreign regulatory requirements, Antigenics will be obligated to expend time, money and effort in production, recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. If Antigenics fails to comply with these requirements, it would be subject to possible regulatory action and may be limited in the jurisdictions in which it is permitted to sell its therapeutic vaccines.

     Antigenics recently transferred the manufacturing of Oncophage from the company's facility in Framingham, Massachusetts to its new facility in Woburn, Massachusetts. Antigenics has limited manufacturing experience in this facility and unforeseen circumstances may cause delays or disruptions in the manufacturing process. The FDA, the Commonwealth of Massachusetts and foreign regulatory authorities have the authority to continuously inspect this facility. Preparing this facility for commercial manufacturing may take longer than planned and the costs of complying with FDA regulations may be higher than those for which Antigenics has budgeted. In addition, any material changes Antigenics makes to the manufacturing process may require approval by the FDA, the Commonwealth of Massachusetts or foreign regulatory authorities. It could take longer than Antigenics expects for it to obtain these approvals. Any delays in obtaining these approvals could disrupt Antigenics' manufacturing process.

     Antigenics is the only manufacturer of its therapeutic vaccines. For the next several years, Antigenics' expects that it will conduct all of its manufacturing of its therapeutic vaccines in the facility in Woburn, Massachusetts. If this facility or the equipment in the facility is significantly damaged or destroyed, Antigenics will not be able to quickly or inexpensively replace its manufacturing capacity. Due to the nature of Antigenics' therapeutic vaccines, a third party may not be able to manufacture its therapeutic vaccines.

     Antigenics has no experience manufacturing Oncophage in the volumes that will be necessary to support large clinical trials or commercial sales. The company's present manufacturing process may not meet its initial expectations as to:

     - scheduling;

     - reproducibility;

     - yield;

     - purity;

     - cost;

     - potency;

     - quality; and

     - other measurements of performance.

     In addition, Antigenics has not demonstrated the ability to manufacture its therapeutic vaccines other than Oncophage in quantities sufficient for any clinical trials.

IF ANTIGENICS IS UNABLE TO PROTECT ITS PROPRIETARY TECHNOLOGY, TRADE SECRETS OR KNOW-HOW, IT MAY NOT BE ABLE TO OPERATE ITS BUSINESS PROFITABLY.

     If Antigenics fails to sustain and further build its intellectual property rights, competitors will be able to take advantage of its research and development efforts to develop competing therapies.

     Antigenics' success depends, in part, on its ability to maintain protection for its products and technologies under the patent laws of the United States and other countries, so that it can stop others from using its inventions. Antigenics' success also will depend on its ability to prevent others from using its trade secrets. In addition, Antigenics must operate in a way that does not infringe, or violate, the intellectual property rights of others.

     After the merger, Antigenics will have exclusive rights to 23 issued United States patents, and foreign counterpart patents and patent applications, relating to its heat shock protein technology or the Saponin & CD1 technology. Antigenics' rights to 13 of these patents are as a result of exclusive worldwide licenses with Fordham University and Mount Sinai School of Medicine of New York University. In addition, after the merger Antigenics will have licensed or optioned rights to 65 pending United States patent applications and foreign counterpart patents and patent applications. The standards which the United States Patent and Trademark Office uses to grant patents are not always applied predictably or uniformly and can change. Consequently, Antigenics cannot be certain as to the type and extent of patent claims that will be issued to it in the future. Any patents which are issued may not contain claims which will permit Antigenics to stop competitors from using similar technology. The standards which courts use to interpret patents are not always applied predictably or uniformly and can change, particularly as new technologies develop. Consequently, Antigenics cannot be certain as to how much protection, if any, will be given to its patents, if Antigenics attempts to enforce them and they are challenged in court. If Antigenics chooses to go to court to stop someone else from using the inventions claimed in its patents, that individual or company has the right to ask the court to rule that Antigenics' patents are invalid and should not be enforced against them. These lawsuits are expensive and would consume time and other resources, even if Antigenics were successful in stopping the violation of its patents. In addition, there is a risk that the court will decide that Antigenics' patents are not valid and that Antigenics does not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of Antigenics' patents were upheld, the court will refuse to stop the other party on the ground that such other party's activities are not covered by, that is, do not infringe, Antigenics' patents.

     Furthermore, a third party may claim that Antigenics is using inventions covered by such third party's patent and may go to court to stop Antigenics from engaging in its normal operations and activities. Such lawsuits are expensive and would consume time and other resources. There is a risk that a court would decide that Antigenics is violating the third party's patent and would order Antigenics to stop the activities covered by the patent. In addition, there is a risk that a court will order Antigenics to pay the other party damages for having violated the other party's patent.

     Antigenics relies on certain proprietary trade secrets and know-how. Antigenics has taken measures to protect its trade secrets and know-how, including the use of confidentiality agreements with its employees, consultants and certain contractors. It is possible, however, that:

     - these persons will breach the agreements;

     - Antigenics would have inadequate remedies for any breach; or

     - Antigenics' competitors will independently develop or otherwise discover its trade secrets.

     Antigenics may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

     The cost to Antigenics of any litigation or other proceeding relating to intellectual property rights, even if resolved in Antigenics' favor, could be substantial. Some of its competitors may be able to sustain the costs of complex patent litigation more effectively than Antigenics can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Antigenics' ability to continue its operations.

     Should third parties file patent applications, or be issued patents claiming technology also claimed by Antigenics in pending applications, Antigenics may be required to participate in interference proceedings in the United States Patent and Trademark Office to determine priority of invention. Antigenics, or its licensors, may also need to participate in interference proceedings involving Antigenics' issued patents and pending applications of another entity. An unfavorable outcome in an interference proceeding could require Antigenics to cease using the technology or to license rights from prevailing third parties. There is no guarantee that any prevailing party would offer Antigenics a license or that Antigenics could acquire any license made available to it on commercially acceptable terms.

     Antigenics cannot guarantee that the practice of its technologies will not conflict with the rights of others. Antigenics is aware of a United States patent, issued to a third party, with claims directed to certain heat shock protein based therapeutic vaccines and their use in the field of tissue grafting. Antigenics does not believe that its products or activities are infringing any valid claims of this patent. Antigenics also is aware of two United States patents, issued to a different third party, with claims directed to certain methods of making heat shock protein products and related apparatuses. These patents do not claim any therapeutic applications. These patents also do not claim any of the methods Antigenics presently uses to make Oncophage. Moreover, Antigenics does not believe that its methods of producing any of its heat shock protein-based therapeutic vaccines would infringe any valid claim of either of these patents. However, Antigenics cannot guarantee that this third party, or any other third party, will not sue it for infringing these, or any other, patents. One of the patent applications licensed to Antigenics contains claims which are substantially the same as claims in one of this third party's patents. Therefore, there is a possibility that the United States Patent and Trademark Office will declare an interference proceeding between one or both of this third party's patents and Antigenics' patent application. In an interference proceeding, the party with the earliest effective filing date has certain advantages. Antigenics believes that its claims have an earlier effective filing date than the claims of the other patents. However, the company cannot guarantee that it would prevail in any interference proceeding. In the past and again recently, this third party has contacted Antigenics about licensing patents rights and the company has not yet made a decision regarding this matter.

     In some foreign jurisdictions, Antigenics could become involved in opposition proceedings, either by opposing the validity of another's foreign patent or by third parties opposing the validity of Antigenics' foreign patents. In 1995, the European Patent Office issued a European patent, with claims directed to the use of heat shock proteins to produce or enhance immune responses to cancer and infectious diseases, to the Whitehead Institute for Biomedical Research and to the Medical Research Council. This patent is exclusively licensed to StressGen Biotechnologies Corporation. The patent holders have made no attempt to enforce this patent against Antigenics. Nonetheless, Antigenics is seeking to have this patent revoked in its entirety in an opposition proceeding in the European Patent Office. The European Patent Office has issued a provisional, non-binding opinion that this patent should be revoked in its entirety. The patent owners, in response, amended the patent claims to exclude autologous treatment of tumors. Antigenics then argued that this third party patent still should be revoked in its entirety. Even if the European Patent Office changes its position and the patent is maintained with the amended claims, Antigenics still should be free to practice its autologous cancer business in Europe. However, the patent owners or their licensee might try to enforce the amended patent against Antigenics' infectious disease business in Europe. Antigenics or the holders of this patent may appeal any decision to revoke the patent in its entirety, or to maintain the patent in any form. Antigenics may not obtain a final, non-appealable decision for several years, during which time the patent remains enforceable. Antigenics may incur significant costs by participating in the opposition proceedings and any appeals. Furthermore, if Antigenics is sued on this patent in Europe prior to any final decision of revocation, it may incur significant costs defending itself, even if Antigenics ultimately succeeds in proving that it does not infringe any valid claims of this patent.

     This European patent claims priority to a United States patent application filed in 1988. Antigenics does not know whether this application, or any related application, is still pending. Antigenics does not believe that any United States patent has issued from this application, and it does not know whether a United States patent will ever issue from this patent application. If a United States patent does issue, Antigenics does not know whether the patent will be enforceable, whether any valid claims will cover its activities or products, or whether the patent owner will attempt to assert the patent against Antigenics.

     In 1999, Antigenics received correspondence from both Copernicus Therapeutics, Inc. and its counsel alleging similarity between the companies' respective logos and demanding that Antigenics cease using its logo. In July 1999, Antigenics sent a response to Copernicus stating that Antigenics has prior rights in the logo. In the response to Copernicus, Antigenics also stated that since the respective corporate names are vastly different, both companies should be able to continue the use of their respective logos without causing public confusion. At this time, Antigenics has not received any further communications from Copernicus or its counsel. Although Antigenics does not believe it is infringing any rights owned by Copernicus, Copernicus may proceed with a trademark lawsuit against Antigenics.

ANTIGENICS IS AN EARLY STAGE BIOTECHNOLOGY COMPANY THAT MAY NEVER BE PROFITABLE.

     If Antigenics incurs operating losses for longer than it expects, it may be unable to continue its operations.

     Antigenics has not generated any revenues from sales, and although it may receive revenues generated by the business of Aquila after the merger, Antigenics does not expect to generate significant revenues for several years. Antigenics has incurred losses since it was formed. From inception through June 30, 2000, Antigenics has generated losses totaling $46.8 million. On a pro forma basis, giving effect to the merger, the combined company would have generated losses before nonrecurring charges totaling $27.2 million for the year ended December 31, 1999 and losses before nonrecurring charges of $11.6 million for the six months ended June 30, 2000. In addition, on a pro forma basis, the combined company would incur a $26.9 million nonrecurring charge pertaining to the immediate write-off of acquired in-process research and development costs. Antigenics anticipates incurring losses within the upcoming year. Antigenics expects to incur increasing and significant losses over the next several years as it completes its Oncophage clinical trials, applies for regulatory approvals, continues development of its technology and expands its operations.

     Antigenics' profitability will depend on the market acceptance of any of its therapeutic vaccines that receive FDA or foreign regulatory approval. The commercial success of any of Antigenics' therapeutic vaccines will depend on whether:

     - the therapeutic vaccine is more effective than alternative treatments;

     - side effects of the therapeutic vaccine are acceptable to doctors and patients;

     - the company produces the therapeutic vaccine at a competitive price;

     - the company obtains sufficient reimbursement for the therapeutic vaccine; and

     - the company has sufficient capital to market the therapeutic vaccine effectively.

     Because Oncophage is autologous, or patient specific, it may be more expensive to manufacture than conventional therapeutic products. This increased expense may decrease Antigenics' profit margins. Further-more, because Antigenics' autologous products are novel, some doctors and patients may be reluctant to use them.

     If Antigenics fails to obtain the capital necessary to fund its operations, it will be unable to advance its development programs and complete its clinical trials.

     Developing therapeutic vaccines and conducting clinical trials for multiple diseases is expensive. Antigenics plans to conduct clinical trials for many different cancer types simultaneously, which will increase its costs. Antigenics will need to raise additional capital:

     - to fund operations;

     - to continue the research and development of its therapeutic vaccines; and

     - to commercialize its therapeutic vaccines.

     Additional financing may not be available on favorable terms or at all. If Antigenics is unable to raise additional funds when it needs them, it may be required to delay, reduce or eliminate some or all of its development programs and some or all of its clinical trials. Antigenics also may be forced to license technologies to others that it would prefer to develop internally.

     On June 30, 2000, Antigenics had $105 million in cash and cash equivalents. On a pro forma basis, giving effect to the merger, Antigenics would have had $112 million in cash, cash equivalents and marketable securities on June 30, 2000. Antigenics believes that it will have sufficient capital to fund its operations for the next two years. Antigenics may need to raise capital sooner, however, due to a number of factors, including:

     - an acceleration of the number, size or complexity of its clinical trials;

     - slower than expected progress in developing its therapeutic vaccines;

     - higher than expected costs to obtain regulatory approvals;

     - higher than expected costs to pursue its intellectual property strategy;

     - higher than expected costs to further develop its manufacturing capability; and

     - higher than expected costs to develop its sales and marketing capability.

BECAUSE OF THE SPECIALIZED NATURE OF ANTIGENICS' BUSINESS, THE TERMINATION OF RELATIONSHIPS WITH ITS SCIENTIFIC ADVISORS OR THE DEPARTURE OF KEY MEMBERS OF MANAGEMENT MAY PREVENT IT FROM ACHIEVING ITS OBJECTIVES.

     If Pramod K. Srivastava, Ph.D. severs his relationship with Antigenics, the company may experience significant difficulties in its future development efforts.

     Since Antigenics' formation, Dr. Srivastava has played a significant role in the company's research efforts. Dr. Srivastava is a director of Antigenics and acts as chairman of its scientific advisory board. In addition, Antigenics has licensed nearly all of its intellectual property from institutions at which Dr. Srivastava has worked. Antigenics sponsors research in Dr. Srivastava's laboratory at the University of Connecticut Health Center in exchange for the right to license discoveries made in that laboratory with its funding. Dr. Srivastava is a member of the faculty of the University of Connecticut School of Medicine. The regulations and policies of the University of Connecticut Health Center govern the relationship between a faculty member and a commercial enterprise. These regulations and policies prohibit Dr. Srivastava from becoming an employee of Antigenics. Furthermore, the University of Connecticut may modify these regulations and policies in the future to further limit Dr. Srivastava's relationship with Antigenics. While Dr. Srivastava has a consulting agreement with Antigenics, which includes financial incentives for him to remain associated with the company, Antigenics cannot guarantee that he will remain associated with it even during the time covered by the consulting agreement. In addition, this agreement does not restrict his ability to compete with Antigenics after his association is terminated.

     If Antigenics fails to keep key management and scientific personnel, it may be unable to successfully develop its therapeutic vaccines, conduct clinical trials and obtain financing.

     Antigenics is highly dependent on its senior management and scientific staff, particularly Garo H. Armen, Ph.D., its chairman and chief executive officer, and Gamil G. de Chadarevian, its vice chairman and executive vice president, international. The competition for qualified personnel in the biotechnology field is intense, and Antigenics relies heavily on its ability to attract and retain qualified scientific, technical and managerial personnel. Since Antigenics' manufacturing process is unique, its manufacturing and quality control personnel are also very important.

THE COMMERCIAL SUCCESS OF ANY OF ANTIGENICS' THERAPEUTIC VACCINES WILL DEPEND UPON THE STRENGTH OF ITS SALES AND MARKETING EFFORT AND THE AVAILABILITY OF THIRD PARTY REIMBURSEMENT.

     If Antigenics is unable to establish sales and marketing capabilities or enter into agreements with pharmaceutical companies to sell and market its therapeutic vaccines, it may experience difficulty generating revenues.

     Antigenics does not have a sales organization and has no experience in the sales, marketing and distribution of pharmaceutical products. If Oncophage is approved for commercial sale, Antigenics plans to market it in the United States with its own sales force. Developing a sales force is expensive and time consuming and could delay any product launch. Antigenics cannot be certain that it would be able to develop this capacity. If Antigenics is unable to establish its sales and marketing capability, it will need to enter into sales and marketing agreements to market Oncophage in the United States. Antigenics plans to enter into these types of arrangements for sales outside the United States. If Antigenics is unable to establish successful distribution relationships with pharmaceutical companies, it may fail to realize the full sales potential of its therapeutic vaccines.

    If Antigenics fails to obtain adequate levels of reimbursement for its therapeutic vaccines from third party payors, the commercial potential of its therapeutic vaccines will be significantly limited.

     Antigenics' profitability will depend on the extent to which government administration authorities, private health insurance providers and other organizations provide reimbursement for the cost of its therapeutic vaccines. Many patients will not be capable of paying for Antigenics' therapeutic vaccines themselves. A primary trend in the United States health care industry is toward cost containment. Large private payors, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of particular treatments. These organizations are becoming increasingly economically focused. Furthermore, many third party payors limit reimbursement for newly approved health care products. Cost containment measures may prevent Antigenics from becoming profitable.

     In addition, healthcare reform is an area of significant government focus. Any reform measures, if adopted, could adversely affect:

     - the pricing of therapeutic vaccines in the United States or internationally; and

     - the amount of reimbursement available from governmental agencies or other third party payors.

     For example, recent proposals regarding Medicare coverage, if they take effect, may put novel cancer therapies like Oncophage at a competitive disadvantage compared to existing therapies.

PRODUCT LIABILITY AND OTHER CLAIMS AGAINST ANTIGENICS MAY REDUCE DEMAND FOR ITS PRODUCTS OR RESULT IN SUBSTANTIAL DAMAGES.

     Antigenics faces an inherent risk of product liability exposure related to testing therapeutic vaccines in human clinical trials and will face an even greater risk if it sells any of its therapeutic products commercially. An individual may bring a product liability claim against Antigenics if one of its therapeutic vaccines causes, or merely appears to have caused, an injury. Regardless of merit or eventual outcome, product liability claims may result in:

     - decreased demand for Antigenics' therapeutic vaccines;

     - injury to Antigenics' reputation;

     - withdrawal of clinical trial volunteers;

     - costs of related litigation; and

     - substantial monetary awards to plaintiffs.

     Antigenics manufactures Oncophage from a patient's tumor, and a medical professional must inject the Oncophage into that same patient. A patient may sue Antigenics if it, a hospital or a delivery company fails to deliver the removed tumor or that patient's Oncophage. Antigenics anticipates that the logistics of shipping will become more complex as the number of patients it treats increases, and it cannot assure that all shipments will be made without incident. In addition, administration of Oncophage at a hospital poses another chance for delivery to the wrong patient. Currently, Antigenics does not have insurance that covers loss of or damage to Oncophage and does not know whether insurance will be available to it at a reasonable price or at all.

ANTIGENICS MAY INCUR SIGNIFICANT COSTS COMPLYING WITH ENVIRONMENTAL LAWS AND REGULATIONS.

     Antigenics uses hazardous, infectious and radioactive materials that could be dangerous to human health, safety or the environment. As appropriate, Antigenics stores these materials and various wastes resulting from their use at its facility pending ultimate use and disposal. Antigenics is subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes resulting from their use. Antigenics may incur significant costs complying with both existing and future environmental laws and regulations. In particular, Antigenics is subject to regulation by the Occupational Safety and Health Administration and the Environmental Protection Agency and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act. OSHA or the EPA may adopt regulations that may affect its research and development programs. Antigenics is unable to predict whether any agency will adopt any regulations which could have a material adverse effect on its operations.

     Although Antigenics believes its safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, it cannot entirely eliminate the risk of accidental injury or contamination from these materials. In the event of an accident, Antigenics could be held liable for any resulting damages which could be substantial.

ANTIGENICS' COMPETITORS IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY HAVE SUPERIOR PRODUCTS, MANUFACTURING CAPABILITY OR MARKETING EXPERTISE.

     Antigenics' business may fail because its faces intense competition from major pharmaceutical companies and specialized biotechnology companies engaged in the development of therapeutic vaccines and other therapeutic products directed at cancer, infectious diseases and autoimmune disorders. Many of Antigenics' competitors have greater financial and human resources and more experience. Antigenics' competitors may:

     - develop safer or more effective therapeutic vaccines and other therapeutic products;

     - implement more effective approaches to sales and marketing; or

     - establish superior proprietary positions.

     More specifically, if Antigenics receives regulatory approvals, some of its therapeutic vaccines will compete with well-established, FDA approved therapies that have generated substantial sales over a number of years.

     Antigenics anticipates that it will face increased competition in the future as new companies enter its markets and scientific developments surrounding immunotherapy and other cancer therapies continue to accelerate.

ANTIGENICS MAY NOT BE ABLE TO KEEP UP WITH THE RAPID TECHNOLOGICAL CHANGES IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES WHICH COULD MAKE ITS THERAPEUTIC VACCINES OBSOLETE.

     The field of biotechnology is characterized by significant and rapid technological change. Research and discoveries by others may result in medical insights or breakthroughs which may render Antigenics' immunotherapeutics obsolete even before they generate any revenue.

ANTIGENICS' OFFICERS AND DIRECTORS MAY BE ABLE TO BLOCK PROPOSALS FOR A CHANGE IN CONTROL.

     Antigenics Holdings L.L.C. will control approximately 40.8% of Antigenics' outstanding common stock after the merger. Due to this concentration of ownership, Antigenics Holdings may be able to prevail on all matters requiring a stockholder vote, including:

     - the election of directors;

     - the amendment of Antigenics' organizational documents; or

     - the approval of a merger, sale of assets or other major corporate transaction.

     Antigenics' directors and officers, if they elect to act together, can control Antigenics Holdings. In addition, several of Antigenics' directors and officers directly own shares of Antigenics stock. See "Stock Ownership of Directors, Executive Offices and Principal Stockholders -- Ownership of Antigenics Stock" on pages 93-94.

ANTI-TAKEOVER PROVISIONS IN ANTIGENICS' CHARTER DOCUMENTS AND UNDER DELAWARE LAW MAY MAKE AN ACQUISITION OF ANTIGENICS MORE DIFFICULT.

     Antigenics is incorporated in Delaware. Anti-takeover provisions of Delaware law and Antigenics' charter documents may make a change in control more difficult, even if the stockholders desire a change in control. Antigenics' anti-takeover provisions include provisions in its certificate of incorporation providing that stockholders' meetings may only be called by the president or the majority of the board of directors and a provision in its by-laws providing that its stockholders may not take action by written consent. Additionally, Antigenics' board of directors has the authority to issue 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by its stockholders. The rights of holders of Antigenics stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of Antigenics' outstanding voting stock. Antigenics' charter also provides for the classification of its board of directors into three classes. This "staggered board" generally may prevent stockholders from replacing the entire board in a single proxy contest. In addition, Antigenics' directors may only be removed from office for cause. Delaware law also prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. The board may use this provision to prevent changes in Antigenics' management. Also, under applicable Delaware law, Antigenics' board of directors may adopt additional anti-takeover measures in the future. See "Comparison of Rights of Antigenics and Aquila Stockholders" on pages 98-105.

ANTIGENICS STOCK HAS LOW TRADING VOLUME AND THEREFORE ITS PUBLIC TRADING PRICE MAY BE VOLATILE.

     Since Antigenics' initial public offering on February 4, 2000, the per share price of its common stock has fluctuated between $10.00 and $71.50 with an average daily trading volume over the last three months of approximately 92,991 shares. The market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of individual companies. In addition to general market volatility, many factors may have a significant adverse effect on the market price of Antigenics stock, including:

     - announcements of decisions made by public officials;

     - results of the company's preclinical and clinical trials;

     - announcement of technological innovations or new commercial products by Antigenics or its competitors;

     - developments concerning proprietary rights, including patent and litigation matters;

     - publicity regarding actual or potential results with respect to products under development by Antigenics or by its competitors;

     - regulatory developments; and

     - quarterly fluctuations in Antigenics' revenues and other financial results.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES COULD CAUSE THE MARKET PRICE OF ANTIGENICS STOCK TO DECLINE.

     As of September 13, 2000, Antigenics had 24,808,035 shares of common stock outstanding. After giving effect to the merger, Antigenics will have approximately 27,290,000 shares of common stock outstanding.

     The sale by Antigenics or the resale by stockholders of shares of Antigenics stock could cause the market price of Antigenics stock to decline. Of the shares of Antigenics stock outstanding, 17,951,083 shares are subject to underwriter lock-up agreements or other restrictions on their resale. These shares will be available for resale on the Nasdaq National Market on February 9, 2001, some of which are subject to volume and other limitations.

     Antigenics has filed a registration statement to permit the sale of approximately 4,800,000 shares of common stock under its equity incentive plan and 300,000 shares of common stock under its employee stock purchase plan. As of September 13, 2000, options to purchase 2,127,422 shares of Antigenics stock upon exercise of options with a weighted average exercise price per share of $7.65 were outstanding. Many of these options are subject to vesting that generally occurs over a period of up to five years following the date of grant. Substantially all outstanding options are subject to agreements with the underwriters not to sell the shares issuable upon their exercise prior to February 4, 2001. As of September 13, 2000, warrants to purchase 274,722 shares of Antigenics stock with an exercise price per share of $13.96 were outstanding. Approximately 248,000 shares of Antigenics stock issuable upon exercise of these warrants may be sold on the Nasdaq National Market immediately after its issuance.

     In addition, if the merger is completed, Antigenics will assume outstanding options and warrants to purchase shares of Aquila stock. As a result, additional options to purchase 263,868 shares of Antigenics stock with a weighted average exercise price per share of $11.90 would be outstanding as of September 13, 2000; and additional warrants to purchase 17,585 shares of Antigenics stock with an exercise price per share of $14.22 would be outstanding as of September 13, 2000.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains forward-looking statements about Antigenics' financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities for existing products, future success of development-stage products, plans and objectives of management and other matters. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this proxy statement/prospectus, including that set forth under the heading "Risk Factors."

     Words such as "estimate," "project," "plan," "intend," "expect," "believe," "should," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

                           THE AQUILA SPECIAL MEETING

     The Aquila board of directors is soliciting the proxies of the common stockholders in connection with the special meeting of common stockholders to vote on the proposed merger. This proxy statement/prospectus contains information about the proposed merger to help you in determining how to vote.

DATE, TIME, PLACE AND PURPOSE OF THE AQUILA SPECIAL MEETING

     The special meeting of stockholders of Aquila will be held at Aquila's headquarters located at 175 Crossing Boulevard, Framingham, Massachusetts 01702 on November 15, 2000 at 4:00 p.m., local time. At the meeting, Aquila will ask stockholders to adopt the merger agreement.

     The merger agreement is attached as Annex A to this proxy statement/prospectus. Please read it and the other information contained in this proxy statement/prospectus carefully before deciding how to vote.

RECORD DATE AND OUTSTANDING SHARES

     The board of directors has fixed the close of business on September 27, 2000 as the record date for Aquila stockholders entitled to notice of and to vote at the special meeting.

     The only outstanding securities of Aquila entitled to vote on the merger are the shares of Aquila stock. Only record holders of Aquila stock at the close of business on the record date may vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on the record date.

     At the close of business on the record date, September 27 shares of Aquila stock were outstanding. They were held of record by approximately 4,548 stockholders. Aquila has been informed that there are in excess of 10,300 beneficial owners.

VOTE REQUIRED

     To approve the merger, a majority of the outstanding shares of Aquila stock must affirmatively vote for adoption of the merger agreement.

RECOMMENDATION OF THE AQUILA BOARD

     THE AQUILA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

SHARE OWNERSHIP OF MANAGEMENT AND AFFILIATED STOCKHOLDERS

     On the record date, directors, executive officers and affiliates of Aquila as a group beneficially owned 720,509 shares of Aquila stock, or approximately 8.3% of the outstanding shares.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     A majority of the Aquila stock shares outstanding on the record date must be present at the meeting to establish a quorum. Stockholders may be present in person or by proxy. Abstentions will count toward the quorum and be treated as votes at the meeting, but they will have the effect of votes against the merger. Broker non-votes will also have the effect as votes against the merger.

VOTING OF PROXIES

     Accompanying this proxy statement/prospectus is a proxy card by which the Aquila board of directors is soliciting your proxy. Aquila asks that you complete, date and sign the proxy card and promptly mail it to Aquila. All properly executed proxies received prior to taking the vote at the meeting, and not revoked, will be voted as instructed on the proxy card. If no instructions are given, Aquila will vote the proxy in favor of adopting the merger agreement. You may revoke your proxy at any time before it is voted at the meeting by:

     - delivering to the secretary of Aquila, by any means, including facsimile, a written notice, bearing a date later than the date on your proxy, stating that the proxy is revoked;

     - signing and delivering to Aquila before Aquila takes the vote at the meeting a proxy for the same shares and bearing a later date; or

     - attending the meeting and voting in person -- you must vote, because your attendance, by itself, does not revoke your proxy.

     Please note, however, that if the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

     You should not send any certificates representing Aquila stock with your proxy. After the merger, you will receive instructions for the surrender and exchange of your stock certificates.

SOLICITATION OF PROXIES

     Aquila and Antigenics will share equally the costs incurred for the filing, printing and mailing of the proxy statement/prospectus. Aquila is paying Innisfree M&A Incorporated, a proxy solicitation firm, $9,000 plus expenses to help with the proxy solicitation. Aquila's employees may solicit proxies by mail, telephone, telegraph or in person. Following the mailing of the proxies and other soliciting materials, Aquila will request brokers, custodians, nominees and other record holders of common stock to forward the proxy and other soliciting materials to the persons on behalf of whom they hold shares of Aquila stock, along with a request for authority to exercise the proxies. If the record holder requests, Aquila will reimburse the holder's reasonable expenses.

                             BUSINESS OF ANTIGENICS

OVERVIEW

     Antigenics is engaged in the discovery and development of novel therapeutic vaccines for the treatment of life threatening and chronic medical conditions. Antigenics' therapeutic vaccines are based on a specific class of proteins known as heat shock proteins and their ability to modulate the immune system. The company is currently evaluating its lead therapeutic vaccine, Oncophage, in ten clinical trials for the treatment of seven different cancers, and started its first pivotal clinical trial in June of 2000. Antigenics is also developing therapeutic vaccines to treat infectious diseases, such as genital herpes, and autoimmune disorders, such as diabetes and multiple sclerosis. Based upon its scientific and drug development skills, its technology platform and its strategic expertise, Antigenics intends to become a leader in drug discovery, development and commercialization.

ANTIGENICS' TECHNOLOGY PLATFORM

  Introduction

     Antigenics is the pioneer in activating T cells using heat shock protein-based therapies. T cells are specialized white blood cells that are normally produced by the body to kill cancer cells and infected cells. In individuals who develop cancer, infections and autoimmune disorders, the immune system fails in its normal function. Antigenics' therapeutic vaccines are designed to restore this function and treat these life threatening or chronic disease conditions.

     Antigenics believes its therapeutic vaccines will be applicable to the treatment of all cancer types and several types of infectious diseases and autoimmune disorders. The company's lead product candidates consist of two components: a variable component, consisting of small protein fragments called peptides, which is necessary for the targeting of specific diseases; and a constant component, consisting of a heat shock protein, which is necessary for the activation of a T cell-based immune response to the targeted disease. In the case of cancer, which is a highly variable disease from one patient to another, Antigenics purifies, from each patient's own tumor tissue, heat shock proteins that are bound, or complexed, to peptides. Antigenics' cancer therapeutic vaccines are therefore specific to each patient. In contrast, for each infectious disease which is generally caused by a common pathogen, Antigenics uses a human heat shock protein bound to peptides derived from the target pathogen. Antigenics' therapeutic vaccines for infectious diseases therefore will be disease-specific rather than patient-specific. The company's therapeutic vaccine for autoimmune disorders will be generic, meaning it will be intended for the treatment of most disorders that result in T cells attacking healthy tissue.

     The principle upon which Antigenics' technology platform is based extends back over 50 years when scientists began using genetically identical laboratory animals to study the immune response to cancer. Researchers demonstrated that animals vaccinated with attenuated, or weakened, tumor cells are immune to subsequent injections of live tumor cells. Further, researchers have shown that this immunity to cancer is tumor-specific, meaning that animals are immune only to the cancer used for immunization and not to any other kind of cancer. Twenty years ago, the chairman of Antigenics' scientific advisory board, Pramod Srivastava, discovered that cancers harbor molecular factors known as heat shock proteins, which are responsible for conferring the anti-cancer immune responses. Consistent with the observation that immunity generated with attenuated tumor cells is tumor-specific, Dr. Srivastava discovered that heat shock proteins generate immunity only to the tumor from which they are purified.

  Heat Shock Proteins

     Heat shock proteins are a class of proteins that play a major role in transporting peptides, including antigens, within a cell and are thus often called chaperones. In this capacity, heat shock proteins bind to the broad antigenic repertoire or fingerprint of the cell in which they reside. Heat shock proteins are present in all cells of all organisms from bacteria to mammals and their structure and function are similar across these diverse life forms.

     Published research suggests that heat shock proteins play a central role in the generation of immune responses. This role includes coordinating the breakdown and transport of peptides from the point of their generation inside cells to their ultimate display on the cell's surface for recognition by T cells. Although heat shock proteins inside tumor cells and pathogen-infected cells help display antigens to the immune system, tumors and pathogens simultaneously employ strategies to evade immune responses. In some cases, this evasion of immune responses results in disease progression.

     The ability of heat shock proteins to chaperone peptides is key to Antigenics' technology platform. When the company purifies heat shock proteins from tumor cells or pathogen-infected cells according to its manufacturing protocols, the heat shock proteins remain bound to the broad repertoire of peptides produced by the tumor or pathogen. These purified heat shock protein-peptide complexes isolated from diseased cells are Antigenics' therapeutic vaccines.

     Antigenics believes that when purified heat shock protein-peptide complexes are injected into the skin, they stimulate a powerful T cell-based immune response capable of targeting and killing cancers and pathogen-infected cells from which these complexes originated. Doctors or nurses inject Antigenics' therapeutic vaccines into the skin to take advantage of the high concentration of dendritic cells in this region. These dendritic cells express receptors that specifically recognize heat shock proteins; therefore, dendritic cells efficiently capture and process the company's therapeutic vaccines. Once inside dendritic cells, heat shock protein-peptide complexes separate and the dendritic cell displays the peptides on its surface where T cells can recognize the peptides.

     Dendritic cells expressing cancer-specific or pathogen-specific peptides activate T cells that are capable of specifically targeting and killing diseased cells throughout the body that express those same peptides. The interaction of heat shock proteins with their receptors on dendritic cells also leads to secretion of cytokines by the dendritic cells that further stimulate the immune system.

     Antigenics believes its therapeutic vaccines stimulate the immune system to recognize the broad antigenic fingerprint of a tumor or pathogen. Due to this characteristic, Antigenics believes its therapeutic vaccines will:

     - trigger the immune system to recognize and destroy all tumor or pathogen-infected cells in the body; and

     - make it difficult for tumors or pathogens to escape recognition by the immune system.

     Antigenics believes that the dendritic cells displaying these peptides trigger a more potent immune response than that achieved by the presentation of these same peptides by the tumor or pathogen-infected cell.

     Antigenics' preclinical studies with heat shock protein based therapeutic vaccines have demonstrated a beneficial effect in preventing or treating 13 types of cancer in three different species. The cancer types tested include cancers of the skin, colon, lung and other tissues. Further, Antigenics' therapeutic vaccines show therapeutic benefit in animals with metastatic disease, which is when cancer has spread beyond the primary tumor to distant regions of the body. Metastatic disease is often responsible for the relapse and ultimate death of patients with cancer.

  Heat Shock Protein Receptor

     Antigenics' scientists recently identified a receptor expressed on dendritic cells that recognizes the company's lead heat shock protein product, Oncophage. The discovery of this heat shock protein receptor sequence opens up significant new opportunities in the development of small molecule drugs to treat cancers, serious infections and autoimmune diseases. Antigenics has filed patents on various applications of the receptor technology and has established a screening program to identify drugs which modulate its activity. The receptor is 99.9% identical in mice and humans.

ANTIGENICS' PRODUCTS UNDER DEVELOPMENT

  Introduction

     The chart below summarizes the indications and status for each of Antigenics' products and development programs. Antigenics uses "HSPPC" as an abbreviation for "heat shock protein-peptide complex." The number following HSPPC is the molecular weight of the heat shock protein used in the product. For cancer applications, Antigenics calls HSPPC-96 "Oncophage."

PRODUCTS                                          INDICATION                                     STATUS
----------------------------------  ---------------------------------------   ---------------------------------------------
CANCER
Oncophage                           Renal cell carcinoma                      Phase III trial ongoing
                                                                              Phase II trial enrollment completed
                                                                              Phase I/II trial enrollment completed
                                    Melanoma                                  Phase II trial enrollment completed
                                                                              Phase I/II trial enrollment completed
                                                                              Phase II confirmatory trial planned
                                    Colorectal carcinoma                      Phase II trial enrollment completed
                                    Gastric cancer                            Phase I/II trial ongoing
                                    Pancreatic cancer                         Phase I trial ongoing
                                    Low-grade non-Hodgkin's lymphoma          Phase II trial ongoing
                                    Sarcoma                                   Phase II trial ongoing
                                    Prostate cancer                           Phase II trial planned
HSPPC-70-C                          Various cancers                           Research
HSPPC-90-C                          Various cancers                           Research
HSPPC-56-C                          Various cancers                           Research
INFECTIOUS DISEASES
HSPPC-96-GH                         Genital herpes                            Preclinical
HSPPC-70-GH                         Genital herpes                            Preclinical
HSPPC-56-I                          Various infectious diseases               Research
HSPPC-70-I                          Various infectious diseases               Research
AUTOIMMUNE DISORDERS
  gp96                              Type 1 diabetes                           Research
                                    Multiple sclerosis                        Research

ANTIGENICS' CANCER THERAPEUTIC VACCINES

     Background. The American Cancer Society estimated that doctors would diagnose approximately 1.2 million new cases of cancer in the United States in 2000. Cancer is the second leading cause of death in the United States, resulting in an estimated 552,200 deaths in 1999. The American Cancer Society reports that since 1990 medical professionals have diagnosed nearly 13 million cases of cancer, and cancer has killed nearly 5 million people in the United States.

     Cancer results from the uncontrolled proliferation of abnormal cells. Eventually, these cells form a mass referred to as a tumor. As the tumor grows, it pushes outward, often invading adjacent tissues and organs and interfering with their normal function. In addition, small groups of cells may break away from the primary tumor and spread or metastasize. Tumors produced at distant sites are referred to as metastatic tumors.

     The uncontrolled proliferation of cancer cells is due to alterations, or mutations, in a cell's DNA. Mutations can take place when a gene is exposed to radiation or particular drugs or chemicals, or when some as yet unexplained internal change occurs. The mutations in DNA also lead to production of antigens. Because mutations occur randomly, the antigenic fingerprint of each person's cancer is unique.

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     Studies in animals have confirmed that a unique repertoire of antigens is associated with each primary tumor. As cancers metastasize, they continue to mutate, potentially producing new antigens not found in the primary tumor of the same patient. However, Antigenics believes that a significant overlap exists between the antigenic fingerprint of the metastatic cells and the primary tumor of the same patient.

     Current Treatments. Surgery, chemotherapy and radiotherapy are the three most commonly used methods for treating cancer. Medical professionals often administer a combination of these treatments to a cancer patient, depending upon the type of cancer and the extent of the disease. Surgery is curative only when a doctor detects a tumor at a relatively early stage of growth and is able to completely remove the tumor. Unfortunately, most tumors metastasize when they are very small, ultimately causing relapse and death in many cancer patients. The use of chemotherapy or radiotherapy sometimes improves survival rates; however, these treatments have significant limitations.

     High rates of treatment failure and limitations posed by severe side effects and tumor resistance have compelled researchers to focus on alternative strategies of cancer treatment. Therapeutic vaccines have the ability to target and destroy widely disseminated disease without damaging normal tissue. In addition, therapeutic vaccines do not have many of the shortcomings of traditional cancer treatments.

     Antigenics' Approach. Antigenics purifies its cancer therapeutic vaccines from portions of a patient's tumor that a doctor has surgically removed. The company's cancer therapeutic vaccines are patient-specific and therefore incorporate the entire antigenic fingerprint of each patient's own tumor. Because its cancer immunotherapeutics contain overlapping antigens present in both the primary and metastatic tumors, Antigenics believes it will be effective in treating all the tumor cells that remain in the body that are derived from the primary tumor.

ONCOPHAGE

     Oncophage is Antigenics' lead cancer therapeutic vaccine. The company is evaluating Oncophage in seven different cancers in ten separate phase III, phase II or phase I/II clinical trials. Oncophage consists of purified, patient-specific heat shock protein-peptide complexes designed to elicit a T cell-based immune response to a patient's cancer. After a surgeon removes a patient's tumor, the hospital or clinic ships a portion of the tumor tissue frozen by overnight courier to Antigenics' facility. The company purifies Oncophage from the tumor tissue using its proprietary manufacturing process in less than ten hours. Depending on the dose, Antigenics requires a minimum of one to three grams of tumor tissue to yield a sufficient amount of Oncophage for a typical course of treatment.

     Antigenics formulates Oncophage in sterile saline solution and packages it in standard single injection vials in its manufacturing facility. Antigenics subjects the final therapeutic vaccine to extensive quality control testing, including sterility testing of each lot. The company ships the product frozen via overnight courier back to the hospital. Antigenics has developed sophisticated tracking systems and procedures designed to ensure correct delivery of Oncophage to the appropriate patient.

     There are several benefits associated with the production and administration of Antigenics' autologous product:

     - the company can sterilize Oncophage through simple filtration; sterility is required for FDA approval of a product that will be injected into humans;

     - the scheduling of production at its central facility is flexible because Antigenics purifies Oncophage from frozen tumor samples;

     - doctors can administer Oncophage when the patient is ready to begin treatment because Oncophage is stored frozen and has a current shelf-life of at least six months; and

     - Oncophage consists of a purified protein which can be consistently produced from most tumor types.

     A medical professional initially administers Oncophage to a patient four to six weeks after a doctor surgically removes the patient's primary or metastatic tumor. The typical course of treatment consists of an

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injection into the skin administered once per week for four to six weeks. An oncologist may recommend treating a patient with more than one course of Oncophage.

     Although Antigenics believes Oncophage will be applicable to the treatment of all cancer types, its initial focus is on cancers that are resistant to available treatment options. Further, Antigenics has chosen types of cancer and stages of disease that typically yield tumors that doctors can surgically remove. Additionally, in order to complete clinical trials rapidly and file for regulatory approvals, Antigenics has selected cancers and stages of disease which allow the company to evaluate its immunotherapeutics in clinical trials with near term endpoints.

     Antigenics filed an IND for Oncophage in November 1996 that the FDA allowed on December 20, 1996. To date, the company has treated approximately 240 advanced stage, metastatic cancer patients with Oncophage in its clinical programs. The company started enrolling patients in its first clinical trial at the Memorial Sloan-Kettering Cancer Center in New York, New York in November 1997.

     Antigenics believes the collective results from these clinical trials show that Oncophage is generally safe and well tolerated. These results also demonstrate preliminary indications of clinical benefit in a number of these patients. Moreover, Antigenics has shown that Oncophage can generate an anti-tumor immunological response. In addition, the company believes it can manufacture Oncophage consistently and in sufficient quantities from most human cancer tissue.

     The investigators participating in the company's clinical programs have documented tumor regression using standard response criteria. A complete response means that all tumor tissue has disappeared and the patient appears to be disease free. A partial response means that evaluable tumor tissue has shrunk by at least 50%. A minor response means that the tumor has shrunk by 25-50%. Stable disease means that the tumor has either shrunk or grown by less than 25%. Progressive disease means that the tumor has grown by more than 25%.

     The investigators also document survival. Median survival refers to the time at which 50% of patients diagnosed with a particular cancer are alive.

RENAL CELL CARCINOMA

     Background. Renal cell carcinoma is the most common type of kidney cancer. The American Cancer Society estimated that doctors would diagnose about 31,200 new cases of kidney cancer in the United States in 2000 and that the disease would kill approximately 11,900 people during 2000. Of the 31,200 patients diagnosed with kidney cancer, approximately 85% have the specific type of kidney cancer known as renal cell carcinoma. By the time renal cell carcinoma is diagnosed in these patients, about one-third of them have developed metastatic disease.

     The median survival of patients with metastatic renal cell carcinoma is approximately 12 months. For patients with metastatic disease, the only FDA approved treatment is intravenous high-dose interleukin-2, a human cytokine. The response rate, which includes partial responses and complete responses, of patients who are treated with high-dose interleukin-2 is approximately 15%. Treatment with high-dose interleukin-2 is generally associated with severe adverse events. These side effects often can lead to discontinuation of treatment. Although not FDA-approved for the treatment of renal cell carcinoma, a lower-dose of interleukin-2 injected underneath the skin, or subcutaneously, either alone or in combination with other cytokines, has become a treatment option. This treatment regimen has been the subject of a number of small studies with widely varying outcomes. Generally, side effects using the subcutaneous route of administration have been milder than those associated with high-dose, intravenous treatment.

     Antigenics' Clinical Program. In its phase I/II trial, Antigenics enrolled patients with measurable metastatic renal cell carcinoma. The company conducted this trial with clinical investigators at the M.D. Anderson Cancer Center in Houston, Texas. These patients did not receive prior or concurrent cancer therapy. After surgical removal of their primary tumors, patients were treated at one of three dose levels of Oncophage: 2.5 micrograms, 25 micrograms or 100 micrograms. The clinical investigators treated 38 patients, of whom 34 could be evaluated with standard radiology measurements.
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

     Of the 34 evaluable patients, 13 patients responded or had stable disease. Four patients had a partial response and one patient had a minor response. The other eight patients showed stabilization of their disease. Three of these patients had been stable in excess of 10 months. The response rate in this trial, which does not include patients with a minor response or stable disease, was 12% and no adverse events were associated with treatment with Oncophage. The median survival in this trial is 13 months.

     While the analysis of immunological results is still ongoing, testing to date shows that in four out of five patients who responded clinically, the number of T cells increased after treatment with Oncophage. Further, in all patients who responded clinically, the number of natural killer cells increased after treatment with Oncophage.

     In the phase I/II trial, clinical investigators found that Oncophage is generally safe and well tolerated. Sixty-three percent of Antigenics' patients received more than one course of treatment with Oncophage.

     Antigenics was able to prepare Oncophage successfully from approximately 98% of renal cancer carcinoma samples it received at its manufacturing facility for this phase I/II trial. Based on this result, the company believes it will be able to manufacture Oncophage for nearly all renal cell carcinoma patients whose tumors a surgeon can remove.

     Based on the results from its phase I/II clinical trial, Antigenics initiated a 60 patient phase II trial for patients with metastatic renal cell carcinoma at the M.D. Anderson Cancer Center in March 1999. The company completed enrollment for this phase II trial in the first quarter of 2000. For this trial, the dose of Oncophage was set at 25 micrograms and patients received one dose once a week for four weeks, followed by one dose every two weeks. Some patients also received an injection of subcutaneous interleukin-2 if they have not had an adequate response after three months of treatment with Oncophage. In an interim analysis, an improvement in the course of the disease was seen in 35% of the patients treated with Oncophage alone. This includes complete and partial responses in 10% of the patients and stabilization of disease in an additional 25% of the patients. The addition of IL-2 did not benefit patients. Based on the analysis of the results from the phase I/II and phase II trials, Antigenics started a phase III trial for renal cell carcinoma in June of 2000.

MELANOMA

     Background. Melanoma is the most serious form of skin cancer. The American Cancer Society estimated that doctors would diagnose about 47,700 new cases of melanoma in the United States in 2000 and that the disease would kill approximately 7,700 people during 2000. The incidence of melanoma is growing at 5-7% per year, which is substantially faster than the growth in incidence rates of most other cancers. Oncologists treat advanced or metastatic melanoma, also known as stage III or IV, with surgery, radiation therapy, immunotherapy, or chemotherapy depending on the case. Approximately 20% of all melanoma patients at the time of their first diagnosis have stage III or stage IV disease. Existing treatments have not significantly improved overall survival of patients with melanoma. The median survival of patients with stage III melanoma varies widely according to published literature. At the M.D. Anderson Cancer Center, the median survival of patients with late stage III melanoma is 24 months. According to published literature, patients with stage IV melanoma have a median survival of about seven months. Although oncologists use various treatment options, the only FDA approved drug therapies for patients with metastatic melanoma are high dose intravenous interleukin-2 and alpha interferon, another human cytokine.

     Antigenics' Clinical Program. Antigenics has treated 36 patients in a phase I/II clinical trial, evaluating Oncophage as a treatment for late stage III and early stage IV metastatic melanoma. Eighty-three percent of the patients in its trial were previously treated with chemotherapy, radiotherapy, and alpha interferon. The company is conducting the trial with clinical investigators at the M.D. Anderson Cancer Center. After surgery to remove a portion of the tumor, the clinical investigators treated patients with 2.5 micrograms, 25 micrograms or 100 micrograms of Oncophage.

     In this trial, the clinical investigators treated 20 stage III and stage IV patients in the adjuvant setting. This means that these patients had all of their detectable melanoma tissue surgically removed before the

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clinical investigators treated them with Oncophage. Nineteen out of 20 patients
(95%) are alive with a median follow-up of 14 months, and of those, 15 patients (75%) are disease free.

     In the company's melanoma trial, the clinical investigators also treated 16 stage III and stage IV patients with "residual disease." These are patients who have had only part of their disease surgically removed, leaving them with visible disease at the time of Oncophage treatment. Eight of these 16 patients are alive with a median follow-up of 14 months.

     To date, the trial has shown Oncophage to be generally safe and well tolerated by patients. In addition, Antigenics has been able to successfully prepare Oncophage from approximately 92% of melanoma samples it received at its manufacturing facility for this phase I/II trial. Based on this result, Antigenics believes that it will be able to manufacture its product for nearly all melanoma patients from whom a surgeon can remove an adequate amount of tumor tissue.

     In addition to its phase I/II trial at the M.D. Anderson Cancer Center, Antigenics has completed enrollment in a planned 40 patient phase II trial for melanoma at the Istituto dei Tumori in Milan, Italy. Clinical investigators have treated patients in this trial at 5 or 50 micrograms of Oncophage. The purpose of this trial is to confirm the route of administration of Oncophage.

COLORECTAL CANCER

     Background. Colorectal cancer is cancer of the colon or rectum. The American Cancer Society estimated that doctors would diagnose about 130,000 new cases of colorectal cancer in the United States in 2000 and that this disease would kill approximately 56,300 people during 2000.

     For patients whose disease has not spread to other parts of the body, surgery remains the most common treatment and can be curative in about two thirds of these cases. For patients whose disease has metastasized to other parts of the body, treatment options are limited and the patients' prognosis is poor. Patients with recurrence of advanced disease may have their metastatic lesions removed by surgery. The median survival for these patients is approximately 12 months. Conventional cancer treatments such as chemotherapy and radiation have shown limited benefit in treating colorectal cancer.

     Antigenics' Clinical Program. Antigenics has completed enrollment of a 30 patient phase II clinical trial evaluating Oncophage as a treatment for metastatic colorectal cancer. Antigenics is conducting the trial at the Istituto dei Tumori. The clinical investigators will treat patients with 2.5 micrograms, 25 micrograms or 100 micrograms of Oncophage after a surgeon removes the patients' metastatic tumors.

     Antigenics is continuing to analyze the results from this trial. To date, the trial has shown Oncophage to be generally safe and well tolerated by patients. In addition, Antigenics has successfully prepared Oncophage from 100% of colorectal cancer samples it received at its manufacturing facility for this trial. Based on this result, Antigenics believes it will be able to manufacture its product for nearly all colorectal cancer patients whose tumors a surgeon can remove.

GASTRIC CANCER

     Background. Gastric cancer is cancer of the stomach. The American Cancer Society estimated that doctors would diagnose about 21,500 new cases of gastric cancer in the United States in 2000 and that the disease would kill approximately 13,000 people during 2000. The treatment options for gastric cancer are surgery, chemotherapy and radiation. Biological therapies are currently in clinical trials. For patients with surgically removable tumors, improvements in surgical techniques have led to increased survival. Despite these advances, as well as the development of multi-drug chemotherapy regimens, the median survival for patients with advanced gastric cancer, according to published research, is approximately seven months.

     Antigenics' Clinical Program. Antigenics is currently enrolling patients in a 30 patient phase I/II clinical trial evaluating Oncophage as a treatment for metastatic gastric cancer. The company is conducting this trial with clinical investigators at the Johannes Gutenberg-University Hospital in Mainz, Germany, Technical University of Munich in Germany, and the Russian Oncology Research Center in Moscow, Russia.

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After clinical investigators surgically remove a patient's tumor, the clinical investigators treat the patient with 2.5 micrograms or 15 micrograms of Oncophage. Although enrollment is still ongoing, to date, the trial has shown Oncophage to be generally safe and well tolerated by patients. In addition, Antigenics has been able to successfully prepare Oncophage from approximately 71% of gastric cancer samples it received at its manufacturing facility for this trial. Based on this result, the company believes it will be able to manufacture its product for the majority of gastric cancer patients whose tumors a surgeon can remove.

PANCREATIC CANCER

     Background. Pancreatic cancer is the fourth leading cause of cancer death in the United States. The American Cancer Society estimated that doctors would diagnose about 28,300 new cases of pancreatic cancer in the United States in 2000 and that the disease would kill approximately 28,200 people during 2000.

     The treatment options for pancreatic cancer are surgery and chemotherapy. Doctors at the Memorial Sloan-Kettering Cancer Center report that patients who have had tumors surgically removed have a median survival of 14 months. Doctors treat patients with tumors that cannot be surgically removed, or resected, with chemotherapy. The median survival time for patients with unresectable disease is less than six months.

     Antigenics' Clinical Program. In early 1999, Antigenics completed a pilot phase I clinical trial evaluating Oncophage as a treatment for resectable pancreatic cancer. The company conducted the trial with clinical investigators at the Memorial Sloan-Kettering Cancer Center and enrolled 15 patients. The clinical investigators treated five of the 15 patients with five micrograms of Oncophage after doctors had removed the patient's primary tumor.

     Two out of five patients generated a T cell response to their tumor after treatment with Oncophage.

     Three patients are alive and disease free for 12, 28 and 28 months since surgery, respectively. The two remaining patients died 8 months and 17 months after surgery.

     The trial showed Oncophage to be generally safe and well tolerated by patients. Antigenics successfully prepared Oncophage from 5 of 15 pancreatic cancer samples it received in its manufacturing facility. The company was not able to prepare Oncophage from the remaining tumor samples due to the presence of enzymes in the pancreatic tissue that break down proteins, including heat shock proteins. Based upon its process development advances, Antigenics anticipates that a modified process will improve its rate of success for purifying Oncophage from pancreatic tumors.

NON-HODGKIN'S LYMPHOMA

     Background. Non-Hodgkin's lymphoma is cancer that originates in lymph tissue. The American Cancer Society estimated that doctors would diagnose about 54,900 new cases of non-Hodgkin's lymphoma in the United States in 2000 and that the disease would kill approximately 26,100 people during 2000. Approximately 40% of patients with non-Hodgkin's lymphoma have low grade indolent disease, which is a slow growing, often fatal, lymphoma.

     Doctors have traditionally treated patients with non-Hodgkin's lymphoma with chemotherapy. Recently, the FDA approved one new antibody therapy for low grade non-Hodgkin's lymphoma.

     Antigenics' Clinical Program. Antigenics is enrolling patients in a 35 patient phase II clinical trial evaluating Oncophage as a treatment for low grade indolent non-Hodgkin's lymphoma. This trial is being conducted with clinical investigators at the M.D. Anderson Cancer Center. Antigenics anticipates that the clinical investigators will treat patients with 25 micrograms of Oncophage after a surgeon removes the patients' tumor tissue.

SARCOMA

     Background. Soft tissue sarcomas are cancerous tumors that can develop from fat, muscle, nerve, joint, blood vessel or deep skin tissues. The American Cancer Society estimated that doctors would diagnose about

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8,100 new cases of soft tissue sarcomas in the United States in 2000 and that the disease would kill approximately 4,600 people during 2000.

     Doctors treat sarcoma with surgery, chemotherapy or targeted radiotherapy. For resectable disease, doctors perform surgery and administer chemotherapy or targeted radiotherapy as follow up treatments. For unresectable disease, doctors treat patients with a combination of chemotherapy and radiotherapy.

     Antigenics' Clinical Program. Antigenics is conducting a 35 patient phase II clinical trial evaluating Oncophage as a treatment for soft tissue sarcomas. The company will conduct the trial with clinical investigators at Memorial Sloan-Kettering Cancer Center and may expand it to include other sites. The company anticipates that the clinical investigators will treat patients with 25 micrograms of Oncophage after a surgeon removes the patients' tumor tissue.

OTHER CANCER THERAPEUTIC VACCINES

     In addition to Oncophage, Antigenics is currently researching several other autologous cancer immunotherapeutics using different heat shock proteins, including HSPPC-70, HSPPC-90, and HSPPC-56. These immunotherapeutics have demonstrated efficacy in animal cancer models.

ANTIGENICS' INFECTIOUS DISEASE THERAPEUTIC VACCINES

     Background. Infectious diseases are illnesses caused by microorganisms, or pathogens, like viruses, bacteria and parasites, and include tuberculosis, hepatitis, genital herpes and HIV. While doctors use antiviral agents and antibiotics to treat a number of viral and bacterial diseases effectively, medical professionals are concerned about the emergence of new strains of pathogens that have developed resistance to all available drugs.

     Antigenics' Approach. Antigenics' therapeutic vaccines for treating infectious diseases will consist of heat shock proteins bound to peptides that are produced by the pathogen causing the infection. Typically, each infectious disease is caused by a specific pathogen. Consequently, Antigenics' infectious disease therapeutic vaccines will be common to all patients with a particular infection and will not be patient-specific. The company currently produces these therapeutic vaccines by binding specific peptides with heat shock proteins in vitro. The company can generate the peptides in microorganisms or produce them synthetically. This manufacturing procedure has enabled the company to test its therapeutic vaccines in preclinical studies and should enable the company to produce sufficient quantities to begin human clinical trials. Another technique to manufacture the company's therapeutic vaccines involves purifying heat shock protein-peptide complexes from cells infected with the target pathogen.

     Genital Herpes. Genital herpes is a contagious viral infection that affects an estimated 45 million Americans. Doctors estimate that as many as 500,000 new cases may occur each year in the United States. Genital herpes is currently treated with palliative antiviral agents that reduce further replication of the virus. The challenge of antiviral therapy lies not only in treatment of the symptoms during the first and recurrent episodes but also in the long-term suppression of the herpes virus in patients with frequent recurrences. Antigenics expects to file an IND for this indication by year end.

ANTIGENICS' AUTOIMMUNE DISORDER THERAPEUTIC VACCINE

     Background. Autoimmune disorders result from an inappropriate immune response that targets and destroys normal tissue. While researchers have not definitively determined what triggers autoimmune responses, many believe that both genetic and environmental factors are probably involved in this process. Several autoimmune disorders, including diabetes and multiple sclerosis, result in the proliferation of misdirected T cells that attack normal tissues. Antigenics believes that a therapeutic product that can turn off misdirected T cell responses could treat these disorders.

     Antigenics' Approach. Antigenics has demonstrated in animal models that heat shock proteins administered at higher doses than those required for treating cancer and infectious diseases can turn off misguided T cells that destroy healthy tissue in animals with some autoimmune disorders. Antigenics is currently
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researching the application of heat shock proteins to treat autoimmune diseases like diabetes and multiple sclerosis. The source of heat shock proteins used in the company's autoimmune disorders immunotherapeutic will be human cells. The company's therapeutic vaccine could also be made using recombinant DNA techniques.

MANUFACTURING

     Antigenics manufactures its own therapeutic vaccine products in a 30,225 square foot manufacturing and research and development facility located in Woburn, Massachusetts. The company is in the process of preparing this facility for the commercialization of Oncophage.

     Antigenics' process development group is currently working on improving the process by which it manufactures heat shock protein-based therapeutic vaccines. Efforts in this area to date have resulted in a 50% reduction in the time required to purify Oncophage from individual patients' tumors and a 40% increase in the quantity of Oncophage Antigenics can produce from tumor tissue. These efforts in the company's cancer program should also benefit preparation of its heat shock protein-based therapeutic vaccines for treatment of infectious diseases.

SALES AND MARKETING

     To commercially market its therapeutic vaccine products once its obtains the necessary regulatory approvals, Antigenics must either develop its own sales and marketing force or enter into arrangements with third parties. Currently, the company's sales and marketing plans consist of the following:

     - Commercialize cancer therapeutic vaccines in the United States through its own sales force. Antigenics believes that it can build a United States sales force to market its cancer therapeutic vaccines due to the concentration of the United States oncology market.

     - Form collaborations with pharmaceutical companies for commercializing cancer therapeutic vaccines outside the United States. For example, Antigenics has entered into an agreement with Sigma-Tau Industrie Farmaceutiche Riunite S.p.A., under which it has agreed to pay for two clinical trials in return for rights which include an option to enter into an agreement to market Oncophage in Italy, Spain, Portugal and Switzerland. Antigenics has also signed an agreement with Medison Pharma Ltd. for marketing Oncophage in Israel.

     - Form collaborations with pharmaceutical companies for infectious diseases and autoimmune disorders. Unlike cancer, the number of doctors and health care institutions prescribing treatments for infectious diseases and autoimmune disorders is large and fragmented, and Antigenics will need a large sales force to effectively market its products.

ANTIGENICS' INTELLECTUAL PROPERTY PORTFOLIO

     Antigenics devotes significant resources to protecting and expanding its intellectual property portfolio. The company seeks to protect its core technologies through a combination of patents, trade secrets and know-how. As a result of an exclusive worldwide license with Fordham University and one with Mount Sinai School of Medicine of New York University, Antigenics has exclusive rights to 13 issued United States patents, and foreign counterpart patents and patent applications, relating to its heat shock protein technology. Prior to directing the Center for Immunotherapy of Cancer at the University of Connecticut, Dr. Srivastava, the Chairman of Antigenics' Scientific Advisory Board, was an assistant professor of immunology at Mount Sinai School of Medicine, and, then, a professor of immunology at Fordham University.

     Antigenics also has licensed rights to 44 pending United States patent applications, and corresponding foreign counterpart patents and applications, from Mount Sinai School of Medicine of New York University, Fordham University, Duke University and the University of Miami. Under the license agreements with these institutions, Antigenics has exclusive, worldwide rights to inventions using heat shock proteins in the treatment and prevention of cancer, infectious diseases, autoimmune disorders and other indications. If Antigenics commercializes any of the inventions, it will pay the licensors a royalty on sales of the commercialized
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product. In addition, pursuant to a research agreement with the University of
Connecticut Health Center, Antigenics will fund the laboratory directed by Dr. Srivastava at the University through December 31, 2002. The agreement calls for payments to the University totaling a minimum of $5,000,000, payable in quarterly installments of $250,000. In return, Antigenics has an option to obtain an exclusive license to new inventions as that term is defined in the research agreement, with the royalty rates and other terms to be determined by negotiation between the parties. Antigenics also has an option to obtain an exclusive license to certain types of "improvement" inventions as that term is defined in the research agreement, at already-determined royalty rates, but with the other terms to be determined by negotiation between the parties. These options must be exercised within 180 days from the date of filing a United States patent application on each such invention. To date, Antigenics has exercised options to license five patent applications.

     It is worth noting that:

     - currently patent applications in the United States are maintained in secrecy until patents are issued;

     - patent applications in other countries generally are not published until 18 months after they are first filed in any country;

     - publication of technological developments in the scientific or patent literature often lags behind the date of these developments; and

     - searches of prior art may not reveal all relevant prior inventions.

     Although Antigenics has licensed 13 issued United States patents and 44 pending United States patent applications, the company cannot be certain that its licensors' inventors were the first to invent the subject matter covered by these patent and patent applications or that they were the first to file patent applications for those inventions or that a court or patent authority will not determine that these patent rights are invalid or unpatentable.

REGULATORY CONSIDERATIONS

     Governmental authorities in the United States and other countries extensively regulate the preclinical and clinical testing, manufacturing, labeling, storage, record keeping, advertising, promotion, export, marketing and distribution, among other things, of Antigenics' therapeutic vaccines. In the United States, the FDA under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations subjects pharmaceutical products to rigorous review. If Antigenics does not comply with applicable requirements it may be fined, its products may be recalled or seized, its production may be totally or partially suspended, the government may refuse to approve its marketing applications or allow the company to distribute its products, and it may be criminally prosecuted. The FDA also has the authority to revoke previously granted marketing authorizations.

     In order to obtain approval of a new product from the FDA, Antigenics must, among other requirements, submit proof of safety and efficacy as well as detailed information on the manufacture and composition of the product. In most cases, this proof entails extensive preclinical, clinical and laboratory tests. This testing, the preparation of necessary applications and processing of those applications by the FDA are expensive and typically take several years to complete. Antigenics cannot assure that the FDA will act quickly or favorably in reviewing these applications, and Antigenics may encounter significant difficulties or costs in its efforts to obtain FDA approvals that could delay or preclude the company from marketing any products it may develop. The FDA may also require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of these products. Regulatory authorities may withdraw product approvals if Antigenics fails to comply with regulatory standards or if Antigenics encounters problems following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which Antigenics will have the exclusive right to exploit them.

     The first stage of the FDA approval process for a new biologic or drug involves completion of preclinical studies and the submission of the results of these studies to the FDA, together with proposed clinical

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protocols, manufacturing information, analytical data and other information, in an investigational new drug application, which must become effective before human clinical trials may commence. The investigational new drug application is automatically effective 30 days after receipt by the FDA, unless the FDA before that time requests an extension to review the application, or raises concerns or questions about the conduct of the trials as outlined in the application. In the latter case, the sponsor of the application and the FDA must resolve any outstanding concerns before clinical trials can proceed. Antigenics cannot guarantee that submission of an investigational new drug application will result in the FDA authorizing it to commence clinical trials in any given case.

     Preclinical studies involve laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of the product. The FDA regulates preclinical studies under a series of regulations called the current "Good Laboratory Practices" regulations. If the sponsor violates these regulations, in some cases, the FDA may invalidate the studies and require that the sponsor replicate those studies.

     After the investigational new drug application becomes effective, a sponsor may commence human clinical trials. The sponsor typically conducts human clinical trials in three sequential phases, but the phases may overlap. In phase I trials, the sponsor tests the product in a small number of patients or healthy volunteers, primarily for safety at one or more doses. In phase II, in addition to safety, the sponsor evaluates the efficacy of the product in a patient population somewhat larger than phase I trials. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded population at geographically dispersed test sites. The sponsor must submit to the FDA a clinical plan, or "protocol," accompanied by the approval of the institution participating in the trials, prior to commencement of each clinical trial. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time.

     The sponsor must submit to the FDA the results of the preclinical and clinical testing, together with, among other things, detailed information on the manufacture and composition of the product, in the form of a new drug application or, in the case of a biologic, a biologics license application. In a process which generally takes several years, the FDA reviews this application and, when and if it decides that adequate data is available to show that the new compound is both safe and effective and that other applicable requirements have been met, approves the drug or biologic for marketing. The amount of time taken for this approval process is a function of a number of variables, including the quality of the submission and studies presented, the potential contribution that the compound will make in improving the treatment of the disease in question, and the workload at the FDA. Antigenics cannot guarantee that any of its therapeutic vaccines will successfully proceed through this approval process or that the FDA will approve them in any specific period of time, or at all.

     Congress enacted the Food and Drug Administration Modernization Act of 1997, in part, to ensure the availability of safe and effective drugs, biologics and medical devices by expediting the FDA review process for new products. The Modernization Act establishes a statutory program for the approval of fast track products, including biologics. A fast track product is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition. Under the fast track program, the sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a fast track product at any time during the clinical development of the product.

     The Modernization Act specifies that the FDA must determine if the product qualifies for fast track designation within 60 days of receipt of the sponsor's request. The FDA can base approval of a marketing application for a fast track product on an effect on a clinical endpoint or on another endpoint that is reasonably likely to predict clinical benefit. The FDA may subject approval of an application for a fast track product to:

     - post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint; and

     - prior review of all promotional materials.

     In addition, the FDA may withdraw its approval of a fast track product on a number of grounds, including the sponsor's failure to conduct any required post-approval study with due diligence.

     If a preliminary review of the clinical data suggests that a fast track product may be effective, the FDA may initiate review of sections of a marketing application for a fast track product before the sponsor completes the application. This rolling review is available if the applicant provides a schedule for submission of remaining information and pays applicable user fees. However, the time periods specified under the Prescription Drug User Fee Act concerning timing goals to which the FDA has committed in reviewing an application, do not begin until the sponsor submits the application.

     Antigenics may request fast track designation for its therapeutic vaccines. The company cannot predict whether the FDA will grant that designation, nor can it predict the ultimate impact, if any, of the fast track process on the timing or likelihood of FDA approval of its therapeutic vaccines.

     The FDA may, during its review of a new drug application or biologics license application, ask for additional test data. If the FDA does ultimately approve the product, it may require post-marketing testing, including potentially expensive phase IV studies, and surveillance to monitor the safety and effectiveness of the drug. In addition, the FDA may in some circumstances impose restrictions on the use of the drug that may be difficult and expensive to administer, and may require prior approval of promotional materials.

     Before approving a new drug application or biologics license application, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with current Good Manufacturing Practices. In addition, the manufacture, holding, and distribution of a product must be in compliance with current Good Manufacturing Practices. Manufacturers must continue to expend time, money and effort in the area of production and quality control and record keeping and reporting to ensure full compliance with those requirements. The labeling, advertising, promotion, marketing and distribution of a drug or biologic product must be in compliance with FDA regulatory requirements. Failure to comply with applicable requirements can lead to the FDA demanding that production and shipment cease, and, in some cases, that the manufacturer recall products, or to enforcement actions that can include seizures, injunctions and criminal prosecution. These failures can also lead to FDA withdrawal of approval to market the product.

     Antigenics is also subject to regulation by the Occupational Safety and Health Administration and the Environmental Protection Agency and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other regulatory statutes, and may in the future be subject to other federal, state or local regulations. Either or both of OSHA or the EPA may promulgate regulations that may affect Antigenics' research and development programs. The company is unable to predict whether any agency will adopt any regulation which could have a material adverse effect on its operations.

     Sales of pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not Antigenics has obtained FDA approval, it must obtain approval of a product by comparable regulatory authorities of foreign countries prior to the commencement of marketing the product in those countries. The time required to obtain this approval may be longer or shorter than that required for FDA approval. The foreign regulatory approval process includes all the risks associated with FDA regulation set forth above as well as country-specific regulations.

COMPETITION

     Competition in the pharmaceutical and biotechnology industries is intense. Many pharmaceutical or biotechnology companies have products on the market and are actively engaged in the research and development of products for the treatment of cancer, infectious diseases and autoimmune disorders. In addition, many competitors focus on immunotherapy as a treatment for cancer, infectious diseases and autoimmune disorders. In particular, some of these companies are developing autologous cancer vaccines. Others are focusing on developing heat shock protein products. Antigenics competes for funding, access to licenses, personnel and third-party collaborations. In addition, many competitors have substantially greater financial, manufacturing, marketing, sales, distribution and technical resources, and more experience in research and development, clinical trials and regulatory matters, than Antigenics does. A competing company developing, or acquiring rights to, a more efficacious therapeutic product for the same diseases targeted by

Antigenics, or one which offers significantly lower costs of treatment, could render Antigenics' products noncompetitive or obsolete.

     Academic institutions, governmental agencies and other public and private research institutions conduct significant amounts of research in biotechnology, medicinal chemistry and pharmacology. These entities have become increasingly active in seeking patent protection and licensing revenues for their research results. They also compete with Antigenics in recruiting and retaining skilled scientific talent.

FACILITIES

     Antigenics leases approximately 30,225 square feet of laboratory space in Woburn, Massachusetts under a lease agreement that terminates in August 2003. The company has an option to renew for an additional five-year period with the landlord's consent. Antigenics maintains its executive offices in New York, New York, in an office building in which we lease approximately 10,000 square feet. The agreement for 2,000 square feet terminates in July 2004, and the remaining 8,000 square feet terminates in December 2006. You should read the discussion under "Certain Relationships and Related Transactions" on page 92 regarding Antigenics' executive offices.

EMPLOYEES

     As of September 6, 2000, Antigenics had 93 employees, of whom 14 have Ph.D.s and 2 have M.D.s, 5 are clinical staff, 29 are manufacturing and quality control staff, 24 are research and development staff, and 35 are management or administrative staff. None of Antigenics' employees are subject to a collective bargaining agreement. The company believes that it has good relations with its employees.

LEGAL PROCEEDINGS

     Other than the company's opposition of a European patent discussed under "Risk Factors" on pages 13-14, Antigenics is not currently a party to any material legal proceedings or claims. You should read the discussion of Antigenics' opposition of this European patent under "Risk Factors" on pages 13-14.

                 ANTIGENICS SELECTED HISTORICAL FINANCIAL DATA

     Antigenics is providing the following information to aid you in your analysis of the financial aspects of the merger. Antigenics derived the selected balance sheet data set forth below as of December 31, 1998 and 1999, and the statement of operations data for each of the years in the three-year period ended December 31, 1999, from its audited financial statements included elsewhere in this proxy statement/prospectus. Antigenics derived the selected balance sheet data as of December 31, 1995, 1996 and 1997, and selected statement of operations data for the two years ended December 31, 1995 and 1996, from its audited financial statements which are not included in this proxy statement/prospectus.

     Antigenics derived the selected financial data for the six months ended June 30, 1999 and 2000, and for the period from March 31, 1994 (date of inception) to June 30, 2000 from its unaudited financial statements which are included elsewhere in this proxy statement/prospectus. The unaudited financial statement data includes, in Antigenics' opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of its financial position and the results of its operations for these periods. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2000. This information is only a summary and you should read it in conjunction with Antigenics' historical financial statements and related notes and "Antigenics Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in this proxy statement/prospectus.

     Prior to Antigenics' converting to a corporation in February 2000, as a limited liability company, no federal, state or local income taxes were levied on Antigenics. Each member of the limited liability company was individually responsible for reporting his share of Antigenics' net income or loss on their personal tax returns. As a result, Antigenics will not be able to offset future taxable income, if any, against losses incurred prior to the closing of the conversion to a corporation.

     Given Antigenics' history of incurring operating losses, management believes that it is more likely than not that any deferred tax assets, net of deferred tax liabilities, will not be realized. Therefore, there is no income tax benefit in the financial statements for periods ended after February 2000 because of a loss before income taxes and the need to recognize a valuation allowance on net deferred tax assets.

     Increases in cash and cash equivalents, total current assets, total assets and stockholders' equity in the periods presented below include the effects of the receipt of net proceeds from Antigenics' equity offerings that totaled approximately $7.6 million, $18.0 million, $41.1 million and $66.8 million in 1997, 1998, 1999 and the six-month period ended June 30, 2000.

                                                                                                             PERIOD FROM
                                                                                                              MARCH 31,
                                                                                                                1994
                                                                                        SIX MONTHS ENDED      (DATE OF
                                                YEAR ENDED DECEMBER 31,                     JUNE 30,        INCEPTION) TO
                                    ------------------------------------------------   ------------------     JUNE 30,
                                     1995      1996      1997      1998       1999      1999       2000         2000
                                    -------   -------   -------   -------   --------   -------   --------   -------------
                                                                                          (UNAUDITED)        (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue.........................  $    --   $    --   $    --   $    --   $     --   $    --   $     --     $     --
  Operating expenses:
    Research and development......     (742)   (2,017)   (2,563)   (6,102)   (10,977)   (4,813)    (7,189)     (29,703)
    General and administrative....   (2,453)   (1,781)   (1,549)   (3,178)    (6,875)   (2,440)    (3,911)     (19,801)
    Depreciation and
      amortization................      (40)      (79)     (202)     (360)    (1,005)     (340)      (720)      (2,422)
                                    -------   -------   -------   -------   --------   -------   --------     --------
  Loss from operations............   (3,235)   (3,877)   (4,314)   (9,640)   (18,857)   (7,592)   (11,820)     (51,926)
  Interest income, net............        8       281       481       736        723       375      2,611        4,840
  Non-operating income............       --       250        --        --         10        --         --          260
                                    -------   -------   -------   -------   --------   -------   --------     --------
  Net loss(1).....................  $(3,227)  $(3,346)  $(3,833)  $(8,904)  $(18,124)  $(7,217)  $ (9,209)    $(46,826)
                                    =======   =======   =======   =======   ========   =======   ========     ========
  Net loss per share, basic and
    diluted.......................  $ (0.25)  $ (0.23)  $ (0.25)  $ (0.54)  $  (1.00)  $ (0.40)  $  (0.39)
                                    =======   =======   =======   =======   ========   =======   ========
  Weighted average number of
    shares outstanding, basic and
    diluted.......................   13,049    14,602    15,401    16,459     18,144    17,904     23,884
                                    =======   =======   =======   =======   ========   =======   ========

                                                               AS OF DECEMBER 31,
                                                -------------------------------------------------    AS OF JUNE 30,
                                                 1995      1996      1997       1998       1999           2000
                                                -------   -------   -------    -------    -------    --------------
                                                                                                      (UNAUDITED)
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...................  $   791   $ 9,588   $13,086    $22,168    $46,418       $105,141
  Total current assets........................      876     9,639    13,246     22,447     47,672        106,221
  Total assets................................    1,124    10,041    14,090     26,636     56,004        115,191
  Total current liabilities...................      584       883       878      2,285      2,171          2,778
  Long-term liabilities, less current
    portion...................................       --        --        --        709      2,155          1,702
  Stockholders' equity........................      540     9,158    13,212     23,641     51,678        110,711

---------------
(1) Prior to Antigenics' conversion from a limited liability company to a corporation in February 2000, in accordance with federal, state and local income tax regulations which provide that no income taxes are levied on United States limited liability companies, each member of the limited liability company was individually responsible for reporting his share of the company's net income or loss. Accordingly, Antigenics has not provided for income taxes in its financial statements for periods before February 2000. Given Antigenics' history of incurring operating losses, no income tax benefit is recognized in its financial statements for periods after February 2000 because of a loss before income taxes and the need to recognize a valuation allowance on net deferred tax assets.

                ANTIGENICS MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Since Antigenics' inception in March 1994, its activities have primarily been associated with the development of its heat shock protein technology and its lead therapeutic vaccine, Oncophage. The company's business activities have included:

     - product research and development;

     - intellectual property prosecution.

     - establishing manufacturing capabilities;

     - manufacturing therapeutic vaccines for clinical trials; and

     - regulatory and clinical affairs.

     Antigenics has incurred significant losses since its inception because it has not generated any revenues. As of June 30, 2000, Antigenics had an accumulated deficit of approximately $46,826,000. The company expects to continue to incur net losses over the next several years as it completes its Oncophage clinical trials, apply for regulatory approvals, continue development of its technology and expand its operations. The company has been dependent on equity and debt financings to fund its business activities. Antigenics' financial results may vary depending on many factors, including:

     - the progress of Oncophage in the regulatory process;

     - the acceleration of the company's other therapeutic vaccine candidates into preclinical and clinical trials;

     - its investment in manufacturing process development and in manufacturing capacity for Oncophage and other product candidates;

     - development of a sales and marketing staff and initial sales activities if Oncophage is approved for commercialization; and

     - the progress of the company's other research and development efforts.

HISTORICAL RESULTS OF OPERATIONS

  Six Months Ended June 30, 2000 Compared to the Six Months Ended June 30, 1999

     Revenue. Antigenics generated no revenue during the six months ended June 30, 2000 or during the six months ended June 30, 1999.

     Research and Development. Research and development expense increased 49.4% to $7,189,000 for the six months ended June 30, 2000 from $4,813,000 for the six months ended June 30, 1999. The increase was primarily due to the increase in staff to support the company's expanded research and development activities, which increased costs by $1,513,000, an increase in the non-cash charge for options granted and earned by outside advisors, directors and employees from $771,000 for the six months ended June 30, 1999 to $843,000 for the six months ended June 30, 2000, an increase in costs associated with operating the company's manufacturing and research facility of $459,000 and other ongoing development activities that increased costs by $332,000. Research and development expenses consist primarily of compensation for the company's employees and outside advisors conducting research and development work, costs associated with the company's sponsored research at the University of Connecticut, costs associated with the operation of the company's manufacturing and laboratory facility and the costs to support Oncophage clinical trials.

     General and Administrative. General and administrative expenses increased 60.3% to $3,911,000 for the six months ended June 30, 2000 from $2,440,000 for the six months ended June 30, 1999. The increase was primarily due to the growth in the number of employees to support the company's expanded business operations that increased costs by $547,000, increased costs related to operating as a public company of $372,000, and the increase in the non-cash charge for options granted and earned by outside advisors, directors and employees to $843,000 for the six months ended June 30, 2000 from $814,000 for the six months ended

June 30, 1999. General and administrative expenses consisted primarily of personnel compensation, office expenses and professional fees.

     Depreciation and Amortization. Depreciation and amortization expense increased 111.76% to $720,000 for the six months ended June 30, 2000 from $340,000 for the six months ended June 30, 1999. This increase was due to the depreciation expense of the company's new 30,225 square foot manufacturing and laboratory facility and related equipment placed in service during the second quarter of 1999.

     Interest Income. Interest income increased 512% to $2,815,000 for the six months ended June 30, 2000 from $460,000 for the six months ended June 30, 1999. This increase was principally attributable to a higher average cash and cash equivalents balance during the six months ended June 30, 2000 as compared to the six months ended June 30, 1999 as a result of net proceeds of $38,922,000 from a private equity financing completed in November 1999 and $66,229,000 from the company's initial public offering completed in February 2000.

     Interest expense. Interest expense increased 141.2% to $205,000 for the six months ended June 30, 2000 from $85,000 for the six months ended June 30, 1999 due to the increased borrowings under a credit facility to partially fund the construction of the company's manufacturing and laboratory facility.

  Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

     Revenue. Antigenics generated no revenue during the year ended December 31, 1999 or during the year ended December 31, 1998.

     Research and Development. Research and development expense increased 79.9% to $10,977,000 for the year ended December 31, 1999 from $6,102,000 for the year ended December 31, 1998. This increase was partially attributable to the increase in the non-cash charge for options granted and earned by outside advisors, directors and employees to $1,814,000 for the year ended December 31, 1999 from $314,000 for the year ended December 31, 1998. The remainder of the increase was primarily due to the number of later stage Oncophage clinical trials in process that increased costs by $1,055,000, an increase in staff to support the company's expanded business activities that increased costs by $1,342,000 and other ongoing development activities that increased costs by $978,000. Research and development expenses consisted primarily of compensation for employees and outside advisors conducting research and development work, funding paid to the University of Connecticut, where Antigenics sponsors research, costs associated with the operation of its manufacturing and laboratory facility and funding paid to support Oncophage clinical trials.

     General and Administrative. General and administrative expenses increased 116.3% to $6,875,000 for the year ended December 31, 1999 from $3,178,000 for the year ended December 31, 1998. This increase was partially due to the increase in the non-cash charge for options granted and earned by outside advisors, directors and employees to $3,213,000 for the year ended December 31, 1999 from $795,000 for the year ended December 31, 1998. The remainder of the increase was primarily due to the growth in the number of employees to support Antigenics' expanded business operations that increased costs by $595,000. General and administrative expenses consisted primarily of personnel compensation, office expenses and professional fees.

     Depreciation and Amortization. Depreciation and amortization expense increased 179.4% to $1,005,000 for the year ended December 31, 1999 from $360,000 for the year ended December 31, 1998. This increase was due to the depreciation expense of the company's new 30,225 square foot manufacturing and laboratory facility and related equipment.

     Interest Income, net. Interest income increased 37.8% to $1,014,000 for the year ended December 31, 1999 from $736,000 for the year ended December 31, 1998. This increase was principally attributable to a higher average cash and cash equivalents balance during the year ended December 31, 1999 as compared to the year ended December 31, 1998 due to a $28,000,000 private equity financing completed in January 1999 and a $39,200,000 private equity financing completed in November 1999. Interest expense was $291,000 during the year ended December 31, 1999 due to borrowings under a credit facility to fund the construction of the company's manufacturing and laboratory facility. Antigenics incurred no interest expense during the year ended December 31, 1998.

  Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Revenue. Antigenics generated no revenue during the year ended December 31, 1998 or during the year ended December 31, 1997.

     Research and Development. Research and development expenses increased 138.1% to $6,102,000 for the year ended December 31, 1998 from $2,563,000 for the year ended December 31, 1997. This increase was due primarily to an increase of $1,777,000 in salary cost due to an increase in the number of employees as Antigenics expanded its business and clinical activities, an increase of $190,000 in expense to support Oncophage clinical trials, an increase in professional fees of $126,000 related to expansion of the company's intellectual property and patent activities, and the non-cash charge for options granted to and earned by outside advisors, employees and directors of $236,000.

     General and Administrative. General and administrative expenses increased 105.2% to $3,178,000 for the year ended December 31, 1998 from $1,549,000 for the year ended December 31, 1997. This increase was due primarily to an increase of $196,000 in costs related to increased personnel necessary to support Antigenics' expanding business and clinical operations and the non-cash charge for options granted and earned by outside advisors, employees and directors of $621,000.

     Depreciation and Amortization. Depreciation and amortization expense increased 78.2% to $360,000 for the year ended December 31, 1998 from $202,000 for the year ended December 31, 1997. This increase was due to the depreciation expense of the company's manufacturing and laboratory equipment.

     Interest Income, net. Interest income increased 53.0% to $736,000 for the year ended December 31, 1998 from $481,000 for the year ended December 31, 1997. This increase was primarily attributable to a higher average cash and cash equivalents balance during the year ended December 31, 1998 as compared to the year ended December 31, 1997. There was no interest expense during the years ended December 31, 1998 and 1997.

     Antigenics Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements reflecting management's current expectations regarding the company's future performance. These expectations are based on certain assumptions regarding the timing of Antigenics' clinical trials, the efficacy of products, the availability of capital and other factors relating to the company's growth. These expectations may not materialize if product development efforts are delayed or suspended or if other assumptions prove incorrect. These factors are more fully discussed in under "Risk Factors" beginning on page 8 of this proxy statement/prospectus.

LIQUIDITY AND CAPITAL RESOURCES

     Antigenics has incurred annual operating losses since inception, and at June 30, 2000, the company had incurred an accumulated deficit of $46,826,000. Since its inception, Antigenics has financed its operations primarily through the sale of equity, interest income earned on cash and cash equivalent balances and debt provided through a credit line secured by some of the company's manufacturing and laboratory assets. Most recently, Antigenics completed an initial public offering that raised net proceeds of $66,229,000. From its inception through June 30, 2000, Antigenics raised aggregate net proceeds of $145,800,000 through the sale of equity and the exercise of stock options and warrants, and borrowed $3,481,000 under its $5,000,000 credit facility. Antigenics expects that it will fund its capital expenditures and growing operations over the next two years with current working capital. The company may, however, raise money in the capital markets. Antigenics' future capital requirements include, but are not limited to, supporting its Oncophage clinical trial efforts and continuing its other research and development programs. Satisfying Antigenics' long-term liquidity needs will require the successful commercialization of Oncophage or other products and may require additional capital.

     Antigenics' cash and cash equivalents at June 30, 2000 were $105,141,000, an increase of $58,723,000 from December 31, 1999. During the six months ended June 30, 2000, the company used cash primarily to finance operations, including its Oncophage clinical trials.

     Net cash used in operating activities for the six months ended June 30, 1999 and 2000 was $5,740,000 and $6,786,000. The increase resulted from the increase in the activity of Oncophage clinical trials and general expansion of operations.

     Net cash used in investing activities for the six months ended June 30, 1999 and 2000 was $3,788,000 and $1,214,000. The investments were primarily for the purchase of equipment, furniture and fixtures, and in 1999 the construction of the company's manufacturing and laboratory facility, which was primarily completed during the second quarter of 1999. During 1999, the company partially financed its new manufacturing and laboratory facility in Woburn, Massachusetts through the $5,000,000 credit facility discussed below and available cash balances. During the second quarter of 2000, for investment and strategic purposes, Antigenics invested $300,000 to become a limited partner in a limited partnership which will invest principally in companies that apply genomic technologies and information in their offerings of products and services or that are engaged in research and development and efforts involving genomic technologies with a view to developing such products and services. Antigenics' total commitment to this limited partnership is $3,000,000 with contributions made as authorized by the general partner.

     Net cash provided by financing activities was $3,091,000 and $66,723,000 for the six months ended June 30, 1999 and 2000. Since inception, Antigenics' primary source of financing has been from equity investments. During the six months ended June 30, 1999 and 2000, sales of equity and, in 2000, exercises of stock options and warrants, totaled approximately $2,212,000 and $67,115,000. At June 30, 2000, Antigenics had outstanding $2,576,000 under its credit facility, which was used to finance the construction of the company's manufacturing and laboratory facility and to purchase related equipment. Loans that were drawn down on the credit facility are secured by specific assets, including leasehold improvements, which they finance.

OTHER

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting or Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended, will be effective for the company's fiscal year beginning January 1, 2001. The adoption of SFAS No. 133 is not expected to have a material effect on Antigenics' financial position or results of operations.

     In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" (FIN 44). FIN 44 provides guidance on the accounting for stock-based compensation grants to employees and directors. The Interpretation will be applied prospectively beginning July 1, 2000. The adoption of FIN 44 is not expected to have a material effect on Antigenics' financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     In the normal course of business, Antigenics is exposed to fluctuations in interest rates as the company seeks debt financing to make capital expenditures. The company does not employ specific strategies, such as the use of derivative instruments or hedging, to manage its interest rate exposures. There has been no change since the fiscal year ended December 31, 1999 with respect to its interest rate exposures or its approach toward those exposures. Further, Antigenics does not expect its market risk exposures to change in the near term.

     The information below summarizes our market risks associated with debt obligations as of June 30, 2000. Fair values included herein have been estimated taking into consideration the nature and terms of each instrument and the prevailing economic and market conditions at June 30, 2000. The table presents cash flows by year of maturity and related interest rates based on the terms of the debt.

                                                         CARRYING
                                                          AMOUNT                   YEAR OF MATURITY
                                           ESTIMATED     JUNE 30,     -------------------------------------------
                                          FAIR VALUE       2000         2000       2001        2002        2003
                                          -----------   -----------   --------   --------   ----------   --------
Long-term debt(1).......................  $2,788,000    $2,576,000    $421,000   $939,000   $1,022,000   $194,000

---------------
(1) Fixed interest rates from 13.954% to 15.084%

                               BUSINESS OF AQUILA

OVERVIEW

     Aquila engages in discovery, development, and commercialization of products to prevent, treat or control infectious disease, degenerative disorders and cancers. Advances in biotechnology and immunology have enabled scientists to develop a new generation of products that specifically modulate the immune system to produce an effective immune response. These advances have allowed development of new or improved prophylactic and therapeutic products to address diseases that have remained largely refractive to historical methods of intervention.

     Aquila conducts research and development involving two proprietary core technologies, the Stimulon family of adjuvants and the CD1 antigen presentation system. The company has six product programs, including one product already approved for sale, two clinical programs, one preclinical program and two discovery programs. In addition, Aquila has eight corporate partners, six of whom have ongoing clinical programs involving ten different products which use Aquila's technology.

     The Stimulon family of adjuvants has been shown to enhance the quality and the quantity of the immune response to a variety of antigens, both in preclinical studies and in a number of human clinical trials. Use of the Stimulon adjuvants allows scientists to design products that can activate specific antibody and T cell responses, and results in new, highly effective vaccines for both therapeutic and prophylactic applications. New applications include improved vaccines for diseases involving poorly immunogenic antigens such as polysaccharides or for diseases affecting the elderly, whose immune systems have deteriorated so that they do not respond to traditional approaches. New therapeutic products involving treating people with diseases such as malaria, chronic hepatitis infection, acquired immune deficiency syndrome or various cancers, where a cell mediated immune response is thought to be essential, may be possible using the Stimulon adjuvants. Finally, the use of Stimulon adjuvants may allow new approaches to degenerative disorders, including Alzheimer's disease.

     The CD1 antigen presentation system is a new approach to the development of immunological products. Until recently, scientists believed that antigen presenting cells of the immune system processed and presented antigens as peptides through two mechanisms, the Class I and the Class II MHC pathways. Recent discoveries have demonstrated that there is a third pathway, called the CD1 pathway, through which antigens with lipid tails are presented. Aquila's scientists and other scientists are working to establish proof that the CD1 system is involved in an effective immune response to cancers, infectious diseases and autoimmune disorders. Through its acquisition of VacTex, Inc., which operates as a wholly owned subsidiary, Aquila has an exclusive license to a patent covering CD1 technology and is advancing the development of proprietary products to prevent and treat infectious diseases, cancers and autoimmune disorders. Aquila also has an exclusive license to technology involving NK T cells.

     Of Aquila's six product programs, three involve the Stimulon adjuvant QS-21 and three are based on the CD1 technology. Aquila manufactures bulk vaccine and bulk components for the product Leucogen, which is marketed by Virbac, S.A. for the prevention of feline leukemia virus infection. A second product, Quilimmune-P, which is designed to prevent Streptococcus pneumoniae infections in the elderly, is in clinical development. In initial clinical testing, the safety profile of Quilimmune-P was good, but the immunogenicity of this formulation was not significantly better than the control formulation. Aquila has altered the formulation further and has received permission from the FDA for additional clinical testing which is expected to start before the end of October, 2000. A third program involves products designed to help control malaria infections. One malaria antigen, SPf66, combined with QS-21 has been studied in phase I clinical trials and has shown compelling immunological results. Aquila is evaluating additional malaria antigens in combination with QS-21 for their ability to provide protection from malaria infections. The three programs based on CD1 technology include two approaches to cancer using NK T cell immunotherapy -- one involving activation of NK T cells with a licensed monoclonal antibody and the second, activation of NK T cells with CD1 presented small molecules -- and a general approach to infectious diseases involving CD1 antigen discovery programs for tuberculosis, Chlamydia trachomatis, Staphylococcus aureus, and Non-typeable Haemophilus influenzae.

     Aquila's corporate partners are SmithKline Beecham, P.L.C., Wyeth-Lederle Vaccines and Pediatrics, a business group of Wyeth-Ayerst International, Inc., a subsidiary of American Home Products Corporation, Aventis Pasteur, Bristol-Myers Squibb (Progenics Pharmaceuticals, Inc.), Vaxgen, Inc., Elan Corporation, P.L.C., Korea Green Cross Corporation and Virbac, S.A.

SCIENTIFIC BACKGROUND

     The human immune system is made up of several different cell types, including antigen presenting cells, or APCs, B cells and T cells. In general, the role of APCs is to process antigens from pathogens, such as viruses, bacteria or parasites, into smaller fragments and to present the resulting proteins (peptides), lipids, or carbohydrates to T cells. Antigens can be processed by APCs through three pathways -- the MHC Class I, MHC Class II or the CD1 pathway. Peptide fragments from antigens processed through the Class I pathway are displayed on the surface of the APC by the MHC Class I protein and typically result in a cellular immune response. This specific activation of cytotoxic T cells is called a CTL response and is thought to be critical for many immunotherapeutic approaches to the treatment of cancer and the treatment or prevention of diseases such as herpes, hepatitis, HIV and malaria. A different response, called the humoral response, results when antigens processed by the Class II pathway are displayed by MHC Class II proteins. In a humoral response, B cells are activated to produce antibodies that are specific for the antigen encountered. The antibodies produced by B cells will bind to and can neutralize the pathogens that have invaded the body. In the third pathway, antigens with lipid components are processed through the CD1 pathway and generate a cellular immune response that also results in the specific activation of cytotoxic T cells.

     Traditional approaches for developing immune protection from infection in humans involved the use of animal viruses or the use of attenuated or killed pathogens as vaccines. While these approaches are effective for some pathogens, there is a small but statistically significant risk of the development of disease in people receiving these types of vaccines. With the advent of recombinant technology, scientists learned that safer products could be created using specific components of an organism rather than the whole organism. For example, the genes for the surface antigens from a pathogen can be cloned using genetic engineering and used to make recombinant proteins. The recombinant proteins are then used in a vaccine, to make a so-called sub-unit vaccine. Alternately, the DNA coding for proteins can be used directly in DNA vaccines. Other specific cellular components have been used to stimulate disease specific responses, including proteins isolated from the pathogen itself, synthetic peptides, carbohydrates and lipoproteins.

     When these new subunit vaccines were first used, scientists learned that although a pathogen specific immune response was stimulated, the response was often not of the right quality or strength to provide protection from infection or disease. As a result, immune modulation technologies have been developed that have been coupled with pathogen specific antigen approaches. These methods for modulating the immune system include conjugation of the antigen to a carrier protein, the use of viral or bacterial vectors to carry specific genes, the use of cytokines or lymphokines to stimulate the immune system and the use of adjuvants. Carrier proteins such as keyhole limpet hemocyanin (KLH) or the toxoids from diphtheria, tetanus and cholera have been used effectively. Viral vectors such as vaccinia, canary pox, or the bacteria BCG are under evaluation as carriers of disease specific genes to determine whether they stimulate a protective immune response. Adjuvants that have been used or that are in development include aluminum hydroxide (alum); MF59, a product of Chiron Corporation and its affiliates; monophosphoryl lipid A (MPL) and LeIF, products of Corixa Corporation; Adjumer, a product of AVANT Immunotherapeutics Inc.; CpG, a product of Coley Pharmaceutical Corp.; GPI-0100, a product of Galencia Pharmaceuticals, Inc. and saponins from Quillaja saponaria such as QS-21.

     These adjuvant technologies are not all the same and affect the humoral and cell mediated pathways differently. Aquila's Stimulon family of adjuvants, QS-21 and QS-7, are purified, defined molecules, derived from a natural source. They stimulate antigen specific responses and have been shown to promote both antibody and CTL immune responses in animals and humans.

CORE TECHNOLOGIES

     Aquila is developing new products based on its two core technologies, the Stimulon family of adjuvants that specifically enhance antibody and CTL responses, and proprietary CD1 presented antigens and CD1 molecules, including monoclonal antibodies and small molecules that are specific for the target disease.

     The typical development pathway for a disease specific product includes antigen or molecule identification, preparation of research quantities of the potential product, formulation studies, demonstration of a biological effect and development of commercial scale, product production procedures. These developmental efforts can be accomplished internally or result from technology licensed from outside sources, or a combination of both approaches.

     Aquila's ability to discover and produce proprietary, disease-specific molecules allows it to develop products targeted at specific applications and populations. Aquila's scientists have expertise in:

     - recombinant DNA cloning methods;

     - mammalian, insect and bacterial cell expression;

     - monoclonal antibody development and production;

     - extraction and purification of protein, glycoside and lipid compounds from natural sources; and

     - carbohydrate and polysaccharide production.

Furthermore, the company's scientists have demonstrated their expertise with a variety of antigens from both viral and bacterial pathogens including those that require high level bio-containment.

  The CD1 Antigen Presentation System

     In a breakthrough discovery, Michael Brenner, M.D., of Brigham and Women's Hospital and Harvard Medical School, and Steven Porcelli M.D., of Albert Einstein College of Medicine, found that lipid-containing antigens from infectious pathogens, can be processed and presented to the immune system by antigen presenting cells. These antigens are presented by a newly recognized antigen presenting system called the CD1 pathway, which involves a family of conserved mammalian proteins that are related to the MHC molecules. The CD1 proteins bind and present antigens that are fundamentally different from those presented through the MHC system. The CD1 presented antigens contain a lipid component as part of their chemical structure. Lipid containing antigens presented through CD1 stimulate the production of additional cytotoxic T cells that can recognize and kill invading pathogens.

     Since the initial discovery of the CD1 system, a large and growing body of research has further characterized the CD1 pathway, suggesting that modulating the immune system with lipid antigens has therapeutic potential for a broad range of diseases such as tuberculosis, type I diabetes and cancer. The research has shown that the lipid antigen recognition pathway can be used to activate or enhance antitumor responses. Researchers have determined the crystal structure of mouse CD1 that provides a structural rationale that supports its biological activity. The three-dimensional structure of CD1 shows a binding groove on CD1 that is attractive to lipids due to its hydrophobic nature. CD1 proteins resemble MHC proteins in a number of ways, and it appears that they arose from the same ancestral lineage as the MHC proteins. Aquila scientists are working to establish proof that the CD1 system is involved in providing protection from infection and, although Aquila believes it has made sufficient progress to justify continuing the research, its scientists have yet to establish proof. The premise is that CD1 antigens will provide an opportunity for the discovery of a wholly new set of antigens in infectious diseases, cancer and autoimmune disorders that can be developed into products.

     NK T cells are a specialized population of T cells that are believed to play an important immunoregulatory role. This activity is thought, at least in part, to be mediated by the production of the immunoregulatory cytokines IL-4 and interferon-gamma. A subset of NK T cells has been shown to respond to antigens presented by one of the CD1 molecules, CD1d. These NK T cells express a conserved T cell receptor and are known as "invariant NK T cells." In animal models, invariant NK T cells have also been shown to play a critical role in antiviral and antitumor immune responses. Defects in invariant NK T cells have been linked to autoimmune disease in both animal models and humans. Furthermore, the number of invariant NK T cells is dramatically reduced in individuals with Type I diabetes, multiple sclerosis, and some forms of cancer. Several methods have been developed for stimulating the growth of NK T cells and altering the cytokines that these T cells produce. One method makes use of small lipidic molecules that are presented to NK T cells through CD1d and the other makes use of monoclonal antibodies that directly bind to the T cell receptor on NK T cells and induces their expansion and stimulation. Scientists at Aquila believe that expansion and stimulation of invariant NK T cells could have therapeutic benefit to patients with disease associated with NK T cell deficits.

  The Stimulon Family of Adjuvants

     QS-21 is the lead Stimulon adjuvant. It is a natural product, purified from the bark of a tree called Quillaja saponaria that grows in South America. Up to 10% of the bark from Quillaja is composed of saponins, of which QS-21 is typically one of the more predominant. The bulk bark extract is available in the United States. Aquila believes QS-21 is well suited to pharmaceutical development and formulation because it has good stability as a dried powder (at least 3 years), is water soluble, and when rehydrated, is a clear liquid that mixes easily with other vaccine components. QS-21 is compatible with alum and micro-particles that are used in many experimental product formulations. QS-21 is well characterized with a known molecular structure, thus distinguishing it from competing adjuvant candidates, which are typically emulsions, polymers or biologicals. Because QS-21 is currently regulated by the FDA as a "constituent material" used in drug preparation, the FDA does not require specific licensure of facilities used for its manufacture.

     Patents have issued to Aquila with composition of matter claims covering any substantially purified saponin derived from a Quillaja saponaria extract where the saponin has immune adjuvant activity and is less toxic than the extract. In addition, there are issued composition of matter claims to specific identified saponins QS-7, QS-17, QS-18, and QS-21. One of these Stimulon molecules, QS-7, which has a slightly different safety and activity profile than QS-21, is in development. Aquila has also been issued a patent for saponins conjugated to antigens. All patents include the use of all these molecules as adjuvants. For a further discussion, see "Business of Aquila--Patents and Proprietary Rights" on pages 55-56.

     The use of Stimulon adjuvants improves the quality of the immune response. Adding QS-21 to antigens generally broadens the type of antibody produced, increases the titer or amount of antibodies produced, and stimulates cell mediated responses. It is potent and active at microgram doses when used with many types of antigens, including recombinant proteins derived from viruses and bacteria as well as polysaccharide antigens from bacterial pathogens.

     Aquila believes that the performance of QS-21 will vary depending upon the nature of the antigen and the target population. Initial human studies conducted by Aquila's licensees and collaborators have focused on proving the safety of QS-21 and experimenting with different formulations and dose levels. Aquila and its collaborators have completed 60 studies with over 30 antigens to date. More than 2,500 subjects have received QS-21 in various formulations. These studies have shown that the addition of QS-21 to product formulations improves the immune response to certain antigens, as evidenced by increased antibody titer.

     Recently, another adjuvant derived from saponins from Quillaja saponaria has been developed by Galenica Pharmaceuticals, Inc. This adjuvant, termed GPI-0100, consists of a derivatized product, prepared from a partially purified saponin preparation. The GPI-0100 adjuvant is prepared by the removal of a fatty acid and the substitution of a different fatty acid at a different site on the saponin. In contrast to QS-21, which is a purified molecule, the GPI-0100 adjuvant consists of many different derivatized saponins (depending upon the purity of the initial starting material). Results from studies in mice that have been reported by Galenica indicate that a GPI-0100 is active as an adjuvant, but requires the use of a dose that is five to twenty times higher than a natural saponin such as QS-21. Results in humans are not yet available, although one clinical trial of GPI-0100 has been initiated in the field of cancer.

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

STRATEGY

     Aquila's objective has been to create and to commercialize products that modulate the immune system to prevent, control or treat infectious diseases, degenerative and autoimmune disorders and cancers. Aquila pursues this objective by exploiting its expertise in adjuvant and antigen research to create products and then developing them through FDA licensure, with a view to marketing products to end users, resellers or partners based on market attributes. Aquila also pursues this objective by supporting its corporate partners' product development programs, further developing its manufacturing capacity, and in-licensing and developing related technology.

  Exploit Expertise in Immunology

     Aquila has developed expertise in understanding the molecular mechanisms involved in stimulating and tuning the immune response to specific antigens to allow the development of safe and effective therapeutic and prophylactic products. Aquila expects to continue to integrate its proprietary core technologies and to identify targeted applications of its technology. In addition, Aquila plans to broaden its expertise in research and development to include different antigens such as lipid antigens, recombinant proteins, peptides, polysaccharides and other classes of antigenic molecules involved in the immune response. Aquila's strategy has been to acquire related products and technologies to supplement its scientific expertise, capabilities and product portfolio.

  Create and Develop Products

     Aquila has established a large number of corporate partnerships and a significant number of products are being developed through these partnerships. However, the company believes that it can also develop and retain significant value through its own product development efforts. Aquila has two products in clinical development and one product in preclinical development:

     - Quilimmune-P for preventing pneumococcal infections in the elderly;

     - Quilimmune-M for controlling malaria; and

     - NK T cell monoclonal antibody therapy for cancer.

     In addition, Aquila has completed the development and licensure of one product, Quilvax-FeLV for preventing leukemia in cats. For a further discussion,
see "Business of Aquila -- Product Development Programs" on page   .

     Aquila has a large number of ongoing academic collaborations involving other antigens, a number of which are cancer vaccines. In certain cases Aquila has options to license related technology should it wish to accelerate the development of these products.

  Support Corporate Partners' Programs

     Aquila has entered into collaborative agreements with SmithKline Beecham, P.L.C., Wyeth-Lederle Vaccines and Pediatrics, Aventis Pasteur, Bristol-Myers Squibb (Progenics Pharmaceuticals, Inc.), VaxGen, Inc., Elan Corporation P.L.C. and Korea Green Cross Corporation, as well as a number of other biotechnology companies. Aquila's current strategy is to use these partnerships to speed discovery and development of certain products that the company does not have the resources or skills to develop. These collaborations allow Aquila to focus its own efforts on products that have different markets than those of interest to large pharmaceutical companies. Aquila currently is in discussions involving a number of potential licenses and intends to continue to selectively license its technology. For a further discussion, see "Business of Aquila -- Corporate
Partner Programs" on page   .

  Develop Manufacturing Capacity

     Aquila has retained rights to the manufacture of QS-21 on a worldwide basis in all of its licensing agreements, and has been producing QS-21 for clinical trials for all of its partners and its own product programs. In addition, Aquila operates an antigen production facility to supply FeLV antigens and vaccine to its corporate partner, Virbac. Aquila's strategy is to continue to develop manufacturing expertise and capacity to allow it to retain value from the products that it develops.

  In-license Related Technology

     Aquila has been in-licensing products and technology related to immune modulation to supplement its product pipeline. In addition to expanding the product portfolio, this strategy has allowed the company to capitalize on newly developed technologies that are synergistic with its existing technology base.

PRODUCT DEVELOPMENT PROGRAMS

     As shown in the chart below, Aquila's strategy is to develop products internally and in partnership with other companies.

[Aquila's Product Development Programs Chart Omitted]

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

INTERNAL PRODUCT PROGRAMS

  Quilvax-FeLV for the Prevention of Feline Leukemia

     Aquila has developed a recombinant subunit vaccine against the feline leukemia virus. The product was approved in 1990 in the United States and in 1991 in Europe. This product represents 100% of Aquila's product sales. Aquila manufactures the product and sells it to Virbac, who markets it in Europe, Australia and Japan under the trademark Leucogen. Virbac has indicated that it intends to market the product directly in the United States. Feline leukemia is a highly contagious and commonly fatal disease of cats. Aquila's product was the first recombinant vaccine ever developed against a tumor-causing virus in mammals. A patent covering Quilvax-FeLV has been issued in the United States and in a number of other countries. Aquila manufactures bulk formulated product for the Australian markets and supplies Virbac with bulk antigen and adjuvant for further manufacture for the European and Japanese markets. The product is the leading feline leukemia vaccine in Europe and in an independent study conducted by the University of Glasgow, Bearsden, it was found to be the most effective of three leading feline leukemia vaccine products on the market.

  Quilimmune-P for the Prevention of Pneumococcal Infections

     Healthy adults are not typically at risk for developing significant disease following exposure to Streptococcus pneumoniae. However, S. pneumoniae infections in the elderly can cause serious disease. There are over 80 recognized serotypes of pneumococci, each with varying geographic and age group prevalence. Quilimmune-P is intended to be used to prevent pneumococcal infections in the elderly.

     There are approximately 34 million people over the age of 65 in the United States, and an additional 36 million adults with immune compromising conditions who are at risk for developing disease caused by S. pneumoniae. Various strains of S. pneumoniae are responsible for most community-acquired cases of pneumonia (500,000 cases per year) and are the second most common cause of bacteremia (50,000 cases per year, with 25% mortality). It is estimated that S. pneumoniae causes 40,000 deaths in the elderly and immunocompromised adults each year.

     The currently available vaccines, which were developed and approved in the early 1980s, are composed of purified capsular polysaccharides from the 23 serotypes that cause about 90% of infections. These vaccines are under-utilized by the elderly. Reports in the medical literature and confirmed in Aquila's trials indicate that, using the current vaccines, only 60-70% of healthy volunteers and 50-60% of the elderly respond with a two-fold or greater increase in the level of specific antibody.

     In a series of clinical studies that began in 1998, Aquila has been evaluating Quilimmune-P formulations that contain QS-21 and the capsular polysaccharides. The first study completed in the target population was a prospective, randomized, double blind comparison of a single immunization of Quilimmune-P to the currently licensed vaccine product in an elderly population. Quilimmune-P was generally well tolerated; however, the differences between Quilimmune-P and the control vaccine in the frequency of a two-fold or greater increase in antibody titer following the single immunization were not consistent, and only reached statistical significance with one serotype. Aquila also evaluated a second immunization of this formulation of Quilimmune-P twelve months after the first, but this did not improve the effectiveness.

     In a new strategy, Aquila is initiating clinical studies of Quilimmune-P formulations that contain QS-21 and a more immunogenic form of the capsular polysaccharide antigens. The immunogenicity of the capsular polysaccharides can be substantially improved by linking these antigens to a protein carrier to create a "conjugate" vaccine. Aquila believes that QS-21 will improve immune responses to a conjugate vaccine in elderly humans due to previous clinical experience with a melanoma conjugate vaccine. A Streptococcus pneumoniae conjugate vaccine, containing 7-capsular polysaccharides, is now commercially available as an otitis media vaccine for children. The utility of such formulations in the elderly is unknown. Aquila is currently initiating a phase I clinical trial of this vaccine with QS-21 in the elderly to determine whether antibody responses to the serotypes in this vaccine will be improved in comparison to those raised by the standard vaccine licensed for use in the elderly.

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

  Quilimmune-M for the Control of Malaria

     According to estimates in reports published by the World Health Organization, commonly known as the WHO, approximately 2 billion people reside in malaria-infected areas. The yearly incidence of malaria is estimated by the WHO at 300 to 500 million cases, with a death toll of 1.5 to 3 million persons. While anti-malarial drugs have been in use for decades, they are expensive and resistant malarial strains are becoming increasingly common. The WHO has identified malaria as a priority vaccine target in developing countries.

     Aquila is involved in a number of programs to develop products to control malaria. One of the programs is a collaboration with SmithKline Beecham, p.l.c. For a further discussion, see "Business of Aquila -- Corporate Partner Products" on page 53.

     In addition to this program, Aquila has collaborations with a number of other investigators on potential malaria products. With investigators at the Center for Disease Control and Prevention, commonly known as the CDC, Aquila is working on the development of multistage, multiepitope vaccines for both P. falciparum and P. vivax. These vaccine candidates contain B and T cell epitopes from several proteins expressed at all stages of the parasite life cycle. FALVAC-1, a 44kD protein expressed in insect cells, is the farthest along in development and has been tested in mice and Aotus monkeys in combination with QS-21. The NIAID/ MVDU, a recently reorganized group whose mission is to provide process development and clinical trial expertise to the testing of promising malaria vaccine candidates, is developing vaccines using recombinant antigens produced in yeast and baculovirus expression systems. Investigators at the University of Hawaii have completed an Aotus challenge study with a blood stage vaccine candidate made in insect cells in combination with QS-21. Aquila does not have any licensed rights to these malarial antigens but does have certain options related to malaria vaccine formulations.

  NK T Cell Immunotherapy Programs

     NK T cells are a specialized population of T cells that are believed to play an important immunoregulatory role. A subset of NK T cells recognize and respond to molecules presented by CD1d. These NK T cells have a conserved T cell receptor that interacts with CD1d and are known as "invariant NK T cells." In the mouse model, invariant NK T cells have been shown to play a critical role in antiviral and antitumor immune responses. In addition, the antitumor activity of IL-12 is not effective in mice with invariant NK T cell deficits. There have been several studies in humans linking a decrease in the number and altered activity of invariant NK T cells with several diseases. This linkage has been observed in patients with type I diabetes, multiple sclerosis, and advanced prostate cancer. It is Aquila's hypothesis that increasing the number of invariant NK T cells and restoring their activity will provide a therapeutic benefit for these patients. Aquila is taking two approaches for expanding invariant NK T cells -- a small molecule approach and a monoclonal antibody approach.

  i. NK T Cell Small Molecule Screening

     The objective of this program is to identify small molecules that can be presented by antigen presenting cells through CD1d and recognized by the conserved T cell receptor on invariant NK T cells, resulting in activation and expansion of the NK T cells. One such molecule has been identified by scientists from Kirin Brewery. This molecule, A-galactosyl-ceramide (A-GalCer) was originally isolated from a sea sponge and identified based on its antitumor effects. Only subsequent to these observations was it discovered that A-GalCer could bind to CD1d and activate invariant NK T cells. Aquila's approach is to recreate the molecular binding events between a CD1d/small molecule complex and the invariant T cell receptor that result in activation of NK T cells in an in vitro assay. Such an in vitro assay has been described using mouse reagents by scientists at the Brigham and Woman's Hospital. This in vitro screening assay can then be used to screen for additional small molecules that are active in this assay from any of a number of molecular libraries. Active small molecules could potentially be used as therapeutic compounds themselves or as lead compounds for further drug discovery.

  ii. NK T Cell Monoclonal Therapy

     Investigators at Beth Israel Deaconess Medical Center and the Dana Farber Cancer Institute have isolated two monoclonal antibodies that recognize the conserved T cell receptor present on human NK T cells. Most of the subsequent work has focused on the use of one of these monoclonals, 6B11. By flow cytometry analysis, the investigators have shown that 6B11 specifically recognizes invariant NK T cells. The monoclonal antibody can also be used to specifically isolate these invariant NK T cells. Furthermore, when invariant NK T cells are stimulated with monoclonal antibody 6B11, the NK T cells grow, divide and secrete specific immunoregulatory cytokines. With these observations, it is clear that this and similar monoclonal antibody reagents could be used to isolate specific invariant NK T cells from a blood sample taken from an individual patient. The isolated NK T cells could be expanded in ex vivo culture by treatment with the monoclonal(s) before being reinfused back into the same patient. Aquila has established a collaborative relationship with the scientists from Beth Israel and the Dana Farber and together are working towards initiating clinical studies investigating the clinical benefit of ex vivo expanded NK T cells in cancer applications.

  CD1 Antigen Discovery Programs

  i. CD1-TB

     Mycobacterium tuberculosis is one of the most prevalent infectious disease pathogens. According to the WHO, it infects one third of all people and kills approximately 2-3 million individuals per year, which is more than any other infectious agent. Strains of Mycobacterium tuberculosis that are multi-drug resistant have been isolated and their frequency is increasing. Aquila's tuberculosis program is based on research initiated at the Brigham & Women's Hospital by Drs. Brenner and Porcelli involving the discovery that lipid antigens of Mycobacterium tuberculosis are presented to the immune system by CD1. Biochemical identification and characterization of these immunogenic lipids has shown that these antigens have lipid and carbohydrate components. Initial immunization challenge studies have been conducted in laboratory animals using a vaccine containing a mixture of these lipid antigens in a formulation with QS-21. Following immunization and challenge with aerosolized virulent Mycobacterium tuberculosis, animals receiving the experimental vaccine had a significantly reduced bacterial burden when compared to nonimmunized controls. This outcome is encouraging but does not provide proof that immunization with CD1 antigens can provide protection from infection. Aquila's ongoing work, a collaborative effort between Brigham & Women's Hospital, Albert Einstein College of Medicine and Aquila's scientists, is focused on identifying specific Mycobacterium tuberculosis antigens that provide immunological benefit and demonstrate usefulness in animal models as a prelude to human studies. Aquila received a phase II SBIR grant in August 1999 to provide two years of support for these studies.

  ii. CD1-Chl

     Genital tract infections due to Chlamydia trachomatis have been identified by the CDC as the cause of half a million infections in the United States, with as many as half of these found in women 15 to 19 years old. The CDC reports that Chlamydia is the most common reportable sexually transmitted disease in the United States. The number of cases is almost certainly underestimated since according to the CDC 75% of women and 50% of men with Chlamydia have either no symptoms or such mild ones that they do not seek care. Left untreated, C. trachomatis is a major cause of pelvic inflammatory disease, ectopic pregnancy, and infertility among women.

     Perinatal transmission of C. trachomatis to infants can cause neonatal conjunctivitis and pneumonia. In 1994, the CDC estimated the cost of untreated chlamydial infections and their complications at $2 billion in the United States.

     From a public health and commercial perspective, this is one of the largest potential areas for vaccine development. There are 20 million women in the United States between the ages of 15 and 19 years. In principal, all men and women in this age group might be vaccinated should a safe and effective vaccine become available.

     Although the role of CD1 antigen presentation in the control of Chlamydia infection has not been established, C. trachomatis has a large surface density of lipopolysaccharide and produces many other lipids. In addition, Chlamydia infection has a profound influence on host cell lipids by interrupting normal intracellular tracking of host produced lipids. These lipids all represent potential targets for CD1-related therapies. Aquila's research effort is concentrated on antigen discovery with a particular interest in antigens presented to the immune system by CD1. These studies are supported by a phase I SBIR grant awarded to Aquila in July 2000.

  iii. CD1-S. aureus

     Staphylococcus aureus, a common inhabitant of the skin and mucus membranes of humans, may cause infection to internal tissues during surgery or trauma-induced damage to the skin or mucus membrane. These infections may lead to complications associated with staphylococcal bacteremia, including infectious arthritis, pneumonia, septic shock, endocarditis and abscesses. According to a report from the National Nosocomial Infection Surveillance System (1997), these infections result in half a million hospitalizations per year in the United States. These conditions have historically been treated effectively with antibiotics. However, recent increases in staphylococcal resistance to penicillins, and especially vancomycin, the antibiotic of last resort, have resulted in increased attention to seeking alternative approaches to therapy for these infections.

     An immunological approach to preventing or treating S. aureus infections is a viable alternative to traditional means of therapy. A vaccine-based approach has commercial application for individuals undergoing elective surgery and for those in the health care field, as well as potentially for general childhood immunization. Current vaccine development has focused on raising antibodies to different antigens such as type-specific polysaccharide conjugates, proteins such as adhesins or virulence factors, and a surface polysaccharide antigen. Researchers have yet to demonstrate the efficacy of any of these vaccines in humans.

     Immunity to S. aureus, a gram-positive pathogen, occurs via circulating antibacterial antibodies and complement factors. The role of cell mediated immunity to gram-positive infection is unclear but may occur through T cell help for antibody production and production of cytokines involved in killing bacteria. Much of the protective antibody against gram-positive bacteria is directed against polysaccharides and lipoglycans, suggesting that T cells may recognize these nonpeptide molecules and provide appropriate B cell help. Most staphylococci are rapidly killed and degraded following phagocytosis, but a minority of organisms can persist intracellularly to cause recurrent infection. A vaccine approach that involves cell mediated immunity and lipid antigen presentation through CD1 may be helpful in reducing the adverse effects of such infections. Aquila's research is focused on isolating and characterizing lipid antigens that have the ability to stimulate immune cells through CD1 presentation. Aquila recently received a phase I SBIR grant to support these studies.

  iv. CD1-NTHi

     Nontypeable Haemophilus influenzae is a common cause of otitis media, pneumonia, exacerbated chronic bronchitis, sinusitis, meningitis, postpartum and neonatal infections, osteomyelitis, septicemia, bacteremia, and other invasive bacterial diseases. The Jordan Report (1998) estimates that the annual cost of the medical and surgical treatment of otitis media in the United States is between $3 billion and $4 billion dollars. Currently there is no vaccine available that can prevent the occurrence of NTHi infections. H. influenzae conjugate vaccines currently in widespread use are effective only against type b capsulated strains and do not confer protective immunity against infection with nontypeable strains.

     Most children have had at least one episode of otitis media by their third birthday, and one-third have experienced three or more ear infections. Inappropriate antibiotic treatment of otitis media encourages the emergence of multidrug resistant strains of bacteria making the need for a vaccine more urgent.

     Recently, scientists have reported the isolation of CD1-restricted human T cells specific for nonprotein antigens from H. influenzae type b, thus suggesting a role for CD1 presented lipid antigens in immunity to the related nontypeable strains of H. influenzae. Aquila's research program involves the identification of immunogenic lipid fractions and analysis of the antibody and cellular proliferation responses to these lipids in animal models.

CORPORATE PARTNER PROGRAMS

     In addition to Aquila's internal product development programs, Aquila has seven corporate partners that have licensed the Stimulon adjuvants for a variety of human diseases: SmithKline Beecham, P.L.C., Wyeth-Lederle Vaccines and Pediatrics, Aventis Pasteur, Bristol-Myers-Squibb (Progenics Pharmaceuticals, Inc.), Vaxgen, Inc., Elan Corporation, P.L.C. and Korea Green Cross Corporation. In return for rights to use Stimulon adjuvant for specific diseases, the corporate partners have agreed to pay Aquila license fees, milestone payments, and royalties on product sales. Aquila has retained worldwide manufacturing rights for QS-21. In addition to corporate partners, Aquila has developed a number of academic collaborations to test potential product formulations containing QS-21.

  SmithKline Beecham

     SmithKline Beecham, P.L.C. has licensed QS-21 for a number of different applications. The world's leading manufacturer of Hepatitis B vaccine, SmithKline is aggressively marketing its existing portfolio of vaccines, while developing new and improved products. SmithKline has completed a number of clinical trials of potential products containing QS-21 and is also investigating the use of combinations of different adjuvants.

     SmithKline has completed phase II studies of a malaria vaccine in The Gambia, Africa in semi-immune adult Gambian men. The trial involved 306 volunteers. The vaccine was highly effective during the first two months after completion of the immunization schedule with a protection rate of 65%. Average protection during the entire observation period was 16%. SmithKline has announced plans to initiate a pediatric study of this potential vaccine in The Gambia starting as early as this fall.

     SmithKline is developing TH-GW, a therapeutic vaccine for genital warts, which is licensed from Cantab Pharmaceuticals, p.l.c. and has been reformulated with SBAS2, one of SmithKline's adjuvant formulations that contains QS-21. A phase I study and a phase I/II dose ranging study have been completed. SmithKline initiated two parallel randomized, double-blind, placebo controlled phase IIb trials in 1999 at centers in western Europe, Canada, Scandinavia, Australia and New Zealand. The trials were designed to assess wart recurrence rates and rates of disease regression following vaccination both in patients with newly diagnosed warts and those with recurrent warts. Data is expected in 2000 or early 2001.

     SmithKline has completed phase II studies of a therapeutic product for treating people chronically infected with hepatitis B, and has two initiated phase IIb studies in 2000. Phase I clinical studies of a therapeutic vaccine for treating people with herpes infections have been completed.

  Wyeth-Lederle Vaccines and Pediatrics

     Wyeth-Lederle Vaccines and Pediatrics licensed QS-21 in 1992 for use in five vaccines. Wyeth-Lederle has completed a phase I clinical trial using a product formulated with QS-21. Wyeth has since reformulated this product and is planning to initiate studies of the new formulation in 2000.

  Aventis Pasteur

     Aventis Pasteur has licensed QS-21 for use in its HIV vaccine programs and has completed a number of clinical trials with different antigens.

  Bristol-Myers Squibb

     Bristol-Myers Squibb (Progenics Pharmaceuticals, Inc.) has licensed QS-21 for use in certain therapeutic products for cancer. Bristol-Myers' most advanced program involves a vaccine called GMK that incorporates QS-21 with a ganglioside preparation called GM2 to treat melanoma. The pivotal phase III study in high-risk melanoma patients completed enrollment in 1999. An unplanned early analysis of this trial at a point when only half the patients had received two full years of GMK therapy, was performed by the Eastern Cooperative Oncology Group, commonly know as ECOG. ECOG informed Progenics that the vaccine was performing less well than high-dose alpha-interferon, an approved agent with a known early onset of clinical benefit. As a result, ECOG has concluded participation in this trial. However, Progenics is continuing the trial, believing that the follow-up period in the interim analysis was too brief for the benefit of GMK therapy to be assessed. In addition, GMK was better tolerated than alpha-interferon. A second cancer product, MGV, which contains QS-21 and the gangliosides GD2 and GM1 along with GM2, is entering phase II/III trials. This product is expected to be applicable to a number of cancers and Progenics plans to initiate several trials to focus on different cancers. Aquila has licensed Progenics to use QS-21 in exchange for a license fee, an equity interest in Progenics, and royalties, and it has a supply agreement with Bristol-Myers Squibb.

  Vaxgen, Inc.

     Vaxgen, Inc. (an early stage company whose major corporate shareholder is Genentech, Inc.) has licensed QS-21 and the HIV protein gp120 for use in its HIV-1 vaccine program. HIV gp120 is the antigen in Vaxgen's preventative AIDSVAX vaccine for HIV, currently in two phase III trials in North America (5,400 volunteers) and Thailand (2,500 volunteers). VaxGen has conducted a number of phase I clinical trials in healthy volunteers with a product formulated with QS-21, under the auspices of the National Institutes of Health. Volunteers received very low doses of gp120 antigen combined with QS-21 and/or alum. These product formulations were well tolerated and resulted in immunogenicity equal to or better than the high dose gp120. A fourth trial based on these product formulations was completed in 1999 that confirmed the early data. Additional studies are being planned.

  Elan Corporation

     Elan Corporation, p.l.c., through its wholly owned subsidiary, Neuralab Limited, has licensed QS-21 for use with an antigen in the field of Alzheimer's Disease. Aquila has received two milestone payments and will receive additional fees and milestone payments plus royalties on future product sales. A phase I clinical trial was initiated in the United States in late 1999 and was completed this year. A second phase I trial was initiated in Europe in early 2000 to evaluate multiple immunizations of the product formulation.

  Korea Green Cross Corporation

     Korea Green Cross Corporation sublicensed Wyeth's rotavirus vaccine program which includes rights to use QS-21 for this product. This program is in preclinical development.

MANUFACTURING

     As part of each Stimulon adjuvant licensing agreement, Aquila has retained the right to be the exclusive supplier of Stimulon adjuvants. The license agreements stipulate supply prices, within certain ranges. Pursuant to the license agreements, Aquila also will receive royalties on each licensees' product sales.

     Aquila currently manufactures QS-21 for commercial animal health use and for use in human clinical trials. Aquila has scaled the critical steps of the process to produce a batch size suitable for large-scale commercial production up to 2,000,000 doses.

     The FDA classifies QS-21 as a constituent material used in vaccine preparation. As a result, the FDA does not require licensure of facilities used for the manufacture of QS-21. Aquila believes that this classification affords flexibility in the timing of investment in commercial manufacturing facilities. After the safety and effectiveness of QS-21 has been demonstrated, Aquila expects to be in a position to reasonably project the capital investment required and can adjust the scale of manufacturing as additional products reach the market.

     Aquila also currently manufactures FeLV antigen and vaccine, which were licensed for sale in the United States by USDA in 1990 and for European sales in the European Community in 1991. Aquila produces commercial quantities at the 400 liter fermentation scale.

PATENTS AND PROPRIETARY RIGHTS

     Aquila has pursued a policy of obtaining patent protection for its technologies both in the United States and in selected foreign countries. The company has filed or has rights to a number of U.S. patents and patent applications and their foreign counterparts. Aquila also relies on trade secrets, proprietary know-how, and continuing technical innovation to develop and maintain its competitive position.

  QS-21 and Other Adjuvants

     Aquila has three issued and five pending U.S. patents covering QS-21, QS-7, and the other principal fractions of Quillaja saponaria, as well as the methods of their use in vaccines. Comparable applications have been filed in selected additional jurisdictions, sixteen of which have issued. Aquila believes that the standard of purity specified in the patent for the saponin fractions is necessary to achieve a safety profile acceptable for human use. CSL and Seed Capital Inc. filed an opposition with the European Patent Office, or EPO, on the issuance of the company's QS-21 patent in Europe. A hearing before the EPO was held in October, 1998. Aquila prevailed against all points raised in the opposition. CSL did not appeal the EPO's decision.

  CD1 Antigen Presentation System

     Aquila holds a license to a broad patent covering a CD1 restricted immune response, a patent covering certain molecules presented through CD1 and has several pending patents on the CD1 technology. Aquila also has an exclusive license to a pending patent covering antibodies specific to T cell subpopulations.

  Other Patents

     Aquila holds U.S. and foreign patents on FeLV vaccine and on drug delivery compounds and methods. A U.S. patent on methods of expressing and purifying proteins made in a baculovirus expression system has issued. Aquila has a fully paid-up, royalty-free license to U.S. Patent No. 4,753,873 in the veterinary diagnostic field; and a non-exclusive sublicense to U.S. Patent No. 4,725,669 and U.S. Patent No. 5,068,174 (HIV-gp120-p27) in the vaccine, therapeutic and related research fields. Aquila has a fully paid-up, royalty-free license to U.S. Patent No. 4,734,362 and foreign counterparts (protein purification) in the vaccine, therapeutic and related research fields. Aquila also has several issued and pending patents in the field of Lyme Disease and Human Granulocytic Ehrlichiosis.

COMPETITION

     The biotechnology and pharmaceutical industries are subject to rapid and significant technological change. Aquila's competitors in the United States and abroad are numerous. They include, among others, major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. Aquila's competitors may develop technologies and products that are more effective than any that Aquila has developed or may develop in the future, rendering Aquila's technology and products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than Aquila. In addition, some of Aquila's competitors have substantially greater experience than Aquila in preclinical testing and human clinical trials of pharmaceutical products and in obtaining FDA and other regulatory approvals of products for use in healthcare. Accordingly, Aquila's competitors have an advantage over Aquila in the likelihood and speed of obtaining FDA approval for products. If Aquila commences significant commercial sales of its products, it also will be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it may have less experience.

     Academic and government institutions conduct a significant amount of research in the field. These institutions are increasingly aware of the commercial value of their findings and are becoming more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed. These institutions also may market competitive commercial products on their own or in collaboration with competitors and will compete with Aquila in recruiting highly qualified scientific personnel.

     Aquila is aware of certain programs and products under development by others which may compete with the company's programs and products. Several companies, including Coley Pharmaceutical Group, Corixa Corporation, Avant Corporation, Chiron Corporation and Galenica Pharmaceuticals, Inc., are developing adjuvants and antigens.

     Merck Laboratories, Wyeth-Lederle, SmithKline, Aventis Pasteur and others are in human clinical trials with conjugate pneumococcal vaccines and have existing nonadjuvanted products on the market. The existence of products developed by these and other competitors, or other products of which Aquila is not aware or which other companies may develop in the future, may adversely affect the marketability of products Aquila develops.

     Certain of Aquila's corporate partners are also licensees of Coley, Corixa and Avant.

GOVERNMENT REGULATION

     The FDA, the USDA, the Environmental Protection Agency, and comparable state and other agencies, including those in foreign countries, impose requirements governing the development, manufacture and marketing of certain of Aquila's products and products under development. The regulatory process can take several years, involves lengthy and detailed laboratory and clinical testing, and requires substantial expenditures. Human biologicals and pharmaceuticals, including vaccines, typically require three stages of clinical trials:

     - phase I to determine the preliminary safety of the product;

     - phase II during which the efficacy of the product is preliminarily assessed and treatment regimens refined; and

     - phase III (sometimes referred to as pivotal trials) during which final safety and efficacy data are generated.

     Regulatory approval is required prior to commencement of clinical trials. The clinical data, together with comprehensive manufacturing and facility information, is filed with the FDA in a Biologics License Application or a Product License Application and an Establishment License Application on which the regulatory agencies base their approval decisions. In some instances, particularly in cases of life-threatening diseases for which there is no effective treatment, the clinical trial phases may be combined, or approval may be sought after completion of an expanded phase II trial.

     Because QS-21 is currently classified by the FDA as a constituent material used in drug preparation, the FDA does not require licensure of facilities used in its manufacture. Aquila believes that this affords investment flexibility in commercial manufacturing facilities. Aquila has filed a Biologics Master File for QS-21 with the FDA, which its licensees can reference as part of their own Product License Applications as they seek FDA approval.

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

HUMAN RESOURCES

     As of June 30, 2000, Aquila employed approximately 45 employees, 9 of whom have Ph.D's. Of the employees, 18 are in research and development, 20 are in manufacturing operations and 7 are management or administrative staff. The employees are not represented by any labor unions, and the company considers its relations with those employees to be good. Aquila's scientific staff has expertise in many relevant areas and is augmented by consulting agreements with research scientists located at various academic institutions and commercial organizations.

PROPERTIES

     Aquila's operations are conducted in a 41,000 square foot leased manufacturing, research and office facility in Framingham, Massachusetts.

                   AQUILA SELECTED HISTORICAL FINANCIAL DATA

     Aquila is providing the following information to aid you in your analysis of the financial aspects of the merger. The table below represents selected historical consolidated statement of operations and balance sheet data of Aquila and its subsidiaries. Aquila derived this information from audited financial statements for the years ended December 31, 1995 through December 31, 1999 and unaudited financial statements for the six months ended June 30, 1999 and 2000.

     In Aquila's opinion, the information for the six months ended June 30, 1999 and 2000 reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of operations and financial condition. Results for interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary and you should read it in conjunction with Aquila's historical financial statements and related notes and "Aquila Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in this proxy statement/prospectus.

                                                                                                         SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                  ----------------------------------------------------   -----------------
                                                    1995       1996       1997       1998       1999      1999      2000
                                                  --------   --------   --------   --------   --------   -------   -------
                                                                                                            (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenue.................................  $  5,728   $  6,573   $  6,928   $  5,597   $  2,068   $   561   $ 2,677
  Total expenses(1).............................   (12,242)   (11,745)   (10,564)   (22,145)   (10,527)   (5,365)   (5,268)
  Other income..................................     2,162      5,777      4,370      1,948        264        85       602
  Total reorganization items(2).................      (813)    (1,715)        --         --         --        --        --
                                                  --------   --------   --------   --------   --------   -------   -------
  Income (loss) from continuing operations......    (5,165)    (1,110)       734    (14,600)    (8,195)   (4,719)   (1,989)
  Income (loss) from discontinued
    operations(3)...............................       223      9,109        191         --         --        --        --
                                                  --------   --------   --------   --------   --------   -------   -------
  Income (loss) before extraordinary loss(4)....    (4,942)     7,999        925    (14,600)    (8,195)   (4,719)   (1,989)
  Extraordinary loss............................        --     (2,039)        --         --         --        --        --
                                                  --------   --------   --------   --------   --------   -------   -------
  Net income (loss).............................  $ (4,942)  $  5,960   $    925   $(14,600)  $ (8,195)  $(4,719)  $(1,989)
                                                  ========   ========   ========   ========   ========   =======   =======
  Income (loss) per weighted average number of
    common shares (diluted):
  Continuing operations.........................  $  (1.50)  $  (0.30)  $   0.14   $  (2.22)  $  (1.11)  $ (0.67)  $ (0.24)
                                                  ========   ========   ========   ========   ========   =======   =======

                                                                         AS OF DECEMBER 31,
                                                           -----------------------------------------------   AS OF JUNE 30,
                                                            1995      1996      1997      1998      1999          2000
                                                           -------   -------   -------   -------   -------   --------------
                                                                                                              (UNAUDITED)
                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and marketable securities(5)......................  $ 7,072   $17,675   $16,897   $15,156   $ 7,017      $ 7,330
  Working capital........................................    7,977    16,157    16,029    11,891     5,252        6,178
  Total assets...........................................   23,045    26,312    20,667    24,628    15,742       16,638
  Long term debt.........................................       --     4,056       139     3,669     2,607        2,030
  Total long term obligations............................   12,168     4,281       364     3,894     2,757        2,180
  Stockholders' equity...................................    3,946    16,917    17,887    15,653     9,805       10,939

---------------
(1) 1998 includes $9.9 million charge for purchased incomplete technology.

(2) Aquila recorded professional fee expense of $2.1 million and $1.2 million, and interest income earned on cash resulting from Chapter 11 proceedings of $0.4 million and $0.4 million in 1996 and 1995, respectively.

(3) In 1996, Aquila sold the enterics diagnostic business for $5.7 million and the retroviral diagnostic business for $6.5 million, recording a combined gain of $7.6 million. In 1997, a gain of $0.2 million was recorded on the sale of inventory from these businesses. Aquila's income from these businesses was $1.5 million and $0.2 million in 1996 and 1995, respectively.

(4) Aquila recorded an extraordinary loss of $2.0 million in 1996 upon its reorganization and emergence from Chapter 11 bankruptcy for issuance of shares valued at $5.6 million in settlement of a shareholder class action suit offset by forgiveness of debt of $3.8 million on pre-petition liabilities.

(5) In 1996, cash and marketable securities balances reflects proceeds from the sale of Aquila's diagnostic business for a combined $12.2 million, and a paid up license fee of $3.3 million. In 1997, net cash and marketable securities reflect proceeds of $2.0 million from the sale of Aquila's Rockville, Maryland property. In 1998, cash and marketable securities reflect proceeds of $3.6 million from a private placement of common stock and $5.0 million from the issuance of debt. In 1999, cash and marketable securities reflect $1.5 million of proceeds from a private placement of common stock.

            AQUILA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

HISTORICAL RESULTS OF OPERATIONS

  Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

     Revenue. Total revenues were $2,677,000 for the six months ended June 30, 2000 compared to $561,000 in the same period in 1999.

     Product sales for the first six months of 2000 were $582,000 compared to $273,000 for the same period one year ago. The reason for the higher revenues was the resumption of regular product shipments in the first quarter of 2000 compared with the low shipments in the first quarter of 1999 during which the company's new facility was prepared for operation.

     First half research and development revenues were $2,095,000 compared to $288,000 for the same period in 1999. The primary reason for the increase was non-refundable license fees of $1,300,000 recognized from a corporate partner in 2000. The remaining balance of the change resulted from increased shipments of QS-21 to research partners.

     Costs and Expenses. For the first half of 2000, cost of sales was 65% of product sales compared to the first half of 1999 when cost of sales exceeded product sales. The primary reasons for the decrease were the reduction in validation costs associated with preparing the company's new manufacturing facilities in 1999 and increased production levels leading to lower unabsorbed expenses. First half research and development spending increased by 9% from one year ago to $3,477,000. The increase was due to higher clinical trial spending in the first quarter of 2000. First half spending on the tuberculosis program acquired from VacTex was $517,000 compared to $427,000 in the first half of 1999. Aquila's future spending on this program may fluctuate based on the progress of the research and the availability of funding and resources. General and administrative expenses were reduced by 10% from one year ago due to lower staffing levels and lower legal fees.

     Other Income, Net. Other income for the first half of 2000 was $602,000 compared to $85,000 for the same period in 1999. The reasons for the increase were a gain of $475,000 on the sale of an investment and $57,000 of rental income received pursuant to a sublease agreement entered into in the third quarter of 1999.

  Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

     Revenues. Total revenues for 1999 were $2,068,000, a decrease of 63% from 1998. Product revenues were $564,000, a decrease of 43% from 1998. Revenues from research and development were $1,503,000, a decrease of 68% from 1998.

     Product revenues consist of sales of the feline leukemia vaccine to Aquila's marketing partner Virbac, S.A., a private French company, which has exclusive worldwide rights to market the product. Aquila's product revenues were lower in 1999 because of low shipments in the first quarter while Aquila's new facility was being prepared for operation, a reduction in inventories by Virbac and the acquisition of a Virbac reseller by a competitor. Though Virbac has indicated its intention to replace the sales of the lost reseller with sales by Virbac's United States subsidiary, Aquila has not been able to determine when this will happen.

     Revenues from research and development activities for 1999 were lower than 1998 due to lower contract research activity, license fees, and shipments of QS-21, Aquila's adjuvant being used in clinical trials by its six partners. Shipments of QS-21 were delayed while the new manufacturing facility was being prepared. License fees were lower because Aquila had a $3,000,000 payment in 1998 from its largest partner, the final in a series, partially offset by a $500,000 payment in 1999 from a new partner, Elan Corporation. Revenues from contract research activities were lower in 1999 primarily because the mastitis program reached the final licensing trial stage in the second half of 1999 where costs are not shared with Aquila's research partner, Virbac. These revenues were $870,000 in 1998 and $232,000 in 1999. In 1999, Aquila was awarded a two year SBIR phase II grant for $874,000 from the National Institute of Health to support its CD1 program in tuberculosis. Aquila has applied to the National Institute of Health for three additional grants in other CD1 programs.

     Costs and Operating Expenses. Cost of sales as a percentage of product revenue was 152% and 97% in 1999 and 1998, respectively. The higher cost of sales in 1999 was due to downtime caused by the required validation of the new manufacturing facilities Aquila occupied in September 1998. The overall high level of costs of sales is due to downtime and validation costs incurred in both 1999 and 1998. The new manufacturing facility was in full operation for the second half of 1999.

     Research and development expenses for 1999 were $6,642,000, a decrease of 11% from 1998. The decrease resulted from lower payments to a licensor for patent issuance and lower clinical trial expense. Aquila's research spending was allocated primarily to clinical trial spending and to the CD1 technology acquired when Aquila bought VacTex, Inc. in 1998. Spending on the tuberculosis program, which was the early stage research program acquired with VacTex, was $989,000 in 1999 compared to $889,000 in 1998. Aquila is not committed to funding this program in the future. Aquila has not yet established proof-of-principle; however, based on progress to date, it expects the TB program to be a long-term program and to advance the tuberculosis program to the stage where a partner can be enlisted to share the expense. Aquila has initiated other programs utilizing the CD1 technology in pursuit of antigens for diseases with shorter and less costly development requirements than the tuberculosis program.

     General and administration spending was $3,026,000 compared to $3,801,000 in 1998, a decrease of 20%. The lower spending was a result of lower staffing levels, lower legal and professional fees, and lower facility costs.

     Other Income. Other income in 1999 was $264,000 compared to $1,948,000 in 1998. In 1999, net royalty income, which is derived primarily from agreements from discontinued operations, was $65,000 compared to $527,000 in 1998. Royalty income from these sources may continue to decline as new products replace products covered by the royalty agreements. Net miscellaneous income in 1999 was $278,000 compared to $500,000 in 1998. Interest expense was $623,000 in 1999 compared to interest expense of $100,000 in 1998. The change was due to a full year of interest expense on the loan for the fit-out of the new facilities. Interest income was $544,000 in 1999 compared to $1,021,000 in 1998 due to declining investment balances.

  Year Ended December 1998 Compared to the Year-Ended December 31, 1997

     Revenues. Total revenues for 1998 were $5,597,000, a decrease of 19% from 1997. Product revenues were $955,000, a decrease of 28% from 1997. Revenues from research and development were $4,642,000, a decrease of 17% from 1997.

     Product revenues were lower in 1998 due to the acquisition of a reseller by a competitor. Revenues from research and development activities for 1998 were lower than 1997 due to fluctuating shipments of the Stimulon adjuvant, QS-21, used in clinical trials by corporate partners. Also, Aquila received $870,000 in 1998 from Virbac compared to $1,108,000 in 1997. This program, which is developing a product to treat bovine mastitis, had evolved from the research stage, during which all costs were shared, to the development stage, during which only certain costs were shared. In 1998, Aquila received $3,000,000, the final scheduled license payment from a partner for use of Stimulon. In 1997, this payment was $3,500,000.

     Costs and Operating Expenses. Cost of sales as a percentage of product sales was 97% and 78% in 1998 and 1997, respectively. The higher cost of sales in 1998 was due to downtime caused by the move of Aquila's corporate offices and all operations to new leased facilities, partially offset by a price increase.

     Research and development expenses for 1998 were $17,375,000, including a charge of $9,927,000 for incomplete technology as a result of the purchase of VacTex, Inc. in April 1998. Through the purchase of VacTex, Aquila acquired rights to a patent involving the CD1 antigen presentation system; an option for access to research in tuberculosis being conducted at a research institution in exchange for partial funding of that research; and an ongoing, early stage research project to develop a CD1 vaccine and test it in an animal model. The purchase price was charged to incomplete technology due to the early stage of the technology and the need to expend additional resources to develop the technology. The purchase was accounted for in this way primarily because this very early stage technology had not been shown to provide protection from infection in any animal models or in humans, thus rendering the patent rights unqualified for capitalization, and because the time and cost to prove this principle was significant and not determinable.

     In 1998, Aquila expended $889,000 on the VacTex research and development program in tuberculosis. This program is expected to be a long-term endeavor for the company that will be evaluated periodically to determine future spending levels. It is expected that development of a tuberculosis vaccine will cost several hundreds of millions of dollars over 10 to 15 years. Aquila does not have the resources to fully develop such a product. It is Aquila's intent to establish proof of principle that the CD1 system provides protection in tuberculosis and then to partner the program. Also, once Aquila has established proof of principle, it will pursue other commercial opportunities presented by this technology. Excluding the VacTex charge, research and development spending was $7,447,000 compared to $5,020,000 in 1997, an increase of 48%. The increase was due to clinical and licensing trial expenses, patent issuance expense, and spending on the CD1 research programs acquired from VacTex.

     General and administration spending was $3,801,000 compared to $4,521,000 in 1997, a decrease of 16%. The lower spending was a result of lower staffing levels, lower legal and professional fees, and lower facility costs.

     Other Income. Other income was $1,948,000, a decrease of 55% from 1997. In 1997, Aquila had a gain of $2,332,000 on the sale of real estate. In 1998, net royalty income, which is derived primarily from agreements from discontinued operations, was $527,000 compared to $854,000 in 1997. Net miscellaneous income in 1998 was $500,000 compared to $39,000 in 1997 and included $102,000 from settlement of a lawsuit and $255,000 from abatement of real estate taxes. Net interest income was $921,000 in 1998 compared to $645,000 1997. The increase was due to higher interest expense in 1997 on a real estate mortgage retired upon sale of the property in November 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Total cash, cash equivalents and marketable securities were $7,330,000 at June 30, 2000 compared to $7,017,000 at December 31, 1999.

     During the first six months of 2000, operating activities used cash of $1,935,000 primarily due to the net loss of $1,989,000. Investing activities provided cash of $73,000 primarily due to the net sales of marketable securities. Financing activities provided cash of $2,702,000 due to $3,532,000 of proceeds received from the sale of 500,000 shares of common stock offset by $830,000 payment of obligations. As of June 30, 2000, the Company had a balance of $3,149,000 under its loan agreement with Transamerica Business Credit Corporation and owed $205,000 for the 7% debentures issued in connection with the acquisition of VacTex, Inc.

     In 1999, cash and cash equivalents declined $4,746,000 and marketable securities declined $3,392,000 Net working capital at the end of 1999 was $5,252,000 compared to $11,891,000 at the end of 1998. Operations used $8,313,000 primarily to fund the loss in 1999. Investing activities provided $3,283,000 primarily from the sale of marketable securities. Financing activities provided $283,000 with a $1,480,000 private placement of common stock more than offsetting debt repayment.

     In 1998, marketable securities increased $265,000 while cash and cash equivalents declined $2,082,000. Operating activities required $3,414,000 primarily to fund the 1998 loss. Investing activities required $6,867,000, primarily for the fit-out of the new leased facility. Financing activities provided a total of $8,199,000, $3,551,000 from a private placement of common stock and $5,000,000 from a long-term loan partially offset by repayment of a $208,000 outstanding bank loan and payment of $439,000 on long-term debt.

     In 1997, marketable securities increased by $982,000 while cash and cash equivalents declined $1,760,000. Operating activities in 1997 required $2,983,000. Investing activities generated cash from the sale of property of $6,101,000 while financing activities reflected the cash payment of $4,185,000 to repay the mortgage on the property sold.

     Aquila received a letter from Cambridge Biotech Corporation, or CBC, the predecessor of Aquila, in February 1999 alleging that the Aquila must indemnify CBC under a Master Acquisition Agreement among Aquila, CBC and bioMerieux, Inc. for potential losses from the termination of CBC's rights under a license agreement. Aquila has not had any further communication from CBC and upon review does not feel that adverse settlement of this matter will have a material effect on its financial position or results of operations.

     Aquila expects that available cash, proceeds from sale of investments, cash flow from research contracts, product sales and materials transfers to its partners will be sufficient to finance operations and capital requirements through 2001. If the merger with Antigenics does not occur, Aquila will need to raise significant additional capital in 2001 in order to continue operations at current levels and to complete the commercialization of its proprietary programs. Capital requirements could differ materially from those currently anticipated by management. There can be no assurance that Aquila will be successful in raising additional capital.

     Aquila's expenses and revenues vary and will continue to vary. Future revenues depend primarily upon the success of Aquila's efforts to license its proprietary technology and enter into cost sharing programs and upon its ability to market its products currently undergoing development in clinical trials. Aquila's expenses fluctuate primarily due to clinical trials, which take from six months to two years, and require varying degrees of financial support. Revenues or operating results in any period will not necessarily be indicative of results in subsequent periods.

ACCOUNTING PRONOUNCEMENTS

     In December 1999, the SEC issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues, as well as examples of how the staff applies revenue recognition guidance to specific circumstances.

     In June 2000, the SEC issued Staff Accounting Bulletin 101B delaying the implementation of SAB 101 for six months. Accordingly, in the fourth quarter of 2000 Aquila will change its accounting for initial license fees. Through the first half of 2000 revenue was recognized when the agreement was reached and no contingent factors were present. Under the new guidance of SAB 101, revenue will be deferred and recognized ratably over the appropriate life. In the fourth quarter of 2000, a cumulative adjustment will be recorded retroactive to January 1, 2000 to create deferred revenue that will be recognized over future years.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation." FIN 44 clarifies the application of certain aspects of APB Opinion No. 25 (APB 25), including the following: the definition of an employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequences of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Aquila does not expect the application of FIN 44 to have a material impact on its financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Aquila invests cash balances in excess of operating requirements in short-term marketable securities. At June 30, 2000, the fair market value of these securities amounted to $5,966,000 with unrealized losses of $31,000 included as a component of stockholders equity. At December 31, 1999, the fair market value of these securities amounted to $6,493,000 with unrealized gains of $419,000 included as a component of stockholders' equity. In connection with a facility agreement, Aquila maintains an investment of $750,000 in a debt security as collateral for a letter of credit. This debt security has an implicit interest rate of 6.02% and matures in February 2001 at which time proceeds of $750,000 plus interest will be received. This investment is carried at fair market value at June 30, 2000 with unrealized gains of $31,000 included as a component of stockholders' equity. This instrument is not leveraged and is not held for purposes of trading. Aquila has one loan outstanding at June 30, 2000 that is subject to interest rate risk. This loan carries an interest rate of 13% and is payable as follows:

2000.....................................................  $  728,000
2001.....................................................  $1,456,000
2002.....................................................  $1,525,000
                                                           ----------
Total....................................................  $3,709,000
                                                           ==========

     In addition, on June 30, 2000, the company had $205,000 of 7% debentures outstanding issued in the purchase of VacTex.

                     BACKGROUND AND REASONS FOR THE MERGER

BACKGROUND

     On May 15, 2000, Aquila issued a press release announcing that its board of directors had engaged Adams, Harkness & Hill, Inc. to provide financial advisory and investment banking services in evaluating merger and acquisition inquiries which the company had recently received from several other companies interested in acquiring Aquila.

     On May 19, 2000, Jeffrey Rona, former Director of Corporate Development at Antigenics, telephoned Adams, Harkness & Hill, financial advisors to Aquila, to arrange for a meeting to discuss Antigenics' interest in a potential merger and acquisition.

     On May 31, 2000, Antigenics signed a confidentiality agreement.

     On June 7, 2000, Dr. Alison Taunton-Rigby, Aquila's President and Chief Executive Officer, James Warren, former Chief Financial Officer of Aquila, Dr. Gerald A. Beltz, Senior Vice President of Research and Development at Aquila, Dr. Garo H. Armen, Chairman and Chief Executive Officer of Antigenics, Dr. Daniel Levey, Manager of Scientific Affairs at Antigenics, Mr. Rona, and Dr. Michael Kouchakdjian, Director of Business Development for Antigenics, held an initial meeting to discuss Aquila's potential interest in entering into a business combination or similar transaction with Antigenics.

     On June 14, 2000, Dr. Taunton-Rigby and Dr. Armen and others from both Aquila and Antigenics met in Woburn, Massachusetts to hear Antigenics' presentation and discuss business issues in connection with the proposed business combination. On the same day Aquila and Antigenics held follow-up meetings, toured Aquila's facilities in Framingham, Massachusetts and discussed Aquila's business activities.

     On June 16, 2000, Dr. Taunton-Rigby and Dr. Beltz met with Dr. Pramod Srivastava, a member of Antigenics' board of directors and chairman of Antigenics' scientific advisory board, and Dr. Levey of Antigenics to review the scientific activities of Aquila. Dr. Armen and Dr. Taunton-Rigby held discussions by phone.

     Between June 16, 2000 and June 23, 2000, Dr. Taunton-Rigby had several conversations with the State of Wisconsin Investment Board (SWIB) (the largest stockholder of Aquila who had agreed to refrain from trading Aquila stock and to keep all nonpublic information confidential) and discussed the proposed transaction. SWIB indicated that they supported the proposed transaction with Antigenics. Dr. Taunton-Rigby also discussed the proposed transaction with each of the members of Aquila's board of directors. In addition, during the week of June 19, 2000, Antigenics sent a letter of interest to Aquila and its representatives and advisors, and Aquila signed a confidentiality agreement with Antigenics. Numerous telephone conversations occurred between Dr. Taunton-Rigby and Dr. Armen throughout the week.

     During the week of June 26, 2000, Antigenics' financial, manufacturing and regulatory teams visited Aquila's facilities in Framingham, and Aquila's due diligence teams visited Antigenics' Woburn facilities.

     On June 30, 2000, Antigenics and Aquila entered into a letter agreement dated June 23, 2000 giving Antigenics exclusive rights to negotiate with Aquila until July 15, 2000.

     During the weeks of July 3, 2000 and July 10, 2000, counsel for Antigenics distributed initial drafts of the definitive merger agreement and the parties held due diligence meetings. In addition, Dr. Armen and Dr. Taunton-Rigby held multiple phone conversations and meetings.

     On July 12, 2000, Aquila's share price increased as a result of public information concerning one of Aquila's HIV programs. Dr. Taunton-Rigby and Dr. Armen agreed to continue working on the merger agreement while waiting for market conditions to stabilize.

     Between July 17, 2000, and August 11, 2000, Dr. Armen and Dr. Taunton-Rigby held numerous telephonic discussions to discuss the status of negotiations regarding the proposed merger and, towards the end of this time period, final terms of the transaction were agreed upon.

     On August 15, 2000, there were several telephone conversations between Dr. Taunton-Rigby, Dr. Armen and counsel for each of Antigenics and Aquila regarding final details related to pricing and the merger agreement. The parties agreed that each outstanding share of Aquila stock would be converted in the merger into that fractional number of shares of Antigenics stock in an amount equal to the quotient, rounded to four decimal places, resulting from dividing (A) the quotient of 40,000,000 divided by 8,572,075, by (B) the average of the last sales prices of Antigenics stock for the ten-day trading period ending and including August 17, 2000.

     On August 16, 2000, Aquila's board of directors held a special meeting to review the terms of the transaction with Antigenics and to hear the opinion of Adams, Harkness & Hill with respect to the fairness to the shareholders of the proposed merger with Antigenics. Aquila's board unanimously approved the merger, the merger agreement and all related transactions and resolved to submit the merger and the merger agreement to the Aquila shareholders with a recommendation for their adoption and approval of same.

     On August 17, 2000, Antigenics' board of directors held a special meeting to review the terms of the transaction with Aquila. The Antigenics board voted unanimously to approve the merger agreement.

     On August 18, 2000, Antigenics and Aquila executed a definitive merger agreement which calls for the conversion of Aquila's shares into Antigenics shares based upon an exchange ratio of 0.2898.

     On August 21, 2000, Aquila and Antigenics issued a joint press release announcing the merger.

AQUILA'S REASONS FOR THE MERGER

     The Aquila board carefully considered the terms and conditions of the proposed merger and the presentation of Adams, Harkness & Hill with respect to the fairness of the transaction to the Aquila shareholders. The board unanimously determined that the merger is in the best interests of and is on terms that are fair to Aquila stockholders and unanimously approved the merger and the merger agreement. In reaching its unanimous determination to approve the merger and the merger agreement, the Aquila board considered a number of factors.

     Following is a list of reasons that were considered by the Aquila Board for engaging in the merger transaction:

     -- the merger should provide the opportunity for Aquila stockholders to participate in a better capitalized company in a transaction which is not expected to result in a recognition of taxable gain;

     -- the programs and technologies of Aquila and Antigenics are highly complementary and the merger of technologies, products and scientists will create a significant force in the field of breakthrough vaccine development;

     -- the merger should enhance the opportunity for Aquila's programs and technologies to lead to commercially successful products;

     -- the merger should provide access to significant additional resources and capabilities; and

     -- the expanded infrastructure and expertise that Antigenics offers will bring greater value to Aquila stockholders as a result of the merger.

     In reaching its determination that the merger was advisable and in the best interest of Aquila and its stockholders, the Aquila board considered and balanced against the potential benefits of the merger a number of factors, including risks that the merger may not be consummated. After detailed consideration of these factors the Aquila Board concluded that the expected long term benefits of the merger outweigh the potential risks associated with the execution of the merger agreement. In reaching its determination, the Aquila board took the various factors into account collectively and the Board's determination was made in consideration of all of the factors as a whole.

FAIRNESS OPINION OF AQUILA'S FINANCIAL ADVISOR

     In connection with the merger, Adams, Harkness & Hill, Inc. provided to Aquila financial advisory services and a financial fairness opinion. Adams, Harkness & Hill was selected by the Aquila board of directors to act as Aquila's financial advisor based on Adams, Harkness & Hill's qualifications, expertise and reputation and its knowledge of the business and affairs of Aquila. At the meeting of the Aquila board on August 16, 2000, Adams, Harkness & Hill rendered an oral fairness opinion, that, as of market close on August 15, 2000, based upon and subject to the various considerations set forth in the opinion, the consideration to be received by Aquila stockholders as described in the merger agreement was fair from a financial point of view to Aquila stockholders. This fairness opinion was subsequently confirmed in writing on August 18, 2000, reflecting data as of market close August 17, 2000.

     The full text of the written opinion of Adams, Harkness & Hill, dated August 18, 2000, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Adams, Harkness & Hill in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. Aquila stockholders are urged to, and should, read the opinion carefully and in its entirety. Adams, Harkness & Hill's opinion is directed to the Aquila board and addresses only the fairness of the consideration to be received by Aquila stockholders as described in the merger agreement from a financial point of view to Aquila stockholders as of the date of the opinion, and does not address any other aspect of the merger nor constitute a recommendation to any Aquila stockholder as to how to vote at the Aquila special meeting. The summary of the opinion of Adams, Harkness & Hill set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of that opinion.

     In developing its opinion, Adams, Harkness & Hill, among other activities:

     - reviewed Aquila's Annual Reports, Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1999, and Aquila's Report on Form 10-Q and the related unaudited financial information for the six month period ending June 30, 2000;

     - reviewed Antigenics' prospectus dated June 5, 2000 and related financial information for the three fiscal years ended December 31, 1999, and Antigenics' Report on Form 10-Q and the related unaudited financial information for the six month period ended June 30, 2000;

     - analyzed certain internal financial statements and other financial and operating data concerning Aquila prepared by the management of Aquila;

     - conducted due diligence discussions with members of senior management of Aquila and Antigenics, and discussed with members of senior management of Aquila and Antigenics their views regarding future business, financial and operating benefits arising from the merger;

     - reviewed the historical market prices and trading activity for Aquila stock and Antigenics stock and compared them with that of certain publicly traded companies Adams, Harkness & Hill deemed to be relevant and comparable to Aquila and Antigenics;

     - compared the results of operations of Aquila and Antigenics with that of certain companies Adams, Harkness & Hill deemed to be relevant and comparable to Aquila and Antigenics;

     - compared the financial terms of the merger with the financial terms of certain other mergers and acquisitions Adams, Harkness & Hill deemed to be relevant and comparable to this merger;

     - participated in certain discussions among representatives of Aquila and Antigenics and their respective advisors;

     - reviewed the merger agreement; and

     - reviewed those other financial studies and analyses and performed those other investigations and took into account those other matters as Adams, Harkness & Hill deemed necessary, including its assessment of general economic, market and monetary conditions.

     The following is a summary of the various valuation methodologies used by Adams, Harkness & Hill in arriving at its opinion regarding the merger. To determine the fairness of the transaction, Adams, Harkness & Hill employed analyses based on the following:

     - public company peers analysis;

     - transaction premiums paid analysis;

     - stock performance analysis; and

     - thorough "marketplace testing."

  Public Company Peers Analysis -- Aquila

     Adams, Harkness & Hill evaluated a group of publicly traded companies that are comparable to Aquila based on market focus, product offerings, business model and/or financial performance. The group consisted of eight biopharmaceutical companies with comparable characteristics. Adams, Harkness & Hill compared certain financial information of Aquila with that of the companies included in the peer group. This information included:

     - market value of equity;

     - enterprise value of firm;

     - ratio of enterprise value to revenue for the last twelve months;

     - long-term growth rate;

     - revenue for the last twelve months;

     - gross margin for the last twelve months;

     - operating margin for the last twelve months; and

     - year-over-year quarterly revenue growth.

Due to the fact that the peer group consisted largely of biopharmaceutical companies at an early stage of development, financial performance metrics based on earnings were not deemed relevant to the analysis.

     The ratio of enterprise value to revenue for the last twelve months is an indication of the value public markets place on companies in a particular market segment. Adams, Harkness & Hill employed an enterprise value-type valuation in this analysis because enterprise value provides a market value based on a company's operations, in contrast to considering the valuation of a company's operations plus or minus existing cash and debt balances. Enterprise value has been calculated as:

     (market value of equity) + (debt) - (cash, cash equivalents and short-term investments).

     To determine value using the enterprise value approach, the first step is to calculate a company's market value, which represents the company's value based on its common stock price per share (Adams, Harkness & Hill used the closing share prices as of August 17, 2000, for all public company comparable analyses), multiplied by the number of a company's fully diluted shares outstanding. The market value is then adjusted for a company's debt and cash positions by adding the debt balance and subtracting the cash balance to arrive at an enterprise value.

     In addition, Adams, Harkness & Hill utilized an analysis of the ratio of technology value to book value. This type of analysis is a common metric in valuation of biotechnology and biopharmaceutical companies.

This analysis provides a de facto valuation of the "technology" in a company by removing cash-like assets from its market value. Technology value has been calculated as:

     (market value of equity) - (cash, cash equivalents and short-term investments).

     The low, high and average financial ratios for the peer group as of August 17, 2000 are listed in the table below:

VALUATION MULTIPLE                                            LOW     HIGH     MEAN*
------------------                                            ----    -----    -----
Enterprise value to revenue for the last twelve months......  5.5x    80.6x    26.2x
Technology value to book value..............................  0.6x    22.0x     3.8x

---------------
* Mean excludes the maximum & minimum ratios for the peer group.

     Adams, Harkness & Hill compared these ranges of multiples to the implied multiple in the merger consideration as described in the merger agreement of approximately:

TRANSACTION MULTIPLES                                         LOW
---------------------                                         ----
Enterprise value to revenue for the last twelve months......  8.6x
Technology value to book value..............................  3.0x

---------------
* Assumes transaction equity value of $39.8 million, Aquila debt of $3.4 million, Aquila cash equivalents of $7.3 million, and Aquila book value of $10.9 million as of August 17, 2000.

  Transaction Premiums Paid Analysis

     Premiums paid in comparable public seller transactions typically indicate the amount of consideration acquirors are willing to pay above the seller's stock price. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer's stock price immediately prior to announcement, while the seller's stock price is one trading day, five trading days, twenty trading days and fifty trading days prior to the announcement of the transaction. Adams, Harkness & Hill reviewed 12 comparable merger and acquisition transactions involving selected peer companies from May 11, 1998 to May 23, 2000.

     Based upon Adams, Harkness & Hill's analysis of premiums paid in selected comparable transactions, the low, high and average premiums (discounts) paid to sellers' share prices (using the buyer's share price on the day prior to the announcement date of the transaction to calculate consideration in stock transactions) for the one, five, twenty and fifty trading days prior are listed below:

                                                               LOW     HIGH     MEAN*
                                                              -----    -----    -----
Premium paid -- one trading day prior.......................   20.4%   107.9%   53.5%
Premium paid -- five trading days prior.....................   14.5%   237.8%   70.5%
Premium paid -- twenty trading days prior...................    1.8%   286.0%   60.5%
Premium paid -- fifty trading days prior....................  (58.6)%  200.3%   47.7%

---------------
* Mean excludes minimum and maximum percentages for the peer group.

     Adams, Harkness & Hill compared these ranges of implied premium as of market close on August 17, 2000 to the implied premium (discount) of the merger consideration as described in the merger agreement of approximately:

Premium paid -- one trading day prior.......................    3.1%
Premium paid -- five trading days prior.....................  (13.1)%
Premium paid -- twenty trading days prior...................   (9.2)%
Premium paid -- fifty trading days prior....................   50.4%

  Stock Performance Analysis

     Adams, Harkness & Hill examined the following as of close of August 17, 2000:

     - One-year stock price performance of Aquila:

        -- Aquila stock value had increased 105.8%.

     - Stock price performance of Antigenics since its initial public offering on February 4, 2000.

        -- Antigenics stock value had decreased 13.5% from Antigenics' offering price and 74.6% from the closing price on that date.

     - One-year stock price performance of Aquila compared to the NASDAQ Composite, S&P 500, Russell 2000, and AMEX Biotech stock indices:

        -- Aquila stock value had increased 105.8%;

        -- NASDAQ Composite had increased 47.5%;

        -- S&P 500 had increased 11.3%;

        -- Russell 2000 had increased 18.5%; and

        -- AMEX Biotech had increased 157.3%.

     - Stock price performance of Antigenics since its initial public offering on February 4, 2000, compared to the NASDAQ Composite, S&P 500, Russell 2000, and AMEX Biotech stock indices:

        -- Antigenics stock value had decreased 13.5% from Antigenics' offering price and 74.6% from the closing price on that date;

        -- NASDAQ Composite had decreased 7.1%;

        -- S&P 500 had increased 5.0%;

        -- Russell 2000 had decreased 1.7%; and

        -- AMEX Biotech had increased 41.3%.

     - One-year stock price performance of Aquila compared to an index of public company comparables:

        -- Aquila stock value had increased 105.8%; and

        -- public company comparables, as an index, had increased 75.7%.

     - Stock price performance of Antigenics since its initial public offering on February 4, 2000, compared to an index of public company comparables:

        -- Antigenics stock value had decreased 13.5% from Antigenics' offering price and 74.6% from the closing price on that date; and

        -- public company comparables, as an index, had increased 1.3%.

     - The existence of any "artificial" influences on the stock price performance of Aquila during the one trading day, five trading day, twenty trading day, and/or fifty trading day periods examined for transaction premium analysis purposes:

        -- Aquila stock price and trading volume spiked as a result of Aquila's
           July 12, 2000 press release.

  Marketplace Testing

     Adams, Harkness & Hill and Aquila worked together in a marketing effort to seek strategic acquirers for a period of nine months, from November 1999 to August 2000. This effort included detailed discussions with eight qualified, potential acquirers. Through these efforts, Aquila received several bids of various financial

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consideration. Aquila and Adams, Harkness & Hill evaluated and analyzed each bid, and together determined that the Antigenics offer represented the best possible transaction for Aquila stockholders.

  Summary Of Valuation Analyses

     Taken together, the information and analyses employed by Adams, Harkness & Hill led to Adams, Harkness & Hill's overall opinion that, as of August 18, 2000, the consideration to be received in the merger was fair, from a financial point of view, to Aquila stockholders.

ANTIGENICS' REASONS FOR THE MERGER

     In evaluating the proposed merger, the Antigenics board of directors reviewed presentations from management and advisors, including the advice of its financial advisor, US Bancorp Piper Jaffray. In reaching its determination to approve the merger agreement and the merger, the Antigenics board of directors considered the following factors in favor of the merger:

     - the acquisition of Aquila's antibody adjuvant technology and its antigen discovery program, which may enhance Antigenics' ability to produce effective therapies for cancer, infectious diseases and degenerative disorders;

     - the expansion of Antigenics' product pipeline by adding Aquila's product pipeline, which includes two product candidates in phase III clinical trials;

     - the acquisition of Aquila's patent estate; and

     - the ability to access Aquila's talented team of scientists.

     The Antigenics board of directors weighed these advantages against potential risks of the merger. The following summarizes factors against the merger:

     - As with most mergers, there is a risk anticipated benefits will not be realized; for example, Antigenics may encounter difficulties integrating Aquila's operations. Because the merger represents Antigenics' first acquisition, Antigenics does not have experience integrating acquired businesses. The board, however, believed that the relative sizes of the companies, along with the strategic fit, more than offset this risk.

     - There is inherent uncertainty in developing and commercializing biotechnology products. The board, however, believed that the promise of Aquila's programs and technology outweighs the risk that Antigenics will not successfully develop them.

     After considering the potential positive and negative factors of the merger, the Antigenics directors did not attempt to quantify or prioritize particular considerations. Each board member may have viewed the various considerations differently than other board members. Ultimately, the Antigenics board unanimously concluded that the Aquila merger should provide significant long-term benefits to Antigenics stockholders; consequently, the board approved the merger agreement.

POTENTIAL CONFLICTS AND INTERESTS OF AQUILA MANAGEMENT IN THE MERGER

     When considering the recommendation of Aquila's board of directors with respect to approving the merger, you should be aware that the directors and officers of Aquila have interests in the merger and participate in arrangements that are different from, or are in addition to, those of Aquila stockholders generally. The Aquila board was aware of these interests and considered them, among other matters, in approving the merger agreement. These include:

     - Employment. At the closing of the merger, most executive officers of Aquila will become employees of Antigenics.

     - Accelerated Vesting of Options. All outstanding options to purchase Aquila stock held by a director, officer or employee of Aquila that are unvested as of the date of the merger will accelerate in full and

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       be immediately vested and exercisable immediately preceding the consummation of the merger. Consequently, all options outstanding immediately prior to the effective time of the merger will be subject to accelerated vesting. On September 13, 2000, options to purchase 910,520 shares of Aquila stock were outstanding with an weighted average exercise price per share of $3.45.

     - Change of Control/Severance Agreements. Alison Taunton-Rigby, Gerald A. Beltz, Deborah B. Grabbe and Charlotte A. Kensil, executive officers of Aquila, have employee retention agreements that provide for the following benefits in the event they are terminated by Antigenics without cause or they terminate their employment for good reason following a change of control. Each of Ms. Grabbe and Dr. Kensil are entitled to a cash payment equal to the sum of her respective annual base salary as in effect prior to the change of control and her average annual bonus received during the three preceding years; continued health, dental, vision, long-term disability and life insurance benefits for three years or until she becomes subject to another employer's benefit plans with comparable coverage; and accelerated vesting of outstanding options with an extended period of time to exercise those options. Dr. Taunton-Rigby is entitled to the benefits described above except that she will receive a payment equal to three times the sum of her annual base salary and the average annual bonus received by her during the past three years. Dr. Beltz is entitled to the benefits described above except that he will receive a payment equal to two times the sum of his annual base salary and the average annual bonus received by him during the past three years.

     - Indemnification. Aquila officers and directors have continuing indemnification against some liabilities. Under the merger agreement, Antigenics has committed to continue to honor the existing indemnification obligations of Aquila to its officers and directors after the completion of the merger.

     Upon completion of the merger, Dr. Taunton-Rigby will terminate her employment and will receive the severance payment and other benefits described above.

     As a result, the Aquila directors could be more likely to vote to approve the merger agreement and the merger than if they did not have these interests.

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                      THE MERGER AND THE MERGER AGREEMENT

     The following is a summary of significant provisions of the merger agreement. For a more complete understanding of the merger agreement, you should read the agreement. The agreement is attached as Annex A and is incorporated into this proxy statement/prospectus by reference.

GENERAL DESCRIPTION OF THE MERGER

     In the merger, St. Marks Acquisition Corp., a specially formed, wholly-owned subsidiary of Antigenics, will merge with and into Aquila. Aquila will be the surviving corporation and will continue to exist under Delaware law as a wholly-owned subsidiary of Antigenics. The charter and by-laws of the specially formed, wholly-owned subsidiary, as in effect immediately before the merger, will be the charter and by-laws of the surviving company.

EFFECTIVE TIME

     We expect to close the merger during the fourth quarter of 2000. The merger will be effective upon the filing of a certificate of merger with the Delaware Secretary of State, or a later time that we specify in the certificate of merger. We plan to file the certificate of merger soon after the Aquila special meeting.

MERGER CONSIDERATION FOR AQUILA STOCK AND EXCHANGE RATIO

     At the effective time of the merger, each outstanding share of Aquila stock will be automatically be converted into Antigenics stock based on a ratio of
0.2898 of a share of Antigenics stock for each Aquila share, with cash paid for any fractional share. The exchange ratio was agreed to in arm's-length negotiations between representatives of Antigenics and Aquila, with the benefit of advice from their respective financial advisors.

     Based on the number of shares of Aquila stock outstanding as of the record date, approximately 2,501,032 shares of Antigenics stock will be issuable in the merger, representing approximately 9.2% of the total Antigenics stock to be outstanding after the issuance. This assumes that no Aquila stock options are exercised between the record date and the effective time.

NO FRACTIONAL SHARES

     Antigenics will not issue fractional shares in the merger. Instead, Antigenics will pay cash to each Aquila stockholder who otherwise would be entitled to receive a fractional share of Antigenics stock. The cash amount will equal the fractional share number multiplied by the per share closing price of Antigenics stock as reported by the Nasdaq National Market on the trading day before the effective time.

EXCHANGE OF AQUILA STOCK CERTIFICATES

     Promptly after the effective time, Antigenics or the exchange agent will mail transmittal forms to each person who held shares of Aquila stock as of the effective time for use in exchanging Aquila stock certificates for Antigenics stock certificates and any cash for fractional shares. The transmittal forms will include instructions specifying details of the exchange.

DO NOT SEND IN YOUR AQUILA CERTIFICATES UNTIL YOU RECEIVE A TRANSMITTAL FORM.

     If certificates for any shares of Aquila stock have been lost, stolen or destroyed, the holder must submit appropriate evidence regarding the ownership, loss, theft or destruction of the certificate, an affidavit to that effect and a customary indemnification agreement to the exchange agent.

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

     Antigenics will honor a request from a person surrendering an Aquila stock certificate that the Antigenics stock being given in exchange be issued to a person other than the registered holder of the certificate on the exchange agent's books, so long as the requesting person:

     - submits all documents necessary to evidence and effect the transfer to the new holder; and

     - pays any transfer or other taxes for issuing shares of Antigenics stock to a person other than the registered holder of the certificate, unless the requesting person satisfactorily establishes to Antigenics that any tax has been paid or is inapplicable.

     Holders of Aquila stock exchanged for Antigenics stock in the merger will be entitled to receive dividends and other distributions on Antigenics stock (without interest) that are declared or made with a record date after the effective time. Dividends or other distributions will not be paid to any former holder of Aquila stock, however, until that holder surrenders its shares of Aquila stock to the exchange agent.

TREATMENT OF AQUILA STOCK OPTIONS AND WARRANTS

  Options

     At the effective time of the merger, Antigenics will assume each outstanding and unexercised option to purchase shares of Aquila stock granted under Aquila's 1996 Stock Award and Option Plan and 1996 Directors Stock Award and Option Plan, whether or not exercisable. Each assumed option will continue to be governed by the same terms and conditions of the applicable Aquila stock option plan that were in effect immediately before the effective time of the merger, except that:

     - each option will be exercisable for a number of shares of Antigenics stock equal to the number of shares of Aquila stock that were issuable upon exercise of the option immediately before the effective time multiplied by 0.2898, rounded down to the nearest whole number of shares of Antigenics stock;

     - the per share exercise price for the shares of Antigenics stock issuable upon exercise of the assumed option will be equal to the exercise price per share of Aquila stock at which the option was exercisable immediately before the effective time divided by 0.2898, rounded up to the nearest whole cent; and

     - all options to purchase shares of Aquila stock will become fully vested and exercisable.

     On September 13, 2000, options to purchase 910,520 shares of Aquila stock were outstanding; the weighted average exercise price per share of these options was $3.45. These options will be converted into options to purchase approximately 263,868 shares of Antigenics stock; the weighted average exercise price per share of these options as converted into options to purchase Antigenics stock will be $11.90.

     Antigenics has agreed to file a registration statement on Form S-8 for the shares of Antigenics stock subject to Aquila stock options. Antigenics expects that the registration statement will be effective shortly after the effective time of the merger, and Antigenics has agreed to use commercially reasonably efforts to maintain the effectiveness of that registration statement for so long as former Aquila stock options remain outstanding.

  Warrants

     At the effective time of the merger, Antigenics will assume a warrant to purchase 60,680 shares of Aquila stock with an exercise price per share of $4.12. The assumed warrant will continue to be governed by the same terms and conditions as were applicable to the Aquila warrant. The assumed warrant will be exercisable for 17,585 shares of Antigenics stock with an exercise price per share of $14.22.

TREATMENT OF AQUILA BENEFITS AND STOCK PURCHASE PLANS AND OTHER EMPLOYEE MATTERS

     Antigenics has agreed to give Aquila employees who remain with the company after the merger full credit in terms of eligibility, vesting, benefit accrual, except as would result in duplication of benefits, and determination of the level of benefits under any employee benefit plans. Antigenics has also agreed to waive limitations for preexisting condition exclusions and waiting periods under any Antigenics welfare benefit plans

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that a continuing Aquila employee is eligible to participate in after the merger. This waiver would not include, however, limitations and waiting periods that have not been satisfied under any Aquila welfare plan maintained for the employee prior to the merger.

     Antigenics has further agreed to assume and honor all Aquila employment, severance and other compensation agreements existing prior to execution of the merger agreement.

     Aquila has also agreed to terminate its 1996 Employee Stock Purchase Plan prior to the effective date of the merger.

ACCOUNTING TREATMENT

     Antigenics will account for the merger using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of Aquila, including intangible assets, will be recorded at their fair values. The results of operations and cash flows of Aquila will be included in Antigenics' financial statements following the completion of the merger. Consistent with generally accepted accounting principles, amounts assigned to acquired in-process research and development -- i.e., Aquila research and development projects that are still in process at the closing of the merger, but which, if unsuccessful, have no alternative future use -- must be charged to expense on the date that the merger closes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material U.S. federal income tax consequences of the merger. The discussion is based on the Internal Revenue Code, related regulations, existing administrative interpretations and court decisions, all of which may change, possibly with retroactive effect. This discussion assumes that Aquila stockholders hold their shares of Aquila stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be important to you either in light of your particular circumstances or if you are subject to special rules. These special rules include those relating to:

     - stockholders who are not U.S. citizens or residents or that are foreign corporations, partnerships, estates or trusts;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities;

     - stockholders who acquired their Aquila stock by exercising options or similar derivative securities or otherwise as compensation; and

     - stockholders who hold their Aquila stock as part of a hedge, straddle, appreciated financial position or conversion transaction.

     This section, as it relates to matters of United States federal income tax law, constitutes the opinions of Bowditch & Dewey, LLP, counsel to Aquila, and Palmer & Dodge LLP, counsel to Antigenics. These opinions are based on a number of assumptions, representations and covenants, including the assumption that the merger will be completed as described in this document and that the representations contained in letters delivered to counsel by Aquila, Antigenics and the merger subsidiary in connection with the delivery of the opinions will be accurate through the closing. The opinions neither bind the IRS nor preclude the IRS from adopting a position contrary to that expressed in the opinions. Aquila and Antigenics cannot assure you that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Neither of us intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

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     Tax Consequences to Aquila Stockholders

     Except as discussed below, Aquila stockholders will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Aquila stock for Antigenics stock in the merger. The aggregate tax basis of Antigenics stock received in the merger will be the same as the aggregate tax basis of the Aquila stock surrendered in exchange therefor, reduced by the portion of the tax basis of the Aquila stock allocable to fractional shares of Antigenics stock for which cash is received instead. The holding period of Antigenics stock received as a result of the exchange will include the holding period of the Aquila stock surrendered in exchange. Aquila stockholders will recognize gain or loss for U.S. federal income tax purposes on the cash they receive in place of fractional shares of Antigenics stock. The gain or loss will be measured by the difference between the amount of cash received and the portion of the tax basis of the Aquila stock surrendered in the merger that is allocable to those fractional shares of Antigenics stock.

     Tax Consequences to Antigenics and Aquila

     Antigenics, including its merger subsidiary, and Aquila will not recognize gain or loss for U.S. federal income tax purposes by reason of the merger.

     Backup Withholding

     Unless a stockholder complies with reporting and/or certification procedures or is an exempt recipient under the backup withholding and information reporting provisions of the Internal Revenue Code and Treasury regulations, the holder may be subject to a 31% backup withholding tax on any cash payments received in the merger. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided the required information is furnished to the IRS.

     THE FOREGOING DISCUSSION IS ONLY INTENDED TO PROVIDE YOU WITH A GENERAL SUMMARY. IT IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF EVERY POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCE OR ANY OTHER CONSEQUENCE OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

COVENANTS UNDER THE MERGER AGREEMENT

  Aquila's Interim Operations

     Until the closing of the merger, Aquila has agreed to operate its business solely in the ordinary course consistent with its past practices. Aquila also agreed to:

     - use reasonable commercial efforts to keep available the services of its employees;

     - use reasonable commercial efforts to maintain its insurance policies;

     - use reasonable commercial efforts to preserve intact its business and physical properties;

     - use best efforts to preserve and protect its proprietary rights;

     - use reasonable commercial efforts to comply with the terms of its material contracts;

     - take all actions with respect to Aquila's outstanding options and warrants necessary to effectuate the merger; and

     - consult with Antigenics upon receipt of any material communication from the FDA or before making any material submission to the FDA, before materially changing any study, protocol or timeline for product candidates or programs or before adding new clinical trials.

     Antigenics may agree to exceptions to these obligations in writing.

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     Aquila has also agreed until the merger closes, with some exceptions, that it will not do or agree to do any of the following without Antigenics' prior written consent:

     - sell or encumber any of its assets other than sales or transfers in the ordinary course of business not exceeding $50,000;

     - incur any indebtedness for borrowed money, obligation or liability or enter into any contracts or commitments involving potential payments of $50,000 or more;

     - increase the compensation of any officer, director, employee, agent or consultant; adopt or increase benefits under any employee plan; or enter into any employment, severance or other agreement with an officer or director;

     - change the amount of its authorized, issued or outstanding capital stock; grant, accelerate or modify any option, warrant or other right to purchase; declare or pay any dividend or other distribution on shares of its capital stock; or sell, transfer, repurchase or redeem any shares of its capital stock, except to honor the exercise of convertible securities outstanding on the date of execution of the merger agreement;

     - amend its charter or bylaws;

     - acquire a material amount of property or assets other than in the ordinary course of business;

     - authorize capital expenditures exceeding $50,000 singly or $100,000 in the aggregate;

     - change any of its accounting practices or principles or restate its consolidated financial statements;

     - take any action that would prevent the merger from qualifying as a reorganization within Section 368(a) of the Internal Revenue Code;

     - settle or compromise any material tax liability, change its tax accounting methods or periods, enter into any tax-related closing agreement, surrender its right to any tax refund, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

     - settle or compromise any pending or threatened material legal proceeding;

     - adopt any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than this merger;

     - satisfy any liabilities other than in the ordinary course of business consistent with past practice;

     - effectuate any plant closings or mass layoffs;

     - redeem the purchase rights issued under its stockholder rights plan or render the plan inapplicable to a transaction other than this merger;

     - enter into or modify any license, development, research or collaboration agreement; or

     - modify, amend, terminate or assign any material rights or claims under any confidentiality agreement to which Aquila is a party.

  No Solicitation by Aquila

     Aquila has agreed not to (1) solicit any person regarding either a business combination with Aquila or any other transaction as an alternative to this merger or (2) participate in any negotiations with or provide information to, any person to seek any alternative transaction to this merger, unless Aquila's board or officers are otherwise required by their fiduciary duties, negotiate with, or furnish information to, a third party regarding an alternative transaction. Aquila has agreed to inform Antigenics of any written inquiry it receives relating to an alternative transaction.

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  Recommendation of the Aquila Board

     The Aquila board of directors has agreed to take all lawful action that does not interfere with its fiduciary duties to secure the vote of its stockholders adopting the merger agreement.

  Indemnification and Insurance for Aquila Officers and Directors

     Antigenics has agreed to cause the surviving corporation of the merger to honor Aquila's indemnification obligations under agreements with its directors and officers and its charter and bylaws in effect before the effective time of the merger. Aquila has agreed to purchase and maintain for six years, a directors' and officers' liability insurance policy that provides coverage substantially similar to the coverage provided to Aquila's directors and officers on the date of the merger agreement for events occurring before the effective time of the merger. Aquila, however, may not pay more than $250,000 for directors' and officers' liability insurance coverage without Antigenics prior written consent.

  Other Covenants

     The merger agreement contains covenants of both parties relating to, among other things, public announcements, notifications, regulatory filings, employee matters, reporting of the transaction for federal income tax purposes, and further assurances, and cooperation in obtaining consents and approvals.

     Aquila has also agreed, among other things, to grant Antigenics access to company information as is reasonably necessary to investigate Aquila.

     Antigenics has also agreed, among other things, to notify the Nasdaq National Market of the shares of Antigenics stock to be issued in the merger.

REPRESENTATIONS AND WARRANTIES

     Each of Antigenics and Aquila has made customary representations and warranties to the other in the merger agreement regarding, among other things:

     - its and its subsidiaries' organization and similar corporate matters;

     - the authorization, execution, delivery and performance of the merger agreement;

     - its capital structure;

     - reports and financial statements filed with the SEC and the accuracy of the information contained in those documents;

     - the absence of any undisclosed liabilities and material adverse events since June 30, 2000;

     - the absence of litigation;

     - necessary governmental consents and filings;

     - ownership, use and non-infringement of intellectual property rights;

     - commercial relationships with suppliers, collaborators, licensors and licensees;

     - the absence of conflicts, violations or defaults under its organizational documents and other agreements and documents as a result of executing the merger agreement;

     - the absence of conflicts with or violations of any laws as a result of executing the merger agreement; and

     - the accuracy of the information in this proxy statement/prospectus.

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     Aquila has made additional representations and warranties to Antigenics regarding, among other things:

     - its subsidiaries and joint ventures;

     - its material contracts;

     - insurance coverage;

     - year 2000 compliance;

     - the filing of tax returns and payment of taxes;

     - its employee benefit plans;

     - compliance with governmental regulations concerning employees and relations with employees;

     - compliance with environmental laws and other environmental matters;

     - board approval of the merger and the board's amending the Aquila stockholder rights plan to permit the merger;

     - receipt of fairness opinion; and

     - merger-related brokers' and finders' fees;

     Antigenics has made additional representations and warranties to Aquila regarding, among other things:

     - the capitalization of St. Marks Acquisition Corp., the subsidiary Antigenics formed to effect the merger; and

     - the business activities of St. Marks Acquisition Corp.

CONDITIONS TO THE MERGER

  Conditions to Each Party's Obligation to Effect the Merger

     Antigenics and Aquila do not have to consummate the merger unless the following conditions are met or waived:

     - Aquila stockholders must adopt the merger agreement;

     - the registration statement of which this proxy statement/prospectus is a part must not be subject to any stop order or related proceeding;

     - Antigenics and Aquila must obtain all required approvals from governmental entities and satisfy any required waiting periods; and

     - each party must have executed the merger documents to be filed with the secretary of state of Delaware.

  Conditions to the Obligation of Antigenics

     Antigenics does not have to consummate the merger unless the following additional conditions are met or waived:

     - Aquila must have performed and complied with all its agreements and covenants in the merger agreement, and the representations and warranties of Aquila contained in the merger agreement must be true and correct when made and on and as of the closing date as if made at and as of that date, except for any inaccuracies or failures to perform that would not reasonably be expected to have a material adverse effect on Aquila;

     - Antigenics must receive the customary closing documents described in the merger agreement; and

     - each affiliate of Aquila must deliver to Antigenics an agreement regarding restrictions on the resale of the shares of Antigenics stock issued in the merger.

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  Conditions to the Obligation of Aquila

     Aquila does not have to consummate the merger unless Antigenics has performed and complied with all its agreements and covenants in the merger agreement, and the representations and warranties of Antigenics contained in the merger agreement are true and correct when made and on and as of the closing date as if made at and as of that date, except for any inaccuracies or failures to perform that would not reasonably be expected to have a material adverse effect on Antigenics.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time before the effective time, whether before or after its adoption by Aquila stockholders:

     - by mutual written consent of Antigenics and Aquila;

     - by Aquila:

       -- for material misrepresentations or uncured breaches by Antigenics; or

       -- if the Aquila board of directors, in the exercise of its fiduciary duties, is obligated to approve or recommend an alternative to the merger;

     - by Antigenics:

       -- for material misrepresentations or uncured breaches by Aquila;

       -- if the Aquila board of directors withdraws its recommendation of the merger agreement, recommends an alternative to the merger or fails to recommend against, or takes a neutral position with respect to, any tender or exchange offer; or

       -- if any person or group, other than Antigenics or the State of Wisconsin Investment Board, becomes the owner of at least 15% of the outstanding shares of Aquila stock;

     - by either Antigenics or Aquila:

       -- if the merger has not closed by February 15, 2001, unless that party's own breach of the agreement is the reason that the merger has not been consummated;

       -- if there is a non-appealable government action prohibiting the consummation of the merger; or

       -- if Aquila stockholders do not vote to adopt the merger agreement.

TERMINATION FEES AND EXPENSES

  Payment of Termination Fee

     Aquila has agreed to pay Antigenics $1,200,000 if the merger agreement is terminated in any of the following circumstances:

     - Aquila's board of directors, in the exercise of its fiduciary duties, approves or recommends an alternative to the merger; or

     - Antigenics or Aquila terminates the merger agreement because either Aquila has willfully breached the merger agreement or Aquila's board of directors withdraws it recommendation of the merger agreement, recommends an alternative to the merger or fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer; or

     - Antigenics or Aquila terminates the merger agreement because Aquila stockholders have failed to vote to adopt the merger agreement if, at the time of termination, either an alternative transaction between Aquila and a third party has been announced or Aquila or its stockholders have received a proposal for an alternative to the merger and, on or before August 18, 2001, Aquila consummates an alternative to the merger that had been announced or proposed prior to termination of the merger agreement.

  Expense Reimbursement

     If the merger agreement is terminated by Antigenics for a material misrepresentation or uncured breach, other than a willful breach, by Aquila, and, at the time of termination either an alternative transaction between Aquila and a third party has been announced or Aquila or its stockholders have received a proposal for an alternative to the merger, and, on or before August 18, 2001, Aquila consummates an alternative to the merger that had been announced or proposed prior to termination of the merger agreement, then Aquila will pay Antigenics' reasonable out-of-pocket expenses incurred in connection with the merger agreement and the merger in an amount not to exceed $600,000.

  Alternative Fee

     Aquila has agreed to pay Antigenics $900,000 if either Antigenics or Aquila terminates the merger agreement because Aquila stockholders have failed to vote to adopt the merger agreement and, on or before August 18, 2001, Aquila consummates an alternative to the merger that:

     - had neither been announced nor proposed to Aquila or its stockholders at the time of termination;

     - was announced or proposed to Aquila or its stockholders before the withdrawal of each alternative to the merger that had been announced or proposed to Aquila or its stockholders before the time of termination; and

     - involves consideration payable to Aquila stockholders in excess of $40,000,000.

PAYMENT OF EXPENSES

     Antigenics and Aquila will share equally the fees and expenses of printing and filing this proxy statement/prospectus and the registration statement. Otherwise, and except for the expense reimbursement described above, Antigenics and Aquila will each pay its own merger-related fees and expenses.

AMENDMENTS AND WAIVERS

     Generally, Antigenics and Aquila may amend or waive any provision of the merger agreement before the effective time of the merger. However, if a material condition is waived, Antigenics will amend the registration statement of which this proxy statement/prospectus forms a part, and Aquila will resolicit proxies for the adoption of the merger agreement. In addition, after Aquila stockholders have approved the merger, their further approval would be required to modify the amount or type of consideration that they will receive in the merger, to alter the charter of the surviving corporation or to otherwise alter the merger agreement in a manner materially adverse to them.

NO RELIEF FROM LIABILITY FOR WILLFUL BREACH

     No termination of the merger agreement will relieve either party of its liability for willful breach of the agreement.

APPRAISAL OR DISSENTERS' RIGHTS

     Under Delaware law, Aquila stockholders are not entitled to appraisal or dissenters' rights in connection with the merger because:

     - Aquila stock was, as of the record date for the special meeting, designated and reported for trading on the Nasdaq National Market; and

     - Aquila stock will be converted into shares of Antigenics stock, which also will be designated and reported for trading on the Nasdaq National Market.

NASDAQ LISTING OF ANTIGENICS STOCK

     Antigenics has agreed to file a listing notification with Nasdaq concerning the Antigenics stock to be issued to Aquila stockholders in the merger.

DELISTING OF AQUILA STOCK

     If the merger is completed, Aquila stock will cease to be quoted on the Nasdaq National Market.

RESALES OF ANTIGENICS STOCK BY AQUILA AFFILIATES

     Aquila stockholders may freely transfer the shares of Antigenics stock received in the merger, unless they are individuals and entities who are deemed to be "affiliates" of Aquila before the merger or affiliates of Antigenics after the merger. Persons who may be deemed to be affiliates of Aquila or Antigenics include individuals or entities that control, are controlled by, or are under common control with, Antigenics and may include executive officers and directors as well as principal stockholders. These affiliates or their brokers risk being characterized as "underwriters" when they sell shares of Antigenics stock received in the merger. The United States securities laws require registration of shares sold by underwriters. An affiliate and its broker can avoid being characterized as an underwriter and, therefore, avoid the Securities Act registration requirements by selling shares in compliance with Rule 145 or Rule 144 under the Securities Act. Rule 145 covers sales by Aquila affiliates, and Rule 144 covers sales by Antigenics affiliates. Each rule limits the number of shares an affiliate can sell in a particular period of time. The merger agreement requires Aquila to use its best efforts to cause each of its affiliates to execute and deliver to Antigenics a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of Antigenics stock issued to the affiliate in the merger in violation of the Securities Act or the related rules and regulations adopted by the SEC.

     This proxy statement/prospectus does not cover resales of Antigenics stock received by any person who may be deemed to be an affiliate of Aquila and/or Antigenics.

REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act and related rules, this merger may not be completed unless information and materials about the companies and the merger are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting period requirements have been satisfied. Antigenics and Aquila have made the required filings with both agencies. At any time before or after the completion of the merger, the Department of Justice, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Antigenics or Aquila. Antigenics and Aquila cannot guarantee that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

     Antigenics and Aquila are not aware of any other material governmental or regulatory requirements that must be complied with regarding the merger, other than federal securities laws and the filing of documents describing principal terms of the merger agreement with the secretary of state of Delaware.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated financial statements reflect the proposed merger of Antigenics and Aquila in a transaction to be accounted for as a purchase business combination.

     The unaudited pro forma condensed consolidated balance sheet as of June 30, 2000 has been prepared as if the merger had occurred on June 30, 2000. The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of Antigenics and Aquila at June 30, 2000 appearing elsewhere in this proxy statement/prospectus, and gives effect to the unaudited pro forma adjustments necessary to account for the merger as a purchase.

     The unaudited pro forma condensed consolidated statements of operations have been prepared as if the merger had occurred on January 1, 1999. These unaudited pro forma condensed consolidated statements of operations combine the historical statements of operations of Antigenics for the year ended December 31, 1999 and six months ended June 30, 2000 with the historical statements of operations of Aquila for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively, appearing elsewhere in this proxy statement/prospectus, and gives effect to the unaudited pro forma adjustments necessary to account for the merger as a purchase.

     The unaudited pro forma adjustments reflect estimates and are based on preliminary purchase price allocations made by Antigenics based on available information and certain assumptions that Antigenics believes to be reasonable. Therefore, the amounts in the unaudited pro forma condensed consolidated financial statements are subject to change. The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and do not purport to represent what Antigenics' results of operations or financial position would actually have been, had the merger in fact occurred on such dates, nor do they purport to project the results of operations or financial position of Antigenics for any future period or date.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited and unaudited financial statements and accompanying notes of Antigenics and Aquila which are included elsewhere in this proxy statement/prospectus.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                         SIX MONTHS ENDED JUNE 30, 2000
                                              ----------------------------------------------------
                                              HISTORICAL    HISTORICAL    ADJUSTMENTS
                                              ANTIGENICS      AQUILA      FOR MERGER     PRO FORMA
                                              ----------    ----------    -----------    ---------
ASSETS
Current assets:
  Cash, cash equivalents and marketable
     securities.............................   $105,141     $   7,330                    $112,471
  Receivables, net..........................        581         1,192                       1,773
  Inventories...............................         --           944                         944
  Other current assets......................        499           231                         730
                                               --------     ---------                    --------
     Total current assets...................    106,221         9,697                     115,918
Plant and equipment, net....................      8,229         5,832                      14,061
Intangible assets...........................         --            25     $       (25)A     7,110
                                                                                7,110A
Goodwill....................................         --            --           1,031A      1,031
Other assets................................        741         1,084            (150)C     1,675
                                               --------     ---------                    --------
     Total assets...........................   $115,191     $  16,638                    $139,795
                                               ========     =========                    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................   $  1,037     $     334                    $  1,371
  Accrued liabilities.......................        868         1,861     $     3,086A      5,815
  Current portion, long-term debt...........        874         1,324                       2,198
                                               --------     ---------                    --------
     Total current liabilities..............      2,779         3,519                       9,384
Long-term debt..............................      1,702         2,030                       3,732
Other liabilities...........................         --           150            (150)C        --
Stockholders' equity:
  Common stock..............................        248            85              25B        273
                                                                                  (85)B
  Additional paid-in capital................    158,666       145,346          42,844B    201,510
                                                                             (145,346)B
  Deferred compensation.....................     (1,378)           --                      (1,378)
  Treasury stock............................         --           (34)             34B
  Accumulated deficit.......................    (46,826)     (134,458)        (26,900)A   (73,726)
                                                                              134,458B
                                               --------     ---------                    --------
     Total stockholders' equity.............    110,710        10,939                     126,679
                                               --------     ---------                    --------
     Total liabilities and stockholders'
       equity...............................   $115,191     $  16,638                    $139,795
                                               ========     =========                    ========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             YEAR ENDED DECEMBER 31, 1999
                                                 ----------------------------------------------------
                                                 HISTORICAL    HISTORICAL    ADJUSTMENTS
                                                 ANTIGENICS      AQUILA      FOR MERGER     PRO FORMA
                                                 ----------    ----------    -----------    ---------
Revenue........................................   $     --      $ 2,068                     $  2,068
Cost and expenses:
  Cost of sales................................         --          858                          858
  Research and development.....................     11,845        6,643       $  864 D        19,352
  General and administration...................      7,012        3,026                       10,038
                                                  --------      -------                     --------
     Operating loss............................    (18,857)      (8,459)                     (28,180)
Other income (expense):
  Interest income..............................      1,014          544                        1,558
  Other, net...................................       (281)        (280)                        (561)
                                                  --------      -------                     --------
Loss before nonrecurring charges directly
  attributable to the acquisition..............   $(18,124)     $(8,195)             E      $(27,183)
                                                  ========      =======                     ========
Weighted average number of common shares
  outstanding, basic and diluted...............     18,144                     2,482 F        20,626
                                                  ========                                  ========
Loss before nonrecurring charges directly
  attributable to the acquisition per common
  share, basic and diluted.....................   $  (1.00)                                 $  (1.32)
                                                  ========                                  ========

                                                            SIX MONTHS ENDED JUNE 30, 2000
                                                 ----------------------------------------------------
                                                 HISTORICAL    HISTORICAL    ADJUSTMENTS
                                                 ANTIGENICS      AQUILA      FOR MERGER     PRO FORMA
                                                 ----------    ----------    -----------    ---------
Revenue........................................   $     --      $ 2,677                     $  2,677
Cost and expenses:
  Cost of sales................................         --          377                          377
  Research and development.....................      7,834        3,477       $  445 D        11,756
  General and administration...................      3,986        1,414                        5,400
                                                  --------      -------                     --------
     Operating loss............................    (11,820)      (2,591)                     (14,856)
Other income (expense):
  Interest income..............................      2,815          185                        3,000
  Other, net...................................       (204)         417                          213
                                                  --------      -------                     --------
Loss before nonrecurring charges directly
  attributable to the acquisition..............   $ (9,209)     $(1,989)             E      $(11,643)
                                                  ========      =======                     ========
Weighted average number of common shares
  outstanding, basic and diluted...............     23,884                     2,482 F        26,366
                                                  ========                                  ========
Loss before nonrecurring charges directly
  attributable to the acquisition per common
  share, basic and diluted.....................   $  (0.39)                                 $  (0.44)
                                                  ========                                  ========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note A.

     Reflects the allocation of the purchase price to the net assets of Aquila. Under purchase accounting, the assets and liabilities of Aquila are required to be adjusted to their fair values. The purchase price of $44,955,000 is the sum of (i) $39,674,000 representing 2,482,000 shares of Antigenics stock valued at approximately $15.98 per share, which represents the average closing price per share of Antigenics stock for the five days before and after the announcement of the merger on August 18, 2000, to be issued at an exchange ratio of 0.2898 shares of Antigenics common stock for each of the 8,563,000 outstanding shares of Aquila stock as of August 18, 2000, (ii) $3,195,000 representing the fair value of Aquila options and warrants to acquire Aquila stock which will be vested upon the consummation of the merger and exchanged for options to purchase 281,000 shares and warrants to purchase 18,000 shares of Antigenics common stock and (iii) an estimated $2,086,000 of Antigenics' costs of the merger and the cost to sever the employment of Aquila's president. The fair value of the Aquila options and warrants has been calculated using an option pricing model with the following weighted average assumptions: life of the option -- 6 years; life of the warrant -- 5 years; dividend yield -- nil; risk-free interest rate -- 5.50%; price volatility -- 74.0%.

     The following are the pro forma adjustments made to reflect the preliminary allocation of the purchase price to the estimated fair value of the net assets acquired based upon available information. These adjustments are subject to completion of valuations as of the date of consummation of the merger. Valuations of specifically identifiable intangible assets and in-process research and development are in progress. Consequently, the actual allocation of the purchase price could differ from that presented below. The preliminary valuation of in-process research and development below represents the estimated fair value of products under development at Aquila calculated using an income approach. This involves estimating the fair value of the in-process research and development using the present value of the estimated after-tax cash flows expected to be generated by the acquired in-process research and development projects. A risk adjusted discount rate of 60% has been utilized for each specific product. Cash inflows from projects begin primarily in 2003 and 2004, the expected dates of product approvals. Gross margins on products are estimated at levels consistent with industry expectations.

Purchase price..............................................  $ 44,955,000
Net assets of Aquila(1).....................................   (10,914,000)
                                                              ------------
     Subtotal...............................................    34,041,000
                                                              ------------
Fair value adjustments:
  Core and developed technology.............................     6,600,000
  Assembled work force......................................       510,000
  Acquired in-process research and development(2)...........    26,900,000
  Liabilities assumed(3)....................................    (1,000,000)
                                                              ------------
     Subtotal...............................................    33,010,000
                                                              ------------
Excess of cost over fair value of net assets acquired
  (goodwill)................................................  $  1,031,000
                                                              ============

---------------
(1) Reflects the historical Aquila net assets adjusted to eliminate historical patents and purchased technology, net of $25,000.

(2) Antigenics will record an immediate write-off of acquired in-process research and development costs at the consummation of the merger. The write-off is not reflected in the unaudited pro forma condensed consolidated statements of operations because it is nonrecurring in nature. This nonrecurring charge is reflected in the unaudited pro forma condensed consolidated balance sheet as of June 30, 2000 as an increase to accumulated deficit.

(3) Reflects the estimated additional transaction-related expenses to be incurred by Aquila between June 30, 2000 and the date of the merger. Such expenses have not been reflected in the unaudited pro forma condensed consolidated statements of operations because they are nonrecurring in nature.

Note B.

     Reflects the elimination of the historical Aquila equity balances and the issuance of Antigenics' common stock, options and warrants as consideration for the merger.

Note C.

     Reflects the elimination of deferred revenue and related other assets.

Note D.

     Reflects the amount by which the pro forma amortization of core and developed technology resulting from the merger on a straight-line basis over 10 years and the amortization of the assembled work force on a straight-line basis over 3 years ($830,000 per year or $415,000 for six months) exceeds the amortization of Aquila's historical intangible amortization ($69,000 and $22,000 for the year ended December 31, 1999 and six months ended June 30, 2000, respectively) and the amortization of goodwill resulting from the merger on a straight-line basis over 10 years ($103,000 per year and $52,000 for the six months).

Note E.

     No pro forma income tax provision (benefit) is recognized because of a loss before income taxes in each period and the need to recognize a valuation allowance on deferred tax assets. Given the history of incurring losses, Antigenics believes that it is more likely than not that any deferred tax assets will not be realized.

Note F.

     The weighted average number of common shares outstanding assumes that the shares issued in the merger (2,482,000 shares of Antigenics common stock) are outstanding throughout each period. Options and warrants to purchase Aquila stock will become options to purchase Antigenics stock. The pro forma loss and weighted average number of common shares outstanding used for computing diluted loss per common share are the same as that used for computing basic loss per common share for each period because inclusion of the options and warrants in the calculation would be antidilutive (i.e., would reduce the loss per common share).

                          MANAGEMENT AFTER THE MERGER

EXECUTIVE OFFICERS AND DIRECTORS

     The composition of Antigenics' management and board of directors will not change as a result of the merger. Key staff positions within the surviving corporation have not yet been finally determined. From time to time before the merger, decisions may be made with respect to the management and operations of Aquila after the merger, including its officers and managers.

     Set forth below is certain information regarding Antigenics' executive officers and directors, including their age as of August 31, 2000:

NAME                                           AGE                         TITLE
----                                           ---                         -----
Garo Armen, Ph.D.............................  47    Chairman of the Board, Chief Executive Officer
Pramod Srivastava, Ph.D......................  45    Director, Chairman of Scientific Advisory Board
Gamil de Chadarevian.........................  48    Vice Chairman of the Board, Executive Vice
                                                     President International
Elma Hawkins, Ph.D...........................  44    Senior Vice President
Neal Gordon, Ph.D............................  38    Vice President of Operations
Donald Panoz(1)(2)...........................  65    Director, Honorary Chairman
Noubar Afeyan, Ph.D..........................  38    Director
Tom Dechaene(2)..............................  41    Director
Martin Taylor(1)(2)..........................  48    Director

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     The size of the board of directors is currently set at eight members. Antigenics is currently conducting a search for a qualified candidate to fill one vacancy on its board of directors. Until such time as a qualified candidate is identified and elected to the board of directors in accordance with Antigenics' by-laws, it is the intention of the company to leave one vacancy on the board of directors.

     Antigenics' certificate of incorporation provides for a classified board of directors consisting of three classes, with each class being as nearly equal in number as possible. The term of one class expires and their successors are elected for a term of three years at each annual meeting of the stockholders. Antigenics currently has designated two class I directors, Messrs. de Chadarevian and Taylor; three class II directors, Messrs. Panoz, Afeyan and Srivastava; and two class III directors, Messrs. Armen and Dechaene. These class I, class II and class III directors will serve until the annual meetings of stockholders to be held in 2003, 2001 and 2002, respectively, and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The board of directors appoints officers until the next annual meeting of the board of directors.

     Garo Armen, Ph.D. co-founded Antigenics in 1994 and has been the Chairman of the board and Chief Executive Officer since inception. Dr. Armen was previously a Senior Vice President of Research for Dean Witter Reynolds, focusing on the chemical and pharmaceutical industries. Dr. Armen has also served as an Associate Professor at the Merchant Marine Academy and as a research associate at the Brookhaven National Laboratory. He currently serves as a director of Elan Corporation, Plc. and Color Kinetics Inc. Dr. Armen received his Ph.D. degree in physical chemistry from the City University of New York in 1979. Since 1990, Dr. Armen has been the managing general partner of Armen Partners, L.P., an investment partnership specializing in public and private healthcare and biotechnology investments.

     Pramod Srivastava, Ph.D. co-founded Antigenics in 1994 and has served as the Chairman of the scientific advisory board since inception. Dr. Srivastava is the Director of the Center for Immunotherapy of Cancer and Infectious Diseases at the University of Connecticut. Dr. Srivastava has held positions at Fordham University and the Mount Sinai School of Medicine. He performed his postdoctoral training at Yale University and the

Sloan-Kettering Institute for Cancer Research. Dr. Srivastava serves on the Scientific Advisory Council of the Cancer Research Institute, New York, and has been a member of the Experimental Immunology Study Section of the National Institutes of Health of the United States Government since 1994. Dr. Srivastava is a past recipient of the First Independent Research Support & Transition Award of the National Institutes of Health (1987), the Irma T. Hirschl Scholar Award
(1988), the Investigator Award of the Cancer Research Institute, New York
(1991), the Mildred Scheel Lectureship (1994), and the Sigma Tau Foundation Speakership (1996). In 1997, he was inducted into the Roll of Honor of the International Union against Cancer and was listed in the Who's Who in Science and Engineering. He is among the twenty founding members of the Academy of Cancer Immunology. Dr. Srivastava earned his Ph.D. in Biochemistry from the Centre for Cellular and Molecular Biology, Hyderabad, India. Dr. Srivastava is a director of Iconisys, Inc.

     Gamil de Chadarevian has served as Antigenics' Vice Chairman of the Board since 1995 and as its Executive Vice President International since 1998. Until April of 1998, he was Managing Director of Special Projects at Alza International, responsible for creating new business opportunities in Europe. From 1992 to 1993, Mr. de Chadarevian was the Vice President of Corporate Development for Corange London Limited. Prior to 1992, Mr. de Chadarevian held positions at Pasfin Servizi Finanziara SpA, GEA Consulenza and Credit Suisse. He is also co-founder and serves as an advisor to several private health care companies in the United States and Europe. Mr. de Chadarevian received a Lic. Oec. Publ. Degree from the University of Zurich in Switzerland. Mr. de Chadarevian is the co-founder and currently the Vice Chairman of Iconisys, Inc. and CambriaTech Holding S.A.

     Elma Hawkins, Ph.D. has served as Senior Vice President of Antigenics since August 1998. From July 1996 through August 1998, Dr. Hawkins served as the company's Chief Operating Officer. Prior to her employment with us, Dr. Hawkins served in a number of senior positions at Genzyme Corporation, including Director of Corporate Development. Dr. Hawkins has also held positions in preclinical and clinical research at Warner-Lambert/Parke-Davis and at the Center for the Study of Drug Development at Tufts Medical School. Dr. Hawkins holds a Ph.D. in Medicinal Chemistry from the University of Alabama and an M.B.A. from Boston University. Dr. Hawkins is a director of Nalari Computing Corporation.

     Neal Gordon, Ph.D. has served as Antigenics' Vice President of Operations since May 1999. Prior to this position he served as Vice President Process Development from July 1998. Previously, he was Senior Director of Chromatography R&D at PerSeptive Biosystems, a division of PE Corp., formerly Perkin-Elmer Corporation. Over his ten-year career at PerSeptive, Dr. Gordon was involved in the development and application of innovative technologies for the purification and analysis of biopolymers, most notably the development of the BioCAD Chromatography Workstation. Dr. Gordon received his Ph.D. in Biochemical Engineering from the Massachusetts Institute of Technology and a Bachelors degree in Chemical Engineering from McGill University.

     Donald Panoz has been a director since 1995 and is the Honorary Chairman of Antigenics' board of directors. In 1969, Mr. Panoz founded Elan Corporation, Plc., a pharmaceutical research and development company. Mr. Panoz was Chairman and Chief Executive Officer of Elan Corporation from 1969 until his retirement in 1996. Mr. Panoz is currently a Lecturer of Pharmacy at the University of Georgia. In January 1995, Mr. Panoz was named Honorary Irish Consul General to Bermuda. Mr. Panoz attended Pittsburgh University and Duquesne University in Pennsylvania.

     Noubar Afeyan, Ph.D. has been a director of Antigenics since 1998. Dr. Afeyan is Chairman and CEO of the NewcoGen Group and is also a partner at One Liberty Ventures. Dr. Afeyan was Senior Vice President and Chief Business Officer of PE Corp. until August 1999. Prior to its acquisition by PE Corp., Dr. Afeyan was the Chairman and Chief Executive Officer of PerSeptive Biosystems, a company that he founded in 1987 to develop, manufacture and market instruments and chemical reagents used to purify, analyze and synthesize biomolecules. Dr. Afeyan served as Chairman of the Board of ChemGenics Pharmaceuticals, Inc. during 1996 and 1997. He is also a member of the board of directors of two private companies. Dr. Afeyan received his undergraduate degree in Chemical Engineering from McGill University and his Ph.D. in Biochemical Engineering from the Massachusetts Institute of Technology.

     Tom Dechaene has been a director of Antigenics since 1999. Mr. Dechaene is currently the Chief Financial Officer of SurfCast, Inc. He was with Deutsche Bank from 1991 through 1999, most recently as a director in the Principal Investments Group within the Equity Capital Markets division. Mr. Dechaene is a director of Color Kinetics Inc., Veridicom, Inc., Xaim, Inc. and Iconisys, Inc. Mr. Dechaene holds a law degree from Ghent University, Belgium, a degree in Applied Economics from the University of Antwerp and an MBA from INSEAD, France.

     Martin Taylor has been a director of Antigenics since June 1999. From 1993 until 1998, Mr. Taylor held the position of Chief Executive Officer of Barclays Bank Plc. Mr. Taylor is presently a member of the Council for Science and Technology and, since November 1999, has been chairman of the W.H. Smith Group Plc. In October 1999, he became an advisor to Goldman Sachs International. He was educated at Balliol College, Oxford University.

AUDIT COMMITTEE

     The audit committee makes recommendations to Antigenics' board of directors about the selection of independent auditors, reviews the results and scope of the audit and other services provided by its independent auditors, and evaluates the company's internal controls. The audit committee consists of Messrs. Taylor, Dechaene and Panoz.

COMPENSATION COMMITTEE

     The compensation committee reviews and approves the compensation and benefits for Antigenics' executive officers, administers its stock option plans and makes recommendations to the board of directors about compensation matters. The compensation committee consists of Messrs. Taylor and Panoz.

COMPENSATION OF ANTIGENICS' EXECUTIVE OFFICERS

     The following table summarizes the compensation paid to or earned during the fiscal years ended December 31, 1998 and 1999 by Antigenics' chief executive officer and all of its other executive officers whose salary and bonus exceeded $100,000. Antigenics refers to these persons as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                               ANNUAL COMPENSATION        SHARES
                                              ---------------------     UNDERLYING        OTHER
NAME AND PRINCIPAL POSITION           YEAR    SALARY($)    BONUS($)     OPTIONS(#)     COMPENSATION
---------------------------           ----    ---------    --------    ------------    ------------
Garo H. Armen, Ph.D., Chief
  Executive Officer.................  1999    $150,000          --       254,682         $50,000(2)
                                      1998    $     --          --            --              --
Elma Hawkins, Ph.D., Senior Vice
  President.........................  1999    $200,000     $25,000            --              --
                                      1998    $200,000     $20,000            --              --
Neal Gordon, Ph.D., Vice President
  of Operations.....................  1999    $136,282     $20,000         9,634              --
                                      1998    $ 57,272(1)  $28,750        18,924              --

---------------
(1) Dr. Gordon commenced employment with Antigenics in July 1998.

(2) Represents the premium Antigenics paid for an executive split-dollar life insurance policy. Under this policy, under some circumstances, Antigenics would be entitled to a refund of the premiums paid.

1999 OPTION GRANTS

     The following table contains certain information regarding stock option grants during the twelve months ended December 31, 1999 by Antigenics to its named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE VALUE
                            NUMBER OF     PERCENT OF                                          AT ASSUMED
                            SECURITIES   TOTAL OPTIONS   EXERCISE                    ANNUAL RATES OF STOCK PRICE
                            UNDERLYING    GRANTED TO      OR BASE                  APPRECIATION FOR OPTION TERM(1)
                             OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   ----------------------------------
NAME                        GRANTED(#)    FISCAL YEAR    ($/SHARE)      DATE       0%($)       5%($)        10%($)
----                        ----------   -------------   ---------   ----------   --------   ----------   ----------
Garo H. Armen, Ph.D.,
  Chief Executive
  Officer.................   254,682         83.3%         12.07     2/09-4/09          --   $4,393,291   $8,816,420
Elma Hawkins, Ph.D.,
  Senior Vice President...        --           --             --            --          --           --           --
Neal Gordon, Ph.D., Vice
  President of
  Operations..............     9,634          3.2%          6.50          1/09    $110,791   $  219,849   $  387,165

---------------
(1) The dollar amounts under these columns are the result of calculations at rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. The potential realizable values are calculated on the basis of the company's initial public offering price of $18.00 per share and assuming that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the appreciated price.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table provides information about the number of shares issued upon option exercises by the named executive officers during the year ended December 31, 1999, and the value realized by the named executive officers. The table also provides information about the number and value of options held by the named executive officers at December 31, 1999. As Antigenics stock was not publicly traded until February 4, 2000, a readily ascertainable market value as of December 31, 1999 is not available.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                    SHARES                            YEAR-END(#)              FISCAL YEAR END($)(1)
                                  ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              -----------   -----------   -----------   -------------   -----------   -------------
Garo H. Armen, Ph.D., Chief
  Executive Officer.............      --            --          134,431        171,862      $1,344,839     $1,018,585
Elma Hawkins, Ph.D., Senior Vice
  President.....................      --            --          137,627             --      $2,277,283     $       --
Neal Gordon, Ph.D., Vice
  President of Operations.......      --            --            3,785         24,773      $   43,540     $  284,991

---------------
(1) Based on the difference between the option exercise price and the company's initial public offering price of $18.00 per share of common stock.

EMPLOYMENT AND CONSULTING AGREEMENTS

     Under an employment agreement dated June 1, 1998, Antigenics agreed to employ Elma Hawkins, Ph.D. as Senior Vice President for one year at an annual base salary of $200,000, which is subject to performance and merit based increases. Pursuant to the agreement, Antigenics issued Dr. Hawkins options to purchase

137,627 shares of the company's common stock at an exercise price of $1.45 per share vesting over three years. The agreement is automatically renewed for successive one-year periods unless either party terminates the agreement. If Antigenics terminates Dr. Hawkins without cause, as that term is defined in the agreement, she is entitled to her base salary through the end of the one-year term during which the termination occurs. If Antigenics terminates Dr. Hawkins either because it eliminates her position of Senior Vice President or because there is a change in control of Antigenics, Antigenics is obligated to pay her cash or Antigenics stock equal to one year's base salary.

     In March 1995, in exchange for Dr. Pramod Srivastava's consulting services, Antigenics agreed to pay him $1,500 per day for up to three days per month. This obligation expires in March 2005 but will be automatically extended for additional one-year periods unless either Antigenics or Dr. Srivastava decides not to extend the agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to Antigenics' conversion from a limited liability company in February 2000, a compensation committee consisting of Messrs. Afeyan and Edward Brodsky, a former director, reviewed salaries and incentive compensation for Antigenics' employees and consultants. The compensation committee of the board of directors of Antigenics currently consists of Messrs. Taylor and Panoz. Although none of the compensation committee members are officers or employees of Antigenics, each of Garo Armen, the company's chairman and chief executive officer, and Gamil de Chadarevian, the company's vice chairman and executive vice president international, have previously participated in compensation discussions with the committee.

     Mr. Afeyan was a member of Antigenics' compensation committee until September 2000. Dr. Armen is a member of the board of directors of NewcoGen Group Inc., of which Mr. Afeyan is chairman and chief executive officer.

DIRECTOR COMPENSATION

     Antigenics reimburses directors for out-of-pocket and travel expenses incurred while attending board of directors and committee meetings. Antigenics has generally granted to each non-employee director options to purchase 17,203 shares when that director has joined its board.

EMPLOYEE BENEFIT PLANS

  1999 Equity Incentive Plan

     Antigenics' equity plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options for the purchase of an aggregate of 4,800,000 shares, subject to adjustment for stock splits and similar capital changes, of common stock to its employees and, in the case of non-qualified stock options, to consultants or any affiliate, as defined in the equity plan. The board of directors has appointed the compensation committee to administer the equity plan. As of September 13, 2000, Antigenics had options outstanding to purchase 2,127,422 shares of common stock under the equity plan, leaving 2,672,578 shares available for issuance under future grants under the equity plan. Antigenics' stockholders approved this plan at the May 18, 2000 stockholders' meeting.

  1999 Employee Stock Purchase Plan

     Antigenics has also adopted an employee stock purchase plan under which employees may purchase shares of common stock at a discount from fair value. The company's stockholders approved this plan at the May 18, 2000 stockholders' meeting. The company has reserved 300,000 shares of common stock for issuance under the purchase plan. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. The compensation committee grants rights to purchase common stock under the purchase plan. The compensation committee also determines the frequency and duration of individual offerings under the plan and the dates when employees may purchase stock. Eligible employees participate voluntarily and may withdraw from any offering at any time before they purchase stock. Participation terminates automatically upon termination of employment. The purchase price per share of common stock in an offering will not be less than 85% of the lesser of its fair value at the beginning of the offering period or on the applicable exercise date and employees may pay through payroll deductions, periodic lump sum payments or a combination of both. The purchase plan terminates on November 15, 2009. As of June 30, 2000, Antigenics has issued no shares of common stock under the purchase plan.

  401(k) Plan

     Antigenics sponsors a 401(k) plan for all of its employees. Employees are eligible to participate after they have completed one year of service with us. Participants may contribute up to 15% of their current compensation, with a maximum of $10,500 in 2000. Each participant is fully vested in his or her salary contributions and related earnings and losses. Antigenics matches 100% of the participant's contribution and these matching contributions vest over four years. Antigenics has discretion to change that amount at any time.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From its inception until August 2000, Antigenics sub-leased office space at cost from GHA Management Corporation which is wholly owned by Garo Armen, Ph.D. Dr. Armen is the company's chairman and chief executive officer, and Antigenics used the office space for its corporate headquarters. The company incurred an expense of approximately $143,000, $211,000 and $281,000 for the years ended December 31, 1997, 1998 and 1999, respectively, and $184,000 for the six months ended June 30, 2000, in connection with that lease, which represented the cost incurred by GHA management. Antigenics believes that the terms of the sub-lease were at least as favorable as terms it could have obtained in an arm's length transaction with an independent third party. GHA Management assigned its lease with the RCPI Trust to Antigenics in August 2000 and Antigenics will continue to use the office space for its corporate headquarters. As of June 30, 2000, Antigenics had outstanding a letter of credit for the benefit of GHA Management Corporation in connection with this lease in the amount of approximately $78,000. The letter of credit expires in January 2001. In addition, during 1997 the company obtained office services from Armen Capital Management Corp., which is wholly owned by Dr. Armen, for $415,000.

     On May 18, 2000, Antigenics became a limited partner of the Applied Genomic Technology Capital Fund, L.P., referred to as the Capital Fund, and committed to invest $3,000,000 in the Capital Fund. As of June 30, 2000, Antigenics has invested $300,000 in the Capital Fund and future contributions to the Capital Fund will be made as authorized by the fund's general partner. The general partner of the Capital Fund is AGTC Partners, L.P. and NewcoGen Group Inc. is the general partner of AGTC Partners, L.P. Noubar Afeyan, Ph.D., who is one of Antigenics' directors, is the chairman and chief executive officer of NewcoGen Group Inc. and is also a principal of the Capital Fund. In addition, Garo H. Armen, Ph.D., Antigenics' chief executive officer and one of its directors, is a director of NewcoGen Group Inc.

  STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

OWNERSHIP OF ANTIGENICS STOCK

     The following table sets forth certain information with respect to the beneficial ownership of Antigenics stock as of September 27, 2000:

     - each person, or group of affiliated persons, who is known by Antigenics to beneficially own more than 5% of the common stock;

     - each of its directors;

     - each of its named executive officers; and

     - all of its directors and current executive officers as a group.

     Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

     The "Number of Shares Beneficially Owned" column below is based on an assumed 24,808,035 shares of Antigenics stock outstanding as of September 27, 2000. For purposes of the table below, Antigenics deems shares of Antigenics stock subject to options that are currently exercisable or exercisable within 60 days of September 27, 2000, to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but does not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

                                                               NUMBER OF SHARES     PERCENTAGE
BENEFICIAL OWNER(1)                                           BENEFICIALLY OWNED     OF TOTAL
-------------------                                           ------------------    ----------
Antigenics Holdings L.L.C. .................................      11,154,274(2)        45.0%
Garo H. Armen, Ph.D.........................................         196,717(3)           *
Pramod Srivastava, Ph.D.....................................         182,477(4)           *
Gamil de Chadarevian........................................       1,649,290(5)         6.6%
Elma Hawkins, Ph.D..........................................         144,866(6)           *
Neal Gordon, Ph.D...........................................          10,495(7)           *
Donald Panoz................................................         270,612(8)         1.1%
Noubar Afeyan, Ph.D.........................................         169,291(9)           *
Tom Dechaene................................................              --              *
Martin Taylor...............................................          54,636(10)          *
All current executive officers and directors as a group (9
  persons)..................................................       2,678,384(11)       10.9%

---------------
 *  Indicates less than 1%

(1) The address of each stockholder is Antigenics Inc., 630 Fifth Avenue, New York, New York 10111.

(2) Founder Holdings Inc. owns about 79% of the outstanding members equity of Antigenics Holdings. Antigenics Holdings owns 45% of Antigenics stock. Drs. Armen and Srivastava are managers of Antigenics Holdings. Dr. Armen is a director of Founder Holdings. The following individuals beneficially own the indicated percentages of Founder Holdings outstanding common stock:

INDIVIDUAL                                                    PERCENTAGE
----------                                                    ----------
Garo Armen..................................................     43.1%
Pramod Srivastava...........................................     24.2%
Noubar Afeyan...............................................      1.1%
Lawrence Feinberg...........................................     22.1%

     The following individuals own the indicated percentage interests in Antigenics Holdings:

INDIVIDUAL                                                    PERCENTAGE
----------                                                    ----------
Garo Armen..................................................     13.6%
Pramod Srivastava...........................................      6.2%

 (3) Includes 191,717 shares of Antigenics stock issuable upon exercise of options currently exercisable or exercisable within 60 days of September 27, 2000.

 (4) Consists solely of shares of Antigenics stock issuable upon exercise of options currently exercisable or exercisable within 60 days of September 27, 2000.

 (5) Includes 144,802 shares of Antigenics stock issuable upon exercise of options currently exercisable or exercisable within 60 days of September 27, 2000.

 (6) Includes 143,866 shares of Antigenics stock issuable upon exercise of options currently exercisable or exercisable within 60 days of September 27, 2000.

 (7) Includes 9,495 shares of Antigenics stock issuable upon exercise of options currently exercisable or exercisable within 60 days of September 27, 2000 and 1,000 shares of Antigenics stock owned by Mr. Gordon's wife.

 (8) Consists of (a) 17,203 shares of Antigenics stock issuable upon exercise of options currently exercisable or exercisable within 60 days of September 27, 2000 and (b) 253,409 shares of Antigenics stock held by Fountainhead Holdings Ltd., all of the capital stock of which is held by trusts, the beneficiaries of which are the children and grandchildren of Mr. Panoz.

 (9) Includes 164,291 shares of Antigenics stock issuable upon exercise of options currently exercisable or exercisable within 60 days of September 27, 2000.

(10) Includes 17,478 shares of Antigenics stock issuable upon exercise of options and a warrant currently exercisable or exercisable within 60 days of September 27, 2000.

(11) Includes 871,329 shares of Antigenics stock issuable upon exercise of options and a warrant currently exercisable or exercisable within 60 days of September 27, 2000. See footnotes (3), (4), (5), (6), (7), (8), (9) and
     (10).

AQUILA STOCK OWNERSHIP

     The following table sets forth certain information with respect to the beneficial ownership of Aquila stock as of September 13, 2000:

     - each person, or group of affiliated persons, who is known by Aquila to beneficially own more than 5% of the common stock;

     - each of its directors;

     - each of its named executive officers; and

     - all of its directors and current executive officers as a group.

     Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

     The "Number of Shares Beneficially Owned" column below is based on an assumed 8,630,200 shares of Aquila stock outstanding as of September 27, 2000. For purposes of the table below, Aquila deems shares of Aquila stock subject to options that are currently exercisable or exercisable within 60 days of September 13, 2000, to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but does not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

                                                               NUMBER OF SHARES     PERCENTAGE OF
BENEFICIAL OWNER                                              BENEFICIALLY OWNED        TOTAL
----------------                                              ------------------    -------------
Alison Taunton-Rigby Ph.D.+.................................        295,499(1)           3.4%
Jeffrey T. Beaver+..........................................         65,422(2)             *
Robert J. Carpenter+........................................        119,658(3)           1.4%
Keith J. Dorrington Ph.D.+..................................         17,500(4)             *
Elliott D. Hillback, Jr.+...................................         20,000(5)             *
Gerald A. Beltz, Ph.D.+.....................................         91,721(6)             1%
Deborah B. Grabbe+..........................................         90,345(7)             1%
Charlotte A. Kensil, Ph.D.+.................................         19,270(8)             *
Melissa Packard+............................................          1,094(9)             *
Directors and Executive Officers as a Group.................        720,509(10)          8.3%
State of Wisconsin Investment Board
    State of Wisconsin
    121 E. Wilson Street
    Madison, Wisconsin 53707................................      1,580,741(11)         18.3%

---------------
  *  Less than 1%

  + The address of each of these stockholders is Aquila Biopharmaceuticals, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702

 (1) Includes 277,792 Aquila shares which Dr. Taunton-Rigby may acquire upon the exercise of options.

 (2) Includes 132 Aquila shares held as custodian for one daughter and 132 Aquila shares held as custodian for another daughter. Mr. Beaver disclaims beneficial ownership of the Aquila shares held as custodian for his daughters. Includes 54,681 Aquila shares which Mr. Beaver may acquire upon the exercise of options.

 (3) Includes 7,500 Aquila shares which Mr. Carpenter may acquire upon the exercise of options.

 (4) Includes 17,500 Aquila shares which Dr. Dorrington may acquire upon the exercise of options.

 (5) Includes 20,000 Aquila shares which Mr. Hillback may acquire upon the exercise of options.

 (6) Includes 91,666 Aquila shares which Dr. Beltz may acquire upon the exercise of options.

 (7) Includes 86,250 Aquila shares which Ms. Grabbe may acquire upon the exercise of options.

 (8) Includes 19,270 Aquila shares which Dr. Kensil may acquire upon the exercise of options.

 (9) Includes 1,094 Aquila shares which Ms. Packard may acquire upon the exercise of options.

(10) See Footnotes Numbers 1-9.

(11) Based solely upon information contained in Schedule 13G filed with the Securities and Exchange Commission on April 6, 2000.

                    DESCRIPTION OF ANTIGENICS CAPITAL STOCK

     Antigenics' authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. On September 13, 2000, there were:

     - 24,808,035 shares of common stock outstanding;

     - options to purchase 2,127,422 shares of common stock outstanding, of which options to purchase 1,417,037 shares are exercisable;

     - warrants to purchase 274,722 shares of common stock outstanding, all of which are currently exercisable; and

     - no shares of preferred stock outstanding.

COMMON STOCK

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for payment of dividends, as the board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Antigenics' certificate of incorporation does not provide for cumulative voting for the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Each outstanding share of common stock is fully paid and nonassessable.

PREFERRED STOCK

     Pursuant to Antigenics' certificate of incorporation, the company's board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights as well as the qualifications, limitations or restrictions of those shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Antigenics' board of directors, without stockholder approval, is able to issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Antigenics could therefore issue preferred stock quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. At present, Antigenics has no shares of preferred stock outstanding.

WARRANTS

     As of September 13, 2000, Antigenics has warrants to acquire an aggregate of 274,722 shares of Antigenics stock. The per share exercise price for the warrants is $13.96. If not previously exercised, each warrant will expire on November 29, 2002. Holders may not transfer the warrants without Antigenics' consent.

ANTI-TAKEOVER PROVISIONS

  Delaware Law

     Section 203 of the Delaware General Corporation Law is applicable to corporate takeovers of Delaware corporations. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that the stockholder becomes an interested stockholder unless:

     - prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

     - on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to Antigenics' certificate of incorporation or by-laws, effective 12 months after adoption. Antigenics' certificate of incorporation and by-laws do not exclude the company from the restrictions imposed under Section 203. Antigenics expects that the provisions of Section 203 may encourage companies interested in acquiring it to negotiate in advance with Antigenics' board of directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of Antigenics, which could depress the market price of Antigenics stock and which could deprive stockholders of opportunities to realize a premium on shares of Antigenics stock held by them.

  Charter and By-Law Provisions

     Antigenics' certificate of incorporation and by-laws contain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The certificate of incorporation provides that stockholders may not take action by written consent but may only act at a stockholders' meeting, and that only Antigenics' president or a majority of its board may call special meetings of the stockholders. Antigenics' by-laws also require that stockholders provide advance notice of business to be brought by a stockholder before the annual meeting. Antigenics' certificate of incorporation includes provisions classifying the board of directors into three classes with staggered three-year terms. In addition, the company's directors may only be removed from office for cause. Under Antigenics' certificate of incorporation and by-laws, the board of directors may enlarge the size of the board and fill any vacancies on the board. The by-laws provide that stockholders may not make nominations for directors at any annual or special meeting unless the stockholder intending to make a nomination notifies Antigenics of the stockholder's intention a specified period in advance and furnishes certain information.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Antigenics stock is American Stock Transfer & Trust Company. Its telephone number is (800) 937-5449.

           COMPARISON OF RIGHTS OF ANTIGENICS AND AQUILA STOCKHOLDERS

     Antigenics and Aquila are Delaware corporations subject to the provisions of the Delaware General Corporation Law or DGCL. Upon completion of the merger, Aquila stockholders, whose rights are currently governed by Aquila's charter, by-laws and the DGCL, will become stockholders of Antigenics and their rights will be governed by Antigenics' charter, by-laws and the DGCL.

     The following description summarizes the material differences which may affect the rights of holders of Antigenics stock and Aquila stock. This is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. For additional information regarding the specific rights of holders of Antigenics capital stock, see "Description of Antigenics Capital Stock" on pages 96-97. You should read carefully the relevant provisions of the DGCL, the charter and by-laws of Antigenics and the charter and by-laws of Aquila.

                                  ANTIGENICS STOCKHOLDER RIGHTS        AQUILA STOCKHOLDER RIGHTS
                                  -----------------------------        -------------------------
CORPORATE                        The rights of Antigenics           The rights of Aquila
GOVERNANCE                       stockholders are governed by       stockholders are currently
                                 Delaware law and Antigenics'       governed by Delaware law and
                                 charter and by-laws. Upon          Aquila's charter and by- laws.
                                 completion of the merger, the      Upon completion of the merger,
                                 rights of Antigenics               the rights of Aquila stock-
                                 stockholders will continue to      holders who become Antigenics
                                 be governed by Delaware law and    stockholders in the merger will
                                 Antigenics' charter and            be governed by Delaware law and
                                 by-laws.                           Antigenics' charter and
                                                                    by-laws.

AUTHORIZED                       The authorized capital of          The authorized capital stock of
CAPITAL STOCK                    Antigenics is set forth under      Aquila consists of 30,500,000
                                 the "Description of Antigenics     shares of common stock, $.01
                                 Capital Stock" above.              par value per share, and
                                                                    5,000,000 shares of preferred
                                 With respect to Antigenics'        stock, $.01 par value per
                                 preferred stock, the Antigenics    share.
                                 board is authorized, without
                                 stockholder approval, to issue     With respect to Aquila's
                                 shares of preferred stock in       preferred stock, the Aquila
                                 one or more series and to          board is authorized, without
                                 determine the preferences,         stockholder approval, to issue
                                 voting powers, qualifications,     shares of preferred stock in
                                 and special or relative rights     one or more series. The Aquila
                                 or privileges of that series.      board may determine or alter
                                                                    the rights, preferences,
                                                                    privileges and restrictions
                                                                    granted to or imposed upon
                                                                    unissued series of preferred
                                                                    stock.

DIVIDENDS                        Dividends are payable on           Dividends are payable on Aquila
                                 Antigenics stock only when, as     stock only when, as and if
                                 and if declared by Antigenics'     declared by Aquila's board of
                                 board of directors, out of         directors, out of funds legally
                                 funds legally available for        available for distribution.
                                 distribution. Under the DGCL, a    Under the DGCL, a corporation
                                 corporation may pay dividends      may pay dividends out of
                                 out of surplus or net profits      surplus or net profits for the
                                 for the current or preceding       current or preceding fiscal
                                 fiscal year, provided that the     year, provided that the capital
                                 capital of the corporation is      of the corporation is not less
                                 not less than the aggregate        than the aggregate liqui-
                                 liquidation preference of          dation preference of the
                                                                    corpora-

                                  ANTIGENICS STOCKHOLDER RIGHTS        AQUILA STOCKHOLDER RIGHTS
                                  -----------------------------        -------------------------
                                 the corporation's outstanding      tion's outstanding stock having
                                 stock having a preference upon     a preference upon distribution
                                 distribution of assets.            of assets.

LIQUIDATION                      Upon liquidation or                Subject to the rights of any
RIGHTS                           dissolution, after payment has     preferred stock, upon
                                 been made to any holder of         liquidation, dissolution or
                                 preferred stock of the full        winding up of Aquila, the
                                 amount to which they are           holders of Aquila common stock
                                 entitled, the holders of           are entitled to receive the net
                                 Antigenics stock are entitled      assets of the corporation
                                 to share ratably according to      available for distribution on a
                                 the number of shares of common     pro rata basis.
                                 stock held by them in all
                                 remaining assets of the company
                                 available for distribution to
                                 its stockholders.

VOTING RIGHTS                    Stockholders of Antigenics         Aquila stockholders vote
                                 stock vote together as one         together as one class on all
                                 class on all matters on which      matters that common
                                 common stockholders generally      stockholders are entitled to
                                 are entitled to vote. Holders      vote. Holders of Aquila stock
                                 of Antigenics stock are            are entitled to one vote for
                                 entitled to one vote for each      each share of stock held at any
                                 share of stock held at any         meeting of stockholders.
                                 meeting of stockholders.

CUMULATIVE                       Neither Antigenics' charter nor    Neither Aquila's charter nor
VOTING FOR                       its by-laws provide for            its by- laws provide for
ELECTION OF                      cumulative voting in the           cumulative voting in the
DIRECTORS                        election of directors, which       election of directors, which
                                 means that the holders of a        means that the holders of a
                                 majority of the shares voted       majority of the shares voted
                                 can elect all of the directors     can elect all of the directors
                                 then outstanding for election.     then nominated for election.

MEETINGS OF                      A special meeting of               A special meeting of
STOCKHOLDERS;                    stockholders may be called only    stockholders may be called at
NOTICE                           by the president or by a           any time by the board of
                                 majority of the board of           directors pursuant to a
                                 directors.                         resolution approved by the
                                                                    affirmative vote of a majority
                                 A written notice stating the       of the directors then in
                                 time, place and purpose of the     office, the chairman of the
                                 meeting shall be given not less    board, the president or by the
                                 than ten nor more than 60 days     holders of 66 2/3% of the
                                 before the meeting to each         outstanding stock entitled to
                                 stockholder entitled to notice.    vote in the election of
                                                                    directors.

                                                                    A written notice stating the
                                                                    time, place and purpose of the
                                                                    meeting shall be given at least
                                                                    10 but not more than 60 days
                                                                    before the date of the meeting
                                                                    to each stockholder entitled to
                                                                    vote at the meeting.

                                  ANTIGENICS STOCKHOLDER RIGHTS        AQUILA STOCKHOLDER RIGHTS
                                  -----------------------------        -------------------------
STOCKHOLDER                      The DGCL permits stockholders      The DGCL permits stockholders
ACTION BY                        to take action without a           to take action without a
WRITTEN                          meeting, prior notice or vote,     meeting, prior notice or vote,
CONSENT                          if they do so by written           if they do so by written
                                 consent. Antigenics' charter,      consent. Aquila's charter,
                                 however, provides that             however, provides that
                                 stockholder actions must be        stockholder actions must be
                                 taken only at a duly called        taken only at a duly called
                                 annual or special meeting and      annual or special meeting and
                                 not by written consent.            not by written consent.

STOCKHOLDER                      Antigenics' by-laws provide        Aquila's by-laws provide that
PROPOSALS                        that for a stockholder proposal    for a stockholder proposal to
                                 to be brought properly before      be properly brought before an
                                 an annual meeting, the             annual meeting, the stockholder
                                 stockholder must notify            must notify Aquila of the
                                 Antigenics of the proposal 75      proposal in writing not less
                                 days before the anniversary        than 60 days nor more than 150
                                 date of the prior years' annual    days before the meeting. If,
                                 meeting. This, however, does       however, Aquila gives less than
                                 not apply if there was no          70 days' prior public notice of
                                 annual meeting in the prior        the meeting, the stockholder
                                 year or if the date of the         must deliver notice of the
                                 current annual meeting is more     proposal within 10 days of the
                                 than 30 days from the              earlier of the date on which
                                 anniversary date of the prior      notice of the meeting is mailed
                                 year's annual meeting.             or the date Aquila makes public
                                                                    disclosure of the meeting.

QUORUM FOR                       The holders of a majority in       The holders of a majority of
MEETING OF                       interest of all outstanding        the issued and outstanding
STOCKHOLDERS                     stock entitled to vote at a        shares of Aquila stock entitled
                                 Antigenics stockholder meeting,    to vote at a meeting, present
                                 present in person or repre-        in person or represented by
                                 sented by proxy, constitutes a     proxy, constitutes a quorum for
                                 quorum for transacting business    transacting business at a
                                 at a meeting.                      meeting.

STOCKHOLDER                      Under the DGCL and Antigenics'     Under the DGCL and Aquila's by-
INSPECTION                       by-laws, any stockholder has       laws, any stockholder has the
RIGHTS                           the right to inspect the           right to inspect the company's
                                 company's stock ledger,            stock ledger, stockholder list,
                                 stockholder list, and other        and other books and records at
                                 books and records for a purpose    least ten days before every
                                 reasonably related to the          meeting of stockholders for a
                                 person's interest as a             purpose reasonably related to
                                 stockholder.                       the person's interest as a
                                                                    stockholder.

NUMBER OF                        Antigenics currently has seven     Aquila currently has five
DIRECTORS                        directors. Antigenics' by-laws     directors. Aquila's by-laws
                                 provide that the board of          provide that the board of
                                 directors shall be at least        directors shall be at least
                                 one. The number of directors is    one. The number of directors is
                                 fixed by the board and may be      fixed by the board and may be
                                 enlarged at any time by a vote     enlarged at any time by a vote
                                 of the majority of directors.      of the majority of directors.

CLASSIFICATION                   Antigenics' charter provides       Aquila's charter provides that
OF BOARD OF                      that the board of directors        the board of directors will
DIRECTORS                        will consist of three classes,     consist of three classes, with
                                 with each class being              each class being

                                  ANTIGENICS STOCKHOLDER RIGHTS        AQUILA STOCKHOLDER RIGHTS
                                  -----------------------------        -------------------------
                                 as equal in size as possible.      as equal in size as possible.
                                 Each class of directors is         Each class of directors is
                                 elected for a three-year term      elected for a three-year term
                                 at alternating annual meetings     at alternating annual meetings
                                 of the stockholders.               of the stockholders.

REMOVAL OF                       Directors may be removed only      Directors may be removed with
DIRECTORS                        for cause and by a majority        or without cause, by the
                                 vote of stockholders. Under        affirmative vote of at least
                                 Antigenics' by-laws, vacancies     66 2/3% of the outstanding
                                 on the board may be filled by      stock of Aquila or at least two
                                 the board. Vacancies resulting     thirds of the directors then in
                                 from the enlargement of the        office. Under Aquila's char-
                                 board may be filled by the         ter, vacancies on the Board,
                                 directors then in office,          whether resulting from increase
                                 though less than a quorum.         in the board, death,
                                                                    resignation or removal, may be
                                                                    filled only by the affirmative
                                                                    vote of a majority of the
                                                                    remaining directors then in
                                                                    office, though less than a
                                                                    quorum.

LIMITATION ON                    Antigenics' charter provides       Aquila's charter provides that
PERSONAL                         that directors shall not be        directors shall not be
LIABILITY OF                     personally liable to Antigenics    personally liable to Aquila or
DIRECTORS AND                    or its stockholders for            its stockholders for monetary
OFFICERS                         monetary damages for breaching     damages for breaching their
                                 their fiduciary duties ex-         fiduciary duties except for:
                                 cept:
                                                                    - breaches of their duty of
                                 - breaches of their duty of        loyalty to Aquila or its
                                 loyalty to Antigenics or its         stockholders;
                                   stockholders;
                                                                    - acts or omissions not in good
                                 - acts or omissions not in good      faith or involving
                                   faith or involving                 intentional misconduct or a
                                   intentional misconduct or a        knowing violation of law;
                                   knowing violation of law;
                                                                    - unlawful payment of dividends
                                 - unlawful payment of dividends    or unlawful repurchases of
                                 or unlawful repurchases of           stock;
                                   stock; or
                                                                    - transactions from which the
                                 - transactions from which the      directors derived improper
                                 directors derived improper           personal benefit; or
                                   personal benefit.
                                                                    - acts or transactions set
                                                                    forth in order confirming the
                                                                      Plan of Reorganization of
                                                                      CBC.

INDEMNIFICATION                  Delaware law permits and           Delaware law permits and
OF DIRECTORS                     Antigenics' by-laws provide        Aquila's by-laws provide for,
AND OFFICERS                     for, indemnification of            indemnification of directors,
                                 directors and officers for         officers, employees and agents
                                 expenses, judgments or             for expenses, judgments or
                                 settlements actually and           settlements actually and
                                 reasonably incurred by them in     reasonably incurred by them in
                                 legal proceedings if they acted    legal proceedings if they acted
                                 in good faith and in a manner      in good faith and in a manner
                                 they reasonably believed to be     they reasonably believed to be
                                 in Antigenics' best interests.     in or not opposed to Aquila's
                                                                    best interests. Whether in-

                                  ANTIGENICS STOCKHOLDER RIGHTS        AQUILA STOCKHOLDER RIGHTS
                                  -----------------------------        -------------------------
                                 Antigenics' by-laws provide        demnification is proper shall
                                 that indemnification is a          be determined:
                                 contract right for the benefit
                                 of the directors, officers and     - by a majority vote of a
                                 other persons entitled to be       quorum of disinterested
                                 indemnified.                         directors;

                                 The DGCL does not permit a         - if a quorum of disinterested
                                 corporation to indemnify           directors so directs, by
                                 persons against judgments in         independent legal counsel in
                                 actions brought by or in the         a written opinion; or
                                 right of the corporation.
                                                                    - by the stockholders.

                                                                    The DGCL does not permit a
                                                                    corporation to indemnify
                                                                    persons against judgments in
                                                                    actions brought by or in the
                                                                    right of the corporation.

AMENDMENTS TO                    Under the DGCL, a charter may      Under the DGCL, a charter may
CHARTER                          be amended by the affirmative      be amended by the affirmative
                                 vote of a majority of the          vote of a majority of the
                                 outstanding stock and a            outstanding stock and a
                                 majority of the outstanding        majority of the outstanding
                                 shares of each class entitled      shares of each class entitled
                                 to vote as a class. Antigenics'    to vote as a class. Aquila's
                                 charter provides for amendments    charter provides for amendments
                                 to be made in the manner           to be made only upon approval
                                 prescribed by Delaware law.        of a majority of directors then
                                                                    in office and then by the
                                                                    affirmative vote of the holders
                                                                    of at least 66 2/3% of the
                                                                    outstanding stock entitled to
                                                                    vote for the election of
                                                                    directors.

AMENDMENTS TO                    Antigenics' by-laws may be         Aquila's by-laws may be altered
BY-LAWS                          altered or repealed, and new       or repealed and new by-laws may
                                 by-laws may be made by the         be made by the board of
                                 board of directors. Antigenics'    directors.
                                 by-laws may also be altered,
                                 amended or repealed, and new
                                 by-laws may be adopted, by the
                                 affirmative vote of the holders
                                 of a majority of votes properly
                                 cast at any annual or special
                                 meeting of stockholders. In the
                                 case of a special meeting, a
                                 description of the alteration,
                                 amendment, repeal or adoption
                                 must be included in the notice
                                 of the special meeting.

ANTI-TAKEOVER                    Section 203 of the DGCL            Section 203 of the DGCL
PROVISIONS                       prohibits a Delaware               prohibits a Delaware
                                 corporation from engaging in a     corporation from engaging in a
                                 "business combination" with a      "business combination" with a
                                 person owning 15% or more of       person owning 15% or more of
                                 the corporation's voting stock     the corporation's voting stock
                                 (an "interested stockholder")      (an "interested stockholder")
                                 for                                for

                                  ANTIGENICS STOCKHOLDER RIGHTS        AQUILA STOCKHOLDER RIGHTS
                                  -----------------------------        -------------------------
                                 three years following the time     three years following the time
                                 that person became an              that person became an
                                 interested stockholder, unless:    interested stockholder, unless
                                                                    the:
                                 - the board, before the time
                                 the person became an interested    - the board, before the time
                                   stockholder, approved either     the person became an interested
                                   the business combination or        stockholder, approved either
                                   the transaction that resulted      the business combination or
                                   in the person becoming an          the transaction that resulted
                                   interested stockholder;            in the person becoming an
                                                                      interested stockholder;
                                 - the person became an
                                 interested stockholder and 85%     - the person became an
                                   owner of the voting stock in     interested stockholder and 85%
                                   the transaction, excluding         owner of the voting stock in
                                   shares owned by directors and      the transaction, excluding
                                   officers and shares owned by       shares owned by directors and
                                   some employee stock plans; or      officers and shares owned by
                                                                      some employee stock plans; or
                                 - the combination transaction
                                 is approved by the board and       - the combination transaction
                                   authorized by the affirmative    is approved by the board and
                                   vote of at least two-thirds        authorized by the affirmative
                                   of the outstanding voting          vote of at least two-thirds
                                   stock not owned by the             of the outstanding voting
                                   interested stockholder.            stock not owned by the
                                                                      interested stockholder.
                                 A Delaware corporation can
                                 elect in its charter or by-laws    A Delaware corporation can
                                 not to be governed by Section      elect in its charter or by-laws
                                 203. Antigenics has not made       not to be governed by Section
                                 that election.                     203. Aquila has not made that
                                                                    election.

STOCKHOLDER                      Antigenics does not have a         Aquila has a shareholder rights
RIGHTS PLAN                      stockholders rights plan.          agreement under which each out-
                                                                    standing share of Aquila stock
                                                                    entitles the holder to purchase
                                                                    one share of Aquila common
                                                                    stock at a purchase price of
                                                                    $50.00 per share, as adjusted.
                                                                    The rights are not currently
                                                                    exercisable but will become
                                                                    exercisable upon the earlier
                                                                    of:

                                                                    - 10 days following the public
                                                                    announcement that a person or
                                                                      group has acquired 15% or
                                                                      more of the outstanding
                                                                      shares of Aquila stock, or

                                                                    - 10 days after announcement of
                                                                    a tender or exchange offer
                                                                      which would result in the
                                                                      offeror owning 15% or more of
                                                                      Aquila stock.

                                  ANTIGENICS STOCKHOLDER RIGHTS        AQUILA STOCKHOLDER RIGHTS
                                  -----------------------------        -------------------------
                                                                    When exercisable, each right
                                                                    permits its holder to buy that
                                                                    number of shares of Aquila
                                                                    stock equal in value to twice
                                                                    the right's purchase price. The
                                                                    acquirer who triggers the
                                                                    rights cannot exercise or
                                                                    transfer its rights. If Aquila
                                                                    is acquired in a merger or
                                                                    other business transaction, or
                                                                    Aquila sells 50% or more of its
                                                                    assets, each outstanding right
                                                                    will become a right to buy that
                                                                    number of shares of the
                                                                    acquiring company's common
                                                                    stock equal in value to twice
                                                                    the right's purchase price.
                                                                    The rights will expire on June
                                                                    2, 2008 unless redeemed. The
                                                                    Aquila board may redeem the
                                                                    rights at $0.01 per right any
                                                                    time before the tenth day after
                                                                    the 15% or more acquisition.

                                                                    The Aquila board has amended
                                                                    the rights plan to make it
                                                                    inapplicable to this merger.

PROVISIONS                       The DGCL generally requires        The DGCL generally requires
RELATING TO                      that a merger and                  that a merger and
SOME BUSINESS                    consolidation, or sale, lease      consolidation, or sale, lease
COMBINATIONS                     or exchange of all or substan-     or exchange of all or substan-
                                 tially all of a corporation's      tially all of a corporation's
                                 property and assets be approved    property and assets be approved
                                 by the directors and by a          by the directors and by a
                                 majority of the outstanding        majority of the outstanding
                                 stock. A corporation's charter     stock. A corporation's charter
                                 may require a greater vote.        may require a greater vote.
                                 Antigenics' charter does not       Aquila's charter does not
                                 provide for a greater vote.        provide for a greater vote.

                                 Under the DGCL, a surviving        Under the DGCL, a surviving
                                 corporation need not obtain        corporation need not obtain
                                 stockholder approval for a         stockholder approval for a
                                 merger if:                         merger if:

                                 - each share of the surviving      - each share of the surviving
                                 corporation's stock outstanding    corporation's stock outstanding
                                   prior to the merger remains        prior to the merger remains
                                   outstanding in identical form      outstanding in identical form
                                   after the merger;                  after the merger;

                                 - the merger agreement does not    - the merger agreement does not
                                   amend the charter of the           amend the charter of the
                                   surviving corporation; and         surviving corporation; and

                                 - either no shares of common       - either no shares of common
                                   stock of the surviving             stock of the surviving
                                   corporation are to be issued       corporation are to be issued
                                   or delivered in                    or delivered in

                                  ANTIGENICS STOCKHOLDER RIGHTS        AQUILA STOCKHOLDER RIGHTS
                                  -----------------------------        -------------------------
                                   the merger or, if common           the merger or, if common
                                   stock will be issued or            stock will be issued or
                                   delivered, it will not             delivered, it will not
                                   increase the number of shares      increase the number of shares
                                   of common stock outstanding        of common stock outstanding
                                   prior to the merger by more        prior to the merger by more
                                   than 20%.                          than 20%.

APPRAISAL OR                     Under Delaware law, the right      Under Delaware law, the right
DISSENTERS'                      of dissenting stockholders to      of dissenting stockholders to
RIGHTS                           obtain the fair value for their    obtain the fair value for their
                                 shares is available in             shares is available in
                                 connection with some mergers or    connection with some mergers or
                                 consolidations. Unless             consolidations. Unless
                                 otherwise provided in the          otherwise provided in the
                                 corporate charter, appraisal       corporate charter, appraisal
                                 rights are not available to        rights are not available to
                                 stockholders when the              stockholders when the
                                 corporation will be the            corporation will be the
                                 surviving corporation in a         surviving corporation in a
                                 merger and no vote of its          merger and no vote of its
                                 stockholders is required to        stockholders is required to
                                 approve the merger. In             approve the merger. In
                                 addition, no appraisal rights      addition, no appraisal rights
                                 are available to holders of        are available to holders of
                                 shares of any class of stock       shares of any class of stock
                                 which is either:                   which is either:

                                 - listed on a national             - listed on a national
                                 securities exchange or             securities exchange or
                                   designated as a national           designated as a national
                                   market system security on an       market system security on an
                                   interdealer quotation system       interdealer quotation system
                                   by the NASD, or                    by the NASD, or

                                 - held of record by more than      - held of record by more than
                                   2,000 stockholders,                2,000 stockholders,

                                 unless those stockholders are      unless those stockholders are
                                 required by the terms of the       required by the terms of the
                                 merger to accept anything other    merger to accept anything other
                                 than (1) shares of stock of the    than (1) shares of stock of the
                                 surviving corporation, (2)         surviving corporation, (2)
                                 shares of stock of another         shares of stock of another
                                 corporation which, on the          corporation which, on the
                                 effective date of the merger or    effective date of the merger or
                                 consolidation, are of the kind     consolidation, are of the kind
                                 described above, (3) cash          described above, (3) cash
                                 instead of fractional shares of    instead of fractional shares of
                                 stock, or (4) any combination      stock, or (4) any combination
                                 of the consideration set forth     of the consideration set forth
                                 in (1) through (3).                in (1) through (3). Since
                                                                    Aquila stock is listed on the
                                                                    Nasdaq National Market and
                                                                    stockholders will receive
                                                                    shares of Antigenics common
                                                                    stock in the merger, Aquila
                                                                    stockholders are not entitled
                                                                    to appraisal rights.

                                 LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts will pass upon the validity of the Antigenics stock offered by this proxy statement/prospectus and has passed upon the tax treatment of the merger for Antigenics. Michael Lytton, a partner at Palmer & Dodge LLP, is secretary of Antigenics.

     Bowditch & Dewey, LLP, Worcester, Massachusetts has passed upon the tax treatment of the merger for Aquila.

                                    EXPERTS

     Antigenics has included in this proxy statement/prospectus, and in the registration statement of which this proxy statement/prospectus forms a part, the financial statements of Antigenics Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, and for the period from March 31, 1994 (date of inception) to December 31, 1999, in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this proxy statement/prospectus, and upon the authority of that firm as experts in accounting and auditing.

     The financial statements of Aquila Biopharmaceuticals, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this proxy statement/prospectus, and registration statement on Form S-4 of which this proxy statement/prospectus forms a part, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      FUTURE AQUILA STOCKHOLDER PROPOSALS

     Assuming the timing for completing the merger contemplated in the merger agreement requires Aquila to hold an annual meeting in 2001, proposals of stockholders intended to be presented at the meeting must be received by Aquila at its offices at 175 Crossing Boulevard, Framingham, Massachusetts 01702,
Attention: President, not later than 60 days prior to the meeting. As noted in Aquila's proxy statement for Aquila's 2000 annual meeting, the deadline to have stockholder proposals included in the proxy statement for the 2001 Aquila annual meeting is December 9, 2000. Proposals must comply with the SEC's proxy regulations relating to stockholder proposals in order to be considered for inclusion in Aquila's proxy materials.

                                 OTHER MATTERS

     Neither Antigenics nor Aquila presently intends to bring before the Aquila special meeting any matters other than those specified in the notice accompanying this proxy statement/prospectus, and neither Antigenics nor Aquila has any knowledge of any other matters which may be brought up by other persons. However, if any other matters come before the Aquila special meeting or any adjournments of the meeting, the persons named in the enclosed form of proxy, including any substitutes, will use their best judgment to vote the proxies.

                      WHERE YOU CAN FIND MORE INFORMATION

     Antigenics and Aquila file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Antigenics and Aquila file with the SEC at the SEC's public reference rooms at the following locations:

  Public Reference Room             New York Regional Office           Chicago Regional Office
    450 Fifth Street,                 7 World Trade Center                 Citicorp Center
      N.W Room 1024                        Suite 1300                  500 West Madison Street
  Washington, D.C. 20549               New York, NY 10048                     Suite 1400
                                                                        Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Antigenics and Aquila may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

     Antigenics filed a registration statement on Form S-4 to register with the SEC the Antigenics stock to be issued to Aquila stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Antigenics in addition to being a proxy statement of Aquila. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in Antigenics' registration statement or the exhibits to the registration statement.

     Antigenics has supplied the information contained or incorporated by reference in this proxy statement/ prospectus relating to Antigenics, and Aquila has supplied the information relating to Aquila.

     You should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated September 28, 2000. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Antigenics stock in the merger creates any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
           ANTIGENICS INC. AUDITED FINANCIAL STATEMENTS
Independent Auditors' Report................................   F-2
Balance Sheets as of December 31, 1998 and 1999.............   F-3
Statements of Operations for the years ended December 31,
  1997, 1998 and 1999 and for the period from March 31, 1994
  (date of inception) to December 31, 1999..................   F-4
Statements of Stockholders' Equity for the years ended
  December 31, 1997, 1998 and 1999 and for the period from
  March 31, 1994 (date of inception) to December 31, 1999...   F-5
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999 and for the period from March 31, 1994
  (date of inception) to December 31, 1999..................   F-6
Notes to Financial Statements...............................   F-7
          ANTIGENICS INC. UNAUDITED FINANCIAL STATEMENTS
Balance Sheets as of December 31, 1999 and June 30, 2000....  F-20
Statements of Operations for the six months ended June 30,
  1999 and 2000, and for the period from March 31, 1994
  (date of inception) to June 30, 2000......................  F-21
Statements of Stockholders' Equity for the six months ended
  June 30, 2000 and for the period from March 31, 1994 (date of inception) to June 30, 2000............................  F-22
Statements of Cash Flows for the six months ended June 30,
  1999 and 2000, and for the period from March 31, 1994
  (date of inception) to June 30, 2000......................  F-23
Notes to Unaudited Financial Statements.....................  F-24
       AQUILA BIOPHARMACEUTICALS, INC. FINANCIAL STATEMENTS
Report of Independent Accountants...........................  F-27
Consolidated Statements of Operations for each of the three
  years in the period ended December 31, 1999...............  F-28
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-29
Consolidated Statements of Cash Flows for each of the three
  years in the period ended December 31, 1999...............  F-30
Consolidated Statements of Shareholders' Equity for each of
  the three years in the period ended December 31, 1999.....  F-31
Notes to Financial Statements...............................  F-32
  AQUILA BIOPHARMACEUTICALS, INC. UNAUDITED FINANCIAL STATEMENTS
Consolidated Balance Sheets as of June 30, 2000 and December
  31, 1999..................................................  F-44
Consolidated Statements of Operations and Comprehensive
  Income for the six month period ended June 30, 2000 and
  1999......................................................  F-45
Consolidated Statements of Cash Flows for the six month
  period. ended June 30, 2000 and 1999......................  F-46
Notes to Interim Financial Statements.......................  F-47

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Antigenics Inc.:

     We have audited the accompanying balance sheets of Antigenics Inc. (a development stage company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from March 31, 1994 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Antigenics Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from March 31, 1994 (date of inception) to December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Short Hills, New Jersey
February 9, 2000

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                  1998            1999
                                                              ------------    ------------
ASSETS
Cash and cash equivalents...................................  $ 22,168,049    $ 46,417,942
Prepaid expenses............................................       230,632         103,204
Deferred public offering costs..............................            --         559,417
Other assets................................................        21,189         591,134
Due from related party......................................        27,605             240
                                                              ------------    ------------
     Total current assets...................................    22,447,475      47,671,937
Plant and equipment, net....................................     4,106,183       8,034,598
Other assets................................................        74,071         297,646
Organization costs, less accumulated amortization of $28,174
  in 1998...................................................         7,885              --
                                                              ------------    ------------
     Total assets...........................................  $ 26,635,614    $ 56,004,181
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $  2,036,814    $    424,673
Accrued liabilities.........................................        48,134         933,440
Current portion, long-term debt.............................       200,497         812,702
                                                              ------------    ------------
     Total current liabilities..............................     2,285,445       2,170,815
Long-term debt..............................................       709,006       2,155,005
Commitments and contingencies
STOCKHOLDERS' EQUITY:
  Preferred stock, par value $0.01 per share, 1,000,000
     shares authorized; no shares issued and outstanding....            --              --
  Common stock, par value $0.01 per share, 100,000,000
     shares authorized; 17,895,623 and 20,715,942 shares
     issued and outstanding at December 31, 1998 and 1999,
     respectively...........................................       178,956         207,159
  Additional paid-in capital................................    45,670,228      89,747,036
  Subscription notes receivable.............................    (2,102,000)             --
  Deferred compensation.....................................      (613,545)       (659,081)
  Deficit accumulated during development stage..............   (19,492,476)    (37,616,753)
                                                              ------------    ------------
     Total stockholders' equity.............................    23,641,163      51,678,361
                                                              ------------    ------------
  Total liabilities and stockholders' equity................  $ 26,635,614    $ 56,004,181
                                                              ============    ============

                See accompanying notes to financial statements.

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
        FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE
      PERIOD FROM MARCH 31, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1999

                                                                                      MARCH 31,
                                                                                        1994
                                                                                      (DATE OF
                                                                                    INCEPTION) TO
                                                                                    DECEMBER 31,
                                            1997          1998           1999           1999
                                         -----------   -----------   ------------   -------------
Revenue................................  $        --   $        --   $         --   $         --
Expenses:
  Research and development:
     Related party.....................      (39,630)           --        (33,000)       (72,630)
     Other.............................   (2,523,041)   (6,102,362)   (10,943,934)   (22,441,824)
                                         -----------   -----------   ------------   ------------
                                          (2,562,671)   (6,102,362)   (10,976,934)   (22,514,454)
                                         -----------   -----------   ------------   ------------
  General and administrative:
     Related party.....................     (518,011)     (211,152)      (248,000)    (1,269,555)
     Other.............................   (1,030,934)   (2,966,011)    (6,626,543)   (14,620,306)
                                         -----------   -----------   ------------   ------------
                                          (1,548,945)   (3,177,163)    (6,874,543)   (15,889,861)
                                         -----------   -----------   ------------   ------------
  Depreciation and amortization........     (202,090)     (360,285)    (1,005,411)    (1,701,758)
                                         -----------   -----------   ------------   ------------
     Total operating loss..............   (4,313,706)   (9,639,810)   (18,856,888)   (40,106,073)
Other income:
  Non-operating income.................           --            --         10,000        259,988
  Interest income......................      481,179       735,778      1,014,008      2,520,729
  Interest expense.....................           --            --       (291,397)      (291,397)
                                         -----------   -----------   ------------   ------------
     Net loss..........................  $(3,832,527)  $(8,904,032)  $(18,124,277)  $(37,616,753)
                                         ===========   ===========   ============   ============
  Net loss per common share, basic and
     diluted...........................  $     (0.25)  $     (0.54)  $      (1.00)
                                         ===========   ===========   ============
  Weighted average number of common
     shares outstanding, basic and
     diluted...........................   15,401,289    16,458,985     18,143,966
                                         ===========   ===========   ============

                See accompanying notes to financial statements.

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
        FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE
      PERIOD FROM MARCH 31, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1999

                                      COMMON STOCK                                                      DEFICIT
                                 ----------------------                                               ACCUMULATED
                                   NUMBER                 ADDITIONAL    SUBSCRIPTION                     DURING
                                     OF                     PAID IN        NOTES         DEFERRED     DEVELOPMENT
                                   SHARES     PAR VALUE     CAPITAL      RECEIVABLE    COMPENSATION      STAGE          TOTAL
                                 ----------   ---------   -----------   ------------   ------------   ------------   ------------
Balance at March 31, 1994......          --   $     --    $        --   $        --     $      --     $         --   $         --

Net loss.......................          --         --             --            --            --         (183,440)      (183,440)

Issuance of common stock to
 founders during 1994, for
 cash, $0.03 per share.........  11,216,591    112,166        287,844            --            --               --        400,010
                                 ----------   --------    -----------   -----------     ---------     ------------   ------------

Balance at December 31, 1994...  11,216,591    112,166        287,844            --            --         (183,440)       216,570

Net loss.......................          --         --             --            --            --       (3,226,579)    (3,226,579)

Issuance of common stock in
 connection with the
 recapitalization in December
 1995, $1.45 per share.........   1,032,202     10,322      1,489,678      (150,000)           --               --      1,350,000

Grant of common stock..........   1,513,896     15,139      2,184,861            --            --               --      2,200,000
                                 ----------   --------    -----------   -----------     ---------     ------------   ------------

Balance at December 31, 1995...  13,762,688    137,627      3,962,383      (150,000)           --       (3,410,019)       539,991

Net loss.......................          --         --             --            --            --       (3,345,898)    (3,345,898)

Payment of subscription notes
 receivable....................          --         --             --       150,000            --               --        150,000

Deferred compensation on stock
 options.......................          --         --        781,200            --      (781,200)              --             --

Grant and recognition of stock
 options.......................          --         --      1,116,815            --       347,200               --      1,464,015

Issuance of common stock in
 private placement from March
 13, 1996 to December 31, 1996,
 $6.50 per share...............   1,636,384     16,364     10,583,636      (250,000)           --               --     10,350,000
                                 ----------   --------    -----------   -----------     ---------     ------------   ------------

Balance at December 31, 1996...  15,399,072    153,991     16,444,034      (250,000)     (434,000)      (6,755,917)     9,158,108

Net loss.......................          --         --             --            --            --       (3,832,527)    (3,832,527)

Payment of subscription notes
 receivable....................          --         --             --       250,000            --               --        250,000

Deferred compensation on stock
 options.......................          --         --        144,004            --      (144,004)              --             --

Grant and recognition of stock
 options.......................          --         --         62,815            --       188,373               --        251,188

Issuance of common stock in
 private placement from
 September 8, 1997 to December
 31, 1997, $11.17 per share....     660,953      6,610      7,378,390            --            --               --      7,385,000
                                 ----------   --------    -----------   -----------     ---------     ------------   ------------

Balance at December 31, 1997...  16,060,025    160,600     24,029,244            --      (389,631)     (10,588,444)    13,211,769

Net loss.......................          --         --             --            --            --       (8,904,032)    (8,904,032)

Deferred compensation on stock
 options.......................          --         --        493,701            --      (493,701)              --             --

Grant and recognition of stock
 options.......................          --         --        838,654            --       269,787               --      1,108,441

Exercise of stock options......      38,536        385        249,615            --            --               --        250,000

Issuance of common stock in
 private placement from January
 1, 1998 to December 31, 1998,
 $11.17 per share..............   1,797,063     17,971     20,059,014    (2,102,000)           --               --     17,974,985
                                 ----------   --------    -----------   -----------     ---------     ------------   ------------

Balance at December 31, 1998...  17,895,623    178,956     45,670,228    (2,102,000)     (613,545)     (19,492,476)    23,641,163

Net loss.......................          --         --             --            --            --      (18,124,277)   (18,124,277)

Payment of subscription notes
 receivable....................          --         --             --     2,102,000            --                       2,102,000

Deferred compensation on stock
 options.......................          --         --        354,009            --      (354,009)              --             --

Grant and recognition of stock
 options.......................          --         --      4,718,582            --       308,473                       5,027,055

Exercise of stock options......       1,720         17             83            --            --               --            100

Issuance of common stock in
 private placement in January,
 1999, $11.17 per share........       9,806         98        109,902            --            --               --        110,000

Issuance of common stock and
 warrants in private placement
 on November 30, 1999, $13.96
 per share (net of issuance
 costs of $293,000)............   2,808,793     28,088     38,894,232            --            --               --     38,922,320
                                 ----------   --------    -----------   -----------     ---------     ------------   ------------

Balance at December 31, 1999...  20,715,942   $207,159    $89,747,036   $        --     $(659,081)    $(37,616,753)  $ 51,678,361
                                 ==========   ========    ===========   ===========     =========     ============   ============

                See accompanying notes to financial statements.

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
        FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE
      PERIOD FROM MARCH 31, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1999

                                                                                         MARCH 31,
                                                                                       1994 (DATE OF
                                                                                       INCEPTION) TO
                                                                                       DECEMBER 31,
                                               1997          1998           1999           1999
                                            -----------   -----------   ------------   -------------
Cash flows from operating activities:
  Net loss................................  $(3,832,527)  $(8,904,032)  $(18,124,277)  $(37,616,753)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization........      202,090       360,285      1,005,411      1,701,758
     Stock options and predecessor company
       options............................      251,188     1,108,441      5,027,055      7,850,699
     Common stock grants..................           --            --             --      2,200,000
Changes in operating assets and
  liabilities:
  Other assets............................      (64,583)      (28,885)      (793,520)      (888,780)
  Prepaid assets..........................      (87,927)      (91,638)       127,428       (103,204)
  Organization costs......................           --            --             --        (32,934)
  Accounts payable........................     (553,263)    1,791,212     (1,612,141)       424,673
  Accrued liabilities.....................      504,004      (522,735)       885,306        933,440
  Due to/from related party, net..........       63,361       (89,263)        27,365           (240)
                                            -----------   -----------   ------------   ------------
  Net cash used in operating activities...   (3,517,657)   (6,376,615)   (13,457,373)   (25,531,341)
                                            -----------   -----------   ------------   ------------
Cash flows from investing activities:
  Purchase of plant and equipment.........     (622,504)   (3,704,168)    (4,925,941)    (9,735,364)
  Proceeds from the sale of plant and
     equipment............................        4,000        27,942             --         31,942
                                            -----------   -----------   ------------   ------------
  Net cash used in investing activities...     (618,504)   (3,676,226)    (4,925,941)    (9,703,422)
                                            -----------   -----------   ------------   ------------
Cash flows from financing activities:
  Net proceeds from sale of equity........    7,635,000    17,974,985     41,134,320     78,994,315
  Exercise of stock options...............           --       250,000            100        250,100
  Deferred public offering costs..........           --            --       (559,417)      (559,417)
  Payments of long-term debt..............           --            --       (512,835)      (512,835)
  Proceeds from long-term debt............           --       909,503      2,571,039      3,480,542
                                            -----------   -----------   ------------   ------------
  Net cash provided by financing
     activities:..........................    7,635,000    19,134,488     42,633,207     81,652,705
                                            -----------   -----------   ------------   ------------
Net increase in cash and cash
  equivalents.............................    3,498,839     9,081,647     24,249,893     46,417,942
Cash and cash equivalents at beginning of
  period..................................    9,587,563    13,086,402     22,168,049             --
                                            -----------   -----------   ------------   ------------
Cash and cash equivalents at end of
  period..................................  $13,086,402   $22,168,049   $ 46,417,942   $ 46,417,942
                                            ===========   ===========   ============   ============
Non-cash investing and financing
  activities:
Sale of equity financed by notes
  receivable..............................  $        --   $ 2,102,000   $         --   $         --
                                            ===========   ===========   ============   ============

                See accompanying notes to financial statements.

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND BUSINESS

     The business was formed on March 31, 1994 through the creation of a Delaware corporation (the Predecessor Company). In July 1995, the founders of the Predecessor Company formed Antigenics Inc., formerly, Antigenics L.L.C. (Antigenics or the Company), a Delaware limited liability company, and subsequently transferred to the Company all of the assets, liabilities, properties and rights of the Delaware corporation in exchange for an initial 81.5% equity interest in the Company. The accounting for this recapitalization was recorded at the Predecessor Company's historical cost. In connection with the recapitalization, the Company also raised $1,500,000 (including $150,000 of subscription notes receivable) in a private equity transaction in exchange for a 7.5% initial ownership interest and a further 11% initial ownership interest was exchanged for services rendered to the Company by certain outside advisors, the value of which was recognized as a non-cash expense of $2,200,000 during 1995.

     Since the reorganization in 1995, the Predecessor Company has directly or indirectly owned a majority of the Company's common stock. As of December 31, 1999, the Predecessor Company owns approximately 79% of a limited liability company that in turn owns approximately 54% of the Company's outstanding common stock. Certain board members and executive officers of the Company own significant interests in these related parties.

     The Company is developing immunotherapeutics for the treatment of cancer, infectious diseases and autoimmune disorders based on the Company's proprietary heat shock protein technology. The Company's research has demonstrated that when purified heat shock protein-peptide complexes are injected into the skin, they trigger an immune response against cancers and infectious diseases. Antigenics seeks to create immunotherapeutics to stimulate patients' immune systems into destroying diseased cells in the body.

     Antigenics is primarily engaged in the development of its heat shock protein technology and its lead immunotherapeutic product, Oncophage(R). The related business activities include product research and development activities, regulatory and clinical affairs, establishing manufacturing capabilities, production for clinical trials, and administrative and corporate development activities. As of December 31, 1999, the Company has not commenced commercial operations and, accordingly, is in the development stage. Consequently, the Company is subject to all the risks inherent in the establishment of a new business. The Company has incurred annual operating losses since inception and, as a result, at December 31, 1999 has a deficit accumulated during the development stage of approximately $37.6 million. The Company's operations during development have been funded principally by stockholders' equity. While the Company believes that its working capital resources are sufficient to satisfy its liquidity requirements over the next 12 months, satisfying the Company's long-term liquidity needs will require the successful commercialization of Oncophage or other products and may require additional capital.

     The Company's immunotherapeutics require clinical trials and approvals from regulatory agencies as well as acceptance in the marketplace. The Company is conducting clinical trials in various cancer indications. Although the Company believes its patents, patent rights and patent applications are valid, the invalidation of its patents or failure of certain of its pending patent applications to issue as patents could have a material adverse effect upon its business. The Company competes with specialized biotechnology companies, major pharmaceutical and chemical companies and universities and research institutions. Many of these competitors have substantially greater resources than the Company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation

     The Company's financial statements include the accounts of Antigenics Inc.

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (b) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (c) Cash and Cash Equipment

     The Company considers all highly liquid investments purchased with maturities at acquisition of three months or less to be cash equivalents. Cash equivalents at December 31, 1998 and 1999 consist of investments in money market accounts which are unrestricted as to withdrawal or use.

  (d) Plant and Equipment

     Plant and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed over the shorter of the lease term or estimated useful life of the asset. Additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred.

  (e) Organization Costs

     Prior to 1999, organization costs, consisting primarily of legal fees, were amortized using the straight-line method over a five-year period. Effective January 1, 1999, the Company adopted the provisions of the American Institute of Certified Public Accountants' Statement of Position No. 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires that the costs of start-up activities and organizational costs be expensed as incurred and that previously capitalized organizational costs be charged to operations. The adoption of SOP 98-5 had an immaterial effect on the Company's financial statements.

  (f) Long-Lived Assets

     The Company's policy is to record long-lived assets at cost, amortizing these costs over the expected useful lives of the related assets. In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of," these assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. The assets are evaluated for continuing value and proper useful lives by comparison to expected undiscounted future net cash flows. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets, calculated as expected discounted future cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (g) Fair Value of Financial Instruments

     The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and carrying amounts of financial instruments that are recognized at historical cost amounts. The estimated fair values of all of the Company's financial instruments, excluding debt, approximate their carrying amounts in the balance sheets. The fair value of the Company's long-term debt was derived by evaluating the nature and terms of each term note and considering the prevailing economic and market conditions at the balance sheet date. The carrying amount of debt, including

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

current portions, is approximately $910,000 and $2,968,000 at December 31, 1998 and 1999, respectively; and the fair value is estimated to be approximately $910,000 and $3,026,000 at December 31, 1998 and 1999, respectively.

  (h) Accrued Liabilities

     Accrued liabilities consist of the following at December 31, 1998 and 1999:

                                                               1998        1999
                                                              -------    --------
Clinical trials.............................................  $23,946    $399,897
Professional fees...........................................       --     170,000
Vacation....................................................    2,400      59,551
Sponsored research..........................................       --      81,000
Other.......................................................   21,788     222,992
                                                              -------    --------
                                                              $48,134    $933,440
                                                              =======    ========

  (i) Stock Option Plan

     The Company accounts for options granted to employees and directors in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on fixed stock option grants only if the current fair value of the underlying stock exceeds the exercise price of the option at the date of grant.

     The Company accounts for stock options granted to non-employees on a fair value basis in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". As a result, the non-cash charge to operations for non-employee options with vesting or other performance criteria is affected each reporting period by changes in the fair value of the Company's common stock.

     As required, the Company also provides pro forma net loss and pro forma net loss per common share disclosures for employee and director stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied (see
Note 5).

  (j) Research and Development

     Research and development expenses include the costs associated with internal research and development by the Company and research and development conducted for the Company by outside advisors, sponsored university-based research partners, and clinical study partners. All research and development costs discussed above are expensed as incurred. Amounts received under research and development contracts, which are not refundable, are recorded as a reduction to research and development expense in the statement of operations.

  (k) Income Taxes

     Prior to converting to a corporation, as a Delaware limited liability company, no federal, state and local income taxes were levied on the Company. Each member of the Company was individually responsible for reporting his or her share of the Company's net income or loss on their personal tax returns. Therefore, no provision for income taxes and no deferred tax assets or liabilities are recognized in the accompanying financial statements.

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Income taxes are accounted for under the asset and liability method. Beginning February 9, 2000, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recorded when they more likely than not are able to be realized.

  (l) Net Loss Per Share

     Basic earnings or loss per share (EPS) is computed using the weighted average number of shares of common stock outstanding during the period being reported on. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue shares were exercised or converted into stock at the beginning of the period being reported on and the effect was dilutive. Net loss and weighted average common stock used for computing diluted EPS were the same as those used for computing basic EPS for each of the years ended December 31, 1997, 1998 and 1999 because the Company's stock options and warrants were not included in the calculation since the inclusion of such potential shares would be antidilutive.

  (m) Segment Information

     The Company is managed and operated as one business. The entire business is managed by a single management team that reports to the chief executive officer. The Company does not operate separate lines of business or separate business entities with respect to any of its product candidates. Accordingly, the Company does not prepare discrete financial information with respect to separate product areas or by location and does not have separately reportable segments as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

  (n) Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including derivatives instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all the Company's fiscal quarters beginning January 1, 2001. This statement is not expected to affect the Company as it currently does not have derivative instruments or engage in hedging activities.

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) PLANT AND EQUIPMENT, NET

     Plant and equipment, net at December 31, 1998 and 1999 consists of the following:

                                                                             ESTIMATED
                                                                            DEPRECIABLE
                                                  1998          1999           LIVES
                                               ----------    ----------    -------------
Furniture, fixtures and other................  $  486,933    $  575,989    3 to 10 years
Laboratory and manufacturing equipment.......   1,426,427     2,915,053    3 to 10 years
Leasehold improvements.......................     224,580     5,901,213     2 to 5 years
Construction in progress.....................   2,639,181            --
                                               ----------    ----------
                                                4,777,121     9,392,255
Less accumulated depreciation and
  amortization...............................     670,938     1,357,657
                                               ----------    ----------
                                               $4,106,183    $8,034,598
                                               ==========    ==========

     Plant and equipment retired and removed from the accounts aggregated $310,807 for the year ended December 31, 1999.

(4) EQUITY

     Prior to its conversion to a corporation, Antigenics had one class of members' equity. All members voted their equity interests in proportion to their respective unit interest in the Company. Net profits and losses of the Company for each fiscal year were allocated to the capital accounts of the members as described in the limited liability company agreement, generally in proportion to their respective unit ownership interests. No members were liable for any obligations of the Company or were required to contribute any additional capital related to the deficits incurred.

     On February 9, 2000, the Company converted from a limited liability company to a corporation as described in note 11. In conjunction with such conversion, the Company's authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. The Company's board of directors is authorized to issue the preferred stock and to set the voting, conversion and other rights.

     Since the formation of the Company in 1995 (see Note 1), the Company has raised capital through private placement equity transactions. During 1996, the Company completed a private placement offering of approximately 1,636,000 common shares in exchange for $10,600,000. Subscription notes receivable of $250,000 at December 31, 1996, which represented promissory notes from members in consideration of their equity contributions, were satisfied in full during 1997.

     During 1997, the Company commenced a private placement offering, which resulted in approximately 661,000 common shares being sold for approximately $7,385,000 during 1997 and approximately 1,797,000 common shares being sold for approximately $20,077,000 during 1998. This offering was completed during early 1999 and resulted in an aggregate of approximately $27,572,000 being received by the Company over the three-year period.

     Subscription notes receivable of $2,102,000 at December 31, 1998, which represented promissory notes from members in consideration of their equity contributions, were satisfied in full during 1999.

     In November 1999, the Company raised gross proceeds of approximately $39.2 million from the sale of approximately 2,809,000 common shares, inclusive of warrants, through a private equity placement. In connection with the private placement, the Company netted approximately $293,000 of expenses against the

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

gross proceeds and agreed to issue approximately 5,500 common shares to placement agents which are not considered outstanding as of December 31, 1999. Each member participating in this private placement received a warrant to purchase an additional 10% of the shares acquired in that offering, rounded to the nearest whole number, at a price of approximately $13.96 per share. The warrants expire on September 30, 2002. Each stockholder participating in this private placement also received registration rights.

(5) EQUITY OPTIONS

     In March 1996, the board of directors approved an equity-based incentive compensation plan (the Plan). Pursuant to the provisions of the Plan, the board of directors may grant options to directors, employees and outside advisors to purchase common stock of the Company. At the date of grant, the board of directors sets the terms of the options including the exercise price and vesting period. The options granted through December 31, 1999 have vesting periods ranging up to five years. Options generally have a contractual life of ten years. A maximum of 9% (increased from 7% during 1999) of total equity, inclusive of the options granted, may be granted as options (approximately 2,047,000 options as of December 31, 1999).

     The following summarizes activity for options granted to directors and employees, including those with an exercise price equal to the fair value of the underlying shares of common stock at the date of grant ("at-the-money exercise price"), those with an exercise price greater than the fair value of the underlying share of common stock at the date of grant ("out-of-the-money exercise price"), and those with an exercise price less than the fair value of the underlying share of common stock at the date of grant ("in-the-money exercise price"):

                                                        OPTIONS       WEIGHTED     WEIGHTED
                                                      EXERCISABLE     AVERAGE      AVERAGE
                                                       AT END OF     GRANT-DATE    EXERCISE
                                           OPTIONS       YEAR        FAIR VALUE     PRICE
                                           -------    -----------    ----------    --------
Outstanding December 31, 1995............       --
  Granted:
     At-the-money exercise price.........  223,643                     $0.70        $ 1.45
     In-the-money exercise price.........  154,830                      5.51          1.45
  Exercised..............................       --                        --            --
                                           -------
Outstanding December 31, 1996............  378,473      258,050
                                                        =======
  Granted:
     At-the-money exercise price.........   18,923                      3.99          6.50
     In-the-money exercise price.........   28,558                      6.47          3.03
  Exercised..............................       --                        --            --
                                           -------
Outstanding December 31, 1997............  425,954      298,134
                                                        =======
  Granted:
     Out-of-the-money exercise price.....   26,493                      6.73         11.17
     In-the-money exercise price.........   92,210                      8.38          5.82
  Exercised..............................       --                        --            --
                                           -------
Outstanding December 31, 1998............  544,657      347,851
                                                        =======

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                                        OPTIONS       WEIGHTED     WEIGHTED
                                                      EXERCISABLE     AVERAGE      AVERAGE
                                                       AT END OF     GRANT-DATE    EXERCISE
                                           OPTIONS       YEAR        FAIR VALUE     PRICE
                                           -------    -----------    ----------    --------
  Granted:
     Out-of-the-money exercise price.....  254,609                     $6.25        $12.07
     In-the-money exercise price.........   50,921                      9.67          6.50
  Expired................................  (21,848)                       --          7.10
  Exercised..............................       --                        --            --
                                           -------                     -----        ------
Outstanding December 31, 1999............  828,339      500,101
                                           =======      =======

     During 1996, 1997, 1998 and 1999, 154,830, 28,558, 92,210 and 50,921
options, respectively, were granted to employees and directors at exercise prices which were less than the fair value of the shares of common stock on the grant date. Compensation expense recognized with respect to such options totaled approximately $347,000, $188,000, $270,000 and $308,000 for the years ended
December 31, 1996, 1997, 1998 and 1999, respectively. Deferred compensation at December 31, 1999 of approximately $659,000 will be recognized over the vesting period of the options.

     The following summarizes activity for options granted to outside advisors:

                                                        OPTIONS       WEIGHTED     WEIGHTED
                                                      EXERCISABLE     AVERAGE      AVERAGE
                                                       AT END OF     GRANT-DATE    EXERCISE
                                           OPTIONS       YEAR        FAIR VALUE     PRICE
                                           -------    -----------    ----------    --------
Outstanding December 31, 1995............       --
  Granted................................  353,873                     $3.35        $ 2.00
  Exercised..............................       --                        --            --
                                           -------
Outstanding December 31, 1996............  353,873      249,276
                                                        =======
  Granted................................       --                        --            --
  Exercised..............................       --                        --            --
                                           -------
Outstanding December 31, 1997............  353,873      319,466
                                                        =======
  Granted................................  191,817                      9.59          3.19
  Exercised..............................  (38,535)                       --          1.45
                                           -------
Outstanding December 31, 1998............  507,155      306,735
                                                        =======
  Granted................................  273,705                      9.38         12.01
  Exercised..............................   (1,720)                       --          0.06
                                           -------
Outstanding December 31, 1999............  779,140      611,579
                                           =======      =======        =====        ======

     In December 1999, the board of directors accelerated the remaining vesting requirements on 268,716 stock options granted to outside advisors. As a result, the Company recognized a charge to operations in the fourth quarter of 1999 of approximately $2,093,000.

     The 1996 options grants above exclude 88,941 options granted to outside advisors with an exercise price which is determined based on fair value of the underlying shares of common stock beginning on the second anniversary of the grant date as the options vest. Compensation expense for these options is recognized when the exercise price becomes known and performance has been completed. For the years ended December 31, 1998 and 1999, approximately $199,000 and $189,000, respectively, was charged to operations for 23,740 and

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

23,912 of such options, respectively, that vested at an exercise price of approximately $11.17 per share of common stock in each year.

     The charge to operations related to options granted to outside advisors by the Company, including the amounts described in the previous two paragraphs, totaled approximately $696,000, $63,000, $839,000 and $4,719,000 for the years ended December 31, 1996, 1997, 1998 and 1999, respectively. At December 31, 1999, unrecognized expense for options granted to outside advisors for which performance (vesting) has not yet been completed but the exercise price of the options is known is approximately $40,000; such amount is subject to change each reporting period based upon changes in the fair value of the Company's common stock, estimated volatility and the risk free interest rate until the outside advisor completes his or her performance under the option agreement.

     A summary of the Company's options outstanding and exercisable, excluding the 1996 options described above for which the exercise price is not yet known, as of December 31, 1999, follows:

                                           OPTIONS OUTSTANDING
                              ----------------------------------------------         OPTIONS EXERCISABLE
                                             WEIGHTED AVE.                      -----------------------------
                                NUMBER         REMAINING      WEIGHTED AVE.       NUMBER       WEIGHTED AVE.
RANGE OF EXERCISE PRICES      OUTSTANDING    LIFE (YEARS)     EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
------------------------      -----------    -------------    --------------    -----------    --------------
$ 1.45 - $ 5.00.............     904,552         6.73             $ 1.75           739,744         $ 1.52
$ 5.01 - $ 8.00.............     199,731         8.13               6.50            29,073           6.50
$ 8.01 - $11.00.............          --           --                 --                --             --
$11.01 - $14.00.............     550,851         9.27              12.08           342,862          12.07
                               ---------                                         ---------
                               1,655,134                                         1,111,679
                               =========                                         =========

     Since the 1995 reorganization described in Note 1, the Predecessor Company has directly or indirectly owned a majority of the Company's common stock. During 1996, the Predecessor Company approved a stock option plan (the Predecessor Plan). In accordance with generally accepted accounting principles, the Predecessor Plan is accounted for as if it had been adopted by Antigenics and treated as a contribution to stockholders' equity. Pursuant to the provisions of the Predecessor Plan, the Predecessor Company may grant options to officers, directors, employees and consultants to purchase common stock of the Predecessor Company. The terms of the options, including exercise price and vesting period, are set at the date of grant. The options have a contractual life of ten years and may not have an exercise price less than the fair value of a share of common stock of the Predecessor Company at date of grant. A maximum of 300 options may be granted under the Predecessor Plan.

     During 1996, the Predecessor Company granted approximately 160 options to directors and employees at a weighted average exercise price of $9,006 per share of Predecessor Company common stock and a weighted average grant-date fair value of approximately $4,301 per share. During 1997, the Predecessor Company granted approximately 14 options to a director at a weighted average exercise price of $26,666 per share of Predecessor Company common stock and a weighted average grant-date fair value of $16,407 per share. All the options are immediately vested and exercisable. All of the options remain outstanding and none have been exercised. No compensation expense was recognized by Antigenics during 1996 and 1997 as the exercise price of the options is equal to the fair value of the common stock of the Predecessor Company at the date of the option grant.

     During 1996, the Predecessor Company granted approximately 76 options to consultants at a weighted average exercise price of $9,006 per share and a weighted average grant-date fair value of approximately $5,535 per share. All of the consultants' options are immediately vested and exercisable. All of the consultants' options remain outstanding and none have been exercised. During 1996, Antigenics recognized a charge to operations related to options granted to consultants by the Predecessor Company of approximately $421,000.

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company accounts for options granted to employees and directors under APB Opinion No. 25. Had compensation cost for options granted to employees and directors by Antigenics and the Predecessor Company been determined consistent with SFAS No. 123, the Company's pro forma net loss and pro forma net loss per common share would have been as follows:

                                              YEAR ENDED      YEAR ENDED      YEAR ENDED
                                             DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                 1997            1998            1999
                                             ------------    ------------    ------------
Net loss:
  As reported..............................  $(3,832,527)    $(8,904,032)    $(18,124,277)
  Pro forma................................   (4,090,742)     (8,978,654)     (19,097,345)
                                             ===========     ===========     ============
Net loss per common share:
  As reported..............................  $     (0.25)    $     (0.54)    $      (1.00)
  Pro forma................................        (0.27)          (0.55)           (1.05)
                                             ===========     ===========     ============

     The effects of applying SFAS No. 123, for either recognizing or disclosing compensation cost under such pronouncement, may not be representative of the effects on reported net income or loss for future years. The fair value of each option granted is estimated on the date of grant using an option-pricing model with the following weighted average assumptions:

                                                              1997    1998    1999
                                                              ----    ----    ----
Estimated volatility........................................   57%     61%     54%
Expected life in years -- employee and director options.....    6       6       6
Risk-free interest rate.....................................  6.3%    5.4%    5.0%
Dividend yield..............................................    0%      0%      0%

     The Company estimates volatility for purposes of computing compensation expense on outside advisor options and for disclosure purposes using the volatility of public companies that the Company considers comparable. The expected life used to estimate the fair value of outside advisor options is equal to the contractual life of the option granted.

(6) COMMITMENTS

     In November 1994, the Predecessor Company entered into a Patent License Agreement (Mount Sinai Agreement) with the Mount Sinai School of Medicine (Mount Sinai). Through the Mount Sinai Agreement, the Company has obtained the exclusive licenses to the patent rights which resulted from the research and development performed by Dr. Pramod Srivastava, a director of the Company. Under the Mount Sinai Agreement, the Company agreed to pay Mount Sinai a nominal royalty on related product sales (as defined in the Mount Sinai Agreement) through the last expiration date of the patents under the Mount Sinai Agreement
(2015). In addition to these royalty payments, Mount Sinai was issued a nominal equity interest.

     During 1995, Dr. Srivastava moved his research to Fordham University (Fordham). The Predecessor Company entered into a Patent License Agreement (Fordham Agreement) with Fordham, agreeing to reimburse Fordham for all approved costs incurred in the performance of the research. The Predecessor Company has also agreed to pay Fordham a nominal royalty on related product sales, as defined, through the last expiration date of the patents under the Fordham Agreement. This agreement ended in mid-1997. During 1995, 1996 and 1997, the direct and indirect costs incurred by the Company related to this agreement were approximately $546,000, $926,000 and $902,000, respectively, and are included in research and development expenses in the statements of operations for such years.

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In February 1998, the Company entered into a research agreement with the University of Connecticut Health Center (UConn) and Dr. Srivastava. The agreement has a term of approximately five years and calls for payments to UConn totaling a minimum of $5,000,000, payable quarterly at the rate of $250,000 (contingent on the continuing employment of Dr. Srivastava by UConn). In addition, as research was begun by Dr. Srivastava in 1997, the Company agreed to pay approximately $475,000 for these previous services and expensed such amount as research and development during 1997. Research and development expense in the accompanying 1998 and 1999 statements of operations includes approximately $1,000,000 in each of the respective years of costs incurred under the UConn agreement. Royalties at varying rates are due to UConn upon commercialization of a product utilizing technology discovered during the research agreement.

     In 1996, Antigenics entered into an agreement with Sloan-Kettering Institute for Cancer Research (Sloan Kettering) to conduct clinical studies. The Company is required to pay Sloan Kettering $10,000 for administration and start up costs and $4,000 per patient in the study.

     On December 2, 1997, Antigenics entered into two agreements with The University of Texas M.D. Anderson Cancer Center (M.D. Anderson) to conduct clinical studies. The Company is required to pay M.D. Anderson a total of approximately $538,000 for expenses for the clinical study of approximately 90 patients and other related costs payable in four installments. In addition, on March 20, 1998 the Company entered into another clinical study with M.D. Anderson. Under such 1998 agreement, the Company is required to pay M.D. Anderson a total of approximately $118,000 for the study of 30 patients and other related costs payable in four installments.

     In 1998, Antigenics entered into an agreement with the Johannes Gutenberg Universitat Mainz Klinikum (Universitat) to conduct additional clinical studies. The Company is required to pay the Universitat approximately $279,000 for expenses for the clinical study of approximately 30 patients. The first installment was paid upon signing the agreement.

     In 1998, Antigenics entered into an agreement, as amended, with Sigma-Tau Industrie Farmaceutiche Riunite S.P.A (Sigma-Tau), a minority interest-holder of the Company's common stock, to conduct clinical studies in Italy, Spain, Portugal and Switzerland. Under the agreement, Sigma-Tau is required to pay Antigenics for services provided by the Company in relation to these clinical studies. In return, Antigenics has granted Sigma-Tau the exclusive right to negotiate a marketing and development agreement (the Development Agreement) for the exclusive use of Antigenics' patent rights and their product, and the right of first offer to negotiate licenses for other medical uses of their product, in Italy, Spain, Portugal and Switzerland. The Development Agreement has not been finalized. During 1999, Antigenics provided approximately $581,000 of services associated with this agreement. This receivable amount is included in other current assets in the accompanying balance sheet. Amounts received under this agreement are non-refundable even if the research effort is unsuccessful. In addition, Antigenics does not incur any future performance commitments in relation to amounts recorded for Sigma-Tau.

     On June 21, 1999, Antigenics entered into another agreement with M.D. Anderson to conduct clinical studies. The Company is required to pay M.D. Anderson a total of approximately $277,000 for the clinical study of approximately 40 patients and other related costs payable in installments over two years.

     For the years ended December 31, 1996, 1997, 1998 and 1999, approximately $10,000, $4,000, $255,000 and $975,000, respectively, has been expensed in the accompanying statements of operations related to the above mentioned clinical studies.

(7) RELATED PARTY TRANSACTIONS

     The Company rents office space for its New York City headquarters (see Note
8) and, prior to 1999, utilized certain office services of entities which are wholly-owned by the Company's chief executive officer and

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

chairman of the board. Rent and office services, which are recorded at the affiliates' cost, are allocated to the Company based on square footage and clerical staff usage, respectively, which management believes is reasonable. Such transactions amounted to approximately $293,000, $558,000, $211,000 and $281,000 for the years ended December 31, 1996, 1997, 1998 and 1999, respectively. The Company also periodically pays the entire monthly rent amount for all of the office space on behalf of the above noted entities for which the Company is reimbursed on a current basis. As of December 31, 1998 and 1999, the affiliated entities were indebted to the Company for $27,605 and $240, respectively, for costs paid on the affiliated entities' behalf.

     During 1997 and renewed each year thereafter, the Company obtained standby letters of credit for the benefit of the related party in the amount of approximately $297,000 and $78,000 in connection with the related party's lease of the New York City office space expiring in January 2000 and 2001, respectively.

(8) LEASES

     The Company leases administrative, laboratory and office facilities under various month-to-month and long-term lease arrangements. Rent expense, exclusive of the amounts paid to the affiliate (see Note 7), was approximately $134,000, $685,000 and $560,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

     In November 1999, the Company signed a long-term lease agreement for its New York City headquarters with an entity wholly-owned by the Company's chief executive officer and chairman of the board. The lease expires in December 2006 and requires annual rental payments of approximately $312,000 which is equal to the affiliates cost. Prior to November 1999, the headquarters office space was rented on a month-to-month basis from the same affiliate.

     The future minimum rental payments under the Company's lease of its Woburn, Massachusetts manufacturing and laboratory facility, which expires in 2003, and its New York City headquarters, are as follows:

Year ending December 31:
  2000......................................................  $  759,516
  2001......................................................     759,516
  2002......................................................     759,516
  2003......................................................     591,696
  2004......................................................     312,000
  Thereafter................................................     624,000
                                                              ----------
                                                              $3,806,244
                                                              ==========

(9) DEBT

     The Company has a $5 million credit facility from a financial institution pursuant to which the Company can draw down amounts to make or refinance certain capital expenditures. As the Company utilizes the credit facility, separate term notes will be executed. Each term loan will have a term of forty-two months and the interest rate is fixed at the closing of each term loan. Each loan is collateralized by the equipment, fixtures, and improvements acquired with the proceeds of the loan.

     The aggregate maturities of the term loan for each of the five years subsequent to December 31, 1999 are as follows: 2000 -- $812,702;
2001 -- $939,303; 2002 -- $1,021,634; 2003 -- $194,068.

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(10) 401(k) PLAN

     The Company sponsors a defined contribution 401(k) savings plan for all eligible employees, as defined. Participants may contribute up to 15% of their compensation, as defined, with a maximum of $10,000 in 1999. Each participant is fully vested in his or her contributions and related earnings and losses. The Company matches 100% of the participant's contribution and such matching contribution vests over four years. For the years ended December 31, 1997, 1998 and 1999, the Company charged approximately $29,000, $55,000 and $145,000 to operations for the 401(k) plan.

(11) INITIAL PUBLIC OFFERING

  The Initial Public Offering

     In November 1999, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission (SEC) to sell shares of its common stock in connection with the proposed initial public offering (IPO). On February 9, 2000, the Company completed the IPO of 4,025,000 shares of common stock at $18 per share. Gross proceeds to the Company before deduction of offering expenses of approximately $6,221,000 were $72,450,000. Concurrent with the completion of the IPO, the Company was converted from a limited liability company to a corporation. All members of the limited liability company exchanged their respective member interests for shares of common stock in the corporation based on an exchange ratio of 172.0336 shares of common stock for each members' equity unit. The financial statements have been retroactively restated to reflect the change from a limited liability company to a corporation and the exchange of members' equity units for common stock.

     Through December 31, 1999, the Company deferred approximately $559,000 of offering costs on its balance sheet. These and other costs of the offering will be netted against the gross proceeds from the offering at closing.

  Adoption of Employee Stock Purchase Plan

     In connection with the IPO, the board of directors approved an employee stock purchase plan; the plan is also subject to stockholder approval. Under the plan, employees may purchase shares of common stock at a discount from fair value. There are 300,000 shares of common stock reserved for issuance under the purchase plan. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Rights to purchase common stock under the purchase plan are granted at the discretion of the compensation committee, which determines the frequency and duration of individual offerings under the plan and the dates when stock may be purchased. Eligible employees participate voluntarily and may withdraw from any offering at any time before the stock is purchased. Participation terminates automatically upon termination of employment. The purchase price per share of common stock in an offering will not be less than 85% of the lesser of its fair value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or a combination of both. The plan terminates on November 15, 2009.

  Adoption of Equity Incentive Plan

     In connection with the IPO, the board of directors approved an employee equity incentive plan. Antigenics Inc.'s equity incentive plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options for the purchase of an aggregate of 4,800,000 shares (subject to adjustment for stock splits and similar capital changes) of common stock to employees and, in the case of non-qualified stock options, to consultants and directors as defined in the equity plan. The board of directors has appointed the compensation committee to

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

administer the equity plan. The grant of incentive stock options to employees and directors is subject to approval by the stockholders. Members' equity options outstanding under the Company's current equity-based incentive compensation plan (see Note 5) will be exchanged for stock options under the new equity incentive plan at the closing of the IPO.

(12) PRO FORMA INCOME TAX PROVISION (UNAUDITED)

     As discussed in Note 2(k), the Company is not subject to income taxes and therefore does not provide for income taxes in its financial statements. Had the Company been organized as a tax paying entity for the year ended December 31, 1999, there would be no pro forma income tax provision because of a loss before income taxes and the need to recognize a valuation allowance on all gross deferred tax assets. Given the Company's history of incurring operating losses, management believes that it is more likely than not that any deferred tax assets will not be realized.

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                             DECEMBER 31, 1999 AND
                                 JUNE 30, 2000

                                                              DECEMBER 31, 1999    JUNE 30, 2000
                                                              -----------------    -------------
                                                                                    (UNAUDITED)
ASSETS
Cash and cash equivalents...................................     $46,417,942       $105,140,814
Prepaid expenses............................................         103,204            454,755
Deferred public offering costs..............................         559,417                 --
Due from related party......................................             240                 --
Other assets................................................         591,134            625,394
                                                                 -----------       ------------
          Total current assets..............................      47,671,937        106,220,963
Plant and equipment, net....................................       8,034,598          8,228,701
Other assets................................................         297,646            741,086
                                                                 -----------       ------------
          Total assets......................................     $56,004,181       $115,190,750
                                                                 ===========       ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................     $   424,673       $  1,024,310
Accrued liabilities.........................................         933,440            867,712
Due to related party........................................              --             12,349
Current portion, long-term debt.............................         812,702            873,711
                                                                 -----------       ------------
          Total current liabilities.........................       2,170,815          2,778,082
Long-term debt..............................................       2,155,005          1,702,084
Commitments and contingencies
STOCKHOLDERS' EQUITY:
  Preferred stock, par value $0.01 per share; 1,000,000
     shares authorized; no shares issued and outstanding....              --                 --
  Common stock, par value $0.01 per share; 100,000,000
     shares authorized; 20,715,942 and 24,795,146 shares
     issued and outstanding at December 31, 1999 and June
     30, 2000, respectively.................................         207,159            247,951
Additional paid-in capital..................................      89,747,036        158,666,170
Deferred compensation.......................................        (659,081)        (1,377,678)
Deficit accumulated during development stage................     (37,616,753)       (46,825,859)
                                                                 -----------       ------------
          Total stockholders' equity........................      51,678,361        110,710,584
                                                                 -----------       ------------
          Total liabilities and stockholders' equity........     $56,004,181       $115,190,750
                                                                 ===========       ============

           See accompanying notes to unaudited financial statements.

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
            FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000, AND FOR
      THE PERIOD FROM MARCH 31, 1994 (DATE OF INCEPTION) TO JUNE 30, 2000
                                  (UNAUDITED)

                                                                                      MARCH 31,
                                                      SIX MONTHS ENDED JUNE 30,     1994 (DATE OF
                                                      --------------------------    INCEPTION) TO
                                                         1999           2000        JUNE 30, 2000
                                                      -----------    -----------    -------------
Revenue.............................................  $        --             --              --
Expenses:
  Research and development:
     Related party..................................      (16,500)       (26,633)        (99,263)
     Other..........................................   (4,796,163)    (7,161,988)    (29,603,812)
                                                      -----------    -----------     -----------
                                                       (4,812,663)    (7,188,621)    (29,703,075)
                                                      -----------    -----------     -----------
  General and administrative:
     Related party..................................     (107,779)      (157,250)     (1,426,805)
     Other..........................................   (2,332,365)    (3,753,936)    (18,374,242)
                                                      -----------    -----------     -----------
                                                       (2,440,144)    (3,911,186)    (19,801,047)
                                                      -----------    -----------     -----------
  Depreciation and amortization.....................     (339,574)      (720,048)     (2,421,806)
                                                      -----------    -----------     -----------
     Operating loss.................................   (7,592,381)   (11,819,855)    (51,925,928)
Other income/(expense):
  Non-operating income..............................           --             --         259,988
  Interest expense..................................      (85,211)      (204,737)       (496,134)
  Interest income...................................      460,441      2,815,486       5,336,215
                                                      -----------    -----------     -----------
     Net loss.......................................  $(7,217,151)    (9,209,106)    (46,825,859)
                                                      ===========    ===========     ===========
Net loss per share, basic and diluted...............  $     (0.40)         (0.39)
                                                      ===========    ===========
Weighted average number of shares outstanding, basic
  and diluted.......................................   17,904,433     23,884,054
                                                      ===========    ===========

           See accompanying notes to unaudited financial statements.

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND FOR THE PERIOD
            FROM MARCH 31, 1994 (DATE OF INCEPTION) TO JUNE 30, 2000
                                  (UNAUDITED)

                                                                                                         DEFICIT
                                       COMMON STOCK                                                    ACCUMULATED
                                  ----------------------   ADDITIONAL                                     DURING
                                  NUMBER OF                  PAID-IN     SUBSCRIPTION     DEFERRED     DEVELOPMENT
                                    SHARES     PAR VALUE     CAPITAL        NOTES       COMPENSATION      STAGE          TOTAL
                                  ----------   ---------   -----------   ------------   ------------   ------------   -----------
Balance at March 31, 1994.......          --   $     --             --            --             --              --            --
  Net loss......................          --         --             --            --             --        (183,440)     (183,440)
  Issuance of common stock to
    founders during 1994, for
    cash, $.03 per share........  11,216,590    112,166        287,844            --             --              --       400,010
                                  ----------   --------    -----------    ----------    -----------    ------------   -----------
Balance at December 31, 1994....  11,216,590    112,166        287,844            --                       (183,440)      216,570
  Net loss......................          --         --             --            --             --      (3,226,579)   (3,226,579)
  Issuance of common stock in
    connection with the
    recapitalization in December
    1995, $1.45 per share.......   1,032,202     10,322      1,489,678      (150,000)            --              --     1,350,000
  Grant of common stock.........   1,513,896     15,139      2,184,861            --             --              --     2,200,000
                                  ----------   --------    -----------    ----------    -----------    ------------   -----------
Balance at December 31, 1995....  13,762,688    137,627      3,962,383      (150,000)            --      (3,410,019)      539,991
  Net loss......................          --         --             --            --             --      (3,345,898)   (3,345,898)
  Deferred compensation on stock
    options.....................          --         --        781,200            --       (781,200)             --            --
  Grant and recognition of stock
    options.....................          --         --      1,116,815            --        347,200              --     1,464,015
  Payment of subscription notes
    receivable..................          --         --             --       150,000             --              --       150,000
  Issuance of common stock in
    private placement from March
    13, 1996 to December 31,
    1996, $6.50 per share.......   1,636,383     16,364     10,583,636      (250,000)            --              --    10,350,000
                                  ----------   --------    -----------    ----------    -----------    ------------   -----------
Balance at December 31, 1996....  15,399,071    153,991     16,444,034      (250,000)      (434,000)     (6,755,917)    9,158,108
  Net loss......................          --         --             --            --             --      (3,832,527)   (3,832,527)
  Payment of subscription notes
    receivable..................          --         --             --       250,000             --              --       250,000
  Deferred compensation on stock
    options.....................          --         --        144,004            --       (144,004)             --            --
  Grant and recognition of stock
    options.....................          --         --         62,815            --        188,373              --       251,188
  Issuance of common stock in
    private placement from
    September 8, 1997 to
    December 31, 1997, $11.17
    per share...................     660,953      6,609      7,378,391            --             --              --     7,385,000
                                  ----------   --------    -----------    ----------    -----------    ------------   -----------
Balance at December 31, 1997....  16,060,024    160,600     24,029,244            --       (389,631)    (10,588,444)   13,211,769
(continued)
  Net loss......................          --         --             --            --             --      (8,904,032)   (8,904,032)
  Deferred compensation on stock
    options.....................          --         --        493,701            --       (493,701)             --            --
  Grant and recognition of stock
    options.....................          --         --        838,654            --        269,787              --     1,108,441
  Exercise of stock options.....      38,536        385        249,615            --             --              --       250,000
  Issuance of common stock in
    private placement from
    January 1, 1998 to December
    31, 1998, $11.17 per
    share.......................   1,797,063     17,971     20,059,014    (2,102,000)            --              --    17,974,985
                                  ----------   --------    -----------    ----------    -----------    ------------   -----------
Balance at December 31, 1998....  17,895,623    178,956     45,670,228    (2,102,000)      (613,545)    (19,492,476)   23,641,163
  Net loss......................          --         --             --            --             --     (18,124,277)  (18,124,277)
  Payment of subscription notes
    receivable..................          --         --             --     2,102,000             --              --     2,102,000
  Deferred compensation on stock
    options.....................          --         --        354,009            --       (354,009)             --            --
  Grant and recognition of stock
    options.....................          --         --      4,718,582            --        308,473              --     5,027,055
  Exercise of stock options.....       1,720         17             83            --             --              --           100
  Issuance of common stock in
    private placement in January
    1999, $11.17 per share......       9,806         98        109,902            --             --              --       110,000
  Issuance of common stock and
    warrants in private
    placement on November 31,
    1999, $13.96 per share......   2,808,793     28,088     38,894,232            --             --              --    38,922,320
                                  ----------   --------    -----------    ----------    -----------    ------------   -----------
Balance at December 31, 1999....  20,715,942    207,159     89,747,036            --       (659,081)    (37,616,753)   51,678,361
  Net loss......................          --         --             --            --             --      (9,209,106)   (9,209,106)
  Deferred compensation on stock
    options.....................          --         --        976,714            --       (976,714)             --            --
  Grant and recognition of stock
    options and warrants........          --         --      1,427,578            --        258,117              --     1,685,695
  Exercise of stock options and
    warrants....................      54,204        542        325,931            --             --              --       326,473
  Issuance of common stock in
    IPO on February 9, 2000, $18
    per share (net of issuance
    costs of $6,220,839)........   4,025,000     40,250     66,188,911            --             --              --    66,229,161
                                  ----------   --------    -----------    ----------    -----------    ------------   -----------
Balance at June 30, 2000........  24,795,146   $247,951    158,666,170            --     (1,377,678)    (46,825,859)  110,710,584
                                  ==========   ========    ===========    ==========    ===========    ============   ===========

           See accompanying notes to unaudited financial statements.

                                ANTIGENICS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
       FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 AND FOR THE PERIOD
            FROM MARCH 31, 1994 (DATE OF INCEPTION) TO JUNE 30, 2000
                                  (UNAUDITED)

                                                                                     MARCH 31, 1994
                                                                                        (DATE OF
                                                                 JUNE 30,            INCEPTION) TO
                                                         -------------------------      JUNE 30,
                                                            1999          2000            2000
                                                         -----------   -----------   --------------
Cash flows from operating activities:
  Net loss.............................................  $$(7,217,151)  (9,209,106)   (46,825,859)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization.....................      339,574       720,048      2,421,806
     Stock options, warrants and Predecessor Company
       stock options...................................    1,585,160     1,685,695      9,536,394
     Common stock grant................................           --            --      2,200,000
  Changes in operating assets and liabilities:
     Other assets......................................      (87,202)     (177,700)    (1,066,480)
     Prepaid assets....................................       63,758      (351,551)      (454,755)
     Organization costs................................           --            --        (32,934)
     Accounts payable..................................     (455,362)      599,637      1,024,310
     Accrued liabilities...............................       (4,668)      (65,728)       867,712
     Due to/from related party, net....................       35,783        12,589         12,349
                                                         -----------   -----------    -----------
     Net cash used in operating activities.............   (5,740,108)   (6,786,116)   (32,317,457)
                                                         -----------   -----------    -----------
Cash flows from investing activities:
  Purchase of plant and equipment......................   (3,787,561)     (914,151)   (10,649,515)
  Investments..........................................           --      (300,000)      (300,000)
  Proceeds from the sale of plant and equipment........           --            --         31,942
                                                         -----------   -----------    -----------
     Net cash used in investing activities.............   (3,787,561)   (1,214,151)   (10,917,573)
                                                         -----------   -----------    -----------
Cash flows from financing activities:
  Net proceeds from sale of equity.....................      110,000    66,788,578    145,223,476
  Subscriptions receivable.............................    2,102,000            --             --
  Exercise of stock options and warrants...............           --       326,473        576,573
  Proceeds from long-term debt.........................    1,019,636            --      3,480,542
  Payments of long-term debt...........................     (140,885)     (391,912)      (904,747)
                                                         -----------   -----------    -----------
     Net cash provided by financing activities.........    3,090,751    66,723,139    148,375,844
                                                         -----------   -----------    -----------
Net (decrease) increase in cash and cash equivalents...   (6,436,918)   58,722,872    105,140,814
Cash and cash equivalents at beginning of period.......   22,168,049    46,417,942             --
                                                         -----------   -----------    -----------
Cash and cash equivalents at end of period.............  $15,731,131   105,140,814    105,140,814
                                                         ===========   ===========    ===========
Supplemental cash flow information:
  Interest paid........................................  $    85,211       204,737        496,134
                                                         ===========   ===========    ===========

           See accompanying notes to unaudited financial statements.

                                ANTIGENICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                 JUNE 30, 2000

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Antigenics Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1999 included in our registration statement on Form S-1 filed with the Securities and Exchange Commission on May 25, 2000.

NOTE B -- INITIAL PUBLIC OFFERING

     On February 9, 2000, we completed an initial public offering (the "IPO") of 4,025,000 shares of common stock at $18 per share. We received $72,450,000 before deduction of offering expenses of approximately $6,221,000. Concurrent with the completion of the IPO, we were converted from a limited liability company to a corporation. All members of the limited liability company exchanged their respective member interests for shares of common stock in the corporation. The financial statements have been retroactively adjusted to reflect the conversion from a limited liability company to a corporation and the exchange of each unit of members' equity into 172.0336 shares of common stock.

NOTE C -- INCOME TAXES

     Prior to converting to a corporation, as a limited liability company, no federal, state or local income taxes were levied on the company. Each member of the limited liability company was individually responsible for reporting their share of the company's net income or loss on their personal tax returns. As a result we will not be able to offset future taxable income, if any, against losses incurred prior to the conversion to a corporation.

     Income taxes are accounted for under the asset and liability method. Beginning February 9, 2000, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recorded when they more likely than not are able to be realized.

     Given our history of incurring operating losses, management believes that it is more likely than not that any deferred tax assets, net of deferred tax liabilities, will not be realized. Therefore, there is no income tax benefit in the accompanying financial statements because of a loss before income taxes and the need to recognize a valuation allowance on net deferred tax assets.

NOTE D -- EARNINGS PER SHARE

     Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," requires the calculation and presentation of "Basic" and "Diluted" earnings per share. Basic earnings per share is calculated by dividing net loss by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net loss by the weighted average common shares outstanding plus the dilutive effect of outstanding stock options and stock warrants. Because we report a net loss, diluted earnings per share is the same as basic earnings per share because the effect of outstanding stock options and

                                ANTIGENICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO UNAUDITED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2000

stock warrants being added to weighted average shares outstanding would reduce the net loss per share. Therefore, outstanding stock options and stock warrants are not included in the calculation.

NOTE E -- STOCK-BASED COMPENSATION PLANS

  Employee Stock Purchase Plan

     In connection with the IPO, the board of directors approved an employee stock purchase plan. The stockholders, at the May 2000 stockholders' meeting, approved the plan. Under the plan, employees may purchase shares of common stock at a discount from fair market value. There are 300,000 shares of common stock (subject to adjustment for stock splits and similar capital changes) reserved for issuance under the purchase plan. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Rights to purchase common stock under the purchase plan are granted at the discretion of the compensation committee, which determines the frequency and duration of individual offerings under the plan and the dates when stock may be purchased. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment. The purchase price per share of common stock in an offering is 85% of the lesser of its fair value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or a combination of both. The plan terminates on November 15, 2009. As of June 30, 2000, no shares of common stock have been issued under the purchase plan.

  Equity Incentive Plan

     In connection with the IPO, the board of directors approved an employee equity incentive plan. Our equity incentive plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options for the purchase of an aggregate of 4,800,000 shares of common stock (subject to adjustment for stock splits and similar capital changes) to employees and, in the case of non-qualified stock options, to outside advisors and directors of Antigenics. The board of directors has appointed the compensation committee to administer the equity plan. The ability to grant incentive stock options to employees and directors was approved by the stockholders at the May 2000 stockholders' meeting.

     During the six months ended June 30, 2000, we granted approximately 233,000 non-qualified stock options to employees and directors with exercise prices at or below the fair value of the underlying shares at the date of grant and approximately 212,000 incentive stock options. These options were granted at a weighted average exercise price of $12.06 per share. In addition, we granted approximately 91,000 non-qualified stock options to outside advisors of which approximately 62,000 options vested immediately and the remainder vest over periods up to five years. These options were granted at a weighted average exercise price of $12.84 per share. Approximately 46,000 options were forfeited during the six months ended June 30, 2000 with a weighted average exercise price of $6.85 per share.

     We recorded a charge to operations related to the grants of options to employees and directors for the six months ended June 30, 1999 and 2000, of approximately $156,000 and $258,000, respectively. The charge to operations related to options granted and earned by outside advisors totaled approximately $1,429,000 and $1,427,000 for the six months ended June 30, 1999 and 2000, respectively.

                                ANTIGENICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO UNAUDITED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2000

NOTE F -- COMMITMENTS AND RELATED PARTY TRANSACTIONS

     On February 11, 2000, we entered into a research agreement with The University of Texas M.D. Anderson Cancer Center ("MDA") to conduct clinical studies. We are required to pay MDA a total of approximately $358,000 for the clinical study of approximately 35 patients. The first installment was paid upon signing the agreement.

     On May 16, 2000, we entered into another research agreement with MDA to conduct clinical studies. We are required to pay MDA $273,611 over the next year in 3 installments.

     On May 18, 2000, we committed $3,000,000 to become a limited partner in a limited partnership which will invest principally in companies that apply genomic technologies and information in their offerings of products and services or that are engaged in research and development and efforts involving genomic technologies with a view to developing such products and services. Contributions to the limited partnership are made as authorized by the general partner. As of June 30, 2000, we have invested $300,000 and have included this amount in non-current other assets. We account for this investment under the cost method. The general partner of the limited partnership is AGTC Partners, L.P. and NewcoGen Group Inc. is the general partner of AGTC Partners, L.P. Noubar Afeyan, Ph.D., who is one of our directors, is the president of NewcoGen Group Inc. and is also a principal of the limited partnership. In addition, Garo H. Armen, Ph.D., our chief executive officer and one of our directors, is a director of NewcoGen Group Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Aquila Biopharmaceuticals, Inc. and its subsidiary ("the Company") at December 31, 1999 and December 31, 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS, LLP

Boston, Massachusetts
February 8, 2000
(except for Note 19, as to
which the date is March 24th, 2000)

                        AQUILA BIOPHARMACEUTICALS, INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                        FOR THE YEARS ENDED DECEMBER 31,

                                                        1999            1998           1997
                                                     -----------    ------------    -----------
Revenue:
  Product Sales....................................  $   564,170    $    955,321    $ 1,319,260
  Research and development.........................    1,503,494       4,642,088      5,608,977
                                                     -----------    ------------    -----------
                                                       2,067,664       5,597,409      6,928,237
Cost and expenses:
  Cost of Sales....................................      858,200         969,484      1,023,268
  Research and development.........................    6,642,407       7,447,359      5,019,775
  Purchased incomplete technology (Note 18)........           --       9,927,227             --
  General and administrative.......................    3,026,129       3,800,806      4,521,035
                                                     -----------    ------------    -----------
                                                      10,526,736      22,144,876     10,564,078
Other income, net (Notes 6, 12 and 13).............      264,296       1,947,832      4,370,107
                                                     -----------    ------------    -----------
Income/(loss) from continuing operations...........   (8,194,776)    (14,599,635)       734,266
Discontinued operations (Note 3):
  Gain on sale.....................................           --              --        191,250
                                                     -----------    ------------    -----------
Net Income/(loss)..................................  $(8,194,776)   $(14,599,635)   $   925,516
                                                     -----------    ------------    -----------
  Unrealized holding gains on available-for-sale
     securities....................................      483,190          79,434             --
  Less: reclassification adjustment for gain
     included in net income........................     (136,434)             --             --
                                                     -----------    ------------    -----------
  Total other comprehensive income.................      346,756          79,434             --
                                                     -----------    ------------    -----------
Comprehensive Income/(loss)........................  $(7,848,020)   $(14,520,201)   $   925,516
                                                     ===========    ============    ===========
Income/(loss) per weighted average number of common
  shares:
Basic earnings per share:
  Income/(loss) from continuing operations.........  $     (1.11)   $      (2.22)   $      0.15
  Net Income/(loss)................................  $     (1.11)   $      (2.22)   $      0.18
Diluted earnings per share:
  Income/(loss) from continuing operations.........  $     (1.11)   $      (2.22)   $      0.14
  Net Income/(loss)................................  $     (1.11)   $      (2.22)   $      0.18
Weighted average number of common shares
  outstanding:
  Basic............................................    7,394,147       6,580,602      5,003,703
  Diluted..........................................    7,394,147       6,580,602      5,141,815

   The accompanying notes are an integral part of these financial statements.

                        AQUILA BIOPHARMACEUTICALS, INC.

                          CONSOLIDATED BALANCE SHEETS
                               AS OF DECEMBER 31,

                                                                  1999             1998
                                                              -------------    -------------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $     524,070    $   5,270,460
  Marketable securities (Notes 2, 4 and 6)..................      6,493,044        9,885,090
  Accounts and other receivables (less allowance for
     doubtful accounts of $47,000 in 1998)..................        636,555        1,027,711
  Inventories (Note 5)......................................        497,853          434,849
  Prepaid expenses and other current assets.................        280,041          353,448
                                                              -------------    -------------
          Total current assets..............................      8,431,563       16,971,558
Investments (Note 6)........................................        244,500          319,500
Property, Plant, and Equipment, Net (Note 7)................      6,191,244        6,372,345
Patents and Purchased Technology, Net (Note 8)..............         46,891          116,270
Other Assets (Note 13)......................................        827,738          848,726
                                                              -------------    -------------
          Total Assets......................................  $  15,741,936    $  24,628,399
                                                              =============    =============
LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable..........................................  $     554,159    $     485,974
  Accrued Royalties.........................................             --          134,263
  Accrued professional fees.................................        164,967          298,684
  Accrued expenses and other (Note 9).......................        883,588        1,970,703
  Current maturities of long-term debt (Note 10)............      1,577,036        2,191,284
                                                              -------------    -------------
          Total current liabilities.........................      3,179,750        5,080,909
Deferred Revenue (Note 6)...................................        150,000          225,000
Long Term Debt (Note 10)....................................      2,607,397        3,669,494
                                                              -------------    -------------
          Total Liabilities.................................      5,937,147        8,975,403
                                                              -------------    -------------
Commitments and Contingencies (Note 13)
Shareholders' Equity (Note 14):
  Preferred stock, authorized: 5,000,000 shares, none
     issued.................................................             --               --
  Common stock, par value: $.01 per share, authorized:
     30,500,000 shares, issued: 7,888,446 and 6,992,483
     shares in 1999 and 1998, respectively..................         78,884           69,924
  Additional paid in capital................................    141,802,488      139,811,635
  Accumulated other comprehensive income....................        426,190           79,434
  Treasury stock at cost: 7,631 shares in 1999 and 1998.....        (34,339)         (34,339)
  Accumulated deficit.......................................   (132,468,434)    (124,273,658)
                                                              -------------    -------------
          Total Shareholders' Equity........................      9,804,789       15,652,996
                                                              -------------    -------------
          Total Liabilities and Shareholders' Equity........  $  15,741,936    $  24,628,399
                                                              =============    =============

   The accompanying notes are an integral part of these financial statements.

                        AQUILA BIOPHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                          1999            1998            1997
                                                       -----------    ------------    ------------
Cash Flows From Operating Activities:
Net Income/(loss)....................................  $(8,194,776)   $(14,599,635)   $    925,516
Adjustments to reconcile net income/(loss) to net
  cash used in operating activities:
  Depreciation and amortization......................      816,427         292,650         402,555
  Provision (recovery) for doubtful accounts.........      (39,500)         40,000         (25,000)
  Purchased incomplete technology....................           --       9,927,227              --
  Non cash compensation expense......................           --              --          10,000
  Gain on sale of property, plant and equipment......      (14,300)        (25,115)     (2,340,983)
  Gain on sale of discontinued businesses............           --              --        (191,250)
  Issuance of common shares..........................           --              --          15,871
  Changes in assets and liabilities:
  Accounts and other receivables.....................      430,656         557,434         765,774
  Inventories........................................      (63,004)        243,742        (448,440)
  Deferred revenue...................................      (75,000)             --        (917,600)
  Prepaid and other current assets...................       73,407        (115,475)        540,954
  Accounts payable, accrued expenses and other.......   (1,246,795)        265,186      (1,720,026)
                                                       -----------    ------------    ------------
         Net cash used by operating activities.......   (8,312,885)     (3,413,986)     (2,982,629)
Cash Flows From Investing Activities:
  Purchases of available-for-sale securities.........   (8,789,784)    (20,693,209)             --
  Purchases of held-to-maturity securities...........           --              --     (12,163,261)
  Proceeds from maturities of marketable
    securities.......................................   12,595,957      20,507,296      11,181,249
  Other noncurrent assets............................       28,616        (737,814)         22,120
  Purchases of property, plant and equipment.........     (565,947)     (5,968,118)       (371,176)
  Proceeds from the sale of property, plant and
    equipment, net...................................       14,300          25,115       6,100,583
  Proceeds from the sale of discontinued
    businesses.......................................           --              --         412,123
                                                       -----------    ------------    ------------
         Net cash (used)/provided by investing
            activities...............................    3,283,142      (6,866,730)      5,181,638
Cash Flows From Financing Activities:
  Issuance of stock..................................    1,511,015       3,845,965          18,000
  Proceeds from debt.................................           --       5,000,000         208,017
  Payment of debt....................................   (1,227,662)       (647,239)     (4,184,667)
                                                       -----------    ------------    ------------
         Net cash provided/(used) by financing
            activities...............................      283,353       8,198,726      (3,958,650)
                                                       -----------    ------------    ------------
Net increase/(decrease) in cash and cash
  equivalents........................................   (4,746,390)     (2,081,990)     (1,759,641)
                                                       -----------    ------------    ------------
Cash and cash equivalents at the beginning of the
  year...............................................    5,270,460       7,352,450       9,112,091
                                                       -----------    ------------    ------------
Cash and cash equivalents at the end of the year.....  $   524,070    $  5,270,460    $  7,352,450
                                                       ===========    ============    ============
Supplemental disclosures:
Interest paid........................................  $   683,775    $     37,682    $    397,776
Issuance of treasury stock in settlement of
  liability..........................................           --          13,028              --
Issuance of warrants in conjunction with debt........           --          90,000              --
Issuance of stock in settlement of debt and accrued
  interest...........................................  $   488,798    $         --    $         --

   The accompanying notes are an integral part of these financial statements

                        AQUILA BIOPHARMACEUTICALS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                            ACCUMULATED
                                         COMMON STOCK        ADDITIONAL        OTHER
                                      -------------------     PAID-IN      COMPREHENSIVE   TREASURY
                                       SHARES     AMOUNT      CAPITAL         INCOME        STOCK        DEFICIT         TOTAL
                                      ---------   -------   ------------   -------------   --------   -------------   -----------
BALANCE, DECEMBER 31, 1996..........  5,000,000   $50,000   $127,514,223     $      0      $(47,367)  $(110,599,539)  $16,917,317
Exercises of options................      4,000        40         17,960           --            --              --        18,000
Stock issued to creditors pursuant
  to Reorganization plan............      3,527        35         15,836           --            --              --        15,871
Compensation expense................         --        --         10,000           --            --              --        10,000
Net income..........................         --        --             --           --            --         925,516       925,516
                                      ---------   -------   ------------     --------      --------   -------------   -----------
BALANCE, DECEMBER 31, 1997..........  5,007,527    50,075    127,558,019            0       (47,367)   (109,674,023)   17,886,704
Stock issued for private
  placement.........................    769,000     7,690      3,543,520           --            --              --     3,551,210
Stock issued for employee stock
  purchase..........................     11,331       113         48,724           --            --              --        48,837
Acquisition of Vactex, Inc..........  1,150,000    11,500      8,326,000           --            --              --     8,337,500
Exercises of options................     54,625       546        245,372           --            --              --       245,918
Warrants issued for debt
  obligation........................         --        --         90,000           --            --              --        90,000
Unrealized gain on
  available-for-sale securities.....         --        --             --       79,434            --              --        79,434
Treasury stock issued in settlement
  of Chapter 11 claim...............         --        --             --           --        13,028              --        13,028
Net loss............................         --        --             --           --            --     (14,599,635)  (14,599,635)
                                      ---------   -------   ------------     --------      --------   -------------   -----------
BALANCE, DECEMBER 31, 1998..........  6,992,483    69,924    139,811,635       79,434       (34,339)   (124,273,658)   15,652,996
Stock issued for private
  placement.........................    666,667     6,667      1,473,254           --            --              --     1,479,921
Stock issued for employee stock
  purchase..........................     12,322       123         30,971           --            --              --        31,094
Stock issued for debt...............    216,974     2,170        486,628           --            --              --       488,798
Unrealized gain on
  available-for-sale securities.....         --        --             --      346,756            --              --       346,756
Net loss............................         --        --             --           --            --      (8,194,776)   (8,194,776)
                                      ---------   -------   ------------     --------      --------   -------------   -----------
BALANCE, DECEMBER 31, 1999..........  7,888,446   $78,884   $141,802,488     $426,190      $(34,339)  $(132,468,434)  $ 9,804,789
                                      =========   =======   ============     ========      ========   =============   ===========

   The accompanying notes are an integral part of these financial statements.

                        AQUILA BIOPHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

     Aquila Biopharmaceuticals, Inc. (the "Company" or "Aquila"), engages in discovery, product development and commercialization of products to prevent, treat or control infectious diseases, autoimmune disorders and cancers. Aquila is subject to risks common to companies in the biotechnology industry including, but not limited to, development by Aquila or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, the ability to raise additional capital and compliance with FDA government regulations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The Consolidated Financial Statements include Aquila Biopharmaceuticals, Inc. and VacTex, Inc. ("VacTex") its wholly owned subsidiary. VacTex was acquired on April 14, 1998 (See Note 18). All significant intercompany transactions and accounts have been eliminated.

     Segment Information -- Aquila's reportable segments are development and manufacturing. All research programs are aggregated in the development segment. Revenues from the sale of the Company's one commercial product, the feline leukemia vaccine, the QS-21 material supplied to research partners, and license fees relating to these products are reported in the manufacturing segment. Aquila allocates resources among segments primarily on the basis of labor utilization. Aquila's business is conducted entirely within the United States.

     The financial results of the Company's segments are presented on the same accounting basis as the Company's consolidated results. There are no inter-segment activities. The table below presents revenue and net income data for the two segments for the years 1997, 1998 and 1999. Asset information by segment is not reported because we do not produce such information internally.

                                                                                               CONSOLIDATED
                          DEVELOPMENT              MANUFACTURING           RECONCILING            TOTALS
                       ------------------     -----------------------         ITEMS       -----------------------
                       REVENUE   NET LOSS     REVENUE   NET INC./LOSS     NET INC./LOSS   REVENUE   NET INC./LOSS
                       -------   --------     -------   -------------     -------------   -------   -------------
                                                         (DOLLARS IN THOUSANDS)
1997.................  $1,134    $(4,962)(1)  $5,794       $2,548(2)         $ 3,339      $6,928      $    926
1998.................  $  872    $(8,317)(1)  $4,725       $2,285(2)         $(8,568)     $5,597      $(14,600)
1999.................  $  460    $(7,952)(1)  $1,608       $ (436)(2)        $   193      $2,068      $ (8,195)

---------------
(1) Includes non-recurring license fees of $3.5 million, $3.0 million and $0.8 million in 1997, 1998 and 1999 respectively. Total export sales of this segment were approximately $0.8 million, $1.4 million and $1.2 million in 1999, 1998 and 1997, respectively.

(2) Includes $2.3 million gain from the sale of real estate, net royalty income of $0.9 million, net interest income of $0.6 million and rental income of $0.5 million in 1997; a charge for incomplete technology of $9.9 million, net interest income of $0.9 million, net royalty income of $0.5 million and $0.3 million real estate tax rebate in 1998, and net interest expense of $0.1 million and income from the sale of available-for-sale securities of $0.2 in 1999.

     One corporate partner, SmithKline Beecham, has historically been our principle source of research and development revenue. Research and development revenues from this corporate partner, included in the manufacturing segment, represented 5%, 62% and 61% of Aquila's total revenue in 1999, 1998 and 1997, respectively. This includes compensation to Aquila for producing QS-21 clinical trial material for use in its product development programs. In 1998, this partner made a payment of $3.0 million, the last scheduled payment under a license agreement.

                        AQUILA BIOPHARMACEUTICALS, INC.

     In 1999, Aquila received license fee revenue from Elan Corporation and Progenics Pharmaceuticals. The research and development revenue from these two partners, included in the manufacturing segment, represents 24% and 16%, respectively, of Aquila's total revenue in 1999.

     A marketing partner, Virbac S.A., represents all of the Company's product sales and a substantial portion of the Company's research and development revenue. Product sales to this partner are included in the manufacturing segment and represented 27%, 17% and 19% of total revenues in 1999, 1998 and 1997, respectively. Revenue from development agreements with this partner are included in the development segment and represented 11% of total revenues in 1999, and 16% of total revenues in 1998 and 1997.

     Aquila depends on a number of corporate collaborators for reimbursement for the supply of its adjuvant for use in their clinical trials and for research revenues.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that effect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, valuation allowance against deferred tax assets. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- Aquila considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include money market accounts, certificates of deposit, commercial paper and short-term investments.

     Marketable Securities -- Aquila classifies its marketable securities at the time of purchase in accordance with the Statement of Financial Accounting Standards No. 115 ("SFAS 115") "Accounting for Certain Investments in Debt and Equity Securities". At December 31, 1999, all marketable securities were classified as available-for-sale.

     Concentrations of Credit Risk -- Financial instruments that potentially subject Aquila to concentration of credit risk are primarily cash investments and accounts receivable. Cash investments are restricted to financial institutions and corporations with high credit standings. Credit risk on accounts receivable is minimized by the strong financial position of the entities with which the Company does business. Write-offs for 1999, 1998 and 1997 were $7,500, $72,620 and $76,000, respectively.

     Inventories -- Inventories are stated at the lower of cost or market. Cost has been determined using standard costs which approximate the first-in, first-out method.

     Property, Plant and Equipment -- Property, plant and equipment are recorded at cost. Depreciation for financial accounting purposes is computed by the straight-line method over their estimated useful lives. The estimated useful lives of the assets are as follows:

                                                                    USEFUL LIFE
                                                              ------------------------
Furniture, fixtures and equipment...........................                   3 -- 10
Leasehold and building improvements.........................     Lesser of Useful Life
                                                              or the Term of the Lease

Maintenance and repairs are charged to operations as incurred, whereas additions and improvements are capitalized. Upon retirement or disposal of assets, the cost and the related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.

     Long-Lived Assets -- The Company reviews long-lived assets for impairment by comparing the cumulative undiscounted cash flows from the assets with their carrying amount. Any write-downs are to be treated as permanent reductions in the carrying amount of the assets. Management's policy regarding long-lived assets is

                        AQUILA BIOPHARMACEUTICALS, INC.

to evaluate the recoverability of its assets when the facts and circumstances suggest that these assets may be impaired. This analysis relies on a number of factors, including operating results, business plans, budgets, economic projections and changes in management's strategic direction or market emphasis. The test of such recoverability is a comparison of the asset value to its expected cumulative net operating cash flow over the remaining life of the asset.

     Patents and Purchased Technology -- Purchased technology related to the acquisition of completed technology is recorded at fair market value at acquisition date. Capitalized patent costs relate to patented technologies from which the Company is deriving economic benefit. Purchased technology and patents are amortized on a straight-line basis over their estimated useful lives ranging from three to seven years.

     Revenue Recognition -- Revenue from product sales is recognized at the time of product shipment. Revenue from research and development contracts is deferred and recognized over the contractual periods as services are performed or as distinct milestones are met. The initial fee in alliance agreements is recognized as revenue when a definitive agreement is reached and no contingent factors are present.

     Research and Development Costs -- Research and development costs are charged to operations as incurred.

     Income Taxes -- Aquila uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using current statutory tax rates.

     Net Income/(Loss) Per Share -- Aquila applies Statement of Financial Accounting Standards No. 128, ("SFAS 128") Earnings Per Share to compute loss per share. Under SFAS 128, basic EPS is calculated by dividing net earnings
(loss) by the weighted-average common shares outstanding during the period. Diluted EPS reflects the potential dilution to basic EPS that could occur upon conversion or exercise of securities, options, or other such items, to common shares using the treasury stock method based upon the weighted-average fair value of our common shares during the period.

     Common stock equivalents consisting of stock options and warrants have been excluded from the computation of diluted earnings/(loss) per share in 1999 and 1998 since inclusion would be anti-dilutive because Aquila was in a loss position. Warrants to purchase 60,680 shares of common stock with an exercise price of $4.12 and a term of 5 years were outstanding at December 31, 1999 and 1998. Options to purchase 1,136,288 and 1,091,560 shares of common stock at weighted average exercise prices of $3.37 and $3.89, respectively, were outstanding at December 31, 1999 and 1998, respectively. Options to purchase 180,375 shares of common stock at a weighted average exercise price of $5.16 were outstanding at December 31, 1997 and not included in the computation of diluted income per share in 1997 because their exercise price was greater than average market price making inclusion anti-dilutive (see also Note 19).

     Basic and diluted earnings per share from discontinued operations were $0.04 for 1997.

Accounting Pronouncements

     In December 1999, the United States Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues, as well as examples of how the staff applies revenue recognition guidance to specific circumstances. Accordingly, no later than the second quarter of 2000 Aquila will change its accounting for initial license fees. Through 1999 revenue was recognized when the agreement was reached and no contingent factors were present. Under the new guidance of SAB 101, revenue will be deferred and recognized ratably over the appropriate life. No later

                        AQUILA BIOPHARMACEUTICALS, INC.

than the second quarter of 2000, a cumulative adjustment will be recorded to create deferred revenue that will be recognized over future years.

     In June 1998, the Financial Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedging accounting. SFAS 133 will be effective for the Company's year ending December 31, 2001. The Company believes the adoption of SFAS No. 133 will not have a material effect on the financial statements.

3. DISCONTINUED OPERATIONS

     During 1996, Aquila disposed of two separate diagnostics businesses encompassing its diagnostic assets and operations for cash proceeds of approximately $12.2 million. The accompanying financial statements include a gain from the disposal of $0.2 million in 1997. Net revenue from discontinued operations was $0.4 million in 1997.

4. MARKETABLE SECURITIES

     Available-for-sale marketable securities are carried at fair market value based on quoted market prices. Held-to-maturity marketable securities are carried at amortized cost, which approximates fair value. At December 31, 1999, all marketable securities were classified as available-for-sale. Marketable securities consisted of the following at December 31:

                                                                       UNREALIZED
                                                            FAIR     ---------------    AMORTIZED
                                                           VALUE     GAINS    LOSSES      COST
                                                           ------    -----    ------    ---------
                                                                   (DOLLARS IN THOUSANDS)
1999
Available-for-sale at fair market value
  Common stock...........................................  $  550    $475      $ --      $   75
  Corporate debt securities..............................     492      --        (7)        499
  Government-backed obligations..........................   5,451      --       (49)      5,500
                                                           ------    ----      ----      ------
          Total..........................................  $6,493    $475      $(56)     $6,074
1998
Available-for-sale at fair market value
  Common stock...........................................  $  139    $ 64      $ --      $   75
  Corporate debt securities..............................   6,746      15        --       6,731
  Government-backed obligations..........................   2,000      --        --       2,000
Held-to-maturity at amortized cost
  Corporate debt security................................   1,000      --        --       1,000
                                                           ------    ----      ----      ------
          Total..........................................  $9,885    $ 79      $ --      $9,806

                        AQUILA BIOPHARMACEUTICALS, INC.

5. INVENTORIES

     Inventories consisted of the following at December 31:

                                                                1999           1998
                                                              --------       --------
                                                              (DOLLARS IN THOUSANDS)
Finished goods..............................................    $157           $231
Work in process.............................................     236            122
Raw materials and supplies..................................     105             82
                                                                ----           ----
                                                                $498           $435
                                                                ====           ====

6. INVESTMENTS

     Aquila holds 270,000 shares of Protein Sciences Corporation stock as payment for a paid up license and for royalties due and payable under terms of a technology sublicense agreement. The shares are carried at a cost of $.35 per share.

     Aquila received 45,000 shares of Progenics Pharmaceutical's Inc. ("Progenics") common stock in partial payment of a license fee under an agreement executed in 1995. As Progenics attains certain milestones as defined in the agreement, these shares are released from restriction and Aquila earns permanent ownership of the shares. The value of the stock was determined to be $0.3 million and was recorded in Investments and Deferred Revenue. The Company earned the first milestone in 1996 and subsequently sold the unrestricted shares for $0.2 million in 1999. In 1999, the Company earned the second milestone, reclassified another 11,250 shares of Progenics common stock from Investments to Marketable Securities, and recorded revenue of $75,000, which represented the cost of these shares. At December 31, 1999, these shares had a market value of $0.5 million and were classified as available-for-sale. The remaining 22,500 restricted shares are carried at cost of $150,000 and Deferred Revenue of the same amount. In the first quarter of 2000, the Company sold the 11,250 shares of unrestricted Progenics common stock for proceeds of $0.6 million.

7. PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consists of the following at December 31:

                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Furniture, fixtures, and equipment..........................   $ 3,594      $ 3,274
Leasehold and building improvements.........................     5,358        5,112
                                                               -------      -------
Sub-total...................................................     8,952        8,386
Less accumulated depreciation and amortization..............    (2,761)      (2,014)
                                                               -------      -------
                                                               $ 6,191      $ 6,372
                                                               =======      =======

     Total depreciation expense during 1999, 1998 and 1997 was $0.7 million, $0.2 million and $0.3 million, respectively. Interest cost of $0.1 million out of total interest costs of $0.2 million was capitalized in 1998 in connection with the fit-out of our new facility.

                        AQUILA BIOPHARMACEUTICALS, INC.

8. PATENTS AND PURCHASED TECHNOLOGY

     Purchased technology and intangibles consist of the following at December
31:

                                                               1999            1998
                                                              ------          ------
                                                              (DOLLARS IN THOUSANDS)
Purchased technology........................................  $ 240           $ 240
Patents and patent support..................................    746             746
                                                              -----           -----
Sub-total...................................................    986             986
Less accumulated amortization...............................   (939)           (870)
                                                              -----           -----
                                                              $  47           $ 116
                                                              =====           =====

     Total amortization expense was $0.1 million, in each of in 1999, 1998 and 1997.

9. OTHER ACCRUED EXPENSES

     Accrued expenses consist of the following at December 31:

                                                              1999            1998
                                                              -----          -------
                                                              (DOLLARS IN THOUSANDS)
Fit-out of new facility.....................................  $ 40           $  700
Research contract obligations...............................   152              674
Compensation................................................   433              283
Other.......................................................   259              314
                                                              ----           ------
                                                              $884           $1,971
                                                              ====           ======

10. DEBT

     In August 1997, Aquila entered into a three year $1 million credit facility fully collateralized by equipment purchased. In December 1998, the balance of $138,000, including interest was paid and the credit facility terminated.

     In April 1998, Aquila issued $1.3 million of debt as part of the purchase of VacTex, Inc. (See Note 18). The debt bears interest of 7% and was callable as of April 14, 1999. In 1999, Aquila redeemed $0.8 million of outstanding debentures including accrued interest for 216,974 shares of common stock and $0.3 million in cash. As of December 31, 1999, Aquila had $0.5 million in outstanding debentures. In the first quarter of 2000 Aquila redeemed $0.3 million including accrued interest for cash.

     In July 1998, Aquila entered into a loan agreement (the "Agreement") with Transamerica Business Credit Corporation. The Agreement made available $5.0 million for the build-out of the new facility in Framingham, Massachusetts and for the purchase of new equipment. The Agreement calls for interest at 13 percent with a repayment term of four years and a 10 percent balloon payment at the end of the loan term. Collateral for the loan consists of equipment and leasehold improvements with a net book value of $4.5 million. Warrants to purchase 60,680 shares of Aquila's common stock were issued in connection with the loan agreement. The warrants have an exercise price of $4.12 and a term ending July 1, 2003. The warrants were valued at $90,000 and will be amortized over the life of the loan. As of December 31, 1999, the full amount had been borrowed and $3.7 million was outstanding under the loan. At current interest rates available to the Company, the fair value of the debt approximates the carrying value. Repayment of the loan and related interest will require payments of $1.5 million in each of the years 2000 through 2002.

                        AQUILA BIOPHARMACEUTICALS, INC.

11. INCOME TAXES

     The components of the deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:

                                                                1999          1998
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)
Current:
  Inventory.................................................  $    110      $     44
  Other.....................................................       157           294
                                                              --------      --------
Total current...............................................       267           338
Noncurrent:
  Capital Loss Carryover....................................     3,318         3,318
  Depreciation and Amortization.............................      (156)           72
  Impairment of Long Lived Assets...........................       719            --
  Other.....................................................       (15)          635
  Federal and State NOL's...................................    34,199        30,251
  Federal and State tax credits.............................     1,421         1,617
                                                              --------      --------
Total noncurrent............................................    39,486        35,893
                                                              --------      --------
Sub-total...................................................    39,752        36,231
Less: valuation allowance...................................   (39,752)      (36,231)
                                                              --------      --------
Net deferred tax asset......................................  $      0      $      0
                                                              ========      ========

     Management has assessed the evidence relating to recoverability of the deferred tax asset and has determined that it is more likely than not that the deferred tax benefit will not be realized due to the uncertainty of future earnings. Accordingly, a valuation reserve has been established for the full amount of the deferred tax asset.

     As of December 31, 1999, the Company had federal net operating loss (NOL) carryforwards of approximately $89.0 million. These loss carryforwards begin to expire in the year 2000 and expire fully by the year 2018. The Company has state loss carryforwards of approximately $41.4 million. These state loss carryforwards begin to expire in 1999 and expire fully by 2005. Utilization of these NOL's may be limited pursuant to the provisions of Section 382 of the Internal Revenue Code of 1986.

12. OTHER INCOME, NET

     At December 31, Other Income, Net consists of the following:

                                                            1999      1998      1997
                                                            -----    ------    ------
                                                             (DOLLARS IN THOUSANDS)
Gain on sale of Rockville real estate.....................  $  --    $   --    $2,332
Royalty income, net.......................................     65       527       854
Interest income...........................................    544     1,021     1,044
Interest (expense)........................................   (623)     (100)     (399)
Rental income, net........................................     --        --       500
Miscellaneous income, net.................................    278       500        39
                                                            -----    ------    ------
                                                            $ 264    $1,948    $4,370
                                                            =====    ======    ======

     In 1999, Aquila recorded $0.2 million of income (included in miscellaneous) from the gain on the sale of available-for-sale securities. In December 1998, Aquila received $0.3 million (included in miscellaneous) as a

                        AQUILA BIOPHARMACEUTICALS, INC.

rebate of taxes paid on its former leased facility in Worcester, Massachusetts. In November, 1997, Aquila sold the Rockville, Maryland facilities for $6.5 million and recorded a gain of $2.3 million. Proceeds from the sale were used to retire the mortgage. Royalty income represents royalties earned under license and sublicense agreements related primarily to diagnostic technologies, net of expenses due to third-party licensors. In 1997, rental income derived from the rental of our real estate in Rockville, Maryland ceased upon the sale of the Rockville facilities.

13. COMMITMENTS AND CONTINGENCIES

     Leases -- Costs incurred under facility leases are recorded as rent expense and totaled $0.8 million, $0.9 million and $1.2 million in 1999, 1998 and 1997, respectively, (net of sublease income of $28,500 in 1999). In 1998, Aquila entered into a new operating, facility lease agreement for its executive offices, research laboratories and manufacturing facilities in Framingham, Massachusetts. The base lease period for this lease is twelve years and the lease contains renewal options for two additional five-year periods. In connection with the facility lease, the Company maintains a fully collateralized letter of credit of $0.8 million. No amounts have been drawn on the letter of credit. As of December 31, 1999, the future minimum lease payments (net of sublease income of $85,000 in 2000) required under the operating lease are as follows:

YEAR ENDING DECEMBER 31,                            (DOLLARS IN THOUSANDS)
------------------------                            ----------------------
2000............................................           $   792
2001............................................               877
2002............................................               896
2003............................................               939
2004............................................               939
Thereafter......................................             5,583
                                                           -------
Total...........................................           $10,111
                                                           =======

     Employment and Consulting Agreements -- Aquila has agreements with various consultants and key employees, with terms ranging from one to three years. These agreements provide for future aggregate annual payments of approximately $1.0 million. Costs incurred and charged to operations under these contracts aggregated $1.1 million, $1.3 million and $1.2 million in 1999, 1998 and 1997, respectively.

     Other Agreements -- Aquila has licensed fibronectin binding technology from a Swedish company, for use in mastitis research and development. Aquila recorded $0.3 million and $0.6 million of expense in 1999 and 1998, respectively, for milestone payments relating to patent issuance. The agreement provides for additional payments upon the first commercial sale of future vaccines at $1.3 million per vaccine, and up to $0.6 million upon the granting of additional patents in the United States and Europe on the technology acquired.

     Contingencies -- Five civil actions commenced in 1993 in the United States District Court, District of Massachusetts against Cambridge Biotech Corporation ("CBC") a predecessor of Aquila, certain of its officers, and in three of the actions, CBC's former auditors -- Deloitte & Touche, LLP ("Deloitte"), have all been settled. The settlement of claims against CBC and the individual defendants was approved by the court in July, 1996. Under the terms of the Settlement, the class members received 1,250,000 shares of Aquila common stock. In the fourth quarter of 1998, the class members received 90% of the recoveries from prosecution of claims against Aquila's former auditors, with the balance of $0.1 million in recoveries paid to Aquila.

     In March 1995, an Adversary Proceeding was commenced by Institut Pasteur and Genetic Systems Corporation against CBC alleging patent infringement and asking for damages and injunctive relief. Institut Pasteur appealed the Bankruptcy Court's ruling in favor of CBC, and the United District Court's affirmation

                        AQUILA BIOPHARMACEUTICALS, INC.

thereof, to the Federal Circuit Court of Appeals, which on July 7, 1999, ruled in favor of CBC. The time in which to file an appeal from this decision has expired.

     In 1998, using treasury stock valued at $13,028, Aquila settled the last claim previously identified as Liabilities Subject to Chapter 11 Proceedings.

     Aquila had been named a potentially responsible party ("PRP") by the Environmental Protection Agency ("EPA") at a waste disposal site. On July 16, 1999 the EPA sent Aquila a letter stating its intent to take no further action against Aquila or its business regarding this matter.

     CSL International ACN ("CSL") and Seed Capital Inc., filed an opposition with the European Patent Office ("EPO") on the issuance of Aquila's Stimulon(TM) patent in Europe. A hearing before the EPO was held in October of 1998. The Company prevailed against all points raised in the opposition. The period of time in which to file an appeal from this decision has expired. There can be no assurance that Aquila will prevail in any future actions taken to attack the validity of its Stimulon(TM) patents.

     Aquila has received a letter from CBC in February 1999 alleging that we must indemnify CBC under a Master Acquisition Agreement among Aquila, CBC and bioMerieux, Inc. for potential losses from the termination of CBC's rights under a license agreement. The Company has evaluated this claim and in the opinion of management, any potential liability will not have a material adverse effect on the Company's financial position, liquidity, or results of operations.

     Aquila has been and is engaged in negotiations of various contracts with other parties regarding issues generally incidental to the normal course of business. While the outcome of these negotiations and the ultimate liability from these discussions is difficult to determine, in the opinion of management any additional liability will not have a material adverse effect on our financial position, liquidity, or results of operations.

14. STOCKHOLDERS' EQUITY

     Capital Stock -- Aquila has 5,000,000 shares of preferred stock and 30,500,000 shares of common stock authorized at December 31, 1999. No terms have been established for the preferred stock and none has been issued.

15. STOCK BASED COMPENSATION PLANS

     Aquila's 1996 Employee Stock Purchase Plan which was approved in 1997, allows full time employees, as defined in this plan, to purchase our stock at 85% of the lesser of beginning or ending fair market value at six month intervals. Under this plan 200,000 shares of stock are authorized for issuance of which 12,322 and 11,331 shares were issued in 1999 and 1998, respectively, for gross proceeds of $31,094 and $48,837, respectively. A total of 176,347 shares remain available for issuance at December 31, 1999. No compensation expense has been recorded related to this plan.

     At December 31, 1998, Aquila had two stock option plans. Under the 1996 Stock Award and Option Plan (the "Employee plan"), Aquila may grant incentive stock options, nonqualified stock options, discounted stock options, deferred stock awards, restricted stock awards, or Stock Appreciation Rights to its employees for up to 2 million shares of common stock. Under the 1996 Directors Stock Award and Option Plan (the "Directors plan"), Aquila may grant the same types of options and awards as under the Employee plan, except that certain additional restrictions apply to the grant of Stock Appreciation Rights under the Directors plan. Up to 200,000 shares of common stock may be issued under the Directors plan. In general, options granted under these plans vest over 4 years and have maximum terms of 10 years. The Company has applied APB 25 and related interpretations in accounting for these plans. Accordingly, no compensation cost has been recorded for activity under these plans for options issued to employees at fair market value.

                        AQUILA BIOPHARMACEUTICALS, INC.

     Had compensation expense for our stock-based compensation plans been determined based on the fair value at the grant dates, the Company's net income/(loss) and earnings/(loss) per share for the years ended December 31, 1999, 1998 and 1997 would have been reduced to the pro forma amounts indicated below:

                                       1999                         1998                         1997
                            --------------------------   ---------------------------   ------------------------
                                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                              NET     BASIC    DILUTED     NET      BASIC    DILUTED    NET     BASIC   DILUTED
                             LOSS      EPS       EPS       LOSS      EPS       EPS     INCOME    EPS      EPS
                            -------   ------   -------   --------   ------   -------   ------   -----   -------
As Reported..............   $(8,195)  $(1.11)  $(1.11)   $(14,600)  $(2.22)  $(2.22)    $926    $0.18    $0.18
Pro Forma................   $(8,718)  $(1.18)  $(1.18)   $(15,185)  $(2.31)  $(2.31)    $532    $0.11    $0.10

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future effects. SFAS 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated. The weighted average fair value of options granted in 1999, 1998 and 1997 is $1.28, $1.78 and $3.08, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1999, 1998 and 1997, respectively; expected volatility of 85.19%, 63.60% and 63.74%, risk-free interest rates of 5.50%, 4.67% and 6.25%, expected lives of 5 years and no dividend yield. The fair value of the employees' purchase rights was estimated using the Black-Scholes model with the following assumptions in 1999, 1998 and 1997, respectively, expected volatility of 85.19%, 63.74% and 63.74%, risk-free interest rate of 4.81%, 5.56% and 5.56%; expected life of six months and no dividend yield. The weighted average fair value of those purchase rights granted in 1999, 1998 and 1997, respectively, is $0.79, $0.82 and $0.82.

     A summary of the status of Aquila's two stock option plans as of December 31, 1999, 1998 and 1997 respectively, and changes during those years are presented below:

                                        1999                           1998                          1997
                            ----------------------------   ----------------------------   --------------------------
                                        WEIGHTED AVERAGE               WEIGHTED AVERAGE             WEIGHTED AVERAGE
                             SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE    SHARES     EXERCISE PRICE
                            ---------   ----------------   ---------   ----------------   -------   ----------------
Beginning outstanding.....  1,091,560        $3.89           831,655        $4.28         712,655        $4.09
Options granted at fair
  market value............    267,250         1.82           336,000         3.08         194,375         5.12
Options exercised.........         --           --           (54,625)        4.51          (4,000)        4.50
Options forfeited.........   (222,522)        4.08           (21,470)        4.56         (71,375)        4.68
                            ---------        -----         ---------        -----         -------        -----
Balance, December 31,.....  1,136,288        $3.37         1,091,560        $3.89         831,655        $4.28
                            =========        =====         =========        =====         =======        =====

     The following table summarizes information about Aquila stock options outstanding at December 31, 1999:

                    OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
  -------------------------------------------------------   ----------------------
                  NUMBER          WEIGHTED       WEIGHTED     NUMBER      WEIGHTED
    RANGE OF    OUTSTANDING       AVERAGE        AVERAGE    EXERCISABLE   AVERAGE
    EXERCISE        AT           REMAINING       EXERCISE       AT        EXERCISE
     PRICES      12/31/99     CONTRACTUAL LIFE    PRICE      12/31/99      PRICE
  ------------  -----------   ----------------   --------   -----------   --------
  $1.63-$2.75      468,884          9.25          $2.25       147,710      $2.18
  $2.80-$4.50      545,155          6.70          $3.93       519,655      $3.91
  $4.94-$7.38      122,249          7.72          $5.16        68,927      $5.17
                 ---------                                    -------
  $1.63-$7.38    1,136,288          7.86          $3.37       736,292      $3.68

At December 31, 1999, there were 1,005,087 shares available for option grants. Compensation expense of $10,000 was recorded in 1997 related to options granted to consultants during the year. No compensation expense was recorded in 1999 and 1998.

                        AQUILA BIOPHARMACEUTICALS, INC.

16. EMPLOYEE BENEFITS PLAN

     Aquila has a savings plan for its employees pursuant to Section 401(k) of the Internal Revenue Code. Substantially all employees can participate, and the plan allows for a minimum deferral of 1% to a maximum deferral of 15% percent of compensation, as permitted by law or as limited by the plan administrator. Commencing on January 1, 1997 the Company matches 25% of the first 6% of the employees compensation contributed to the plan. Any contributions made by Aquila are vested at 33% for each year of employment. The amount charged to operations for employer contributions to the plan was $37,750, $44,300 and $48,500 in 1999, 1998 and 1997, respectively.

17. AGREEMENTS

     Aquila has a comprehensive agreement with a corporate partner that allows the partner to use our proprietary Stimulon adjuvant ("QS-21") in numerous vaccines including hepatitis, lyme disease, human immunodeficiency virus (HIV), influenza and malaria. The agreement grants exclusive worldwide rights in some fields of use, and co-exclusive or non-exclusive rights in others. Aquila recognized $3.0 million in license fees under this agreement in 1998, and $3.5 million in 1997. The agreement calls for royalties to be paid by the partner on its future sales of licensed vaccines that include Aquila's adjuvant and for Aquila to manufacture QS-21 for the partner.

     Aquila has product development agreements and supply agreements with Virbac S.A. and a supply agreement with the Virbac S.A.'s U.S. subsidiary that cover a collaboration on the development of products for feline immune deficiency virus ("FIV") and bovine mastitis and the supply of vaccine and adjuvant for feline leukemia ("FeLV"). Aquila recorded $0.2 million, $0.9 million and $1.1 million in research revenues under the product development agreements during 1999, 1998 and 1997, respectively. Sales to the partner under the terms of the supply agreements were $0.6 million, $1.0 million and $1.3 million in 1999, 1998 and 1997, respectively.

     In 1999, the Company was awarded a grant from the National Institutes of Health to support the development of novel vaccines for tuberculosis based on the CD1 immune enhancement technology. The grant will provide funding of $870,000 over a two year period. Aquila recorded $0.2 million in research and development revenues to reimburse costs incurred under this grant during 1999.

     Aquila entered into a license agreement with Neuralab Limited, a wholly owned subsidiary of Elan Corporation, p.l.c., that grants exclusive, worldwide rights to use its lead Stimulon adjuvant ("QS-21") with an undisclosed antigen in the field of Alzheimer's Disease. Aquila also signed a supply agreement for the adjuvant. Aquila recorded $0.5 million in license fees under the agreement during 1999 and could receive additional license fees and royalties on future product sales.

18. ACQUISITION OF VACTEX

     In 1998, with the acquisition of VacTex, Aquila issued 1,150,000 shares of common stock and $1.3 million in notes payable for all the outstanding shares of VacTex. The notes payable carry interest at 7% and were callable April 14, 1999. The acquisition has been accounted for using the purchase method.

     VacTex was a development stage company advancing the recent discovery of a novel antigen presentation system. At the date of acquisition, research had been conducted in animals only and the linkage to protection in a human vaccine had not been established. This remains an active area of pre-clinical research. The time to human clinical trials and product approval is expected to be typical for a biological development project and to entail the typical risks. The tuberculosis project will require several hundreds of millions of dollars over ten to fifteen years. It is Aquila's intent to establish the proof of principle that this system provides protection from tuberculosis and then to partner the program. Though we expect to expend a substantial portion of its resources to develop this technology over the next several years, the pace and level of development will largely

                        AQUILA BIOPHARMACEUTICALS, INC.

be determined by the science, which is complex, and by Aquila's ability to obtain research partners to share the development expense. Due to the early stage of the technology and the expected efforts to develop it, the entire purchase price of $9.9 million, which included stock, notes payable and assumed liabilities was charged to purchased incomplete technology.

     The following summary represents unaudited pro forma results of operations as if the VacTex acquisition had occurred at the beginning of 1997. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have actually resulted had the combination been in effect and are not intended to be indicative of future results.

                                                               UNAUDITED PRO FORMA
                                                                    YEAR ENDED
                                                              ----------------------
                                                                 1998         1997
                                                              ----------    --------
                                                              (DOLLARS IN THOUSANDS
                                                                 EXCEPT PER SHARE
                                                                     AMOUNTS)
Revenues....................................................   $  5,597      $6,928
Net loss....................................................   $(14,790)     $  (74)
Basic loss per share........................................   $  (2.25)     $(0.01)

19. SUBSEQUENT EVENTS

     In February 2000, Aquila received $0.6 million in license fees from two of its corporate partners pursuant to license agreements that allow the partners to use Aquila's lead Stimulon(TM) adjuvant QS-21 in their product development programs. Aquila also sold 11,250 shares of Progenics common stock for $0.6 million. These shares were carried at a cost of $0.1 million and were classified as available-for-sale. The Company received $0.5 million from the exercise of employee stock options and redeemed $0.3 million of VacTex debentures including accrued interest. In March 2000, the Company sold 500,000 shares of Common Stock to the State of Wisconsin Investment Board in a self-directed private placement for proceeds of $3.0 million.

                        AQUILA BIOPHARMACEUTICALS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                              JUNE 30,    DECEMBER 31,
                                                                2000          1999
                                                              ---------   ------------
Assets
Current Assets:
Cash and cash equivalents...................................  $   1,364    $     524
Marketable securities.......................................      5,966        6,493
Receivables.................................................      1,192          637
Inventories.................................................        944          498
Prepaid expenses & other current assets.....................        231          280
                                                              ---------    ---------
          Total current assets..............................      9,697        8,432
Investments.................................................        244          244
Property, Plant, and Equipment, Net.........................      5,832        6,191
Patents and Purchased Technology, Net.......................         25           47
Other Assets................................................        840          828
                                                              ---------    ---------
          Total Assets......................................  $  16,638    $  15,742
                                                              =========    =========
Liabilities & Shareholders' Equity
Current Liabilities:
  Accounts payable..........................................  $     334    $     554
  Accrued professional fees.................................        115          165
  Other accrued expenses....................................      1,746          884
  Current maturities of long-term debt......................      1,324        1,577
                                                              ---------    ---------
          Total Current Liabilities.........................      3,519        3,180
Deferred Revenue............................................        150          150
Long Term Debt..............................................      2,030        2,607
                                                              ---------    ---------
          Total Liabilities.................................      5,699        5,937
Shareholders' Equity:
  Preferred stock, authorized: 5,000,000 shares, none
     issued.................................................          0            0
  Common stock, par value: $.01 per share, authorized:
     30,500,000 shares, issued: 8,509,623 at June 30, 2000
     and 7,888,446 at December 31, 1999.....................         85           79
  Treasury Stock............................................        (34)         (34)
  Additional paid in capital................................    145,346      141,802
  Accumulated other comprehensive income....................          0          426
  Accumulated Deficit.......................................   (134,458)    (132,468)
                                                              ---------    ---------
          Total Shareholders' Equity........................     10,939        9,805
                                                              ---------    ---------
          Total Liabilities and Shareholders' Equity........  $  16,638    $  15,742
                                                              =========    =========

   The accompanying notes are an integral part of these unaudited statements.

                        AQUILA BIOPHARMACEUTICALS, INC.
         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
Revenue:
Product sales...............................................  $   582   $   273
Research and development....................................    2,095       288
                                                              -------   -------
                                                                2,677       561
Cost and expenses:
Cost of sales...............................................      377       592
Research and development....................................    3,477     3,185
General & administrative....................................    1,414     1,588
                                                              -------   -------
          Total costs and expenses..........................    5,268     5,365
Other income, net...........................................      602        85
                                                              -------   -------
Net Loss....................................................  $(1,989)  $(4,719)
                                                              -------   -------
Unrealized holding gains/(losses) on available-for-sale
  securities................................................       49         8
Less: reclassification for gain included in net income......     (475)       --
                                                              -------   -------
          Total other comprehensive income/(loss)...........     (426)        8
                                                              -------   -------
Comprehensive loss..........................................  $(2,415)  $(4,711)
                                                              =======   =======
Basic and diluted loss per weighted average share:
Net loss....................................................  $ (0.24)  $ (0.67)
Weighted average number of common shares outstanding:
          Basic and diluted.................................    8,245     6,999

   The accompanying notes are an integral part of these unaudited statements.

                        AQUILA BIOPHARMACEUTICALS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                              FOR THE SIX MONTHS
                                                                ENDED JUNE 30,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Cash Flows From Operating Activities:
Net Loss....................................................  $(1,989)   $(4,719)
Adjustments to reconcile net loss to net cash
  provided/(used) by operating activities:
  Depreciation and amortization.............................      397        401
  Issuance of non-employee options..........................       17         --
  Changes in assets and liabilities:
  Receivables...............................................     (555)       470
  Inventories...............................................     (446)        34
  Prepaid expenses and other current assets.................       49        109
  Accounts payable and other accrued expenses...............      592     (1,290)
                                                              -------    -------
     Net cash used by operating activities..................   (1,935)    (4,995)
Cash Flows From Investing Activities:
  Purchases of marketable securities........................   (3,496)    (8,000)
  Proceeds from maturities of marketable securities.........    3,573      9,723
  Other noncurrent assets and liabilities...................       12         17
  Purchases of property, plant, and equipment...............      (16)      (245)
                                                              -------    -------
     Net cash provided/(used) by investing activities.......       73     (1,495)
Cash Flows From Financing Activities:
  Payment of long-term obligations..........................     (830)      (515)
  Issuance of common stock..................................    3,532         21
                                                              -------    -------
     Net cash provided/(used) by financing activities.......    2,702       (494)
                                                              -------    -------
Net increase/(decrease) in cash and cash equivalents........      840     (3,994)
Cash and cash equivalents at the beginning of the year......      524      5,270
                                                              -------    -------
Cash and cash equivalents at the end of the period..........  $ 1,364    $ 1,276
                                                              =======    =======

   The accompanying notes are an integral part of these unaudited statements.

                        AQUILA BIOPHARMACEUTICALS, INC.

                NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

     The accompanying interim financial statements are unaudited and have been prepared on a basis substantially consistent with the audited financial statements. Certain information and footnote disclosures normally included in the Company's annual financial statements have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. The interim financial statements, in the opinion of management, reflect all adjustments (including normal recurring accruals) necessary for a fair statement of the results for the interim periods.

     The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the fiscal year. These interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1999, which are contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

     The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

2. SEGMENT INFORMATION:

     The Company has determined that its reportable segments are development and manufacturing. All research programs are aggregated in the development segment. Revenues from the sale of the feline leukemia vaccine, the QS-21 material supplied to research partners, and QS-21 license fees are reported in the manufacturing segment. Financial results of segments are presented on the same accounting basis as the Company's consolidated results. There are no inter-segment activities. The Company's business is conducted entirely within the United States.

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                           ------------------
                                                            2000       1999
                                                           -------    -------
Development
  Revenue................................................  $   131    $   231
  Net income/(loss)......................................   (4,148)    (3,801)
Manufacturing
  Revenue................................................    2,546        330
  Net income/(loss)......................................    1,597       (941)
Reconciling items
  Net income/(loss)(1)...................................      562         23
Consolidated totals
  Revenue................................................    2,677        561
  Net loss...............................................  $(1,989)   $(4,719)
                                                           =======    =======

---------------
(1) 2000 includes a gain of $475,000 on the sale of an investment, $114,000 of royalty income, $57,000 of rental income and $14,000 refund of insurance premium offset by net interest expense of $58,000 and an unabsorbed overhead charge of $40,000. 1999 includes $50,000 of royalty income, a gain of $10,000 on disposal of an asset, $35,000 refund of insurance premium, $16,000 of net interest expense, income tax expense of $10,000 and a charge for excess facilities of $44,000

                        AQUILA BIOPHARMACEUTICALS, INC.

3. INVENTORIES:

     Inventories consist of the following:

                                                            6/30/00    12/31/99
                                                            -------    --------
Finished goods............................................   $718        $157
Work-in-process...........................................    125         236
Raw materials & supplies..................................    101         105
                                                             ----        ----
                                                             $944        $498
                                                             ====        ====

4. EARNINGS PER SHARE:

     The common stock equivalents of the Company consist of stock options and warrants. The Company was in a net loss position at June 30, 2000 and June 30, 1999; therefore, common stock equivalents were not used to compute diluted loss per share since the effect would have been anti-dilutive. Options to purchase 1,011,833 and 1,069,123 shares of common stock at weighted-average prices of $3.43 and $3.88, respectively, were outstanding at June 30, 2000 and 1999, respectively. Warrants to purchase 68,680 shares of common stock at an exercise price of $4.12 were outstanding at June 30, 2000.

5. CONTINGENCIES:

     The Company received a letter from CBC in February 1999 alleging that the Company must indemnify CBC under a Master Acquisition Agreement among the Company, CBC, and bioMerieux, Inc. for potential losses from the termination of CBC's rights under a license agreement. The Company has not received any further communication from CBC and upon review does not feel that adverse settlement of this matter would have a material effect on its financial position or results of operations.

6. ACCOUNTING PRONOUNCEMENT:

     In December 1999, the United States Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues, as well as examples of how the staff applies revenue recognition guidance to specific circumstances. In June 2000, the SEC issued Staff Accounting Bulletin 101B delaying the implementation of SAB 101 for six months. Accordingly, in the fourth quarter of 2000 Aquila will change its accounting for initial license fees. Through the first half of 2000 revenue was recognized when the agreement was reached and no contingent factors were present. Under the new guidance of SAB 101, revenue will be deferred and recognized ratably over the appropriate life. In the fourth quarter of 2000, a cumulative adjustment will be recorded retroactive to January 1, 2000 to create deferred revenue that will be recognized over future years.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation: an interpretation of APB Opinion No. 25". FIN 44 clarifies the application of certain aspects of APB Opinion No. 25 ("APB 25"), including the following: the definition of an employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequences of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                  ANTIGENICS INC., ST. MARKS ACQUISITION CORP.

                      AND AQUILA BIOPHARMACEUTICALS, INC.

                         ------------------------------

                          DATED AS OF AUGUST 18, 2000
                         ------------------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
SECTION 1 -- THE MERGER................................................   A-1
1.1        The Merger..................................................   A-1
1.2        Effective Time..............................................   A-1
1.3        Effects of the Merger.......................................   A-1
1.4        Certificate of Incorporation and By-Laws....................   A-1
1.5        Directors and Officers......................................   A-1
1.6        Conversion of Common Stock..................................   A-2
1.7        Company Options, Warrants and Purchase Rights...............   A-2
1.8        Closing of Company Transfer Books...........................   A-3
1.9        Exchange of Certificates....................................   A-3
1.10       No Liability................................................   A-4
1.11       Lost Certificates...........................................   A-4
1.12       Withholding Rights..........................................   A-4
1.13       Distributions with Respect to Unexchanged Shares............   A-4
1.14       Further Assurances..........................................   A-4
SECTION 2 -- REPRESENTATIONS AND WARRANTIES OF COMPANY.................   A-4
2.1        Organization and Qualification..............................   A-4
2.2        Authority to Execute and Perform Agreements.................   A-5
2.3        Capitalization and Title to Shares..........................   A-5
2.4        Company Subsidiaries and Company Joint Ventures.............   A-6
2.5        SEC Reports.................................................   A-7
2.6        Financial Statements........................................   A-7
2.7        Absence of Undisclosed Liabilities..........................   A-7
2.8        Absence of Adverse Changes..................................   A-7
2.9        Compliance with Laws........................................   A-7
2.10       Actions and Proceedings.....................................   A-8
2.11       Contracts and Other Agreements..............................   A-8
2.12       Intellectual Property.......................................   A-9
2.13       Insurance...................................................  A-10
2.14       Year 2000 Matters...........................................  A-10
2.15       Commercial Relationships....................................  A-10
2.16       Tax Matters.................................................  A-10
2.17       Employee Benefit Plans......................................  A-12
2.18       Employee Relations..........................................  A-13
2.19       Environmental Matters.......................................  A-14
2.20       No Breach...................................................  A-15
2.21       Board Approvals.............................................  A-16
2.22       Financial Advisor...........................................  A-16
2.23       Proxy Statement and Registration Statement..................  A-16

                                      -A-i-

                                                                         PAGE
                                                                         ----
SECTION 3 -- REPRESENTATIONS AND WARRANTIES OF PARENT..................  A-17
3.1        Organization and Qualification..............................  A-17
3.2        Authority to Execute and Perform Agreement..................  A-17
3.3        Capitalization..............................................  A-17
3.4        SEC Reports.................................................  A-17
3.5        Financial Statements........................................  A-17
3.6        Absence of Undisclosed Liabilities..........................  A-18
3.7        Absence of Adverse Changes..................................  A-18
3.8        Actions and Proceedings.....................................  A-18
3.9        Compliance with Laws........................................  A-18
3.10       Intellectual Property.......................................  A-18
3.11       Commercial Relationships....................................  A-18
3.12       No Breach...................................................  A-19
3.13       Proxy Statement and Registration Statement..................  A-19
3.14       Interim Operations of Merger Sub............................  A-19
SECTION 4 -- COVENANTS AND AGREEMENTS..................................  A-19
4.1        Conduct of Business.........................................  A-19
4.2        Corporate Examinations and Investigations...................  A-21
4.3        Expenses....................................................  A-21
4.4        Authorization from Others...................................  A-22
4.5        Further Assurances..........................................  A-22
4.6        Preparation of Disclosure Documents.........................  A-22
4.7        Public Announcements........................................  A-23
4.8        Affiliate Letters...........................................  A-23
4.9        Nasdaq Listings.............................................  A-23
4.10       No Solicitation.............................................  A-23
4.11       Regulatory Filings..........................................  A-24
4.12       Termination of 401(k) Plan..................................  A-24
4.13       Notification of Certain Matters.............................  A-24
4.14       Registration of Certain Shares..............................  A-24
4.15       Employee Matters............................................  A-24
4.16       Indemnification.............................................  A-25
4.17       Section 16 Approval.........................................  A-25
4.18       Participation in Certain Actions and Proceedings............  A-25
SECTION 5 -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO
  CONSUMMATE THE MERGER................................................  A-25
5.1        Stockholder Approval........................................  A-25
5.2        Registration Statement......................................  A-25
5.3        Absence of Order............................................  A-25
5.4        Regulatory Approvals........................................  A-25
5.5        HSR Act.....................................................  A-26

                                     -A-ii-

                                                                         PAGE
                                                                         ----
SECTION 6 -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND
  MERGER SUB TO CONSUMMATE THE MERGER..................................  A-26
6.1        Representations, Warranties and Covenants...................  A-26
6.2        Corporate Certificates......................................  A-26
6.3        Secretary's Certificate.....................................  A-26
6.4        Affiliate Letters...........................................  A-26
6.5        Certificate of Merger.......................................  A-26
6.6        Tax Opinion.................................................  A-26
6.7        Consents....................................................  A-26
SECTION 7 -- CONDITIONS PRECEDENT TO THE OBLIGATION OF COMPANY TO
  CONSUMMATE THE MERGER................................................  A-27
7.1        Representations, Warranties and Covenants...................  A-27
7.2        Merger Documents............................................  A-27
7.3        Tax Opinion.................................................  A-27
SECTION 8 -- TERMINATION, AMENDMENT AND WAIVER.........................  A-27
8.1        Termination.................................................  A-27
8.2        Effect of Termination.......................................  A-28
8.3        Termination Fees and Reimbursement of Expenses..............  A-28
8.4        Amendment...................................................  A-29
8.5        Waiver......................................................  A-29
SECTION 9 -- MISCELLANEOUS.............................................  A-30
9.1        No Survival.................................................  A-30
9.2        Notices.....................................................  A-30
9.3        Entire Agreement............................................  A-30
9.4        Governing Law...............................................  A-30
9.5        Binding Effect; No Assignment; No Third-Party                 A-31
           Beneficiaries...............................................
9.6        Section Headings, Construction..............................  A-31
9.7        Counterparts................................................  A-31
9.8        Severability................................................  A-31
9.9        Submission to Jurisdiction; Waiver..........................  A-31
9.10       Enforcement.................................................  A-31
9.11       Rules of Construction.......................................  A-31
9.12       Waiver of Jury Trial........................................  A-32

                                    EXHIBITS

Exhibit A  Form of Affiliate Letter

                                     -A-iii-

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 18, 2000 is among Antigenics Inc., ("Parent"), a Delaware corporation, St. Marks Acquisition Corp. ("Merger Sub"), a Delaware corporation and Aquila Biopharmaceuticals, Inc. ("Company"), a Delaware corporation. The parties wish to effect the acquisition of Company by Parent through a merger (the "Merger") of Merger Sub with and into Company on the terms and conditions set forth herein.

                                R E C I T A L S

     A. For United States Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

     B. For financial accounting purposes, it is intended that the Merger will be accounted for using the purchase method of accounting.

     In consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                            SECTION 1 -- THE MERGER

     1.1 The Merger.

          (a) Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into Company. The Merger shall occur at the Effective Time (as defined herein). Following the Merger, Company shall continue as the surviving corporation (sometimes referred herein as the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease.

          (b) The name of the Surviving Corporation shall be "Aquila Biopharmaceuticals, Inc."

     1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be filed and recorded in accordance with the DGCL and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware in accordance with the DGCL or at such later time as is specified in the Certificate of Merger (the "Effective Time"). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming the foregoing. The date on which the Closing occurs is referred to herein as the "Closing Date."

     1.3 Effects of the Merger. The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL.

     1.4 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of Merger Sub, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter changed as provided therein or by applicable law.

     1.5 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case, until the earlier of his or her resignation or removal or otherwise ceasing to be a director or officer, as the case may be, or until his or her respective successor is duly elected and qualified. Each current director of Company shall submit his or her resignation at the Closing to be effective at the Effective Time.

     1.6 Conversion of Common Stock

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent or Company:

             (i) Subject to payment of cash in lieu of fractional shares as provided in Section 1.6(a)(ii), each share of Company common stock, $0.01 par value per share (together with the associated Rights (as defined in Section 2.21(c)), "Company Common Stock") outstanding immediately prior to the Effective Time, other than shares held by Company as treasury stock or shares held by any Company Subsidiary (as defined in Section 2.4(a)), shall be cancelled and extinguished and automatically converted into and become the right to receive a fraction of a share of Parent common stock, $0.01 par value per share ("Parent Common Stock") equal to the Exchange Ratio. The Exchange Ratio shall equal 0.2898. Notwithstanding the foregoing, if prior to the Closing Date there is a change in the number of issued and outstanding shares of Parent Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, the number of shares of Parent Common Stock issued in the Merger shall be equitably adjusted to give effect to such event. The shares of Parent Common Stock payable pursuant to this Section 1.6(a)(i), together with cash payments in lieu of fractional shares pursuant to Section 1.6(a)(ii), are referred to collectively as the "Merger Consideration."

             (ii) No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such stockholder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the per share closing price of Parent Common Stock as reported by the Nasdaq on the trading day immediately preceding the Effective Time.

          (b) All shares of Company Common Stock (and the associated Rights) held at the Effective Time by Company as treasury stock or by a Company Subsidiary shall be cancelled and extinguished and no payment shall be made with respect thereto.

          (c) Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     1.7 Company Options, Warrants and Purchase Rights

          (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (the "Company Options") under the Company's 1996 Stock Award and Option Plan and the Company's 1996 Directors Stock Award and Option Plan (the "Company Stock Option Plans"), whether or not then exercisable, shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Parent shall issue to each holder of an outstanding Company Option a notice describing the foregoing assumption of such Company Options by Parent. The adjustments provided herein with respect to any Company Options that are "incentive stock options" as defined in Section 422 of the Code shall be and

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     are intended to be effected in a manner which is consistent with Section
     424(a) of the Code so as to preserve the benefits of such "incentive stock options."

          (b) At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (the "Company Warrants"), whether or not then exercisable, shall be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. After the Effective Time, Parent shall issue to each holder of an outstanding Company Warrant a notice describing the foregoing assumption of such Company Warrants by Parent.

          (c) Company shall amend its 1996 Employee Stock Purchase Plan (the "Company Purchase Plan") so that as of the Effective Time (i) the Company Purchase Plan is terminated and (ii) there are no outstanding rights of participants under the Company Purchase Plan. Prior to the Effective Time, Company shall take all actions (including, if appropriate, amending the terms of the Company Purchase Plan) that are necessary to give effect to this Section 1.7(c).

     1.8 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no further registration of transfers of shares of Company Common Stock shall thereafter be made. On or after the Effective Time, any Certificates presented to the Exchange Agent (as defined in Section 1.9) or Parent for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and any dividends or other distributions to which the holders thereof are entitled pursuant to Section
1.13. For purposes of this Agreement, a "Certificate" is a stock certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration.

     1.9 Exchange of Certificates. Parent shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail, to all former holders of record of shares of Company Common Stock that were converted into the right to receive Merger Consideration, instructions for surrendering their Certificates in exchange for a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of Certificates for cancellation to the Exchange Agent, together with a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and other requested documents and in accordance with the instructions thereon, the holder of such Certificates shall be entitled to receive in exchange therefor (a) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificates so surrendered shall have been converted pursuant to the provisions of this Agreement and (b) a check in the amount of any cash due pursuant to Section 1.6(a)(ii) or Section 1.13. No interest shall be paid or shall accrue on any such amounts. Until surrendered in accordance with the provisions of this
Section 1.9, each Certificate shall represent for all purposes only the right to receive Merger Consideration and, if applicable, amounts under Section 1.13. Shares of Parent Common Stock into which shares of Company Common Stock shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Exchange Agent all documents necessary to evidence and effect

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such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Beginning the date which is six months following the Closing Date, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Certificate shall look solely to Parent for any amounts to which such holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the Merger Consideration remaining unclaimed five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

     1.10 No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar law.

     1.11 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, applicable certificates representing shares of Parent Common Stock, cash in lieu of fractional shares and any amounts due pursuant to
Section 1.13.

     1.12 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

     1.13 Distributions with Respect to Unexchanged Shares. No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Effective Time shall be paid to holders of unsurrendered Certificates until such holders surrender such Certificates. Upon the surrender of such Certificates in accordance with Section 1.9, there shall be paid to such holders, promptly after such surrender, the amount of dividends or other distributions, without interest, declared with a record date after the Effective Time and not paid because of the failure to surrender such Certificates for exchange.

     1.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

             SECTION 2 -- REPRESENTATIONS AND WARRANTIES OF COMPANY

     Except as set forth on the disclosure schedule delivered by Company to Parent on the date hereof (the "Company Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Company hereby makes the following representations and warranties to Parent and Merger Sub:

     2.1 Organization and Qualification.

          (a) Each of Company, each Company Subsidiary (as defined in Section 2.4(a)) and each Company Joint Venture (as defined in Section 2.4(c)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as

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     now being and as heretofore conducted. Each of Company, each Company
     Subsidiary and each Company Joint Venture is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a material adverse effect on the assets, properties, business, results of operations or financial condition of Company and the Company Subsidiaries, taken as a whole (a "Company Material Adverse Effect").

          (b) Company has previously provided to Parent true and complete copies of the charter and bylaws or other organizational documents of Company, each Company Subsidiary and each Company Joint Venture as presently in effect, and none of Company, any Company Subsidiary, or any Company Joint Venture is in default in the performance, observation or fulfillment of such documents, except, in the case of Company Subsidiaries and Company Joint Ventures, such defaults that, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     2.2 Authority to Execute and Perform Agreements. Company has the corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of consummation of the Merger, to the adoption of this Agreement by the holders of Company Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Company. No other action on the part of Company is necessary to consummate the transactions contemplated hereby (other than adoption of this Agreement by the holders of Company Common Stock). This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable in accordance with its terms.

     2.3 Capitalization and Title to Shares.

          (a) Company is authorized to issue 30,500,000 shares of Company Common Stock, of which 8,570,754 shares were issued and outstanding as of August 9, 2000. All of the issued and outstanding shares of Company's Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights.

          (b) Company Options to purchase 969,374 shares of Company Common Stock were outstanding as of August 9, 2000. Section 2.3(b) of the Company Disclosure Schedule includes a true and complete list of all Company Options with shares vested and exercise prices. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished previously to Parent. Except as indicated in
     Section 2.3(b) of the Company Disclosure Schedule, the Company is not obligated to accelerate the vesting of any Company Options as a result of the Merger.

          (c) Company Warrants to purchase 60,680 shares of Company Common Stock were outstanding as of June 30, 2000. Section 2.3(c) of the Company Disclosure Schedule includes a true and complete list of all outstanding warrants with vesting schedules and exercise prices. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished previously to Parent.

          (d) Company has reserved 200,000 shares of Company Common Stock for future issuance under the Company Purchase Plan through December 31, 2000.

          (e) Company is authorized to issue 5,000,000 shares of Preferred Stock ("Company Preferred Stock"), none of which are issued and outstanding.

          (f) Except for (i) shares indicated as issued and outstanding on August 9, 2000 in Section 2.3(a), and (ii) shares issued after August 9, 2000, upon (A) the exercise of outstanding Company Options listed in
     Section 2.3(b) of the Company Disclosure Schedule or Company Options issued in accordance with Section 4.1(b)(iv), (B) the exercise of outstanding Company Warrants listed in Section 2.3(c) of the Company Disclosure Schedule, or (C) the exercise of purchase rights in accordance with the Company Purchase Plan and in an amount not in excess of the number indicated as reserved for such

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

     purpose in Section 2.3(d), there are not as of the date hereof, and at the Effective Time there will not be, any shares of Company Common Stock issued and outstanding.

          (g) Company's authorized capital stock consists solely of the Company Common Stock described in Section 2.3(a) and the Company Preferred Stock described in Section 2.3(e). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Company or obligating Company to grant, extend or enter into any such agreement, other than Company Options listed in Section 2.3(b) of the Company Disclosure Schedule, Company Warrants listed in Section 2.3(c) of the Company Disclosure Schedule, rights to purchase shares of Company Common Stock pursuant to the Company Purchase Plan and the Rights. To the knowledge of Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Company.

          (h) Neither Company nor any Company Subsidiary beneficially owns any shares of capital stock of Parent.

          (i) Company has no outstanding bonds, debentures, notes or other indebtedness which have the right to vote on any matters on which stockholders may vote.

     2.4 Company Subsidiaries and Company Joint Ventures.

          (a) Section 2.4(a) of the Company Disclosure Schedule sets forth all of the Company Subsidiaries and the jurisdiction in which each is incorporated or organized. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly by Company free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, "Company Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by Company or by any Company Subsidiary, or by Company and one or more Company Subsidiaries.

          (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to grant, extend or enter into any such agreement. To the knowledge of Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Company Subsidiary.

          (c) Section 2.4(c) of the Company Disclosure Schedule sets forth, for each Company Joint Venture, the interest held by the Company and the jurisdiction in which such Company Joint Venture is organized. Interests in Company Joint Ventures held by Company are held directly by Company, free and clear of any charges, liens, encumbrances, security interest or adverse claims. The term "Company Joint Venture" means any corporation or other entity (including partnerships, limited liability companies and other business associations) that is not a Company Subsidiary and in which the Company or one or more Company Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

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     2.5 SEC Reports.  Company previously has delivered to Parent its (i) Annual
Report on Form 10-K for the year ended December 31, 1999 (the "Company 10-K"), as filed with the Securities and Exchange Commission (the "SEC"), (ii) all proxy statements relating to Company's meetings of stockholders held or to be held after December 31, 1999 and (iii) all other documents filed by Company with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since July 1, 1997. As of their respective dates, such documents complied, and all documents filed by Company with the SEC under the Exchange Act between the date of this Agreement and the Closing Date will comply, in all material respects, with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since July 1, 1997, Company has timely filed, and between the date of this Agreement and the Closing Date will timely file, with the SEC all reports required to be filed by it under the Exchange Act. No Company Subsidiary is required to file any form, report or other document with the SEC.

     2.6 Financial Statements. The consolidated financial statements contained in the Company 10-K and in Company's quarterly report on Form 10-Q for the quarter ended June 30, 2000 (the "Company 10-Q") have been prepared from, and are in accordance with, the books and records of Company and present fairly, in all material respects, the consolidated financial condition and results of operations of Company and the Company Subsidiaries as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject in the case of the unaudited financial statements included in the Company 10-Q to normal year-end adjustments, which in the aggregate are not material, and the absence of footnote disclosures.

     2.7 Absence of Undisclosed Liabilities. As at December 31, 1999, Company and the Company Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1999 (or the notes thereto) included in the Company 10-K (the "Company Balance Sheet") that were not adequately reflected or reserved against on the Company Balance Sheet. Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Company Balance Sheet, (ii) reflected in Company's unaudited balance sheet dated June 30, 2000, included in the Company 10-Q, (iii) included in Section 2.7 of the Company Disclosure Schedule or (iv) incurred since June 30, 2000 in the ordinary course of business consistent with past practice.

     2.8 Absence of Adverse Changes.

          (a) Since June 30, 2000, there has not been any change, event or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect.

          (b) Since June 30, 2000, there has not been any action taken by Company or any Company Subsidiary during the period after June 30, 2000 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.

     2.9 Compliance with Laws.

          (a) To Company's knowledge, Company and the Company Subsidiaries have all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body material to the conduct of their businesses (collectively, "Permits"); to Company's knowledge, such Permits are in full force and effect; and no proceeding is pending or, to the knowledge of Company, threatened to revoke or limit any Permit.

          (b) Company and the Company Subsidiaries are not in violation of and have no liabilities, whether accrued, absolute, contingent or otherwise, under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, relating to the operation of clinical testing laboratories, labor and

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     employment practices, health and safety, zoning, pollution or protection of the environment, except for violations of or liabilities under any of the foregoing which could not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c) To Company's knowledge, each product or product candidate subject to the United States Food and Drug Administration (the "FDA") jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA") that is manufactured, tested, distributed, held, and/or marketed by Company or any Company Subsidiary is being manufactured, tested, distributed, held and marketed in compliance with all applicable requirements under the FDCA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.

          (d) To Company's knowledge, Company has, prior to the execution of this Agreement, provided to Parent access to all documents in its or any Company Subsidiary's possession material to assessing compliance with the FDCA and its implementing regulations, including, but not limited to, copies of (i) all warning letters, notices of adverse findings and similar correspondence received in the last three years, (ii) all audit reports performed during the last three years, and (iii) any document concerning any significant oral or written communication received from the FDA in the last three years.

          (e) Neither Company nor any Company Subsidiary nor, to the best of Company's knowledge, any director, officer, agent, employee or other person acting on behalf of Company, or any Company Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law. Neither Company nor any Company Subsidiary nor, to the best of Company's knowledge, any director, officer, agent, employee or other person acting on behalf of Company or any Company Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

     2.10 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against Company, any Company Subsidiary, any Company Joint Venture or any of their assets or properties. There are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Company, threatened against Company, any Company Subsidiary, any Company Joint Venture or any of their securities, assets or properties. To the knowledge of Company, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that, individually or in the aggregate, could be reasonably expected to have a Company Material Adverse Effect or interfere with Company's ability to consummate the transactions contemplated hereby.

     2.11 Contracts and Other Agreements.

          (a) Neither Company nor any Company Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K of the SEC which is not disclosed in the Company 10-K or the Company 10-Q. All of such contracts and other agreements and all of the contracts required to be set forth in Section 2.11 of the Company Disclosure Schedule are valid, subsisting, in full force and effect, binding upon Company or the applicable Company Subsidiary, and, to the knowledge of Company, binding upon the other parties thereto in accordance with their terms, and Company and the Company Subsidiaries have paid in full or accrued all amounts now due from them thereunder, and have satisfied in full or provided for all of their liabilities and obligations thereunder which are presently required to be satisfied or provided for and are not in default under any of them, nor, to the knowledge of Company, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. True and complete copies of all of the contracts and other agreements referred to in this Section 2.11 have been provided previously to Parent.

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          (b) Section 2.11 of the Company Disclosure Schedule sets forth a list of the following contracts and other agreements to which Company or any Company Subsidiary is a party or by or to which they or their assets or properties are bound or subject:

             (i) any agreement (A) involving research, development or the license of Proprietary Rights (as defined in Section 2.12), (B) granting a right of first refusal, or right of first offer or comparable right with respect to Proprietary Rights, (C) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person or entity, (D) providing for the payment or receipt by the Company or a Company Subsidiary of milestone payments or royalties, or (E) that individually requires aggregate expenditures by Company and/or any Company Subsidiary in any one year of more than $50,000;

             (ii) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $50,000;

             (iii) any agreement of surety, guarantee or indemnification that involves potential obligations in excess of $50,000;

             (iv) any agreement that limits or restricts Company, any Company Subsidiary or any of their affiliates or successors in competing or engaging in any line of business, in any therapeutic area, in any geographic area or with any person;

             (v) any interest rate, equity or other swap or derivative instrument; or

             (vi) any agreement obligating Company to register securities under the Securities Act of 1933, as amended (the "Securities Act");

          (c) No executive officer or director of Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in any property or assets of Company (except as a stockholder) or a Company Subsidiary, any competitor, customer, supplier or agent of Company or a Company Subsidiary or any person that is currently a party to any material contract or agreement with Company or a Company Subsidiary.

          (d) Company and the Company Subsidiaries own no real property.

     2.12 Intellectual Property. Company, the Company Subsidiaries and the Company Joint Ventures own, or are licensed to use, or otherwise have the full right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions, copyrights, and all other technology and intellectual property (including, without limitation, biological materials), all registrations of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from Company, a Company Subsidiary or a Company Joint Venture relating to any of the foregoing that are material to their businesses as presently conducted or as contemplated to be conducted (collectively, the "Proprietary Rights"). A list of all copyrights, trademarks, servicemarks, tradenames, patents and patent applications, computer programs (except off-the-shelf office software for word processing, spreadsheet or similar applications), databases and biological materials held by Company or a Company Subsidiary has been delivered previously to Parent and is included in
Section 2.12 of the Company Disclosure Schedule. All patents, registered trademarks and copyrights set forth on the list referred to above are valid and subsisting and are not subject to any taxes, maintenance fees or actions falling due within 90 days. Company is not aware of any basis for any claim by any third party that the businesses of Company, the Company Subsidiaries or the Company Joint Ventures infringe upon the proprietary rights of others, nor has Company, any Company Subsidiary or, to the knowledge of Company, any Company Joint Venture received any notice or claim of infringement from any third party. Company is not aware of any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights. Except as disclosed in Section 2.12 of the Company Disclosure Schedule, Company and the Company Subsidiaries have the unencumbered right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the knowledge of Company, none of the activities of the employees of Company

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or any Company Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers. The policies and procedures of Company and the Company Subsidiaries designed to establish and protect the Proprietary Rights are described in Section 2.12 of the Company Disclosure Schedule. All employees and consultants who contributed to the discovery or development of any of the Proprietary Rights (other than Proprietary Rights licensed to Company or a Company Subsidiary by any party other than a consultant to the Company or Company Subsidiary) did so either (a) within the scope of his or her employment such that, in accordance with applicable law, all Proprietary Rights arising therefrom became the exclusive property of the Company or the Company Subsidiary or (b) pursuant to written agreements assigning all Proprietary Rights arising therefrom to the Company or the Company Subsidiary.

     2.13 Insurance. Section 2.13 of the Company Disclosure Schedule sets forth a true and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of Company and the Company Subsidiaries. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by Company and the Company Subsidiaries and are in conformity with the requirements of all leases or other agreements to which Company or the relevant Company Subsidiary is a party and, to the knowledge of Company, are valid and enforceable in accordance with their terms. Neither Company nor any Company Subsidiary is in default with respect to any provision contained in such policy or binder nor has any of the Company or a Company Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither Company nor any Company Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

     2.14 Year 2000 Matters. Company and the Company Subsidiaries have not experienced, and do not reasonably expect to experience, any material problems related to computer hardware, firmware, software, systems, databases, devices, machinery, equipment and related items (including embedded microcontrollers in non-computer equipment) ("Systems") failing to be Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" means, when used with respect to Systems, that such Systems whether used alone or in combination, will correctly differentiate between years, in different centuries, and will accurately process date/time data (including, where applicable, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations and unusual date situations, without interruption.

     2.15 Commercial Relationships. The relationships of Company, the Company Subsidiaries and the Company Joint Ventures with their suppliers, collaborators, licensors and licensees are generally good commercial working relationships. No such entity has canceled or otherwise terminated its relationship with Company, a Company Subsidiary or a Company Joint Venture or has, during the last twelve months, materially altered its relationship with Company, a Company Subsidiary or a Company Joint Venture. Company does not know of any plan or intention of any such entity, and has not received any written threat or notice from any such entity, to terminate, cancel or otherwise materially and adversely modify its relationship with Company, a Company Subsidiary or a Company Joint Venture.

     2.16 Tax Matters.

          (a) For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means all United States federal, state, and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties, and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes.

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          (b) All Tax Returns required to be filed on or before the date hereof by or with respect to Company and the Company Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been paid. Company and the Company Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made by any taxing authority in any other jurisdiction that Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

          (c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

          (d) No audit is currently pending with respect to any Tax Return of Company or the Company Subsidiaries, nor is Company or its officers or directors aware of any information which has caused or should cause them to believe that an audit by any tax authority may be forthcoming. No deficiency for any Taxes has been proposed in writing against Company or the Company Subsidiaries, which deficiency has not been paid in full. No issue relating to Company or the Company Subsidiaries or involving any Tax for which Company or the Company Subsidiaries might be liable has been resolved in favor of any taxing authority in any audit or examination which, by application of the same principles, could reasonably be expected to result in a deficiency for Taxes of Company or the Company Subsidiaries for any subsequent period, and neither Company nor its officers or directors knows of any other basis for the assertion of such a deficiency.

          (e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Company or the Company Subsidiaries for any taxable period, no power of attorney granted by or with respect to Company or the Company Subsidiaries relating to Taxes is currently in force, and no extension of time for filing any Tax Return required to be filed by or on behalf of Company or any Company Subsidiary is in force. Company has delivered to Parent complete and correct copies of all income Tax Returns, audit reports and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to Company or the Company Subsidiaries.

          (f) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Company has, in accordance with generally accepted accounting principles, made due and sufficient accruals for such Taxes in the Company's books and records.

          (g) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Company or any Company Subsidiary or any of their assets or properties.

          (h) Company and the Company Subsidiaries have not been and are not currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable law or regulation relating to the payment or withholding of Taxes, and all withholding and payroll Tax requirements required to be complied with by Company and the Company Subsidiaries up to and including the date hereof have been satisfied.

          (i) Company and the Company Subsidiaries are not and have never been a party to or bound by, nor do they have or have they ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. Neither Company nor any Company Subsidiary has any liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (j) There is no contract or agreement, plan or arrangement obligating Company or the Company Subsidiaries to make any payment that would not be deductible by reason of Section 162(m) or 280G of the Code. Neither Company nor any Company Subsidiary has agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

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          (k) Neither Company nor the Company Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of
     Section 897(c)(2) of the Code.

     2.17 Employee Benefit Plans.

          (a) Section 2.17 of the Company Disclosure Schedule sets forth a complete list of all pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, incentive, bonus, stock, vacation pay, severance pay and similar plans, programs or arrangements (the "Plans"), including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by Company or the Company Subsidiaries or to which Company or any of the Company Subsidiaries are parties or required to contribute.

          (b) Company has delivered or made available to Parent current, accurate and complete copies of (i) each Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Plan that has not been reduced to writing, including all amendments thereto, (iii) the summary plan description for each Plan subject to Title I of ERISA, and in the case of each other Plan, any similar employee summary (including but not limited to any employee handbook description),
     (iv) for each Plan intended to be qualified under Section 401(a) or Section 501(c)(9) of the Code, the most recent determination letter or exemption determination issued by the Internal Revenue Service ("IRS"), (v) for each Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and annual report/return for the two preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connections with any Plan, (vii) copies of any correspondence from the IRS, Department of Labor ("DOL") or other U.S. government agency or department relating to an audit or an asserted or assessed penalty with respect to a Plan or relating to requested relief from any liability or penalty (including, but not limited to, any correspondence relating to the IRS's EPCRS, APRSC, VCR, CAP or Walk-in Cap programs or the DOL's amnesty programs for late filers and non-filers),
     (viii) for each Plan that is a defined benefit pension plan, copies of the most recent actuarial valuation report and actuarial valuation report for the two preceding years, (ix) for each Plan that is intended to be qualified under Code Section 401(a), copies of compliance testing results (nondiscrimination testing (401(a)(4), ADP, ACP, multiple use), 402(g), 415 and top-heavy tests) for the most recent plan year and three preceding plan years, and (x) copies of COBRA and HIPPA forms and notices used for each Plan that is a group health plan. No employee benefit handbook or similar employee communication relating to any Plan nor any written communication of benefits under such Plan describes the Plan in a manner materially inconsistent with the documents and summary plan descriptions relating to such Plan that have been delivered pursuant to the preceding sentence.

          (c) There is no entity (other than Company or any Company Subsidiary) that together with Company or any Company Subsidiary would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA. Neither Company nor any Company Subsidiary has ever maintained, contributed to or incurred any liability under any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or a "multiple employer plan" as defined in Section 413(c) of the Code. Neither Company nor any Company Subsidiary has incurred any liability under Sections 4062, 4063 or 4201 of ERISA.

          (d) Each Plan maintained by Company or a Company Subsidiary which is intended to be qualified under either Section 401(a) or 501(c)(9) of the Code ("Qualified Plans") is so qualified. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and to the knowledge of Company, nothing has been done or not done with respect to any Plan that could result in any liability on the part of Company or any Company Subsidiary under Title I of ERISA or Chapter 43 of the Code. All reports, forms and notices required to be filed with respect to each

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     Plan, including without limitation Form 5500 series annual reports/returns and PBGC Form 1s, have been timely filed. All contributions, premiums and other amounts due to or in connection with each Plan under the terms of the Plan or applicable law have been timely made, and provision has been made on the balance sheet included in the Company 10-Q for such contributions, premiums and other amounts that were due as of the date of the balance sheet but were attributable to service before such date.

          (e) No "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any Plan subject to Title IV of ERISA. With respect to each Plan subject to Title IV of ERISA, such Plan has no unfunded benefit liabilities and such Plan could be terminated in a "standard termination" under Section 4041(b) of ERISA on or before the Effective Time without any additional contribution from any contributing employer (but disregarding any other prerequisites for terminating such Plan). With respect to each Plan subject to Section 412 of the Code, there is no accumulated funding deficiency (whether or not waived) under such Plan.

          (f) All claims for benefits incurred by employees on or before the Closing Date are or will be fully covered by third-party insurance policies or programs. Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, other applicable law or as otherwise set forth in this Agreement, there are no obligations under any Plan providing benefits after termination of employment.

          (g) Neither Company nor any Company Subsidiary has contracted with any "leased employee" within the meaning of Section 414 of the Code or any "independent contractor".

          (h) Except for individual employment agreements, each Plan can be amended, modified or terminated without advanced notice to or consent by any employee, former employee or beneficiary, except as required by law.

     2.18 Employee Relations.

          (a) Company and the Company Subsidiaries, collectively, have approximately 45 full-time and part-time employees and two independent contractors and generally enjoy good employer-employee relations. Neither Company nor any Company Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Upon termination of the employment of any employees, none of Company, the Company Subsidiaries nor Parent shall be liable, by reason of the Merger or anything done prior to the Effective Time, to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with normal policies). True and complete information as to all current directors, officers, employees or consultants of Company and the Company Subsidiaries including, in each case, name, current job title and annual rate of compensation has been made available previously to Parent.

          (b) Company and each Company Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

          (c) No work stoppage or labor strike against Company or any Company Subsidiary is pending or threatened. Neither Company nor any Company Subsidiary is involved in or, to the knowledge of Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, would result in material liability to Company. Neither Company nor any Company Subsidiary has engaged in any unfair labor practices

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     within the meaning of the National Labor Relations Act that would, directly or indirectly result in material liability to Company. Neither Company nor any Company Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 2.18 of the Company Disclosure Schedule and no collective bargaining agreement is being negotiated by Company or any Company Subsidiary. No union organizing campaign or activity with respect to non-union employees of Company or any Company Subsidiary is ongoing, pending or, to the knowledge of Company, threatened.

     2.19 Environmental Matters.

          (a) Neither Company nor any of the Company Subsidiaries has violated, is in violation of, or has been notified that it is in violation of, Environmental Law, and except in full compliance with Environmental Laws, neither Company nor any of the Company Subsidiaries has generated, used, handled, transported or stored any Hazardous Materials or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Law at any site owned or operated by, or premises leased by, Company or any of the Company Subsidiaries during the period of Company's or such Company Subsidiary's ownership, operation or lease or, to the best of Company's knowledge, prior thereto, nor has there been or is there threatened any Release of any Environmental Contaminants into, on, at or from any such site or premises, including without limitation into the ambient air, groundwater, surface water, soils or subsurface strata, during such period or, to the best of Company's knowledge, prior thereto in violation of any Environmental Law or which created or will create an obligation to report or respond in any way to such Release. There is no underground storage tank or other container at any site owned or operated by, or premises leased by Company or any Company Subsidiary or, to the best of Company's knowledge, on any site formerly owned or operated by, or premises formerly leased by, Company or any Company Subsidiary.

          (b) Neither Company nor any Company Subsidiary has received notification in any form that, and Company has no knowledge that, any site currently or formerly owned or operated by, or premises currently or formerly leased by, Company or any Company Subsidiary is the subject of any federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Environmental Contaminant. No such site or premises is listed, or to Company's knowledge, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as provided under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any comparable state or local governmental lists. Neither Company nor any Company Subsidiary has received written notification of, and Company has no knowledge of, any potential responsibility of Company or any Company Subsidiary pursuant to the provisions of (i) CERCLA, (ii) any similar federal, state, local or other Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law with respect to Environmental Contaminants used, manufactured, generated, stored, or treated at, transported from, or disposed of on, any site currently or formerly owned or operated by, or premises currently or formerly leased by, Company or any Company Subsidiary.

          (c) Company and the Company Subsidiaries have obtained all permits required by Environmental Law necessary to enable them to conduct their respective businesses and are in compliance with all material aspects of said permits.

          (d) There is no environmental or health and safety matter that reasonably could be expected to have a Company Material Adverse Effect. Company previously has furnished to Parent copies of any and all environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials or Release of Environmental Contaminant, spill control plans and all other material correspondence, documents or communications with any governmental agency or other entity regarding the foregoing.

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          (e) For purposes of this Agreement:

             (i) "Environmental Laws" means any Federal, state, local or foreign laws (including common law), regulations, codes, rules, orders, ordinances, permits, requirements and final governmental determinations pertaining to the environment, pollution or protection of human health, safety or the environment, as adopted or in effect in the jurisdictions in which the applicable site or premises are located, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. sec. 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. sec. 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. sec. 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. sec. 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. sec. 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. sec. 1001 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. sec. 1801 et seq.; the Atomic Energy Act, as amended 42 U.S.C. sec. 2011 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. sec. 651 et seq.; the Federal Food, Drug and Cosmetic Act, as amended 21 U.S.C. sec. 301 et seq. (insofar as it regulates employee exposure to Hazardous Substances), and any state or local statute of similar effect; and including without limitation any laws relating to protection of safety, health or the environment which regulate the use of biological agents or substances including medical or infectious wastes as any such laws have been amended;

             (ii) "Environmental Contaminant" means Hazardous Materials, or any other pollutants, contaminants, toxic or constituent substances or waste radioactive substances, materials or special wastes, petroleum or petroleum products, polychlorinated bi-phenals, asbestos containing materials, or any other substance or material, in each case regulated by applicable Environmental Laws;

             (iii) "Hazardous Materials" means (A) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous air pollutants," "contaminants," "toxic chemicals," "toxins," "hazardous chemicals," "extremely hazardous substances," "pesticides," "oil" or related materials as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, radon, and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law; and

             (iv) "Release" has the meaning specified in CERCLA.

     2.20 No Breach. Except for (a) filings with the SEC under the Exchange Act, (b) filings with the Secretary of State of Delaware, (c) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR Act") and (d) matters listed in Section 2.20 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Company, any Company Subsidiary or any Company Joint Venture is a party or to which any of them or any of their assets or properties is bound or subject, (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body applicable to Company or the Company Subsidiaries or by which any of Company's or the Company Subsidiaries' assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, (vi) result in the creation of any lien or other encumbrance on the assets or properties of Company or a Company Subsidiary, or (vii) cause any of the assets owned by the Company or any Company Subsidiary to be reassessed or revalued by any taxing authority or other

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governmental entity, excluding from the foregoing clauses (ii), (iii), (iv),
(v), (vi) and (vii) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or materially interfere with the ability of Company to consummate the transactions contemplated hereby.

     2.21 Board Approvals.

          (a) The Board of Directors of Company, as of the date of this Agreement, has determined (i) that the Merger is fair to, and in the best interests of, Company and its stockholders, (ii) to propose this Agreement for adoption by the Company's stockholders and to declare the advisability of this Agreement, and (iii) to recommend that the stockholders of Company adopt this Agreement.

          (b) Company has taken all action necessary such that no "fair price," "control share acquisition," "business combination" or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery or performance of this Agreement.

          (c) The Board of Directors has approved an amendment (the "Rights Amendment") to the Shareholder Rights Agreement dated as of May 26, 1998 between Company and American Stock Transfer & Trust Company (the "Company Rights Plan") so as to provide that (i) Parent will not become an "Acquiring Person," (ii) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Plan) will occur as a result of the approval, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, and (iii) the Rights (as defined in the Company Rights Plan) will terminate immediately prior to the Effective Time. Promptly following the execution and delivery of this Agreement, Company shall take all action necessary to make the Rights Amendment effective.

     2.22 Financial Advisor.

          (a) Company has received the opinion of Adams, Harkness & Hill, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock, a copy of which opinion has been made available to Parent.

          (b) Other than Adams, Harkness & Hill, no broker, finder, agent or similar intermediary has acted on behalf of Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Company, or any action taken by Company. Company previously has provided Parent with a copy of Adams, Harkness & Hill's engagement letter.

     2.23 Proxy Statement and Registration Statement. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the proxy statement/prospectus included in the Registration Statement (the "Proxy Statement/Prospectus"), on the date it is first mailed to holders of Company Common Stock or at the time of the Company Stockholders Meeting (as defined in Section 4.6(b)), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

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             SECTION 3 -- REPRESENTATIONS AND WARRANTIES OF PARENT

     Except as set forth on the disclosure schedule delivered by Parent to Company on the date hereof (the "Parent Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Parent and Merger Sub hereby make the following representations and warranties to Company:

     3.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Parent is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a material adverse effect on the assets, properties, business, results of operations or financial condition of Parent taken as a whole (a "Parent Material Adverse Effect"). Parent has no Parent Subsidiaries. As used in this Agreement, a "Parent Subsidiary" means any "significant subsidiary" of Parent, as such term is defined in Rule 1-02(w) of Regulation S-X under the Exchange Act.

     3.2 Authority to Execute and Perform Agreement. Each of Parent and Merger Sub has the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes their valid and binding obligations, enforceable against each of them in accordance with its terms.

     3.3 Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share ("Parent Preferred Stock"). As of August 7, 2000, 24,795,751 shares of Parent Common stock were issued and outstanding. As of the date of this Agreement, no shares of Parent Preferred Stock are outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value per share, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All issued and outstanding shares of Parent Common Stock are validly issued, fully paid, non-assessable and free of any preemptive rights.

     3.4 SEC Reports. Parent previously has delivered to Company (i) the prospectus, dated February 3, 2000, used in its initial public offering, (ii) all proxy statements relating to Parent's meetings of stockholders held since February 3, 2000 (the effective date of its registration under the Exchange Act) and (iii) all other documents filed by Parent with the SEC under the Exchange Act since February 3, 2000 (together with the documents filed by Parent with the SEC under the Exchange Act prior to the Effective Time, the "Parent SEC Reports"). As of their respective dates, such documents complied, and all documents filed by Parent with the SEC under the Exchange Act between the date of this Agreement and the Closing Date will comply, in all material respects with applicable SEC requirements and did not, and in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since February 3, 2000, Parent has timely filed, and between the date of this Agreement and the Closing Date will timely file, with the SEC all documents required to be filed under Sections 13, 14 or 15(d) of the Exchange Act.

     3.5 Financial Statements. The (i) audited consolidated financial statements contained in Parent's registration statement on Form S-1 filed with the SEC on May 25, 2000, and (ii) the unaudited consolidated financial statements contained in Parent's quarterly report on Form 10-Q for the quarter ended June 30, 2000 (the "Parent 10-Q"), have been prepared from, and are in accordance with, the books and records of Parent and fairly present the consolidated financial condition, results of operations and cash flows of Parent and its consolidated subsidiaries as of and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject, in the

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case of the unaudited financial statements, to normal year-end and audit adjustments, which in the aggregate are not material, and the absence of footnote disclosures.

     3.6 Absence of Undisclosed Liabilities. As at December 31, 1999, Parent had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1999 (or the notes thereto) that were not adequately reflected or reserved against on such balance sheet. Except as disclosed in the Parent SEC Reports, Parent has no such liabilities, other than liabilities (i) adequately reflected or reserved against on such balance sheet,
(ii) reflected in Parent's unaudited consolidated balance sheet (or the notes thereto) dated June 30, 2000 included in the Parent 10-Q, (iii) incurred since June 30, 2000 in the ordinary course of business or (iv) that would not, in the aggregate, have a Parent Material Adverse Effect.

     3.7 Absence of Adverse Changes. Since June 30, 2000, except as disclosed in the Parent SEC Reports, there has not been any event, change or circumstance which has had a Parent Material Adverse Effect.

     3.8 Actions and Proceedings. Except as set forth in the Parent SEC Reports, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent that individually or in the aggregate could reasonably be expected to have a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby. To the knowledge of Parent, except as disclosed in the Parent SEC Reports there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any suit, action, claim, investigation or proceeding that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect or interfere with Parent's ability to consummate the transactions contemplated hereby.

     3.9 Compliance with Laws. Except as disclosed in the Parent SEC Reports, to Parent's Knowledge:

          (a) Parent has all Permits material to the conduct of its business; such Permits are in full force and effect; and no proceeding is pending or threatened to revoke or limit any Permit.

          (b) Parent is not in violation of and has no liabilities, whether accrued, absolute, contingent or otherwise, under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, relating to the operation of clinical testing laboratories, labor and employment practices, health and safety, zoning, pollution or protection of the environment, except for violations of or liabilities under any of the foregoing which could not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c) Each product or product candidate subject to the FDA jurisdiction under the FDCA that is manufactured, tested, distributed, held, and/or marketed by Parent is being manufactured, tested, distributed, held and marketed in compliance with all applicable requirements under the FDCA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.

     3.10 Intellectual Property.  Except as disclosed in the Parent SEC Reports:
Parent owns, or is licensed to use, or otherwise has the full right to use all Proprietary Rights that are material to its business; all patents listed on
Section 3.10 of the Parent Disclosure Schedule are valid and subsisting; Parent is not aware of any basis for any claim by any third party that the business of Parent infringes upon the proprietary rights of others, nor has Parent received any notice or claim of infringement from any third party; and Parent is not aware of any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, its Proprietary Rights.

     3.11 Commercial Relationships. The relationships of Parent with its suppliers, collaborators, licensors and licensees are generally good commercial working relationships. No such entity has canceled or otherwise terminated its relationship with Parent, or has, during the last twelve months, materially altered its relationship with Parent.

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     3.12 No Breach.  Except for (a) the filing of the Registration Statement with the SEC, (b) filings required under the Exchange Act, (c) filings with the Secretary of State of Delaware, (d) the filing of a Notification and Report form under the HSR Act and (e) the matters listed in Section 3.9 of the Parent Disclosure Schedule, the delivery and performance of this Agreement by Parent and Merger Sub and consummation by each of them of the transactions contemplated hereby will not (i) violate any provision of the charter or by-laws of Parent or Merger Sub, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate or accelerate obligations under, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Parent or a Parent or Merger Sub is party or to which either of them or any of their assets or properties is bound or subject, (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Parent or Merger Sub or by which any of their assets or properties is bound, (iv) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (v) result in the creation of any lien or other encumbrance on the assets or properties of Parent or Merger Sub, excluding from the foregoing clauses (ii), (iii), (iv) and (v) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a Parent Material Adverse Effect or interfere with Parent's ability to consummate the transactions contemplated hereby.

     3.13 Proxy Statement and Registration Statement. None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.14 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                     SECTION 4 -- COVENANTS AND AGREEMENTS

     4.1 Conduct of Business. Except with the prior written consent of Parent and except as otherwise contemplated herein or referred to in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Closing Date, Company shall observe the following covenants:

          (a) Affirmative Covenants Pending Closing.  Company shall:

             (i) Preservation of Personnel. Use reasonable commercial efforts to preserve intact and keep available the services of present employees of Company and the Company Subsidiaries;

             (ii) Insurance. Use reasonable commercial efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

             (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use reasonable commercial efforts to preserve the business of Company, advertise, promote and market Company's business activities in accordance with past practices over the last twelve months, keep Company's properties intact, preserve its goodwill and business, maintain all physical properties in such operating condition as will permit the conduct of Company's business on a basis consistent with past practice, and perform and comply in all material respects with the terms of the contracts referred to in Section 2.11.

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             (iv) Intellectual Property Rights.  Use best efforts to preserve and protect the Proprietary Rights;

             (v) Ordinary Course of Business. Operate Company's business solely in the ordinary course consistent with past practices;

             (vi) Company Options and Warrants. Take all actions necessary with respect to Company Options and Company Warrants to effectuate the terms of this Agreement, provided, however, that Parent shall have the right to approve any agreements to modify terms of the underlying instruments; and

             (vii) FDA Matters. Notify and consult with Parent immediately (A) after receipt of any material communication from the FDA and before giving any material submission to the FDA, and (B) prior to making any material change to a study protocol, the addition of new trials, or a material change to the development timeline for any its product candidates or programs.

          (b) Negative Covenants Pending Closing.  Except as set forth on
     Schedule 4.1(b) hereto, Company shall not without the prior written consent of Parent:

             (i) Disposition of Assets. Sell or transfer, or mortgage, pledge, lease or otherwise encumber any of its assets, including its Proprietary Rights, other than sales or transfers in the ordinary course of business and in amounts not exceeding $50,000;

             (ii) Liabilities. Incur any indebtedness for borrowed money, obligation or liability or enter into any contracts or commitments involving potential payments to or by Company or any Company Subsidiary of $50,000 or more;

             (iii) Compensation. Change the compensation payable to any officer, director, employee, agent or consultant; or enter into any employment, severance or other agreement with any officer, director, employee, agent or consultant of Company or a Company Subsidiary; or adopt, or increase the benefits under, any employee benefit plan, except as required by law;

             (iv) Capital Stock. Make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of, any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock, except upon the exercise of convertible securities outstanding on the date of this Agreement and disclosed herein;

             (v) Charter and By-Laws. Cause, permit or propose any amendments to the Certificate of Incorporation or By-laws of Company;

             (vi) Acquisitions.   Make, or permit to be made, any material
        acquisition of property or assets outside the ordinary course of business;

             (vii) Capital Expenditures. Authorize any single capital expenditure in excess of $50,000 or capital expenditures which in the aggregate exceed $100,000;

             (viii) Accounting Policies. Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it or restate, or become obligated to restate, the financial statements included in the Company 10-K or Company 10-Q;

             (ix) Tax Treatment. Take, or permit any of the Company Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

             (x) Taxes. Make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or

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        consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

             (xi) Legal. Settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

             (xii) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of the Company Subsidiaries (other than the Merger);

             (xiii) Payment of Indebtedness. Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet included in the Company 10-Q or incurred in the ordinary course of business;

             (xiv) WARN Act. Effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

             (xv) Rights Plan. Amend, modify or waive any provisions of the Company Rights Plan, or take any action to redeem the Rights or render the Rights inapplicable to any transaction other than the Merger;

             (xvi) New Agreements/Amendments. Enter into or modify, or permit a Company Subsidiary to enter into or modify, any license, development, research or collaboration agreement with any other person or entity;

             (xvii) Confidentiality Agreements. Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which Company is a party;

             (xviii) Obligations.  Obligate itself to do any of the foregoing;

          (c) Control of Company's Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company's operations prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

     4.2 Corporate Examinations and Investigations. Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of Company, as is reasonably necessary or appropriate in connection with Parent's investigation of Company with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of Company's business and Company shall cooperate fully therein. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of Company contained in this Agreement. In order that Parent may have full opportunity to make such investigation, Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

     4.3 Expenses. Except as otherwise provided in Section 8.3, Company and Parent shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants, except that (a) each of Parent and Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Prospectus/Proxy Statement and (b) Parent shall bear and pay the fee due in connection with the filing of the Notification and Report Forms under the HSR Act.

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     4.4 Authorization from Others.  Prior to the Closing Date, the parties shall use reasonable commercial efforts to obtain all authorizations, consents and Permits of others, necessary or desirable to permit the consummation of the Merger on the terms contemplated by this Agreement.

     4.5 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its respective reasonable commercial efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. Nothing in this Agreement shall require Parent or Merger Sub to sell, hold separate, license or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate, license or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate, licensing or other disposition of, any assets of Parent or Merger Sub, whether as a condition to obtaining any approval from a governmental entity or any other person or for any other reason.

     4.6 Preparation of Disclosure Documents

          (a) As soon as practicable following the date of this Agreement, Company and Parent shall prepare the Proxy Statement/Prospectus. Company shall, in cooperation with Parent, file the Proxy Statement/ Prospectus with the SEC as its preliminary proxy statement and Parent shall, in cooperation with Company, prepare and file with the SEC the Registration Statement, in which the Proxy Statement/ Prospectus will be included. Each of Company and Parent shall use reasonable commercial efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Company shall mail the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies.

          (b) (i) Company shall, as soon as practicable following the date of this Agreement and the effectiveness of the Registration Statement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the required stockholder votes with respect to this Agreement, (ii) the Board of Directors of Company, unless otherwise required pursuant to the applicable fiduciary duties of the Board of Directors of Company to the stockholders of Company (as determined in good faith by the Board of Directors of Company after consulting with outside counsel), shall give its unqualified recommendation that its stockholders adopt this Agreement and (iii) Company shall take all lawful action to solicit such adoption. No withdrawal, modification, change or qualification in the recommendation of the Board of Directors of Company shall change the approval of the Board of Directors of Company for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of Company to present the Merger Agreement for adoption at a the Company Stockholders Meeting. Company agrees to give Parent written notice at least 3 business days prior to publicly indicating any withdrawal, modification, change or qualification in the recommendation of the Board of Directors of the Company.

          (c) Except as required by law, no amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made by Parent or Company without the approval of the other party (which shall not be unreasonably withheld). Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order by the SEC, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (d) Company shall use reasonable efforts to cause to be delivered to Parent a letter from Company's independent public accountants, dated the date on which the Registration Statement shall become effective, addressed to Company and Parent, in form and substance reasonably satisfactory to Parent and

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     customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     4.7 Public Announcements. Company shall consult with Parent to get Parent's approval (which will not be unreasonably withheld), before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by law.

     4.8 Affiliate Letters. Prior to the Closing Date, Company shall identify to Parent all persons who, at the time of the Company Stockholders Meeting, Company believes may be "affiliates" of Company within the meaning of Rule 145 under the Securities Act. Company shall use its best efforts to provide Parent with such information as Parent shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of Company. Company shall use its best efforts to deliver to Parent prior to the Closing Date a letter from each of such affiliates identified by Company and Parent in substantially the form attached hereto as Exhibit A (the "Affiliate Letters").

     4.9 Nasdaq Listings. Prior to the Closing Date, Parent shall file with Nasdaq a Notification for Listing of Additional Shares covering the shares of Parent Common Stock to be issued in the Merger. Prior to the Closing Date, Company shall take such actions as are necessary so that trading of Company Common Stock on the Nasdaq National Market ceases prior to the Effective Time.

     4.10 No Solicitation. Company shall not, and shall cause each Company Subsidiary and each director, officer, employee, agent or other representative (including each financial advisor and attorney) of Company and each Company Subsidiary not to, (a) solicit, initiate, facilitate, assist or encourage action by, or discussions with, any person, other than Parent, relating to the possible acquisition of Company or any Company Subsidiary or of all or a material portion of the assets or capital stock of Company or any Company Subsidiary or any merger, reorganization, consolidation, business combination, share exchange, tender offer, recapitalization, dissolution, liquidation or similar transaction involving Company or any Company Subsidiary (an "Alternative Transaction"), (b) participate in any negotiations regarding, or furnish information with respect to, any effort or attempt by any person to do or to seek any Alternative Transaction or (c) grant any waiver or release under any standstill or similar agreement. Notwithstanding the foregoing, Company and the Board of Directors of Company shall be permitted (i) to comply with Rule 14e-2(a) under the Exchange Act with regard to an Alternative Transaction (to the extent applicable) and
(ii) prior to the date on which the stockholders of Company adopt the Merger Agreement, to engage in discussions or negotiations with, or provide information to, a person who makes an unsolicited bona fide written proposal for an Alternative Transaction if (and only if) (A) Company is not in breach of its obligations under this Section 4.10, (B) the Board of Directors of Company concludes in good faith (after consultation with its financial advisor) that the proposal is reasonably likely to lead to an Alternative Transaction more favorable for Company's stockholders than the Merger (including any adjustment to the terms and conditions proposed by Parent in response to the proposal for the Alternative Transaction), (C) the Board of Directors of Company concludes in good faith (after consultation with its outside legal counsel) (who may be Company's regularly engaged legal counsel) that the engaging in such negotiations or discussions or the provision of such information is required by the directors' fiduciary duties under Delaware law and (D) prior to providing any information or data, the recipient delivers to Company an executed confidentiality agreement with terms substantially similar to those contained in the confidentiality agreement (the "Confidentiality Agreement") dated June 26, 2000 between Parent and Company. Company shall notify Parent promptly (and, in any case, within 24 hours) of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, it, any Company Subsidiary or any of their directors, officers, employees, agents or other representatives concerning an Alternative Transaction, indicating, in connection with such notice, the names of the parties and the material terms and conditions of any proposals or offers and, in the case of written materials, providing copies of such materials. Company agrees that it will keep Parent informed, on a prompt basis (and, in any case, within 24 hours of any significant development), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with respect to any potential Alternative Transaction or similar transaction or arrangement and

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request the return or destruction of all confidential information regarding the
Company previously provided in connection with such activities, discussions or negotiations. Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this
Section 4.10 of the obligations undertaken in this Section 4.10.

     4.11 Regulatory Filings. As soon as is reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") any Notification and Report Forms relating to the Merger required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to make such filings and (b) supply any additional information which may be requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate.

     4.12 Termination of 401(k) Plan. Company agrees to terminate its 401(k) Plan immediately prior to the Closing, unless the Parent, in its sole and absolute discretion, agrees to sponsor and maintain such policy by providing the Company with written notice of its election at least three (3) days prior to the Closing Date.

     4.13 Notification of Certain Matters. Between the date hereof and the Closing Date, Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate if made at such time and (b) any failure of Company, Parent and Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     4.14 Registration of Certain Shares. Promptly after the Effective Time, Parent shall file registration statements on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to Company Stock Options or purchase rights under the Company Purchase Plan, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such options or purchase rights remain outstanding.

     4.15 Employee Matters.

          (a) Parent shall give individuals who are employed by Company immediately prior to the Effective Time and remain as employees of the Surviving Corporation or Parent ("Affected Employees") full credit for purposes of eligibility, vesting, benefit accrual (except for purposes of benefit accrual under any defined benefit pension plans and except as would result in duplication of benefits) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent for such Affected Employees' service with Company to the same extent recognized by Company immediately prior to the Effective Time.

          (b) Parent shall waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any medical or dental benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any plan maintained for the Affected Employees immediately prior to the Effective Time.

          (c) As of the Effective Time, Parent shall assume and honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between Company and any director, officer or employee thereof, including without limitation the Company's Employee Retention Plan and the Company's Employee Severance Plan, each as described in Section 2.17 of the Company Disclosure Schedule, except as otherwise expressly agreed between Parent and such person.

     4.16 Indemnification.

          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations, to the extent legally permissible, of Company pursuant to the indemnification agreements between Company and certain of its directors and officers (the "Indemnified Parties") that are listed in Section 4.16 of the Company Disclosure Schedule and any indemnification provisions under Company's Certificate of Incorporation or By-laws as in effect on the date hereof.

          (b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers substantially all of its assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent shall either guarantee the indemnification obligations referred to in this Section 4.16 or will make or cause to be made proper provision so that the successors and assigns of the Surviving Corporation assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

          (c) Parent understands and agrees that, prior to the Effective Time, Company intends to obtain a six-year "tail" insurance policy that provides coverages substantially similar to the coverage provided under Company's directors and officers insurance policy in effect on the date of this Agreement for the individuals who are directors and officers of Company on the date of this Agreement for events occurring prior to the Effective Time; provided, however, without Parent's prior written consent, Company shall not pay more than $250,000 to purchase such policy.

     4.17 Section 16 Approval. Prior to the Effective Time, the Board of Directors of Parent or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of Company who may become an officer or director of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of Parent Common Stock or options to acquire Parent Common Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

     4.18 Participation in Certain Actions and Proceedings. Until this Agreement is terminated in accordance with Section 8.1, Parent shall have the right to participate in the defense of any action, suit or proceeding instituted against Company (or any of its directors or officers) before any court or governmental or regulatory body or threatened by any governmental or regulatory body, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

              SECTION 5 -- CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF EACH PARTY TO CONSUMMATE THE MERGER

     The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by mutual consent of the other party, at or before the Effective Time, of each of the following conditions:

     5.1 Stockholder Approval. Company shall have obtained any required vote of holders of Company Common Stock necessary to adopt this Agreement.

     5.2 Registration Statement. The Registration Statement shall have been declared effective and shall remain effective and shall not be subject to a stop order at the Effective Time.

     5.3 Absence of Order. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     5.4 Regulatory Approvals. All approvals from governmental entities shall have been obtained; provided, however, that the conditions of this Section 5.4 shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval.

     5.5 HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

            SECTION 6 -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                 PARENT AND MERGER SUB TO CONSUMMATE THE MERGER

     The obligations of Parent and Merger Sub to consummate the Merger are subject, to the fulfillment of the following conditions, any one or more of which may be waived by Parent:

     6.1 Representations, Warranties and Covenants. The representations and warranties made by Company in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate as of the Closing Date as if made on and as of the Closing Date except (other than representations and warranties set forth in Section 2.3) to the extent failure to be accurate, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The representation and warranties set forth in
Section 2.3 shall be true and correct in all respects (other than de minimis variations) as of the Closing Date as if made on and as of the Closing Date. Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Company shall have delivered to Parent a certificate from its chief executive officer, dated the Closing Date, to the foregoing effect.

     6.2 Corporate Certificates. Company shall have delivered a copy of the Certificate of Incorporation of Company, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to Company's corporate good standing.

     6.3 Secretary's Certificate. Company shall have delivered a certificate of the Secretary of Company, dated as of the Closing Date, certifying as to (a) the incumbency of officers of Company executing documents executed and delivered in connection herewith, (b) a copy of the By-Laws of the Company, as in effect from the date this Agreement was approved by the Board of Directors of Company until the Closing Date, (c) a copy of the resolutions of the Board of Directors of the Company authorizing and approving the applicable matters contemplated hereunder and (iv) a copy of the resolutions of the stockholders of Company adopting this Agreement.

     6.4 Affiliate Letters. Parent shall have received the Affiliate Letters referred to in Section 4.8.

     6.5 Certificate of Merger. Company shall have executed and delivered the Certificate of Merger referred to in Section 1.1.

     6.6 Tax Opinion. Parent shall have received the opinion of Palmer & Dodge LLP, dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, and (ii) Parent, Company and Merger Sub will each be a party to that reorganization. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and Merger Sub and others, in form and substance reasonably satisfactory to such counsel; provided, however, if Palmer & Dodge LLP was unwilling to deliver such opinion, this condition shall be deemed satisfied if Bowditch & Dewey, LLP delivered such opinion.

     6.7 Consents. Company shall have obtained waivers or consents, which shall remain in full force and effect, with respect to each agreement required to be disclosed in Section 2.20 of the Company Disclosure Schedule (other than employment agreements) such that the terms of each such agreement are unchanged by the Merger.

             SECTION 7 -- CONDITIONS PRECEDENT TO THE OBLIGATION OF
                        COMPANY TO CONSUMMATE THE MERGER

     The obligation of Company to consummate the Merger is subject to the fulfillment of the following conditions, any one or more of which may be waived by it:

     7.1 Representations, Warranties and Covenants. Except for changes contemplated by this Agreement, the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate as of the Closing Date as if made on and as of the Closing Date except to the extent failure to be accurate, in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have delivered to Company a certificate from an authorized officer dated the Closing Date, to the foregoing effect.

     7.2 Merger Documents. Merger Sub shall have executed and delivered the Certificate of Merger referred to in Section 1.1.

     7.3 Tax Opinion. Company shall have received the opinion of Bowditch & Dewey, LLP, dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, and (ii) Parent, Company and Merger Sub will each be a party to that reorganization. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and Merger Sub and others, in form and substance reasonably satisfactory to such counsel; provided, however, if Bowditch & Dewey, LLP was unwilling to deliver such opinion, this condition shall be deemed satisfied if Palmer & Dodge LLP delivered such opinion.

                 SECTION 8 -- TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the stockholders of Company adopt this
Agreement:

          (a) by either Company or Parent, by written notice to the other, if the Effective Time shall not have occurred on or before February 15, 2001; provided, however, that the right to terminate this Agreement under this
     Section 8.1(a) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or other agreement under this Agreement has been the cause of, or resulted in the failure of, the Merger to occur on or before such date;

          (b) by Company (provided that Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to Parent, if a circumstance exists or circumstances exist such that it is reasonably certain that the conditions to Company's obligation to close that are set forth in Section 7.1 will not be satisfied; provided, however, Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(b), (i) if the circumstance is or the circumstances are susceptible to change through action or inaction by Parent and (ii) within 20 days after written notice from Company, Parent effects a change in the circumstance or circumstances such that it ceases to be reasonably certain that the conditions to Company's obligation to close that are set forth in Section 7.1 will not be satisfied;

          (c) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to Company, if a circumstance exists or circumstances exist such that it is reasonably certain that the conditions to Parent's obligation to close that are set forth in Section 6.1 will not be satisfied; provided, however, Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(c), (i) if the circumstance is or the circumstances are susceptible to change through action or inaction by Company and (ii) within 20 days after written notice from Parent, Company effects a change in the circumstance or circumstances such that it ceases to be reasonably certain that the conditions to Company's obligation to close that are set forth in Section 6.1 will not be satisfied;

          (d) by either Parent or Company, by written notice to the other, if any governmental entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and non-appealable;

          (e) by either Parent or Company, by written notice to the other, if the stockholders of Company shall not have adopted this Agreement within sixty (60) days after the later of (i) the date Company mails the Proxy Statement/Prospectus to the Company stockholders or (ii) the date of the most recent supplemental proxy materials that Company is legally required to distribute to its stockholders; provided, however, the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose breach of a representations or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure to receive such stockholder votes on or before such date;

          (f) by Parent, by written notice to Company, if the Board of Directors of Company (i) fails to include in the Proxy Statement/Prospectus its recommendation that Company's stockholders vote to adopt this Agreement,
     (ii) withdraws, modifies or qualifies its approval of, or its recommendation that its stockholders vote in favor of, such actions or takes any action or makes any statement inconsistent with such approval or recommendation, (iii) adopts resolutions approving or otherwise authorizes or recommends an Alternative Transaction or (iv) fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer in any position taken pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act;

          (g) by Company, if as a result of a proposal for an Alternative Transaction, the Board of Directors of Company, shall have determined in good faith, based upon the advice of outside legal counsel, that the failure to approve and recommend an Alternative Transaction would be reasonably likely to constitute a breach of their fiduciary duties under Delaware law; provided, however that it shall be a condition precedent to the termination of this Agreement by Company pursuant to this Section 8.1(g) that Company shall have made the payment required by Section 8.3; provided, further, however that it shall be a condition precedent to the termination of this Agreement pursuant to Section 8.1(g) that Company shall have given Parent notice of its intention to terminate at least three business days prior to such termination;

          (h) by Parent, if any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, the State of Wisconsin Investment Board, or any of their affiliates, shall have become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of at least 15% of the outstanding shares of Company Common Stock; and

          (i) at any time with the written consent of Parent and Company.

     8.2 Effect of Termination.  If this Agreement is terminated as provided in
Section 8.1, this Agreement shall forthwith become void and have no effect, without liability on the part of Parent, Merger Sub and Company and their respective directors, officers or stockholders, except that (a) the provisions of this Section 8, Section 9, Section 4.3 relating to expenses, and Section 4.7 relating to publicity shall survive, and (b) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

     8.3 Termination Fees and Reimbursement of Expenses

          (a) Fee.  If this Agreement is terminated by Company pursuant to
     Section 8.1(e) or (g), or by Parent (i) pursuant to Section 8.1(e) or (f) or (ii) pursuant to Section 8.1(c) due to a willful breach by Company, then Company shall pay to Parent in cash $1.2 million (the "Fee"); provided, however, that the Fee shall not be owed if this Agreement is terminated pursuant to 8.1(c) due to a willful breach by Company unless at the time of termination an Alternative Transaction shall have been announced or Company has or Company's stockholders have received a proposal for an Alternative Transaction; and, provided, further, however, that the Fee shall not be owed if this Agreement is terminated pursuant to 8.1(e) unless (i) at the time of termination an Alternative Transaction shall have been announced or

     Company has or Company's stockholders have received a proposal for an Alternative Transaction and (ii) within 12 months of the date of this Agreement Company consummates such an Alternative Transaction. Company shall pay the Fee to Parent concurrently with Company terminating this Agreement pursuant to Section 8.1(g), within one business day of Parent terminating this Agreement pursuant to Section 8.1(f) and on the date of consummation of an Alternative Transaction if Parent terminates this Agreement pursuant to Section 8.1(c) due to a willful breach by Company.

          (b) Expense Reimbursement. Notwithstanding Section 4.3(a), if this Agreement is terminated by Parent pursuant to Section 8.1(c) other than due to a willful breach by Company, then Company shall pay to Parent an amount equal to the reasonable out-of-pocket fees and expenses incurred by Parent, including fees and expenses paid or payable to legal, accounting and financial advisers, in connection with this Agreement and the transactions contemplated hereby; provided, however, that in no event shall Company be obligated pursuant to this Section 8.3(b) to pay to Parent an amount in excess of $600,000; and, provided, further, however, that such amount shall not be owed unless (i) at the time of termination an Alternative Transaction shall have been announced or Company has or Company's stockholders have received a proposal for an Alternative Transaction and
     (ii) within 12 months of the date of this Agreement Company consummates such an Alternative Transaction. Such payment shall be due on the later of
     (i) the date of consummation of the Alternative Transaction or (ii) three business days after receipt of an invoice indicating the amount of the fees and expenses.

          (c) Alternative Fee. If this Agreement is terminated by Company or Parent pursuant to Section 8.1(e), then Company shall pay to Parent in cash $900,000 if within 12 months of the date of this Agreement Company consummates an Alternative Transaction that (i) at the time of such termination, had not been announced nor proposed to Company or Company's stockholders, (ii) was announced or proposed prior to withdrawal of each proposal for an Alternative Transaction that had been announced or proposed prior to termination of this Agreement, and (iii) involves consideration payable to Company stockholders with an aggregate fair market value in excess of $40 million.

          (d) Payments. Any payments required under this Section 8.3 shall be payable by Company by wire transfer of immediately available funds to an account designated by Parent. If Company fails to promptly make any payment required under this Section 8.3 and Parent commences a suit to collect such payment, Company shall, in the event that Parent prevails in such suit or Company settles such suit, indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay Company interest on the amount of the payment at the prime rate of Fleet National Bank (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.3.

     8.4 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto; provided, however, that after adoption of this Agreement by the stockholders of Company, without the further approval of the stockholders of Company, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided in Section 1.6,
(b) alters or changes any term of the Certificate of Incorporation of the Surviving Corporation or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the stockholders of Company.

     8.5 Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

                           SECTION 9 -- MISCELLANEOUS

     9.1 No Survival. None of the representations and warranties of Company, Parent or Merger Sub contained herein shall survive the Effective Time, and only those covenants and agreements contained herein that by their terms are to be performed after the Effective Time shall survive the Effective Time.

     9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

          (a) if to Parent or Merger Sub, to:

          Antigenics Inc.
          630 Fifth Avenue, Suite 2100
          New York, New York 10111
          Garo H. Armen, Ph.D.
          Telephone: (212) 332-4774
          Facsimile: (212) 332-4778

              with a copy to:

          Palmer & Dodge LLP
          One Beacon Street
          Boston, Massachusetts 02108
          Attn: Paul M. Kinsella
          Telephone: (617) 573-0100
          Facsimile: (617) 227-4420

          (b) if to Company, to:

           Aquila Biopharmaceuticals, Inc.
           175 Crossing Boulevard
           Framingham, Massachusetts 01702
           Attn: Alison Taunton Rigby
           Telephone: (508) 627-0100
           Facsimile: (508) 766-2710

              with a copy to:

           Bowditch & Dewey, LLP
           311 Main Street
           Worcester, Massachusetts 01608
           Attn: Jane V. Hawkes
           Telephone: (508) 926-3412
           Facsimile: (508) 929-3017

     Any party may by notice given in accordance with this Section 9.2 to the other parties designate another address or person for receipt of notices hereunder.

     9.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Merger and related transactions, and supersede all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement and the confidentiality agreement, dated on or about June 26, 2000 between parent and Company, which both shall survive execution of this Agreement and any termination of this Agreement.

     9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws provisions.

     9.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.

          (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

          (b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Merger Sub and Company and their respective successors and permitted assigns and right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.6 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     9.7 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

     9.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

     9.9 Submission to Jurisdiction; Waiver. Each of Company, Parent and Merger Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of the Commonwealth of Massachusetts and each of Company, Parent and Merger Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     9.10 Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     9.11 Rules of Construction.

          (a) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          (b) The phrase "to Company's knowledge" and similar qualifiers shall mean and be limited to the actual knowledge of the persons identified in
     Section 9.11 of the Company Disclosure Schedule after due inquiry of officers and other employees who may reasonably be expected to have knowledge of such matters.

     9.12 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND COMPANY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

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

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first stated above.

                                          ANTIGENICS INC.

                                          By        /s/ GARO H. ARMEN
                                            ------------------------------------
                                            Name: Garo H. Armen
                                            Title: President and Chief Executive
                                             Officer

                                          ST. MARKS ACQUISITION CORP.

                                          By        /s/ GARO H. ARMEN
                                            ------------------------------------
                                            Name: Garo H. Armen
                                            Title: President

                                             AQUILA BIOPHARMACEUTICALS, INC.

                                          By    /s/ ALISON TAUNTON RIGBY
                                            ------------------------------------
                                            Name: Alison Taunton Rigby
                                            Title: President and Chief Executive
                                             Officer

                [Signature Page to Agreement and Plan of Merger]

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

                                                                       EXHIBIT A

                           [FORM OF AFFILIATE LETTER]

                                           , 2000

Antigenics Inc.
630 Fifth Avenue, Suite 2100
New York, New York 10111

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Aquila Biopharmaceuticals, Inc. (the "Company"), a Delaware corporation, as the term "affiliate" is used in Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 18, 2000 between Antigenics Inc. ("Parent"), a Delaware corporation, and the Company, the Company will be merged with and into a wholly owned subsidiary of Parent (the "Merger").

     In connection with the Merger, I am entitled to receive shares of common stock, $0.01 par value per share, of Parent (the "Parent Shares"), in exchange for the shares owned by me of common stock, $0.01 par value per share, of the Company (the "Company Shares").

     I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

     (a) I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Securities Act or the rules and regulations thereunder.

     (b) I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

     (c) I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been or will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4; however, because I may be deemed to be an affiliate of the Company and the distribution of the Parent Shares by me or on my behalf has not been registered under the Securities Act, dispositions of the Parent Shares by me or on my behalf may be restricted under the Securities Act and the rules and regulations thereunder. I will not sell, transfer, hedge, encumber or otherwise dispose of the Parent Shares issued to me in the Merger unless the disposition (x) is made in conformity with the volume and other limitations of Rule 145 under the Securities Act, (y) is made pursuant to an effective Registration Statement under the Securities Act or (z) is, in the opinion of counsel reasonably acceptable to Parent or as described in a "no-action" or interpretive letter from the staff of the SEC, exempt from registration under the Securities Act.

     (d) I understand that Parent is under no obligation to register under the Securities Act the disposition of the Parent Shares by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from such registration available.

     (e) I also understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

        THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND ANTIGENICS INC.

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

     (f) I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145 under the Securities Act (and satisfactory evidence of such conformity is provided to Parent), or pursuant to an effective registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

     It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a "no action" or interpretive letter from the staff of the SEC, or an opinion of counsel reasonably satisfactory to Parent in form and substance satisfactory to Parent, to the effect that disposition of the shares by the holder thereof is not restricted under the Securities Act; provided, however, that the legend set forth in paragraph (e) will, under all circumstances, remain on the certificate until the public announcement described in Section 2 hereof.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                            Very truly yours,

                                            ------------------------------------
                                            Name (print):
                                            Address:

Accepted:

ANTIGENICS INC.

By:
------------------------------------
   Name (print):
   Title:

Dated:
------------------------------------

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

                                                                         ANNEX B

Adams, Harkness & Hill, Inc.

August 18, 2000

Board of Directors
Aquila Biopharmaceuticals, Inc.
175 Crossing Boulevard
Framingham, MA 01702

Members of the Board:

     You have requested our opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, to the holders of common stock (the "Common Stock"), of Aquila Biopharmaceuticals, Inc. (the "Company") of the exchange ratio, pursuant to an Agreement and Plan of Merger dated August 18, 2000 (the "Agreement") among the Company, Antigenics Inc. (the "Purchaser"), and St. Marks Acquisition Corp. (the "Merger Sub"). The Agreement provides for the merger (the "Merger") of the Merger Sub with and into the Company, whereby the outstanding shares of the Company's Common Stock will be converted and exchanged at a fixed ratio of 0.2898 shares of the Purchaser's Common Stock at the Effective Time. The Merger, herein and after, is referred to as the "Transaction." The terms and conditions of the Transaction are more fully set forth in the Agreement. This Fairness Opinion is based solely on the stock consideration to be received pursuant to the Agreement.

     Adams, Harkness & Hill, Inc. as part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we may actively trade the securities of both the Company and Purchaser for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have served as financial advisor to the Company in connection with the Agreement, and will receive a fee from the Company for those services.

     We are expressing no opinion as to the value of the Common Stock either now, upon consummation of the Transaction, or at any other time. Our Fairness Opinion as expressed herein is limited to the fairness, from a financial point of view, of the exchange ratio as of the day hereof and does not address the Company's underlying business decision to engage in the Agreement.

     In developing our Fairness Opinion, we have, among other things: (i) reviewed the information contained in the Company's Annual Report, Form 10-K, and related financial information for the fiscal year ended December 31, 1999 and the Company's Form 10-Q and the related unaudited financial information for the three month period ended June 30, 2000; (ii) analyzed and discussed certain financial statements and other financial and operating data concerning the Company, including forecasts, prepared by members of the senior management of the Company; (iii) conducted due diligence discussions with members of senior management of the Company; (iv) reviewed the historical market prices and trading activity for the Common Stock and compared them with those of certain publicly traded companies we deem to be relevant and comparable to the Company;
(v) reviewed the historical market prices for the Common Stock and compared them with those of certain market indices we deem to be relevant; (vi) compared the results of operations of the Company with those of certain companies we deem to be relevant and comparable to the Company; (vii) compared the financial terms of the Agreement with the financial terms of certain other mergers and acquisitions to the extent we deemed them to be relevant and comparable to the Agreement;
(viii) participated in certain discussions among representatives of the Company and their financial and legal advisors; and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions as of the date hereof. In connection with our review and arriving at our Fairness Opinion, we have not independently verified any information received from the Company, have relied on such information, and have assumed that all such information is complete and accurate in all material respects. With respect to any forecasts reviewed relating to the prospects of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Company management as
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
                                                              Board of Directors
                                                 Aquila Biopharmaceuticals, Inc.
                                                                 August 18, 2000
                                                                          Page 2

to the future financial performance of the Company. Our Fairness Opinion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of the Company as known to us on the date hereof. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of the Company. In addition, we have assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements of the Company.

     This Fairness Opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Fairness Opinion. We are not expressing any opinion herein as to the price at which shares of Common Stock have traded or may trade at any future time. We have not undertaken any commitment to reaffirm or revise this Fairness Opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this Fairness Opinion.

     This Fairness Opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company. We were not requested to opine as to, and this Fairness Opinion does not address, the basic business decision to proceed with or effect the Transaction. It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in filing with the Securities and Exchange Commission, or in the prospectus/proxy statement relating to the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration is fair, from a financial point of view, to the Company and the Company's stockholders.

/s/  ADAMS, HARKNESS & HILL, INC.

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